   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997
                                                 REGISTRATION NO. 333-39707
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                _______________

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                _______________
                          UIH AUSTRALIA/PACIFIC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          COLORADO                                       84-1341958
(STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)                   IDENTIFICATION NO.)

                            4643 SOUTH ULSTER STREET
                             DENVER, COLORADO 80237
                                 (303) 770-4001
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                _______________

                                MICHAEL T. FRIES
                            CHIEF EXECUTIVE OFFICER
                          UIH AUSTRALIA/PACIFIC, INC.
                            4643 SOUTH ULSTER STREET
                             DENVER, COLORADO 80237
                                 (303) 770-4001
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                _______________

                                   COPIES TO:
                             GARTH B. JENSEN, ESQ.
                            HOLME ROBERTS & OWEN LLP
                            1700 LINCOLN, SUITE 4100
                             DENVER, COLORADO 80203
                                 (303) 861-7000
                                _______________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                                _______________

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED DECEMBER 5, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
__________, 1997

                           OFFER FOR ALL OUTSTANDING
          14% SENIOR DISCOUNT NOTES DUE 2006, SERIES C IN EXCHANGE FOR
                14% SENIOR DISCOUNT NOTES DUE 2006, SERIES D OF

                          UIH AUSTRALIA/PACIFIC, INC.
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
                      ON JANUARY 8, 1998, UNLESS EXTENDED

     UIH Australia/Pacific, Inc., a Colorado corporation (the "Issuer"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount at maturity of $45,000,000 of 14% Senior Discount Notes due 2006, Series D (the "New Notes") of the Issuer for a like principal amount at maturity of the issued and outstanding 14% Senior Discount Notes due 2006, Series C (the "Old Notes" and, together with the New Notes, the "Notes") of the Issuer from the holders (the "Holders") thereof. The Old Notes were offered for sale on September 23, 1997 (the "Note Offering"). The terms of the New Notes are identical in all material respects to the Old Notes, except (i) for certain transfer restrictions and registration rights relating to the Old Notes and (ii) that, if the Exchange Offer is not consummated by January 22, 1998, or the Company fails to comply with certain other registration obligations with respect to the Old Notes (each such event referred to as an "Event Date"), the Company is required to pay liquidated damages (the "Liquidated Damages") to the Holders of the Notes in an amount equal to (A) during the first 90-day period beginning on, and including, the Event Date, an amount equal to 0.5% per annum of the Accreted Value (as defined) of the Old Notes and (B) during each subsequent 90-day period immediately following the final day of the prior 90-day period, a percentage of the Accreted Value of the Old Notes calculated at the rate per annum applicable in the immediately preceding 90-day period plus 0.5%, provided that, the rate at which Liquidated Damages are calculated shall not exceed 2.5% per annum (the "Special Interest"), until but not including the date of the consummation of the Exchange Offer or, as the case may be, compliance by the Company with such other registration obligations. Any Liquidated Damages due shall be payable on each May 15 and November 15 to Holders of record of the Old Notes on the May 1 or November 1, respectively, next preceding such payment date.

     If the Issuer does not consummate an issuance of its capital stock resulting in gross proceeds to the Issuer of at least $70.0 million (an "Equity Sale"), then from May 15, 1997, through earlier of the completion of the Equity Sale or May 15, 2001, the Accreted Value (as defined) of the Notes will increase at a rate equal to, and from and after May 15, 2001, until the completion of an Equity Sale, cash interest will accrue on the Notes at, an additional .75% (or 14.75%) per annum, payable semi-annually. The Notes are sometimes referred to herein as the "Securities." See "Description of the Securities" and "Certain U.S. Income Tax Considerations."

     The Notes will mature on May 15, 2006, and will be redeemable at the option of the Issuer on or after May 15, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date. In addition, at any time prior to May 15, 1999, the Issuer may redeem up to 33% of the aggregate principal amount at maturity of the Notes with the net proceeds of certain public or private sales of equity interests of the Issuer at a redemption price equal to 113% of the Accreted Value (as defined) thereof on the redemption date; provided that not less than 67% of the principal amount at maturity of the Notes originally issued are outstanding immediately after giving effect to such redemption. Upon a Change of Control (as defined), each Holder of the Notes will have the right to require the Issuer to purchase such Holder's Notes at 101% of the Accreted Value thereof in the case of any such purchase prior to May 15, 2001, or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest in the case of any such purchase on or after May 15, 2001. There can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by Holders upon a Change of Control.

                                                        (Continued on next page)

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
UPON THE   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

(CONTINUED FROM THE COVER)

     The Old Notes were issued at a substantial discount from their principal amount at maturity. Except for any Special Interest, cash interest will not accrue on the Notes prior to May 15, 2001. Commencing November 15, 2001, cash interest on the Notes will be payable on May 15 and November 15 of each year at a rate of 14% per annum. For each Old Notes accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. Original Issue Discount of the New Notes will accrue from the date or original issuance of the Old Notes. Holders whose Old Notes are accepted for exchange may, in the limited circumstances referred to above, have the right to receive, in cash, Special Interest (if any) thereon.

     The New Notes are being offered hereunder in order to satisfy certain obligations of the Issuer contained in the Registration Rights Agreements (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC" or the "Commission"), as set forth in no-action letters issued to third parties, the Issuer believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to participate in the "distribution"(within the meaning of the Securities Act) of such New Note. The Issuer acknowledges and each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date (as defined) and ending at the close of business on the 180th day following the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Notes will be general, senior, unsecured obligations of the Issuer and will rank pari passu in right and priority of payment with the Issuer's existing 14% Senior Discount Notes due 2006, issued pursuant to the Indenture dated as of May 14, 1996 (the "1996 Notes") and with all other existing and future indebtedness of the Issuer other than indebtedness that, by its terms, is expressly subordinated in right and priority of payment to the Notes. The Issuer conducts all of its business through its subsidiaries and the Notes will be effectively subordinated to the claims of creditors of such subsidiaries. As of September 30, 1997, the consolidated liabilities of the Issuer and its subsidiaries (including trade payables of subsidiaries) were approximately $426.0 million (including the 1996 Notes and the Notes), substantially all of which, except for the 1996 Notes and Notes, were obligations of the Issuer's subsidiaries.

     The Issuer will not receive any proceeds from the Exchange Offer. The Issuer will pay all the expenses incident to the Exchange Offer. Tenders of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Issuer terminates the Exchange Offer and does not accept for exchange any of the Old Notes, the Issuer promptly will return the Old Notes to the Holders thereof. See "The Exchange Offer." The Notes have been approved for trading in the Private Offering, Resale and Trading through Automated Linkages ("PORTAL") market upon issuance.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission, a Registration Statement on Form S-4 under the Securities Act, with respect to the securities offered hereby (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby reference is made to the Registration Statement, including the exhibits and schedules thereto, which may be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities of the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. The Commission also maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company files reports under Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"). Such reports filed by the Company can be inspected at, and copies thereof may be obtained, at the above-listed public reference facilities of the Commission.


                                 *     *     *

     The Company intends to furnish holders of the Notes with annual reports containing audited financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.


                                 *     *     *

     Until _____________________, 1998 (90 days after the date of this
Prospectus) all dealers affecting transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.
The "Issuer" refers to UIH Australia/Pacific, Inc., a wholly-owned subsidiary of UIH Asia/Pacific Communications, Inc. ("UAP"), which is an indirect majority-owned subsidiary of United International Holdings, Inc. ("UIH"), and the "Company" refers collectively to the Issuer, its subsidiaries and non-majority owned affiliates and their respective predecessors. The Issuer owns, through directly and indirectly held interests, a combined effective 100% economic interest in two Australian companies, CTV Pty Ltd. ("CTV") and STV Pty Ltd. ("STV"), which collectively are referred to herein as "Austar." The "Operating Companies" refer to Austar and XYZ, Saturn, Telefenua and United Wireless (each as defined below). Unless the context requires otherwise, "UIH" includes UIH and all of its subsidiaries other than the Issuer and its subsidiaries. Unless the context requires, all foreign currency amounts translated to U.S. dollars have been converted using a convenience translation unless otherwise stated. All references to "$" or "dollars" are to U.S. dollars.

                                  THE COMPANY

OVERVIEW

     The Company is a leading provider of multi-channel television services in Australia and New Zealand. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates wireless cable ("MMDS") systems and markets a direct-to-home ("DTH") service in franchise areas encompassing approximately 1.5 million television homes, or 25% of the total Australian market. In addition, the Company, through its majority-owned New Zealand operating company, Saturn Communications Limited ("Saturn"), is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 135,000 television homes. The Company's other assets include (i) a 25% interest in XYZ Entertainment Pty Ltd. ("XYZ"), a programming company that provides five channels to the Australian multi-channel television market, four of which are part of the "Galaxy" package, the most widely distributed programming package in Australia and the core component of Austar's programming, (ii) an up to 90% economic interest in Telefenua S.A. ("Telefenua"), the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes, and (iii) a 100% interest in United Wireless Pty Limited ("United Wireless"), a provider of two-way wireless mobile data services in Australia.

SPONSORSHIP BY UIH

     The Issuer is an indirect majority owned subsidiary of UIH, a leading provider of multi-channel television services outside the United States. Together with its strategic and financial partners, UIH has ownership interests in multi-channel television systems in operation or under construction in 23 countries. UIH's operations are organized in three geographic regions: (i) Europe, consisting primarily of the Company's interest in one of Europe's largest privately owned multi-channel television operating companies; (ii) Asia/Pacific, including investments in operating systems and early stage projects in Australia, New Zealand, the Philippines, Tahiti and China; and (iii) Latin America, including multi-channel television systems in Brazil, Chile, Mexico and Peru. These operating systems served an aggregate of approximately
3.9 million subscribers and passed approximately 7.6 million of the approximately 10.2 million homes in their respective service areas at June 30, 1997. UIH's net equity interest as of such date in those subscribers, homes passed and homes in UIH's service areas was 1.5 million, 3.7 million and 4.9 million, respectively.

OTHER

     The Issuer was incorporated in 1994 as a Colorado corporation. The principal executive office of the Company is located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, and its telephone number is (303) 770-4001.



                              RECENT DEVELOPMENTS

AUSTAR BANK FACILITY

     In July 1997, Austar secured from a bank a syndicated senior secured debt facility (the "Bank Facility") in the amount of A$200 million (approximately $138.8 million based on the November 21, 1997 exchange rate). The proceeds of the Bank Facility will be used to finance Austar's subscriber acquisition and working capital needs. The Bank Facility consists of three sub-facilities: (i) an A$50 million working capital facility; (ii) an A$60 million cash advance facility available upon the contribution of additional equity to Austar on a 2:1 debt-to-equity basis; and (iii) an A$90 million term loan facility, which will be available on the basis of Austar having achieved minimum subscriber and operating cash flow levels. The maximum amount of equity required in (ii) above would be A$30 million, of which approximately A$18.5 million had been contributed as of September 30, 1997, and the remainder of which is expected to be contributed from proceeds of the Note Offering or by a third party equity provider, UIH or UAP. The cash advance and term loan facilities are fully repayable pursuant to an amortization schedule beginning December 31, 2000 and ending June 30, 2004. As of September 30, 1997, Austar had drawn approximately A$87 million on the Bank Facility, of which A$50 million was used to repay a bridge financing facility. The Bank Facility is secured by all of the assets of Austar and a pledge of all of the shares of CTV and STV held by the Company. Prior to December 31, 2000, the Bank Facility limits the ability of Austar to declare and pay dividends, make any payments on any debentures or any other subordinated shareholder loans, or pay any fees under management or technical assistance agreements with any related party. After December 31, 2000, however, these restrictions would be lifted so long as Austar is not in default under the Bank Facility and there exists an adequate ratio of excess cash flow to total outstanding debt.

SATURN TRANSACTION

     Part of the Company's New Zealand strategy has been to offer an integrated cable television/telephone service within its operating area. To further this strategy, in July 1997, the Company took as its partner in Saturn a subsidiary of Saskatchewan Telecommunications Holdings Corporation ("SaskTel"), a Canadian telecommunications company with substantial experience in constructing and operating telephone networks. SaskTel invested approximately $20 million for a
35% interest in Saturn.   SaskTel has announced its intentions to invest in
Saturn up to an additional approximate $5.4 million, pro rata to additional investments by the Company. The $20 million of funding by SaskTel has reduced the Company's current funding obligations by the same amount and future funding by SaskTel, pro rata based on its ownership interest, will reduce the Company's future funding obligations by an additional $20.8 million from what the Company had anticipated when Saturn was a wholly owned subsidiary of the Company. The Company and SaskTel will explore additional project financing for construction of Saturn's system.

     The Company believes that SaskTel will bring valuable telephony expertise to Saturn as it completes construction of its Wellington network and launches telephone service, scheduled to occur in the first half of 1998. SaskTel has appointed three of its employees to management positions, including Saturn's Chief Technology Officer and its Telephone Switch Manager, and has signed a technical assistance agreement with Saturn to provide additional technical and management expertise.

XYZ CHANNEL

     In September 1997, XYZ launched a fifth channel in addition to the four channels that it supplies to the Galaxy package. LifeStyle, the new channel, focuses on home and personal improvement programming and is offered to subscribers of Austar and FoxTel pay subscription television networks.

AUSTRALIAN PAY TELEVISION MARKET

     Optus Vision has publicly announced that it plans to offer subscription television services by DTH throughout Australia. Optus Vision and Australis had previously announced plans to form a joint venture to which Australis would contribute its satellite infrastructure allowing for DTH transmission of Optus Vision's television programming services. On May 30, 1997, the Supreme Court of New South Wales, in a proceeding brought by FoxTel, granted a permanent injunction restraining Australis from transferring such assets to the joint venture. At this point, the Company is uncertain whether Optus Vision will continue with its plans to provide DTH service. Australis, a supplier of movie and sports programming and satellite distribution services to Austar, has publicly announced that it is facing liquidity problems. Austar has agreed to purchase from Australis certain equipment for Austar's operations and Australis has announced that proceeds from such sale will enable Australis to continue operations during December 1997. Australis has also announced it is continuing to negotiate with its bondholders, certain of the movie studies that supply it with programming and other third parties in order to implement a longer-term source of funding. The Company is currently in negotiations with Australis and other programming suppliers for the type of programming
Australis supplies and therefore currently believes it will be able to make satisfactory programming arrangements in the event of a disruption in service from Australis. There can be no assurance, however, that such arrangements will be concluded or will be concluded on terms favorable to Austar.

WARRANTS

     The Company did not consummate an Equity Sale on or before November 15, 1997. Accordingly, pursuant to the terms of the Indentures governing the 1996 Notes and the Old Notes, the Company issued to holders of the 1996 Notes and the Old Notes on November 17, 1997 Warrants exercisable for a total of 3.4% of the Common Stock of the Issuer for aggregate consideration of approximately $5.1 million.

                                     THE EXCHANGE OFFER
Securities Offered................   $45.0 million principal amount at maturity of New Notes./(1)/  The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Notes summarized below under "--The New Notes."
The Exchange Offer................   The New Notes are being offered in exchange for a like principal amount at maturity of Old Notes.  The issuance of the New Notes is intended to satisfy obligations of the Company contained in the
                                     Registration Rights Agreement (the "Registration Rights
                                     Agreement") dated September 23, 1997, by and among the Issuer and Donaldson, Lufkin & Jenrette Securities Corporation as the
                                     initial purchaser with respect to the initial sale of the Old Notes
                                     (the "Initial Purchaser").  For procedures for tendering, see "The
                                     Exchange Offer."
Expiration Date: Withdrawal.......   The Exchange Offer will expire at 5:00 p.m., New York City time, on January 8, 1998, or such later date and time
                                     to which it is extended (the "Expiration Date").  Each holder tendering Old Notes must acknowledge that it is not engaging in, nor intends to engage in, a distribution of the New Notes.  The tender of the Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.  Any Old
                                     Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange
                                     Offer.
Federal Income Tax Consequences...   In the opinion of counsel, the exchange of Notes pursuant to the
                                     Exchange Offer should not constitute a taxable exchange for federal income tax purposes.  See the discussion under "Certain
                                     U.S. Income Tax  Considerations."
Use of Proceeds...................   There will be no proceeds to the Issuer from the exchange
                                     pursuant to the Exchange Offer.
Exchange Agent....................   Firstar Bank of Minnesota, N.A. is serving as Exchange Agent in connection with the Exchange Offer.
Shelf Registration Statement......   Under certain circumstances, certain holders of Notes (including holders who may not participate in the Exchange Offer, or who may not freely resell New Notes received in the Exchange Offer)
                                     may require the Issuer to file, and cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders.  See "Description of
                                     Notes--Registration Rights."

---------------------------------------------------------------------------------------------------------

(1) The principal amount at maturity is equal to $45.0 million plus $73,173 of accrued interest assuming the Issuer had consummated an Equity Sale on September 23, 1997 (the Issue Date), which would result in an interest rate from the Issue Date to maturity of 14%. The principal amount would increase to approximately $46.3 million if the Issuer does not consummate an Equity Sale prior to the maturity date, which would result in an interest rate from the settlement date to maturity of 14.75%.

      CONSEQUENCES OF EXCHANGING OLD NOTES PURSUANT TO THE EXCHANGE OFFER

  Generally, Holders of Old Notes (other than any Holder who is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such New Notes are acquired in the ordinary course of the Holders' business and such Holders, other than brokers-dealers, are not engaged in do not intend to engage in and have no arrangement or understanding with any person to participate in, a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of marketing-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Issuer has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the New Notes held by broker-dealers for offer or sale under the securities or blue sky laws of such jurisdictions as any such holder of such New Notes reasonably requests in writing. Unless the Issuer is so requested, the Issuer does not intend to register or qualify the sale of the New Notes in any such jurisdictions. If a Holder of Old Notes does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to provisions of the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer contained in the legend on the Old Notes. In general, Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange" and "Registration Rights--The Notes."

                                 THE NEW NOTES

  The terms of the New Notes are identical in all material respects to the Old Notes, except (i) for certain transfer restrictions and registration rights relating to the Old Notes, (ii) as the New Notes will be issued after November 15, 1997, certain provisions relating to the Company's obligation to issue warrants if an Equity Sale has not occurred on or before November 15, 1997, and
(iii) that, if the Exchange Offer is not consummated by January 22, 1998, or the Company fails to comply with certain other registration obligations with respect to the Old Notes (each such event referred to as an "Event Date"), the Company is required to pay liquidated damages (the "Liquidated Damages") to the Holders of the Notes in an amount equal to (A) during the first 90-day period beginning on, and including, the Event Date, an amount equal to 0.5% per annum of the Accreted Value (as defined) of the Old Notes and (B) during each subsequent 90-day period immediately following the final day of the prior 90-day period, a percentage of the Accreted Value of the Old Notes calculated at the rate per annum applicable in the immediately preceding 90-day period plus 0.5%, provided that, the rate at which Liquidated Damages are calculated shall not exceed 2.5% per annum (the "Special Interest"), until but not including the date of the consummation of the Exchange Offer or, as the case may be, compliance by the Company with such other registration obligations. Any Liquidated Damages due shall be payable on each May 15 and November 15 to Holders of record of the Old Notes on the May 1 or November 1, respectively, next preceding such payment date. See "Registration Rights--The Notes."

Securities Offered......................   $45.0 million principal amount at
                                           maturity of 14% Senior Discount
                                           Notes due 2006, Series D. /(1)/

Maturity................................   May 15, 2006.


(1) The principal amount at maturity is equal to $45.0 million plus $73,173 of accrued interest assuming the Issuer had consummated an Equity Sale on September 23, 1997 (the Issue Date), which would result in an interest rate from the Issue Date to maturity of 14%. The principal amount would increase to approximately $46.3 million if the Issuer does not consummate an Equity Sale prior to the maturity date, which would result in an interest rate from the settlement date to maturity of 14.75%.

Yields and Interest.....................  Cash interest on the Notes will not commence to accrue prior to May 15,
                                          2001, during which time the Notes will
                                          accrete at 14%, compounded semi-
                                          annually on each May 15 and November
                                          15. On and after May 15, 2001, cash
                                          interest will accrue at a rate of 14%
                                          per annum and will be payable semi-
                                          annually on each May 15 and November
                                          15, commencing November 15, 2001. If
                                          the Issuer does not consummate an
                                          Equity Sale, then from May 15, 1997,
                                          through the earlier of (i) the
                                          completion of the Equity Sale, or (ii)
                                          May 15, 2001, the principal amount of
                                          the Notes will increase at a rate
                                          equal to, and from and after May 15,
                                          2001, until the completion of the
                                          Equity Sale, cash interest will accrue
                                          on the Notes at, an additional .75%
                                          (or 14.75%) per annum, payable semi-
                                          annually.

Federal Income Tax Matters..............  The Old Notes were issued on
                                          September 23, 1997, at an issue price
                                          of $665.00 per $1,000 principal amount
                                          at maturity./(1)/ The New Notes will
                                          have substantial "original issue
                                          discount" for United States federal
                                          income tax purposes. Thus, although
                                          cash interest will not be payable on
                                          the Notes prior to November 15, 2001,
                                          original issue discount will accrue
                                          from the issue date of the Notes and
                                          will generally be included as interest
                                          income periodically in a Noteholder's
                                          gross income for United States federal
                                          income tax purposes in advance of
                                          receipt of the cash payments to which
                                          the income is attributable. See
                                          "Certain U.S. Income Tax
                                          Considerations--Taxation of Original
                                          Issue Discount."

Optional Redemption.....................  The Notes may be redeemed, in whole or in part, at the option of the
                                          Issuer, at any time on or after May
                                          15, 2001, at the redemption prices set
                                          forth herein, plus accrued and unpaid
                                          interest to the date of redemption. In
                                          addition, at any time prior to May 15,
                                          1999, the Issuer may redeem up to 33%
                                          of the aggregate principal amount at
                                          maturity of the Notes with the net
                                          proceeds of certain public or private
                                          sales of equity interests of the
                                          Issuer at a redemption price equal to
                                          113% of the Accreted Value thereof on
                                          the redemption date; provided that not
                                          less than 67% of the principal amount
                                          at maturity of the Notes originally
                                          issued are outstanding immediately
                                          after giving effect to such
                                          redemption. See "Description of the
                                          Securities--Redemption."

Ranking.................................  The Notes will be general, senior, unsecured obligations of the Issuer,
                                          ranking pari passu in right of payment
                                          to all existing and future
                                          indebtedness of the Issuer, other than
                                          indebtedness that by its terms is
                                          expressly subordinated to the Notes.
                                          The Issuer conducts all of its
                                          business through its subsidiaries and
                                          the Notes will be effectively
                                          subordinated to the claims of
                                          creditors of such subsidiaries. As of
                                          September 30, 1997, the Issuer and its
                                          subsidiaries had an aggregate of
                                          approximately $426.0 million of
                                          consolidated liabilities outstanding
                                          (including trade payables of
                                          subsidiaries and the Notes) all of
                                          which, except for the Notes, were
                                          obligations of the Issuer's
                                          subsidiaries and effectively rank
                                          prior in right of payment to the
                                          Notes. See "Capitalization."

Change of Control....                     Upon a Change of Control, each holder
                                          of the Notes will have the right to
                                          require the Issuer to purchase such
                                          holder's Notes at 101% of the Accreted
                                          Value thereof, in the case of any such
                                          purchase prior to May 15, 2001, or
                                          101% of the principal amount at
                                          maturity thereof, plus accrued and
                                          unpaid interest, if any, in the case
                                          of any such purchase on or after May
                                          15, 2001. A Change of Control includes
                                          the sale by the Issuer of
                                          substantially all of its assets. As
                                          what constitutes "substantially all of
                                          its assets" has not been quantified
                                          under applicable law, it may not be
                                          possible for the Trustee or a holder
                                          of the Notes to readily determine if a
                                          sale by the Issuer of less than all of
                                          its assets constitutes a Change of
                                          Control for purposes of this covenant.
                                          See "Description of Securities--
                                          Certain Covenants--Change of Control."

Certain Covenants....                     The indenture under which the Notes
                                          will be issued (the "Indenture")
                                          contains certain covenants which,
                                          among other things, will restrict the
                                          ability of the Issuer and/or its
                                          Restricted Subsidiaries (as defined
                                          herein) to (i) incur additional
                                          indebtedness or issue certain
                                          preferred stock, (ii) pay dividends or
                                          make distributions in respect of the
                                          capital stock of the Issuer or make
                                          certain other Restricted Payments,
                                          (iii) conduct a business other than a
                                          Related Business (as defined herein)
                                          or transfer certain assets to certain
                                          subsidiaries, (iv) create certain
                                          liens, (v) enter into certain
                                          transactions with affiliates or other
                                          interested persons and (vi) consummate
                                          certain asset sales. In addition, the
                                          Indenture will limit the ability of
                                          the Issuer to consolidate, merge or
                                          sell all or substantially all of its
                                          assets. These covenants are subject to
                                          important exceptions and
                                          qualifications. See "Description of
                                          Securities."

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors relating to the Company and the Securities that should be considered by prospective investors.

                                  RISK FACTORS

     Holders should consider carefully the following Risk Factors, as well as the other information set forth in this Prospectus (including attachments), before tendering their Old Notes in the Exchange Offer.

     This Prospectus contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act. Discussions containing such forward-looking statements may be found in the material set forth below and under "Summary," "Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources" and "Business," as well as within the Prospectus generally. In addition, when used in this Prospectus, the words "believes," "anticipates," "expects," "plans," "intends" and similar expressions are intended to identify forward-looking statements. Forward-looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements as a result, among other things, of the risk factors set forth below and the matters set forth in the Prospectus generally. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances. The Company cautions the reader, however, that this list of risk factors and other cautionary language contained herein may not be exhaustive.

     Holding Company Structure; Limitations on Access to Cash Flow. The Issuer is a holding company with no substantial business operations of its own. The Issuer's assets consist primarily of its ownership interests in its affiliated companies. The Notes will be effectively subordinated to all existing and future indebtedness and other liabilities of the Issuer's subsidiaries because the Issuer's right to receive the assets of any such affiliates upon their liquidation or reorganization will be subordinated by operation of law to the claims of such subsidiaries' creditors (including trade creditors), except to the extent that the Issuer is itself recognized as a creditor of any such affiliate, in which case the claims of the Issuer would still be subordinated to any indebtedness of such affiliate that is senior in right of payment to the Issuer's claim. The Issuer' subsidiaries have substantial indebtedness and other liabilities. As of September 30, 1997, the Issuer's subsidiaries had $116.6 million of indebtedness outstanding (including trade payables). In July 1997, Austar entered into an A$200 million (approximately $138.8 million based on the November 21, 1997, exchange rate) bank facility to fund its capital expenditures and working capital needs. See "Recent Developments--Austar Bank Facility." The Indenture (as defined below) will restrict the ability of the Issuer and its Restricted Subsidiaries (as defined below) and its Restricted Affiliates (as defined below) to incur additional indebtedness, and will restrict the ability of the Issuer to invest in entities that are not Restricted Subsidiaries or Restricted Affiliates. See "Description of Securities."

     The covenants set forth in the Indenture governing the Notes restrict the activities of the Issuer and its Restricted Subsidiaries but are not generally applicable to certain of the Issuer's existing affiliated companies because such entities are not deemed to be "Restricted Subsidiaries" or "Restricted Affiliates" for purposes of the Indenture. As a result, the ability of such affiliated companies to incur additional indebtedness, to impose restrictions on their ability to pay dividends to the Issuer, to sell assets or to engage in other transactions that may be detrimental to the interests of the Issuer's creditors, including the holders of Notes, is not restricted. In addition, under certain limited circumstances, the Issuer is entitled to designate certain of its Restricted Subsidiaries as Unrestricted Subsidiaries which are not subject to many of the restrictions set forth in the Indenture. The Issuer's ability to make future Investments (as defined) in Unrestricted Subsidiaries or Unrestricted Affiliates is limited by the Indenture which provides that future Investments in affiliates are, in general, permitted only if such affiliates are designated as Restricted Affiliates and are bound by the provisions of the Indenture relating to the incurrence of indebtedness and the issuance of preferred stock and other significant restrictions.

     Leverage; Ability to Service Debt. Immediately following consummation of the Note Offering, the Company was highly leveraged. As of September 30, 1997, the consolidated liabilities of the Issuer and its subsidiaries (including trade payables of subsidiaries) were approximately $426.0 million (including the 1996 Notes and the Notes), substantially all of which, except for the 1996 Notes and Notes, were obligations of the Issuer's subsidiaries. As of May 16, 2001 (the date cash interest payments begin on the Issuer's 1996 Notes and the Notes) and assuming an Equity Sale is consummated on December 31, 1997, the 1996 Notes will have an Accreted Value of $444.9 million ($455.6 million if an Equity Sale is not consummated on or before May 15, 2001) and the Notes will have an Accreted Value of $45.2 million ($46.3 million if an Equity Sale is not consummated on or before May 15, 2001). Beginning in May 2001 and assuming an Equity Sale is consummated on December 31, 1997, the Company will have annual cash interest payments with respect to the 1996 Notes of approximately $62.3 million ($67.2 million if an Equity Sale is not consummated prior to maturity) and with respect to the Notes of approximately $6.3 million ($6.8 million if an Equity Sale is not consummated prior to maturity). The Company's ability to meet its debt service requirements will be dependent upon substantial growth in the Company's cash flow. If the Company's cash flow and working capital are not sufficient to fund the Company's expenditures and to service its indebtedness, including the Notes, the Company would be required to raise additional funds through the sale of equity or debt securities, the refinancing of all or part of its indebtedness, or by effecting the sale of significant assets. The indentures governing the 1996 Notes and the Notes, as well as the indentures governing the outstanding 14% Senior Secured Discount Notes due 1999 of UIH, restrict the ability of the Company and its Restricted Subsidiaries (as defined therein) to incur additional indebtedness beyond specified financial ratios. There can be no assurance that the Company will be successful in generating cash flow by a sufficient magnitude or in a timely manner or in raising additional equity or debt financing to enable the Company to meet its debt service and other liquidity requirements. The high degree to which the Company is leveraged could have significant adverse consequences upon the Company, including, without limitation, (i) increased vulnerability to adverse economic and competitive conditions, (ii) inability to obtain additional financing necessary to fund future working capital requirements, capital expenditures, acquisitions or other general needs, and (iii) the dedication of a substantial portion of cash flow from operations to the payment of principal of and interest on indebtedness, rather than to the expansion of operations and the pursuit of new opportunities. In addition, the Issuer and its subsidiaries and affiliates may incur additional indebtedness, which may be secured debt and/or at the level of the operating companies, from time to time to finance expansion, either through capital expenditures or acquisitions, or for other general corporate purposes.

     The Issuer's ability to repay its obligations on the 1996 Notes and the Notes at maturity will be dependent on developing one or more sources of cash flow prior to the maturity of the 1996 Notes and the Notes in 2006. The Issuer may (i) seek to refinance all or a portion of the Notes at maturity through sales of additional debt or equity securities of the Company, (ii) seek to sell all or a portion of its interests in one or more of its affiliated companies,
(iii) negotiate with its current financial and strategic partners to permit the cash produced by its affiliated companies to be distributed to equity holders rather than invested in the businesses of such affiliated companies, and/or (iv) operate and invest in companies that will make substantial cash distributions on or before the maturity of the 1996 Notes and the Notes. There can be no assurance that (i) there will be a market for the debt or equity securities of the Company in the future, (ii) the Company will be able to sell assets in a timely manner or on commercially acceptable terms or in an amount that will be sufficient to repay the 1996 Notes and the Notes when due, or (iii) that the Company will be successful in developing sufficient cash flow prior to the maturity of the 1996 Notes and the Notes.

     The Issuer's ability to sell or transfer its ownership interests in Saturn, Telefenua and XYZ is subject to limitations contained in the agreements between the Company and its strategic and financial partners including, in certain cases, complete prohibitions on sales or transfers for a period of years and/or rights of first refusal. In addition, none of the operating companies currently has any publicly traded securities, and there can be no guarantee that there will be in the future either a public or private market for the securities of the operating companies. As a result, the Issuer's ability to liquidate any or all of its investments may be substantially limited, and there can be no guarantee that the Issuer will be able to do so in a timely manner in the event of an acceleration of the Notes prior to their maturity or in order to satisfy its obligations in respect of such securities in the event of a Change of Control, or to repay the Notes upon their maturity.

     History of Operating Losses. The Company has experienced net losses since its formation. The Company had consolidated net operating losses of $68.2 million for fiscal 1996 and consolidated net operating losses of $82.5 million for the nine months ended September 30, 1997. The Company expects to incur substantial additional net losses and net operating losses for the foreseeable future as it pursues the development of its multi-channel television systems and programming ventures, and there can be no assurance that such losses will not continue indefinitely or exceed the Company's expectations. In addition, the Company has experienced net losses, net operating losses and negative cash flows from operations since formation, as each of its operating companies has been in the early stages of constructing and marketing its operations. In fiscal 1995, net operating losses (translated using a weighted average exchange rate) for Austar, Saturn, Telefenua and XYZ were $8.3 million, $2.6 million, $4.2 million and $28.9 million, respectively. From the Company's acquisition of United Wireless in September 1995 through December 31, 1995, United Wireless had net operating losses of $0.6 million. In fiscal 1996, net operating losses (translated using a weighted average exchange rate) for Austar, Saturn, Telefenua, XYZ and United Wireless were $54.0 million, $5.3 million, $2.5 million, $18.4 million and $3.1 million, respectively. Continuing net losses, net operating losses and negative cash flows would increase the Company's need for additional capital in the future. See "--Need for Additional Capital."

     Limited Operating History; Uncertainties Associated with a New Industry; Customer Acceptance and Market Demand. Saturn and Telefenua are in the early stages of constructing their respective multi-channel television and telecommunication systems and/or marketing their respective services. Although Austar has finished construction of substantially all of its MMDS systems and has launched DTH service in all of its franchise areas, it is still in the early stages of marketing its services. Austar's success will depend largely upon its ability to gain and retain subscribers throughout its franchise areas. Saturn is in the early stages of constructing a full-service network in its identified markets. Saturn has launched service in a portion of its service areas and has only recently begun marketing its services and connecting subscribers beyond its existing base. Telefenua launched its service in March 1995 and is also in the early stages of marketing its services. In addition, the successful implementation of the Company's operating strategies is subject to factors and uncertainties, many of which are outside of its control and difficult to predict, due, in part, to the limited history of multi-channel television in Australia and Tahiti and of integrated multi-channel television and telephony services in New Zealand. No assurance can be given that such factors will not negatively affect the implementation of such operating strategies and the Company's financial results.

     Subscription television services were not introduced in Australia and Tahiti until 1995 and 1994, respectively. There can be no assurance that the Company will experience and sustain the levels of customer acceptance and retention required for its success. While the subscription television and telecommunications markets in New Zealand have operating histories, there currently are no fully operational integrated video and voice networks such as Saturn is building. As a result, the size of the New Zealand market for such services, likely rates of penetration of services in this market, acceptance of projected monthly rates for combined services, structure of the competitive environment and long-term attractiveness of the integrated video and voice business in New Zealand are unclear.

     Need for Additional Capital. While the Company believes that its cash on hand, available funds under existing financing facilities, the proceeds from the Note Offering and projected cash flow from operations will be sufficient for the Company to complete the construction and initial marketing of its existing operating companies, estimated, as of September 30, 1997, to require approximately $185.3 million in total (of which the Company's pro rata portion is approximately $155.1 million), not taking into account existing financing facilities), over the next two to three years, there can be no assurances that such funds will be sufficient for its needs. See "Summary Recent Developments-- Funding Requirements." Availability under the Bank Facility is conditioned on certain cash flow levels and equity contributions to Austar. See "Summary-- Recent Developments--Austar Bank Facility." Austar is evaluating the economic and strategic benefits of a larger commitment to its DTH business which may entail greater capital and operating expenditures for subscriber installation and programming costs. Sources of additional capital, if any, may include additional debt and equity financing at the Issuer and operating company levels, although there can be no assurance that such funds will be available on satisfactory terms or on a timely basis, if at all.

     Competitive Industry. The subscription television business in each of the countries in which the Company operates is and will remain competitive and subject to rapid change due to regulatory and other factors. Austar currently competes in one of its metropolitan markets with FoxTel, which has substantial financial resources and also carries the Galaxy package. Austar may face competition as FoxTel launches service in other franchise areas. To the extent Austar experiences competition in any of its markets, its "churn" rate (rate of subscriber disconnects) could increase. An increase in Austar's churn rate would result in higher capital expenditure requirements. In addition, since July 1997 Australian law has allowed other persons to deliver subscription television services via DTH. Optus Vision Pty Limited ("Optus Vision") publicly announced in 1996 that it plans to offer subscription television services by DTH throughout Australia. See "Business--Austar--Competition." Saturn expects to compete with existing providers of multi-channel television services and telephony services in New Zealand, certain of which have substantially more resources and experience than Saturn. These competitors include Telecom New Zealand Limited, New Zealand's largest telecommunications service provider, which has announced its intention to rebuild certain of its existing networks to enable it to offer video and data services to approximately 70,000 homes in various parts of that country. See "Business--Saturn--Competition." Telefenua also competes with another provider of subscription television services in its operating area. See "Business--Telefenua--Competition." In addition to an existing competitor, United Wireless could face competition in the future from certain companies with significantly greater resources than the Company that are currently attempting to implement satellite-generated data transmission and paging services on a global scale. See "Business--United Wireless (Australian Mobil Data)--Competition."

     Deployment of Network; Access to Infrastructure; Construction Risk. The construction within management's cost estimates and launch schedules of the Saturn network is dependent upon factors, many of which are outside of the Company's control. Because the New Zealand pay television market is in its early development stages, access to contractors experienced in the necessary deployment of combined cable television and voice networks in New Zealand is limited. The Company's continued access to and successful training of contractors is a key element to meeting management's launch schedules, but there can be no assurance as to such access. The Company's success will depend in part upon its ability to deploy networks quickly throughout its service areas. No assurance can be given that the Company will succeed with its development schedule or that the Company's financial performance and results of operations will not be adversely affected by its inability to do so.

     Construction projects are subject to cost overruns and delays not within the control of the Company or its subcontractors, such as delays related to governmental rules and regulations including zoning and permit requirements, as well as acts of governmental entities, financing delays and catastrophic occurrences. Delays also can arise from design changes and material or equipment shortages or delays in delivery. Services to buildings passed by the operating systems can be delayed if easements are not obtained from third parties. Failure to complete construction on a timely basis could jeopardize such operating company's ability to compete and could have material adverse effects on the financial condition and results of operations of one or more of the operating companies.

     Ability to Procure Additional Programming Services. The Company's success is largely dependent upon management's ability to procure programming that is attractive to its customers at reasonable commercial rates. The Company is dependent upon third parties for the development and delivery of programming services. These programming suppliers will charge the operating companies for the right to distribute the channels to the operating companies' customers. The costs to the operating companies for additional services will be determined through negotiations between the operating companies and these programming suppliers. Management believes that the availability of sufficient programming on a timely basis will be critical to the Company's future success. There can be no assurance that the operating companies will have access to additional programming services or that management can secure rights to such programming on commercially acceptable terms.

     Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Austar has agreed to purchase from Australis certain equipment for Austar's operations and Australis has announced that proceeds from such sale will enable Australis to continue operations during December 1997. Australis has also announced it is continuing to negotiate with its bondholders, certain of the movie studies that supply it with programming and other third parties in order to implement a longer-term source of funding. If Australis is unable to make arrangements to satisfy its long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four non-XYZ Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of such four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance, however, that this would be the case, and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company. See "Business--Austar--Programming."

     Rapid Technological Changes. The multi-channel television industry is subject to rapid and significant changes in technology. Although the Company believes that its operating companies' current and planned networks have been designed to be sufficiently flexible to permit them to deliver a variety of existing multi-channel television and, where appropriate, telecommunications services to their respective customers and advanced, integrated entertainment, telecommunications and information services as they become available in the future, the effect of any future technological changes on the viability or competitiveness of the Company's network and services cannot be predicted.

     Government Regulations; License Renewal. Multi-channel television operations and programming services are subject to governmental regulation, which may change from time to time. There can be no assurance that material and adverse changes in the regulation of the Company's existing operating systems will not occur in the future. Regulation can take the form of price controls, service requirements and programming content restrictions, among others. See "Regulation."

     Broadcasting services provided by Austar are subject to Australian government regulation under the Radiocommunications Act 1992 (the "Radiocommunications Act"), which regulates the use of the radio spectrum in Australia; the Broadcasting Services Act 1992 (the "BSA"), which, among other things, regulates the delivery and content of broadcasting services in Australia, including subscription television broadcasting services; the Trade Practices Act 1974 (the "TPA"), which, among other things, regulates the provision of and access to telecommunications services, and the use of DTH and cable services; and the Telecommunications Act 1997 (the "Telecommunications Act"), which, among other things, regulates the use of telecommunications facilities that supply telecommunications services and program suppliers who deliver a subscription television broadcasting or narrowcasting service using cable and in certain respects, DTH satellite transmission. The Telecommunications Act, which commenced on July 1, 1997, removes the duopoly previously enjoyed by Telstra and Optus Vision and established for the first time an open competition regime. At this stage, it is too early to predict what impact this regime will have on Austar. Changes in existing regulations or laws or in the interpretation of existing regulations or laws by the courts or governmental authorities in Australia, as well as the development of the subscription television industry in Australia generally, may have a material adverse effect on the ability of XYZ and Austar to compete with other forms of entertainment and may also have a material adverse effect on XYZ's and Austar's ability to attain their business objectives or on their results of operations. Matters which could adversely affect the profitability of XYZ and Austar and/or the value of their licenses include anti-siphoning regulations which have limited and, in the future, could limit further the Company's access to certain sports programming, the loss by Austar of certain of its licenses, the inability of Austar to acquire additional licenses or be reissued its existing licenses, the inability of Austar to comply with class licenses for the provision of broadcasting services or licenses or other obligations under the Telecommunications Act, the issuance of additional licenses to competitors of Austar, changes in the Australian programming content requirements, changes in the amount or calculation of taxes, fees or charges payable for licenses, license renewals or conversions, changes in the conditions attaching to any licenses or any other policies or regulations that modify the present regulatory environment. Such regulatory changes and limitations, or the enactment of future limitations, may adversely affect the ability of XYZ and Austar to secure additional financing. The Australian Federal government has expressed its intent to review certain issues relating to subscription television broadcasting services, including Australian program content requirements and limitations on foreign and cross-media ownership (although the government announced recently that it would not pursue any review of the foreign or cross-media ownership rules until after the next Federal election, which the Company does not anticipate happening for at least the next two years).

     Austar's MMDS licenses issued under the Radiocommunications Act were granted between 1994 and 1996 and have initial terms of five years from the date of grant. The terms governing the renewal or conversion of Austar's existing MMDS apparatus licenses into spectrum licenses has not been announced. The failure to renew or the revocation of Austar's MMDS licenses, or the failure of Austar to receive appropriate spectrum licenses upon conversion of existing licenses would have a material adverse effect on the Company's financial condition.

     While New Zealand currently has an extremely unregulated environment in which to operate multi-channel television and telephony services and currently requires no special licenses or franchises to operate multi-channel television systems, there can be no assurance that the regulatory environment will continue to remain so unregulated. Telefenua's MMDS authorization expires in 2004 and is currently under legal challenge. There can be no assurance that Telefenua will be successful in renewing its license or defending any challenge.

     Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations. The Company currently holds a majority of the outstanding securities presently entitled to vote for the election of directors and has the right to designate all of the directors of Austar. While the transactions pursuant to which the Company acquired such securities and related rights did not require any advance notification or approval under Australian law, in the future, they could be reviewed by the Treasurer of Australia (the "Treasurer") under provisions of the Australian Foreign Acquisition and Takeovers Act 1975, as amended ("FATA"). If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest of the Commonwealth of Australia, there would be no violation of law, but the Treasurer could require the parties to restore the voting control of Austar so that the Company is entitled to appoint directly only three of six directors of Austar. While the Company believes a determination under the FATA should not affect its effective 100% economic interest in Austar, there can be no assurance that such would be the case. In addition, if the manner in which the Company designates directors of Austar is changed as a result of action by the Treasurer, an issue may be presented under the Investment Company Act of 1940 (the "1940 Act") as to whether the Company would then be an unregistered investment company. If the Company's economic interests in Austar did not provide the Company sufficient control of Austar to permit the Company to obtain exemptive relief from the Commission, there would be a risk that the Company would be an unregistered investment company and as such, the Company would be subject to monetary penalties and injunctive relief in an action brought by the Commission, the Company would be unable to enforce contracts with third parties and third parties could seek to obtain recision of transactions undertaken during the period it was established that the Company was an unregistered investment company. See "Regulation--Australia--Foreign Acquisitions and Takeovers Act."

     Challenge to Telefenua Authorization. In 1993 and 1994, Telefenua entered into local franchise agreements with 30-year terms to provide cable television services in Tahiti and subsequently obtained authorizations with a term through 2004 from the Conseil Superieur de l'Audiovisuel ("CSA") permitting a holder of a cable television license to provide subscription broadcast services via MMDS. The authorizations were based in part on a French government decree of July 22, 1993 (the "Decree"). In response to a legal challenge by the territorial government of Tahiti, the Conseil d'Etat of France recently canceled part of the Decree authorizing the issuance of MMDS licenses by the CSA in French Polynesia. The cancellation provides a legal basis to cancel the required authorization already granted to Telefenua by the French communications agency. The territorial government of Tahiti has brought an action in French court seeking such cancellation, although no such cancellation has yet taken place. A law enacted by the French Parliament in July 1996 may give Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. In addition, the new authorization would last no more than five years and could differ in other respects from the previous authorization. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorization. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Business--Legal Proceedings."

     Dependence on Key Personnel; Relationship with UIH and UAP. Many of the personnel performing key managerial and executive functions in the operating companies are employees of the Issuer's parent, UIH. over which the Issuer has no control. The services of such personnel are made available to the operating companies under the terms of Technical Assistance Agreements and the UAP Management Agreement upon payment by the operating companies of certain fees. No assurance can be given as to the continued availability of such key personnel. See "Certain Relationships."

     As the Company continues the construction and marketing of its operating systems, its success and growth strategy depends in large part on its ability to attract and retain local management, marketing and operating personnel at the UAP and operating company levels. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business.

     Risks Inherent in Foreign Investment. The Company has invested substantially all of its resources outside of the United States. Risks inherent in foreign operations include loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks and risks of increases in taxes and governmental royalties and fees. The Company is also exposed to the risk of changes in foreign and domestic laws and policies that govern operations of foreign-based companies. Although the majority of the Company's operations are located in Australia and New Zealand, the Company has interests in operating systems in Tahiti where foreign investment risks may be greater.

     Foreign Currency Exchange Rate and Conversion Risks. Although the operating companies have attempted, and will continue to attempt, to match costs and revenues and borrowings and repayments in terms of their respective local currencies, payment for a majority of purchased equipment has been, and may continue to be, required to be made in currencies, including dollars, other than local currencies. In addition, the value of the Issuer's investment in an operating company is partially a function of the currency exchange rate between the dollar and the applicable local currency. In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. The countries in which the operating companies now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there can be no assurance this situation will continue. Such restrictions, if enacted, could create substantial barriers to the conversion or repatriation of funds, and such restrictions could adversely affect the Company's and its operating companies' ability to pay overhead expenses, meet their respective debt obligations and to continue and expand their businesses.

     Limited Insurance Coverage. The operating companies obtain insurance of the type and amount which management believes is appropriate for their systems. Such policies do not, however, insure the entire portion of multi-channel television systems. Accordingly, a catastrophe affecting a significant portion of a system's infrastructure could result in substantial uninsured losses.

     International Tax Risks. In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. The Company will also be obligated to allocate deductions to its foreign activities in computing the foreign tax credit limitation that limits the available foreign tax credit. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

     Ownership of Subsidiaries. While the Issuer has an effective 100% economic interest in Austar, it holds only 14.9% of Austar's ordinary shares. The Issuer, through its ownership and economic interest, has the right to appoint all of the directors of Austar. While the holders of Austar's ordinary shares are entitled to vote on certain limited matters, they do not have the power to wrest control of Austar from its board of directors appointed by the Company. Similarly, while the Issuer holds a majority economic interest in Telefenua and appoints a controlling number of directors, it holds less than the majority of Telefenua's outstanding common stock. See "Corporate Organizational Structure-- Austar."

     Trading Market for the Securities, Absence of Public Market. The New Notes are being offered to the holders of the Old Notes. The Issuer has not sought a listing for the Notes on a national securities exchange or an authorization for quotation on Nasdaq Stock Market. The Initial Purchaser has informed the Issuer that it intends to make a market in the Old Notes. The Initial Purchaser is not obligated to do so however, and any such market making may be discontinued at any time without notice at the Initial Purchaser's sole discretion. There can be no assurance that an active trading market will develop for the Notes. The liquidity of, and trading market for, the Notes may also be significantly adversely affected by declines in the market for high yield securities generally. The Notes may trade at a discount from their respective initial offering prices, depending upon prevailing interest rates, the market for similar securities and other factors. See "Plan of Distribution."

     Original Issue Discount Consequences. The Notes will be issued at a substantial discount from their principal amount at maturity. Consequently, the purchasers of the Notes generally will be required to include amounts in gross income for Federal income tax purposes in advance of receipt of any cash payment on the Notes to which the income is attributable. If a bankruptcy case is commenced by or against the Issuer under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the Notes, the claim of a holder of Notes with respect to the principal amount at maturity thereof may be limited to an amount equal to the sum of (i) the initial offering price of the Notes and
(ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any original issue discount that was not amortized as of any such bankruptcy filing would most likely constitute "unmatured interest." See "Certain U.S. Income Tax Considerations."

     Issue Price Greater than Accreted Value. Holders considering whether to tender the Old Notes in the Exchange Offer should note that the issue price of the Old Notes reflects an approximately $54 premium per $1,000 principal amount at maturity over the Accreted Value of the Notes on the Issue Date and that certain rights of Noteholders, including payment upon liquidation of the Issuer, are based on the Accreted Value of the Notes rather than the issue price.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Issuer will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New York City time, on January 8, 1998, provided, however, that if the Issuer, in its sole discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended, and provided, further, that the Expiration Date shall not, however, be extended to a date beyond 60 days after the date of this Prospectus.

     As of the date of this Prospectus, approximately $45.0 million aggregate principal amount at maturity of the Old Notes was outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about December 10, 1997, to all Holders of Old Notes known to the Issuer. The Issuer's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

     The Issuer expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof; provided that the Expiration Date shall not, however, be extended to a date beyond 60 days after the date of this Prospectus. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Issuer. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Issuer expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." The Issuer will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     The tender to the Issuer of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Issuer will constitute a binding agreement between the tendering Holder and the Issuer upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder (which term for purposes of the Exchange Offer, includes any participant in the Book-Entry Transfer Facility (as defined) system whose name appears on a security position listing as the holder of such Old Notes) who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal to Firstar Bank of Minnesota, N.A. (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to he procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date along with the Letter of Transmittal, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE ISSUER.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) a registered Holder of the Old Notes who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instruction" on the letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealer, Inc. or by a commercial bank or trust company having an office or correspondent in the United States or by such other Eligible Institution within the meaning of Rule 17(A)(d)-15 of the Exchange Act, as amended (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer, or exchange, in satisfactory form as determined by the Issuer in its sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt and acceptance) of Old Notes tendered for exchange will be determined by the Issuer in its sole discretion, which determination shall be final and binding. The Issuer reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to no accept any particular Old Notes which acceptance might, in the judgment of the Issuer or its counsel, be unlawful. The Issuer also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Issuer shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Issuer shall determine. Neither the Issuer, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuer, proper evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each Holder will represent to the Issuer that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, that neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Holder nor any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Issuer. If any Holder is an affiliate of the Issuer is engaged in or intends to engage in or has any arrangement with any person to participate in the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holders (i) could not rely on the applicable interpretations of the staff of the Commission and (ii) must comply with the registration and prospects delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will accept, promptly after the Expiration Date, all Old Notes properly tendered, issue the New Notes promptly after acceptance of the Old Notes and cause such New Notes to be authenticated. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Issuer shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange the Holder of such Old Note will receive a New Note having a principal amount at maturity equal to that of the surrendered Old Note. If the Exchange Offer is not consummated by January 22, 1998, Liquidated Damages will accrue from and including January 22, 1998. Such Liquidated Damages will be payable in cash semiannually in arrears each May 15 and November 15, respectively, commencing November 15, 1996, to holders of record on the immediately preceding May 1 and November 1, respectively, at a rate per annum equal to 0.50% of the Accreted Value of the Old Notes (determined daily). The aggregate amount of Liquidated Damages payable pursuant to the above provisions will in no event exceed 2.50% per annum of the Accreted Value (determined daily). Upon the consummation of the Exchange Offer after January 22, 1998, the liquidated Damages payable on the Old Notes form the date of such consummation will cease to accrue and all accrued and unpaid Liquidated Damages as of the consummation of the Exchange Offer shall be paid promptly thereafter to the holders of record of Old Notes immediately prior to the time of such occurrence.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent for certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount at maturity that the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Facility pursuant to the book-entry procedures described below, such non-exchange Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility to transfer such Old Notes into the exchange Agent's account in the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantee and any other required documents, must, in any case, however, be transmitted to and received by the Exchange Agent at the address set forth below under "Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis; a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of the Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ( "NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form or transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount at maturity of such Old Notes) and (where certificates for Old Notes have been transmitted), specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, the executed notice of withdrawal, guaranteed by an Eligible Institution, unless such Holder is an Eligible Institution, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Issuer, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn, Old Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Issuer shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, any of the following event shall occur:

     (a) there shall be threatened instituted or pending any action or proceeding before, or any injunction order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Issuer to accept for exchange or exchange some or all of the Old Notes pursuant to the Exchange Offer, or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the sole judgment of the Issuer might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the sole judgment of the Issuer, might result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise made it inadvisable to proceed with the Exchange Offer; or

     (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the issuer to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

     (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Issuer and its subsidiaries taken as a whole that, in the reasonable judgment of the Issuer, is or may be adverse to the Issuer, or the Issuer shall have become aware of facts that, in the reasonable judgment of the Issuer, have or may have adverse significance with respect to the value of the Old Notes or the New Notes;

which, in the reasonable judgment of the Issuer in any case, and regardless of the circumstances (including any action by the Issuer) giving rise to any such condition, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Issuer and may be asserted by the Issuer regardless of the circumstances giving rise to any such condition or may be waived by the Issuer in whole or in part at any time and from time to time in its sole discretion. The failure by the Issuer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Issuer will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the

Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

EXCHANGE AGENT

     Firstar Bank of Minnesota, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

        Delivery to:  Firstar Bank of Minnesota, N.A., as Exchange Agent

By Mail, By Hand and Overnight Courier:      By Facsimile:

Firstar Bank of Minnesota, N.A.                     (612) 229-0415
Attention:  Frank P. Leslie, III
Vice President                               Confirm by Telephone:
101 East Fifth Street
St. Paul, Minnesota   55101-1860                    Frank P. Leslie, III
                                                    (612) 229-2600

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The Issuer will not make any payment to brokers, dealers, or others soliciting acceptance of the Exchange Offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by Issuer and are estimated in the aggregate to be $75,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Issuer to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend on the Old Notes and as described in the Offering Memorandum dated September 16, 1997 relating to the Old Notes, as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will be required to register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders, other than broker-dealers, are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in, the distribution (within the meaning of the Securities
Act) of such New Notes. If any Holder has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such Note Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or any exemption from registration or qualification is available and is complied with. The Issuer does not currently intend to register or qualify the sale of the Notes in any such jurisdictions.

                                USE OF PROCEEDS

     The Issuer will not receive any cash proceeds from the exchange of Old Notes for the New Notes. The Company plans to use the approximately $29.0 million net proceeds from the Note Offering to fund the capital expenditure and working capital requirements of its subsidiaries and affiliates as permitted by the terms of the Indentures governing the Notes and the 1996 Notes.

     The Company will require substantial additional capital to complete the construction and launch of its networks and services. The Company intends to raise such additional funds through issuances of debt by the Company and/or its Operating Companies or sales of its equity (either through public offerings, contributions by existing shareholders or investments by third parties). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Risk Factors--Need for Additional Financing."


                               EXCHANGE RATE DATA

     The following table sets forth, for the periods indicated, certain information concerning the Noon Buying Rate and the high and low exchange rates for Australian dollars expressed in United States dollars per A$1.00. On November 28, 1997, the Noon Buying Rate was $0.68 per A$1.00.


 At and for the Year Ended
 December 31:                  EXCHANGE RATE   AVERAGE RATE(1)   HIGHEST RATE   LOWEST RATE
 -------------------------     -------------   ---------------   ------------   -----------
1992......................             $0.69             $0.73          $0.77         $0.68
1993......................              0.68              0.68           0.72          0.65
1994......................              0.78              0.73           0.78          0.68
1995......................              0.74              0.74           0.77          0.71
1996......................              0.79              0.78           0.82          0.73

At and for the Nine Months
 Ended September 30, 1997.              0.73              0.76           0.80          0.72

Source: Federal Reserve Statistical Release H.10(512). Exchange rates have been rounded to the nearest 1/100th of one dollar.
(1) The average of the Noon Buying Rates during the applicable period.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Issuer as of September 30, 1997. The table should be read in conjunction with the audited Consolidated Financial Statements of the Company and the Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                                                   AS OF SEPTEMBER 30, 1997
                                                                   ------------------------
                                                                        (In thousands,
                                                                          unaudited)
Debt:
 1996 Notes.........................................................    $ 272,094
 Old Notes..........................................................       29,982
 Other long-term debt...............................................       68,107
 Due to parent......................................................        4,112
                                                                        ---------
   Total debt.......................................................      374,295
                                                                        ---------
Stockholders' equity (deficit):
 Preferred stock, $0.01 par value, 1,000,000 shares authorized,
   none issued and outstanding......................................           --
 Common stock ($0.01 par value); 30,000,000 shares authorized;
   13,864,941 shares issued and outstanding.........................          139

 Additional paid-in capital.........................................      118,331
 Unrealized loss on investment......................................       (2,753)
 Cumulative translation adjustments.................................       (9,734)
 Accumulated deficit................................................     (221,313)
                                                                        ---------

   Total stockholders' equity (deficit).............................     (115,330)
                                                                        ---------

      Total capitalization..........................................    $ 258,965
                                                                        =========

                      CONSOLIDATED SELECTED FINANCIAL DATA

     The following consolidated selected financial data for the years ended December 31, 1994, 1995 and 1996 and balance sheet data as of December 31, 1994, 1995 and 1996 have been derived from the Company's audited consolidated financial statements. The following selected consolidated financial data for the nine months ended September 30, 1996 and 1997 and at September 30, 1997, have been derived from the unaudited financial statements of the Company that, in the opinion of management of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial data for such periods and as of such dates. The data set forth below are qualified by reference to and should be read in conjunction with the audited consolidated financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.




                                                      YEARS ENDED                                NINE  MONTHS
                                                      DECEMBER 31,                            ENDED SEPTEMBER 30,
                                          --------------------------------------            -----------------------
                                            1994           1995          1996                 1996           1997
                                          --------       --------      ---------            --------      ---------
                                                            (In thousands, except share data)
                                                                                                (unaudited)
STATEMENT OF OPERATIONS DATA:
 Service and other revenue.............$       --      $    1,883     $   24,977          $   13,262     $   49,052
 System operating expenses.............        --          (3,230)       (30,730)            (13,276)       (35,857)
 System selling, general and
  administrative expense...............        --          (2,482)       (24,800)            (19,625)       (37,025)

 Corporate general and
  administrative expense...............      (659)           (920)        (1,376)               (746)          (885)

 Depreciation and amortization.........        --          (1,003)       (36,269)            (15,935)       (57,797)
 Net operating loss....................      (659)         (5,752)       (68,198)            (36,320)       (82,512)
 Equity in losses of
  affiliated companies.................    (1,015)        (16,379)        (5,414)             (4,501)        (2,000)

 Interest income (expense), net........        --             127        (16,650)             (9,571)       (29,150)
 Other income (loss), net..............        --           4,351             90               1,001         (1,109)
 Minority interests....................        --             420          2,186               2,062            351
                                       ----------      ----------     ----------          ----------     ----------
 Net loss..............................$   (1,674)     $  (17,233)    $  (87,986)         $  (47,329)    $ (114,420)
                                       ----------      ----------     ----------          ----------     ----------
 Net loss per common share.............$     (.12)     $    (1.28)    $    (6.44)         $    (3.48)    $    (8.25)
                                       ==========      ==========     ==========          ==========     ==========
 Weighted-average number of
  common shares outstanding............13,504,452      13,504,452     13,670,832          13,615,372     13,864,941
                                       ==========      ==========     ==========          ==========     ==========

                                                                    AS OF DECEMBER 31,
                                                          ------------------------------------                     AS OF
                                                           1994           1995          1996                 SEPTEMBER 30, 1997
                                                          -------        ------       --------               ------------------
                                                                     (In thousands)
                                                                                                                 (Unaudited)
BALANCE SHEET DATA:
 Cash and cash equivalents.............                   $    --        $ 8,730      $ 19,220                       $ 45,689
 Short-term investments................                        --             --        18,640                             --
 Property, plant and equipment, net of
  accumulated depreciation.............                         1         27,630       193,170                        191,496

 Total assets..........................                    24,084         99,295       319,323                        323,929
 Long-term debt........................                        --         11,962       254,155                        374,295
 Total liabilities.....................                        11         21,714       315,276                        426,032
 Stockholders' equity (deficit)........                    24,073         75,066         4,047                       (115,330)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The Company currently holds (i) an effective 100% economic interest in Austar, (ii) a 65% interest in Saturn, (iii) a 25% interest in XYZ, (iv) an up to 90% economic interest in Telefenua and (v) a 100% interest in United Wireless. Because the Company accounts for its less than majority owned operating companies on the equity method, prior to September 1995, only the Company's Tahitian subsidiary, Telefenua, was consolidated. In September 1995, the Company acquired a 100% interest in United Wireless at which time it began consolidating its results of operations. In late December 1995, the Company increased its economic interest in Austar from 50% to 90% (the "Austar Transaction"). During 1996, the Company further increased its economic interest in Austar to 100%. Prior to the Austar Transaction, the Company accounted for its investment in Austar using the equity method of accounting. The Company began consolidating the results of operations of Austar on January 1, 1996. Following its July 1996 acquisition of majority control of Saturn, the Company began consolidating the results of operations of Saturn, which had previously been accounted for using the equity method of accounting. In July 1997, a subsidiary of Saskatchewan Telecommunications Holdings Corporation ("SaskTel") purchased a 35% equity interest in Saturn. The Company accounts for its interest in XYZ using the equity method of accounting.

     In connection with the offering of the 1996 Notes, UIH merged into the Company UIH's subsidiaries that hold interests in certain operating properties and early stage projects in Australia, New Zealand and Tahiti. The accompanying financial statements have been prepared on a basis of reorganization accounting as though the Company had performed all foreign development activities and made all acquisitions of UIH's foreign multi-channel television, programming and mobile data interests in Australia, New Zealand and Tahiti since inception. The Company commenced operations in January 1994 when UIH began its development related activities in the Australia/Pacific region. The Company reflected all of the transfers from UIH as a capital contribution from parent in the accompanying consolidated financial statements. The Company reports on the basis of U.S. GAAP and recognizes its proportionate share of affiliated company income
(loss) on the basis of U.S. GAAP results.

     The operating companies have, since inception, been engaged primarily in the construction of their networks and organizational and start-up activities. As a result, the Company has generated negative cash flow from operating activities for all periods presented. Accordingly, the Company believes that its historical results of operations discussed herein are not indicative of the results of operations which will follow the completion of construction and initial marketing of service by the operating companies. As demonstrated by the table below, the Company has invested significant capital in the operating companies:


                                                          AT SEPTEMBER 30, 1997
                                    -------------------------------------------------------------------
                                                                           INVESTED
                                       COMPANY            SERVICE     CAPITAL BY COMPANY
CONSOLIDATED SUBSIDIARIES:          OWNERSHIP(1)        LAUNCH DATE      (IN MILLIONS)      SUBSCRIBERS
-------------------------           ------------        -----------   ------------------    -----------
Austar...........................      100%               Aug. 1995          $290.2             178,832
Saturn...........................       65%              Sept. 1996            31.3               2,829
Telefenua........................       90%               Mar. 1995            16.7               6,257
United Wireless..................      100%              Sept. 1995             7.1                 N/A

UNCONSOLIDATED AFFILIATE:
------------------------
XYZ..............................       25%               Apr. 1995          $ 13.2             524,000

(1) For an explanation of the Company's interests in each of the operating companies, see "Corporate Organizational Structure."


     The Company has no employees of its own. UAP, the Company's parent, provides various management, financial reporting, accounting and other services for the Company pursuant to the terms of the Management Agreement between UAP and the Company. Austar, Saturn, Telefenua and United Wireless are also parties to technical service agreements with UAP for which such operating companies pay to UAP fees based, in part, on their respective gross revenues. See "Certain Relationships."

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

     Service and Other Revenue. The Company's service and other revenue increased $35.8 million for the nine months ended September 30, 1997 compared to the nine months ended September 30, 1996 as follows:


                                     FOR THE NINE MONTHS ENDED
                                           SEPTEMBER 30,
                                     -------------------------
                                       1996              1997
                                     --------          -------
                                          (In thousands)
AUSTRALIA
   Austar.........................    $10,544          $45,510
   United Wireless................         42              265

NEW ZEALAND
   Saturn.........................         44              314

TAHITI
   Telefenua......................      2,632            2,963
                                      -------          -------
Total service and other revenue...    $13,262          $49,052
                                      =======          =======

     Austar

          Service and other revenue for Austar increased $35.0 million, or 331.6%, from $10.5 million for the nine months ended September 30, 1996 to $45.5 million for the nine months ended September 30, 1997. This increase was primarily due to subscriber growth (178,832 at September 30, 1997 compared to 60,276 at September 30, 1996) as Austar continues to roll-out its services.

     Saturn

          The Company began consolidating the results of Saturn effective July 1, 1996. Accordingly, the Company reported only three months of service revenue for Saturn for the nine months ended September 30, 1996. For the nine months ended September 30, 1997, Saturn reported service revenue of $314,000, compared with service revenue of $148,000 for the corresponding period in 1996. The increase between periods was primarily due to an increase in subscribers (2,829 at September 30, 1997 compared to 1,235 at September 30, 1996).

     Telefenua

          Telefenua's service revenue increased to $3.0 million from $2.6 million for the nine months ended September 30, 1997. The increase was primarily attributable to subscriber growth (6,257 at September 30, 1997 compared to 4,678 at September 30, 1996).


     System Operating Expense. System operating expense increased $22.6 million for the nine months ended September 30, 1997, compared to the nine months ended September 30, 1996 as follows:


                                                  FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                  -------------------------
                                                   1996               1997
                                                  ------            -------
                                                       (in thousands)
Austar........................................    $10,111           $29,841
Saturn........................................        599             2,461
Telefenua.....................................      1,642             1,451
United Wireless...............................        924             1,273
Other.........................................         --               831
                                                  -------           -------
      Total system operating expense..........    $13,276           $35,857
                                                  =======           =======

     Austar

          Operating expense for Austar increased $19.7 million or 195.1%, from $10.1 million for the nine months ended September 30, 1996 to $29.8 million for the nine months ended September 30, 1997. This increase was due to an increase in satellite programming fees, and copyright costs totaling $12.1 million which corresponds to the increase in subscribers and additional basic programming services, an increase in salaries and benefits of $1.7 million as a result of additional personnel to support Austar's launch of local and state offices in its markets, an increase in customer subscriber management expenses of $2.3 million related to volume increases in billing and collections, with the remainder due to increases in system travel, maintenance, vehicle costs and management fees.

          Austar is experiencing high operating expense relative to service revenue due to certain fixed operating expenses (such as management overhead, license fees and certain office-related costs). Austar expects operating expense as a percentage of service revenue to decline as start-up costs decrease and as certain fixed operating expenses are spread over expected increases in service revenues.

     Saturn

          The Company began consolidating the results of Saturn effective July 1, 1996. Accordingly, the Company reported only three months of operating expense for Saturn for the nine months ended September 30, 1996. For the nine months ended September 30, 1997, Saturn reported system operating expense of $2.5 million, compared with system operating expense of $1.3 million for the corresponding period in 1996. System operating personnel expenses increased $296,000 for the nine months ended September 30, 1997, in order to support Saturn's build-out of its hybrid fiber coaxial network in the Wellington area.

     Telefenua

          Operating expense at Telefenua decreased to $1.5 million for the nine month period ended September 30, 1997, from $1.6 million for the corresponding period in 1996. This decrease was primarily due to a decrease in technical-related repairs and maintenance costs as well as a weakening in the local currency, partially offset by increased programming costs associated with the increase in subscribers.

     Other

          In September 1997, the Company began paying a satellite service fee of approximately $480,000 per month as part of their five-year agreement with Optus Vision. In addition, the Company expensed a related deposit charged by Optus Vision during the quarter. In future periods, these costs will be incurred at the operating system level based on usage of the satellite.

     System Selling, General and Administrative Expense. System selling, general and administrative expense increased $17.4 million for the nine months ended September 30, 1997, compared to the nine months ended September 30, 1996 as follows:


                                                      FOR THE NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                      -------------------------
                                                        1996              1997
                                                      -------           -------
                                                            (in thousands)
Austar........................................        $16,305           $31,910
Saturn........................................            889             2,330
Telefenua.....................................          1,959             1,503
United Wireless...............................            472             1,282
                                                      --------          -------
      Total system selling, general and
       administrative expense.................        $19,625           $37,025
                                                      =======           =======

     Austar

          System selling, general and administrative expense for Austar increased $15.6 million, or 95.7%, from $16.3 million for the nine months ended September 30, 1996 to $31.9 million for the nine months ended September 30, 1997. This increase was primarily due to an increase in salaries associated with the National Customer Operations Center and Austar's corporate headquarters of $5.5 million as a result of additional personnel necessary to support the increase in subscribers, an increase in marketing costs related to print, radio and television advertisements of $4.4 million associated with subscriber acquisition and an increase in direct sales commissions of $2.3 million due to subscriber growth. In addition, $855,000 of the increase related to one-time charges for the restructuring and consolidation of various regional offices.

          Austar expects that system selling, general and administrative expense as a percent of service revenue will continue to decline over the remainder of 1997 as certain fixed expenses are spread over expected increases in service revenues.

     Saturn

          The Company began consolidating the results of Saturn effective July 1, 1996. Accordingly, the Company reported only three months of system selling, general and administrative expense for Saturn for the nine months ended September 30, 1996. Saturn's system selling, general and administrative expense was $2.3 million for the nine months ended September 30, 1997 compared to $1.7 million for the comparable period in 1996. System selling and marketing salaries and expenses increased $524,000 for the nine months ended September 30, 1997, related to increases in direct sales commissions due to subscriber growth and marketing/promotion costs for subscriber acquisition.

     Telefenua

          System selling, general and administrative expense consolidated by the Company from Telefenua decreased to $1.5 million for the nine months ended September 30, 1997, from $2.0 million for the same period in the prior year. This decrease was primarily due to a reduction in marketing costs during 1997 as well as a weakening of the local currency.

     Corporate General and Administrative Expense. Corporate general and administrative expense increased $139,000 for the nine months ended September 30, 1997, compared to the amount for the corresponding period in the prior year.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased $41.9 million, or 262.7%, from $15.9 million for the nine months ended September 30, 1996 to $57.8 million for the nine months ended September 30, 1997. This increase was primarily attributable to a larger asset base due to the significant deployment of operating assets to meet subscriber growth at Austar during the latter part of 1996 and, to a lesser extent, in 1997. For the nine months ended September 30, 1997, depreciation and amortization expense at Austar was $51.9 million, an increase of $39.6 million compared to the corresponding period in 1996.

     Equity in Losses of Affiliated Companies. The Company experienced a decrease in equity in losses of affiliated companies of $2.5 million for the nine months ended September 30, 1997, compared to the corresponding period in the prior year as follows:


                                                                 FOR THE NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                 -------------------------
                                                                  1996               1997
                                                                 ------             ------
                                                                       (IN THOUSANDS)
XYZ Entertainment...........................................       3,571            2,000
Saturn (1)..................................................      $  930           $   --
                                                                  ------           ------
      Total equity in losses of affiliated
       companies............................................      $4,501           $2,000
                                                                  ======           ======

____________________

(1) The Company acquired a 50% interest in Saturn in July 1994. The Company increased its ownership in Saturn to 100% and began consolidating its results effective July 1, 1996. In July 1997, the Company reduced its interest in Saturn to 65% from 100%.

     Interest Income. Interest income decreased $2.8 million for the nine months ended September 30, 1997 compared to the amount for the corresponding period in the prior year. This decrease was due to reduced cash and short-term investment balances as a result of the fundings to the Company's affiliated operating systems.

     Interest Expense. Interest expense increased $16.8 million for the nine months ended September 30, 1997 compared to the amount for the corresponding period in the prior year. This increase was primarily due to the issuance of the 1996 Notes. The 1996 Notes currently accrete interest at a rate of 14.75% compounded semi-annually. In addition, interest expense related to the Austar Bank Facility was $1.7 million for the nine months ended September 30, 1997.

  YEARS ENDED DECEMBER 31, 1995 AND 1996

     Service and Other Revenue. The Company's service revenues (including installation revenues) increased to $25 million for the year ended December 31, 1996 from $1.9 million in the comparable prior year period. This increase was primarily attributable to increases in service and installation revenues at Austar. Service and other revenues for the years ended December 31, 1995 and 1996 were as follows:


                                                FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                              ---------------------
                                               1995           1996
                                              ------        -------
                                                 (In thousands)

Austar......................................  $   --        $21,244
Telefenua...................................   1,882          3,513
Saturn......................................                    110
United Wireless.............................       1            110
                                              ------        -------

                                              ------        -------
Total service and other revenue.............  $1,883        $24,977
                                              ======        =======

                                                            =======

     Austar

          Service revenues at Austar were $21.2 million in 1996. Revenues consisted primarily of service and installation fees from basic subscribers of $14 million and $7 million, respectively, with other revenue totaling $0.2 million. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no service revenues from Austar in 1995. Austar's actual service revenues in 1995 were $0.4 million. The increase in service revenues in 1996 was primarily attributable to an increase in subscribers (5,204 at December 31, 1995 compared to 103,410 at December 31, 1996). Such increase was the result of the rapid roll-out of Austar's services initially launched in August 1995.

     Telefenua

          Telefenua's service revenues increased to $3.5 million from $1.9 million in 1995, primarily attributable to an increase in subscribers (4,126 at December 31, 1995 compared to 5,187 at December 31, 1996).

     Saturn

          The Company began consolidating the results of Saturn effective July 1, 1996. Saturn's actual service revenues for the years ended December 31, 1996 and 1995 were $0.2 million and $0.1 million, respectively. The increase is attributable to an increase in subscribers from 959 in 1995 to 1,697 in 1996.

     System Operating Expenses. The Company's operating expenses increased to $30.7 million in 1996 from $3.2 million in 1995, primarily as a result of increases in operating expenses at Austar. System operating expenses for the years ended December 31, 1995 and 1996 were as follows:


                                                 FOR THE YEARS ENDED
                                                       DECEMBER 31,
                                                ----------------------
                                                 1995            1996
                                                ------          ------
                                                    (In thousands)
Austar...............................           $   --         $26,310
Telefenua............................            2,836           2,118
Saturn...............................               --             889
United Wireless......................              394           1,413
                                                ------         -------
 Total service and other revenue.....           $3,230         $30,730
                                                ======         =======

     Austar

          The Company reported operating expenses from Austar of $26.3 million in 1996, consisting primarily of salary and benefits ($11 million), satellite programming fees ($5.5 million) and annual MMDS spectrum license fees ($2 million), with the remainder consisting primarily of office-related expenses, system travel/recruitment and the NCOC and field office start-up costs. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no operating expenses from Austar in the Company's consolidated statements of operations for 1994 or 1995. Austar's operating expenses for 1995 were approximately $4.3 million. The increase in operating expenses in 1996 was primarily attributable to the rapid roll-out of Austar's services initially launched in August 1995 and the corresponding increase in subscribers. Austar is experiencing high operating expenses relative to service revenues due to certain fixed operating expenses (such as management overhead, license fees and certain marketing costs) as well as non-recurring start up costs (such as initial market research, NCOC establishment costs and additional one-time expenses due to the name change to "Austar") associated with the launch of its service. Austar expects operating expenses as a percent of service revenues to decline as start-up costs are reduced and as certain fixed operating expenses are spread over expected increases in service revenues.

     Telefenua

          Operating expenses consolidated by the Company from Telefenua decreased to $2.1 million in 1996 from $2.8 million in 1995, primarily due to a decrease in technical-related repairs and maintenance and tape production costs, partially offset by an increase in the subscribers in 1996. Telefenua's operating expenses in 1996 consisted primarily of programming related expenses ($1.2 million) with the remainder consisting of payroll-related costs and technical-related costs.

     Saturn

          The Company began consolidating Saturn on July 1, 1996. Accordingly, while the Company reported operating expenses of $0.9 million for Saturn in its consolidated statement of operations for 1996, Saturn's actual operating expenses were approximately $2.3 million for 1996 consisting primarily of payroll and office expenses related to the start-up activities, including system design and engineering work, for expansion of Saturn's Wellington system in 1996. Saturn's system operating expenses in 1995 were $1.1 million.

     System Selling, General and Administrative Expenses. The Company's system selling, general and administrative expenses increased to $24.8 million for 1996 from $2.5 million in 1995, primarily attributable to increases in system selling, general and administrative expenses at Austar. System selling, general and administrative expenses for 1995 and 1996 were as follows:


                                                  FOR THE YEARS ENDED
                                                      DECEMBER 31,
                                                 ---------------------
                                                  1995           1996
                                                 ------        -------
                                                     (In thousands)
Austar...................................        $   --        $18,628
Telefenua................................         2,286          2,586
Saturn...................................            --          2,463
United Wireless..........................           196          1,123
                                                 ------        -------
 Total system selling, general and
 administrative expenses.................        $2,482        $24,800
                                                 ======        =======

     Austar

          System selling, general and administrative expenses consolidated by the Company from Austar were $18.6 million for the year ended December 31, 1996 and consisted primarily of $5.5 million in marketing costs related to print, radio and television advertisements utilized in the launch of Austar's services throughout its service areas during 1996, direct sales commissions ($4.1 million) and for general and administrative expenses at Austar's Sydney corporate headquarters ($9 million). The Company began consolidating the results of Austar on January 1, 1996. Accordingly, the Company reported no system selling, general and administrative expenses for Austar in 1995 or 1994. Austar's actual system selling, general and administrative expenses were approximately $3.1 million in 1995 compared to $0.4 million in 1994. The increase relates to marketing efforts associated with Austar's 1995 service launch. The increase in system selling, general and administrative expenses was primarily attributable to an increase in marketing related to the increased roll-out of MMDS operating systems and the initiation of DTH service in 1996.

     Telefenua

          System selling, general and administrative expenses consolidated by the Company from Telefenua increased to $2.6 million in 1996 compared to $2.3 million in 1995 and $0 in 1994. This increase was primarily attributable to increased marketing efforts associated with Telefenua's March 1995 service launch.

     Saturn

          The Company reported system selling, general and administrative expenses from Saturn of $2.5 million for 1996. The Company began consolidating the results of Saturn effective July 1, 1996. Accordingly, no system selling, general and administrative expenses for 1995 and 1994 were reported. Saturn's actual selling, general and administrative costs increased to $2.8 million in 1996 from $1.2 million in 1995 and $0.4 million in 1994. The increase is attributable to increased marketing efforts to expand the subscriber base as Saturn's system expanded.

     Corporate General and Administrative Expense. The Company's corporate general and administrative expenses for the year ended December 31, 1996 were $1.4 million as compared to $0.9 million in 1995 and $0.7 million in 1994. These expenses relate to corporate staff dedicated to the region.

     Depreciation and Amortization. Depreciation and amortization expense increased to $36.3 million in 1996 compared to $1 million in 1995 due primarily to the depreciation and amortization of $30.3 million from Austar in 1996. This increase in depreciation and amortization was attributable primarily to the significant deployment of operating assets at Austar beginning in early 1996 and continuing throughout the year as Austar launched service and began serving subscribers in a number of new markets. Depreciation expense is expected to increase substantially in future periods as capital expenditures for the build-out of Austar's MMDS sites and the launch of Saturn's wireline cable plant and related increases in capital necessary for subscriber equipment continue for the next several months. The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no depreciation and amortization from Austar in its consolidated statements of operations for the years ended December 31, 1994 and 1995. The Company had no depreciation and amortization expense in 1994.

     Equity in Losses of Affiliated Companies. The Company recognized equity in losses of affiliated companies of $16.4 million and $5.4 million for the years ended December 31, 1995 and 1996, respectively, primarily due to the decrease in its ownership of XYZ and the consolidation of Austar beginning in January 1996. Equity losses in affiliated companies for 1995 and 1996 are as follows:


                                                          FOR THE YEARS ENDED
                                                              DECEMBER 31,
                                                       -------------------------
                                                         1995              1996
                                                       -------           -------
                                                            (In thousands)
Austar(1)...........................................   $ 3,212           $
Saturn(2)...........................................     1,438               930
XYZ(3)..............................................    11,729             4,484
                                                       -------            ------
 Total equity in losses of affiliated companies.....   $16,379            $5,414
                                                       =======            ======

(1) The companies that comprise Austar were incorporated in mid-1994. The Company acquired an initial interest in these companies in the fall of 1994 and increased its economic interest in these companies to 90% in late December 1995. Austar launched its first MMDS system in August 1995. The Company began consolidating Austar effective January 1, 1996. Accordingly, the Company reported no equity in losses related to Austar in 1996.
(2) The Company acquired an initial 50% interest in Saturn in July 1994. Accordingly, the Company recognized equity in losses for Saturn for only the six months ended December 31, 1994, as compared to the full twelve months for the year ended December 31, 1995. The Company increased its ownership interest in Saturn from 50% to 100% in July 1996. Accordingly, subsequent to that time, the Company consolidated the operating results of Saturn. Prior to such time, the Company recognized equity in losses from Saturn.
(3) XYZ was formed in October of 1994 and began distributing its four channels in April 1995.

     Saturn

          In addition, in 1995, Saturn initiated engineering and design work and started system construction and accordingly incurred more losses in 1995 as compared to 1994.

     XYZ

          Equity in losses of XYZ decreased to $4.5 million in 1996 from $11.7 million in 1995. This decrease was primarily attributable to the decrease in the Company's interest in XYZ from 50% to 25% in September 1995. In addition, XYZ reported a lower net loss in 1996 due to higher revenues in 1996 resulting from an increase in programming subscribers combined with a favorable comparison to 1995 which included high start-up costs associated with the launch of the channels. XYZ's actual operating revenues for 1996 were $7.6 million compared to $1.3 million for 1995. XYZ's operating, selling, general and administrative expenses for 1996 were $17.3 million (consisting primarily of satellite transponder costs of $5.9 million, staffing costs of $3.3 million, production/programming costs of $4.9 million and advertising/marketing costs of $1.6 million) compared to $27.5 million for 1995.

     Gain on Sale of Investment. In September 1995 the Company sold one half of its interest in XYZ at cost. As the recognition of equity losses through that date had reduced the Company's investment to zero, the Company recognized a gain on the entire amount received of $4.1 million.

     Interest Expense. The Company issued approximately $225.1 million (gross proceeds) of the Notes in the May 1996 Offering. As a result of the May 1996 Offering, the Company incurred interest expense of $20.3 million for the year ended December 31, 1996. Prior to the May 1996 Offering, the Company had no significant amount of interest-bearing debt.

     Interest Income. Interest income increased to $4.1 million from $0.2 million in 1995 and $0 in 1994. The increase is attributable to higher short-term investment balances resulting from the issuance of the Notes.

     YEARS ENDED DECEMBER 31, 1994 AND 1995

     Although the Company was formed in 1994, most of the operating companies did not launch service until mid-to late-1995.

     Service and Other Revenue. The Company's service revenues (including installation revenues) increased to $1.9 million for the year ended December 31, 1995 from $0 in the prior year.

     Austar

          The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no service revenues from Austar in 1995. Austar's actual service revenues for 1995 were $0.4 million compared to $0 in 1994. The increase in service revenues in 1995 was primarily attributable to an increase in subscribers (none at December 31, 1994 compared to 5,204 at December 31, 1995). Such increase was the result of the rapid roll-out of Austar's services initially launched August 1995.

     Telefenua

          Telefenua's service revenues increased to $1.9 million for 1995 from $0 in 1994. The increase is primarily attributable to an increase in subscribers (none at December 31, 1994 compared to 4,126 at December 31,
     1995).  Telefenua launched service in March 1995.

     Saturn

          The Company began consolidating the results of Saturn effective July 1, 1996. Accordingly, the Company reported no service revenue from Saturn in 1995. Saturn's actual service revenues for the year ended December 31, 1994 were $0.05 million compared to $0.1 million for the year ended December 31, 1995. The increase was primarily attributable to an increase in subscribers from 443 at December 31, 1994 to 959 at December 31, 1995.

     System Operating Expenses. The Company's operating expenses increased to $3.2 million for the year ended December 31, 1995 from $0 in the prior year, primarily as a result of increases in operating expenses at Telefenua.

     Austar

          The Company began consolidating the results of Austar on January 1, 1996. As a result, the Company reported no operating expenses from Austar in the Company's consolidated statements of operations for 1994 and 1995. Austar's actual operating expenses increased to approximately $4.3 million in 1995 relative to 1994. Operating expenses consisted primarily of payroll ($1.7 million) and satellite programming fees ($0.4 million), with the remainder consisting primarily of office related expenses, system travel/recruitment and NCOC and field office start-up costs. The increase in operating expenses in 1995 was primarily attributable to the rapid roll-out of Austar's services, initially launched in August 1995, and the corresponding increase in subscribers (none at December 31, 1994 compared to 5,204 at December 31, 1995).

     Telefenua

          Operating expenses consolidated by the Company from Telefenua increased to $2.8 million in 1995 from $0 in 1994. Telefenua's operating expenses for 1995 consisted primarily of programming fees, production costs and payroll related costs. Telefenua launched service in March 1995 resulting in the increase in operating expenses.

     Saturn

          The Company began consolidating Saturn on July 1, 1996. Accordingly, the Company reported no operating expenses for Saturn in its consolidated statements of operations for the years ended December 31, 1994 and 1995. Saturn's actual operating expenses were $0.4 million for 1994 compared to $1.1 million for 1995. The increase is attributable to system expansion and increased subscribers (443 at December 31, 1994 compared to 959 at December 31, 1995).

     System Selling, General and Administrative Expenses. The Company's system selling, general and administrative expenses increased to $2.5 million for the year ended December 31, 1995 from $0 in 1994.

     Austar

          The Company began consolidating the results of Austar on January 1, 1996. Accordingly, the Company reported no system selling, general and administrative expenses for Austar in 1994 or 1995. Austar's actual system selling, general and administrative expenses were $0.4 million in 1994 compared to $3.1 million in 1995. The increase relates to marketing efforts associated with Austar's 1995 service launch.

     Telefenua

          System selling, general and administrative expenses consolidated by the Company from Telefenua increased to $2.3 million in 1995 compared to $0 in 1994. This increase was primarily attributable to increased marketing efforts associated with Telefenua's March 1995 service launch.

     Saturn

          The Company began consolidating Saturn effective July 1, 1996. Accordingly, no system selling, general and administrative expenses for 1994 and 1995 were reported. Saturn's actual selling, general and administrative costs increased from $0.4 million in 1994 to $1.2 million in 1995. The increase is attributable to increased marketing efforts to expand the subscriber base as Saturn's system expanded.

     Corporate General and Administrative Expense. The Company's corporate general and administrative expense for the year ended December 31, 1995 increased to $0.9 million from $0.7 million in the year ended December 31, 1994, primarily due to the hiring of additional corporate staff dedicated to the region.

     Depreciation and Amortization. The Company had depreciation and amortization expense of $1 million for the year ended December 31, 1995 due primarily to the acquisition of Telefenua and the launch of its system in March 1995. The Company had no such expenses in 1994.

     Equity in Losses of Affiliated Companies. The Company recognized equity in losses of affiliated companies of $1 million and $16.4 million for the years ended December 31, 1994 and 1995, respectively. The companies that comprise Austar were incorporated in mid-1994. The Company acquired an initial interest in these companies in the fall of 1994 and increased its economic interest in these companies to 90% in late December 1995. Austar launched its first MMDS system in August 1995. The Company acquired an initial 50% interest in Saturn in July 1994. Accordingly, the Company recognized equity in losses for Saturn for only the six months ended December 31, 1994, as compared to the full twelve months for the year ended December 31, 1995. In addition, in 1995, Saturn initiated engineering and design work and started system construction and accordingly incurred more losses in 1995 as compared to 1994. XYZ was formed in October of 1994 and began distributing its four channels in April 1995.

     Gain on Sale of Investment. In September 1995 the Company sold one half of its interest in XYZ at cost. As the recognition of equity losses through that date had reduced the Company's investment to zero, the Company recognized a gain on the entire amount received of $4.1 million.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is responsible for its proportionate share of the capital requirements of the operating companies. The Company has funded its proportionate share to date with capital contributed by UIH, and the proceeds of the Notes and has reduced its proportionate share to date with proceeds from the Austar Bank Facility and the Saturn Transaction.

     The following table sets forth, as of September 30, 1997, (i) the total estimated funding required for the construction and initial marketing of the operating companies' systems in their existing license areas, including any capital invested to date and the application of any operating cash flow sources for such operating companies, (ii) the total amount of capital invested in each of the operating companies and the portion funded by the Company and by bank facilities and (iii) the total estimated additional funding required based on the assumptions stated in (i) above and the Company's estimated portion of such funding. Such amounts are expected to be funded over the next 24 to 36 months. The estimated required additional funding numbers below have not been reduced to give effect to any surplus cash flow of any one operating company which might be available to fund the requirements of another operating company. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. The Company's portion of estimated additional funding would be increased proportionately to the extent cash flow from the operating companies and other sources of financing are not sufficient to meet project funding requirements. To the extent that the other shareholders of XYZ Entertainment fail to fund their pro rata share of the additional shareholder capital, the Company may elect to fund all or a portion of such shortfall.


                                ESTIMATED TOTAL PROJECT          CAPITAL INVESTED                      ESTIMATED REQUIRED
                                 FUNDING REQUIREMENTS        AS OF SEPTEMBER 30, 1997(1)               ADDITIONAL FUNDING
                                ---------------------        --------------------------             -----------------------
OPERATING COMPANY               THE COMPANY     TOTAL        THE COMPANY(2)    TOTAL (2)            THE COMPANY       TOTAL
-----------------               -----------     -----        --------------   ---------             -----------       -----
                                                                          (In thousands)
Austar..................           $391,000  $391,000             $290,202(3)  $290,202(3)             $100,798(4) $100,798(4)
Saturn..................             83,015   130,464               31,296(5)    50,896(6)               51,719      79,568
Telefenua...............             17,400    17,400               16,737       16,737                     663         663
XYZ.....................             13,974    55,896               13,185       52,740                     789       3,156
United Wireless.........              8,226     8,226                7,087        7,087                   1,139       1,139
                                   --------  --------              --------    --------                --------    --------
  Total.................           $513,615  $602,986             $358,507     $417,662                $155,108    $185,324
                                   ========  ========              ========    ========                ========    ========


(1) Certain amounts contributed by the Company's partners were contributed in currencies other than U.S. dollars. Such amounts have been translated to U.S. dollars using a convenience translation.
(2) Includes amounts contributed to Austar (approximately $11.0 million) and Saturn (approximately $2.9 million) by shareholders other than the Company, which were contributed by such shareholders prior to the acquisition of their respective interests by the Company.
(3) Includes approximately A$87.0 million ($67.5 million converted using the exchange rate on each funding date) of amounts borrowed under the Austar Bank Facility. Does not include the $58.6 million paid by the Company to increase its economic interest in Austar to approximately 100%.
(4) The Austar Bank Facility of A$200.0 million ($155.0 million) reduces the Company's portion of the remaining funding requirements. As of September 30, 1997, Austar had drawn A$87.0 million on this facility leaving A$113.00 million ($82.0 million converted using the September 30, 1997 exchange rate) that can be drawn down, assuming compliance with certain financial covenants.
(5) Does not include the value of shares of common stock exchanged for shares of the Company to increase the Company's interest in Saturn to 100% effective July 1996.
(6) Includes the $19.6 million invested by SaskTel for its 35% interest in Saturn in July 1997. Does not include the value of shares of common stock exchanged for shares of the Company to increase the Company's interest in Saturn to 100% effective July 1996.

     The Company received total gross proceeds of $29.9 million from the issuance of the Old Notes. The Company plans to use the proceeds from the sale to fund capital expenditure and working capital requirements of its subsidiaries and affiliates as permitted by the terms of the Company's indentures.

     In July 1997, SaskTel purchased a 35% equity interest in Saturn by investing approximately $19.6 million for its shares. The Company believes that SaskTel will contribute telephony expertise to Saturn in providing cable/telephony service in the Wellington, New Zealand area. The proceeds from the sale are expected to provide a portion of the capital necessary for completion of the project.

     The Company believes that it will be required to fund a total of approximately $155.1 million in order to build-out its existing projects over the next three years. To the extent the operating companies fund their construction and other costs through project financing, the Company's portion of estimated additional funding would be reduced proportionately. In addition to the Austar Bank Facility and cash on hand, the Company intends to raise additional capital through capital contributions from UAP, further issuances of debt either by the Company or the operating companies, or by the sale of all or a part of its equity in certain of its operating subsidiaries. The Company's indentures and UIH's indentures place restrictions on the Company and certain of its subsidiaries with respect to the amount of additional debt each may incur. The Company and all of the operating companies are currently restricted under the UIH indentures. The Company, Austar and Telefenua are restricted under the Company's indenture. The restrictions imposed by the indentures will be eliminated upon the retirement of UIH's notes at their maturity in November 1999 and upon the retirement of the Company's Notes at their maturity in May
2006.

     The Company is negotiating to sell all or a portion of its interest in Telefenua, the proceeds of which would be used to fund its other businesses. There can be no assurance that the Company will be successful in completing this sale.

        Cash and cash equivalents increased $26.5 million from $19.2 million as of December 31, 1996 to $45.7 million as of September 30, 1997. Principal sources of cash during the nine months ended September 30, 1997 included $66.0 million of borrowings on the Austar Bank Facility, $29.9 million gross proceeds from the issuance of the Old Notes, $20.3 million from SaskTel's purchase of a 35% equity interest in Saturn (the "Saturn Transaction"), the net sale of the remaining balance in short-term investments of $18.6 million and a loan from UIH of $5.0 million. These funds were used principally for purchases of property, plant and equipment totaling $67.9 million to continue the build-out of the Company's existing projects, primarily Austar, and to pay down related construction payables that existed as of December 31, 1996 totaling $29.4 million, as well as funding operating activities of $6.7 million during the period. During the nine months ended September 30, 1997, the Company incurred a net loss of $114.4 million of which $57.8 million was from non-cash depreciation and amortization expense and $27.0 million was from non-cash accretion of interest on the Notes. In addition, accounts payable, accrued liabilities and other increased $20.0 million, the majority of which was due to an increase in the amounts owed to UIH and UAP for capital contributions paid by UIH on the Company's behalf.

        During the nine months ended September 30, 1996, cash and cash equivalents increased $60.5 million from $8.7 million as of December 31, 1995 to $69.2 million as of September 30, 1996. Principal sources of cash during this period included $225.1 million gross proceeds from the issuance of the 1996 Notes, loans from UIH totaling $15.1 million and capital contributions from UIH totaling $10.7 million. These funds were used principally to purchase property, plant and equipment totaling $105.9 million to construct Austar's and Telefenua's systems, to purchase net short-term investments of $27.6 million, to pay down the $25.0 million owed to UIH under a bridge loan and to contribute $10.7 million to Saturn and XYZ Entertainment to meet the Company's funding obligations, as well as funding operating activities of $8.1 million during the period. During the nine months ended September 30, 1996, the Company incurred a net loss of $47.3 million of which $15.9 million was from non-cash depreciation and amortization expense and $12.0 million was from non-cash accretion of interest on the May 1996 Notes. In addition, accounts payable, accrued liabilities and other increased $17.5 million, the majority of which was related to the build-out of the operating systems.

        Effective November 17, 1997, the Company issued warrants to the holders of the 1996 Notes and the Old Notes to purchase 3.4% of the common stock of the Company. The total number of warrants issued was 488,000. Each warrant entitles the holder to purchase from the Company one share of Common Stock at a purchase price per share of $10.45, exercisable until May 15, 2006.

        Australis, a supplier of movie and sports programming as well as satellite distribution services to Austar, has publicly announced that it may need to appoint a receiver owing to liquidity issues. The Company is currently in negotiations with Australis and other programming suppliers for these types of programming and, therefore, currently believes it will be able to make satisfactory programming arrangements in the event of a disruption in service from Australis. There can be no assurance, however, that such arrangements will be concluded, or will be concluded on terms favorable to Austar.


FOREIGN CURRENCY EXCHANGE RATE RISKS; HEDGING

     The operating companies' monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the operating companies have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

     In general, the Company and the operating companies do not execute hedge transactions to reduce the Company's exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities.
In general, exchange rate risk to the Company related to the operating companies' commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to the Company of these notes payable, notes receivable and debt linked to the U.S. dollar have and will continue to impact the Company's reported earnings. Because of the manner in which the Company accounts for its interest in XYZ, any adverse effects on reported earnings of these companies would impact the Company through its equity in losses of affiliated companies.

     The countries in which the operating companies now conduct business generally do not restrict the removal or conversion of local or foreign currency; however, there is no assurance this situation will continue. The Company may also acquire interests in companies that operate in countries where the removal or conversion of currency is restricted.

                                    BUSINESS

GENERAL

     The Company is a leading provider of multi-channel television services in Australia, New Zealand and Tahiti. Through its Australian operating company Austar, the Company is the largest provider of multi-channel television services in regional Australia, where it operates MMDS systems and markets a DTH service in franchise areas encompassing approximately 1.6 million television homes, or 25% of the total Australian market. In addition, the Company, through its 65%- owned New Zealand operating company Saturn is constructing a wireline cable and telephony system in Wellington, New Zealand, a market representing approximately 141,000 television homes. The Company's other assets include a (i) 25% interest in XYZ, a programming company that provides four channels to the Australian multi-channel television market as part of the "Galaxy Package," the most widely distributed programming package in Australia and the core component of Austar's programming offering, as well as a recently launched fifth channel, (ii) up to a 90% economic interest in Telefenua, the only provider of multi-channel television services in Tahiti, with an MMDS system in a market with 31,000 television homes, and (iii) a 100% interest in United Wireless, a provider of wireless mobile data services in Australia.

     The Company believes that it is well-positioned to capitalize on the rapidly increasing demand for multi-channel television and telephony services in Australia, New Zealand and Tahiti. As of September 30, 1997, the Company had invested over $350 million in its networks and operating infrastructure and had launched service in each of its markets. As of September 30, 1997, the Company's multi-channel television operating systems had an aggregate of approximately 1.6 million television homes serviceable and approximately 187,000 subscribers, compared to approximately 296,200 television homes serviceable and approximately 29,300 subscribers as of December 31, 1995 (with a substantial majority of such growth resulting from Austar's expansion). During this same period, programming subscribers of XYZ increased from approximately 65,000 to approximately 524,000. While the Company expects that a substantial portion of its growth will come from the continued development of Austar, the Company is also anticipating significant growth by its other operating companies, each of which the Company believes has attractive growth prospects.

     The following table sets forth certain operating statistics of the operating companies as of September 30, 1997:


                                          TELEVISION                                   ECONOMIC
                                           HOMES IN         HOMES          BASIC      OWNERSHIP
OPERATING SYSTEM      TECHNOLOGY         SERVICE AREA    SERVICEABLE    SUBSCRIBERS   INTEREST(1)
----------------      ----------         ------------    -----------    -----------   ----------
Austar                MMDS/DTH              1,622,000      1,589,000       178,832         100%
Saturn                Cable/Telephony         141,000         20,124         2,829          65%
Telefenua             MMDS                     31,000         20,128         6,257          90%
XYZ                   Programming                 N/A            N/A       524,000          25%
                                            ---------      ---------       -------
      Total                                 1,794,000      1,629,252       711,918
                                            =========      =========       =======

--------------------
(1) For a full description of the Company's ownership interest in its operating companies, see "Corporate Organizational Structure."


AUSTAR (AUSTRALIA)

     Austar is the largest provider of multi-channel television services in regional Australia (areas outside Australia's six largest cities). In early 1996, Austar initiated widespread deployment of its services and, as of September 30, 1997, had launched MMDS service in all of its 38 metropolitan markets containing approximately 842,000 homes, and had initiated the marketing of DTH services in non-metropolitan markets containing approximately 747,000 homes. These markets represent substantially all of Austar's 1.6 million franchise television homes.

     Operating and Growth Strategy. Due to the relatively small size and low housing densities which characterize the markets in its franchise areas, Austar is primarily utilizing MMDS and DTH wireless technologies to deliver its service. In its metropolitan markets, Austar constructs and owns the transmission facilities and installs and retains ownership of the in-home subscriber equipment. In its non-metropolitan markets, Austar is marketing a DTH service (consisting primarily of the Galaxy Package) and installs and retains ownership of the in-home subscriber equipment. As a result, Austar did not incur the costs necessary to own the facilities required to offer a DTH service and only incurs capital costs when a DTH subscriber is installed. Approximately 875,000 of the television homes in Austar's service area are in metropolitan markets with sufficient size and densities to justify the construction of MMDS networks. Austar owns virtually all of the licenses in the MMDS spectrum currently available in these markets for the provision of MMDS services. Because MMDS service is less expensive to install than DTH, Austar services customers in these metropolitan markets with its MMDS service whenever possible. A small number (approximately 30% of homes in these metropolitan markets, however, are out of the line of sight of Austar's MMDS networks.
Austar services these homes with its DTH service. Austar markets its programming services via DTH in its non-metropolitan franchise areas representing 747,000 television homes. These are less densely populated areas outside its metropolitan markets that are more effectively serviced by DTH technology. In addition, Austar recently began construction of a wireline cable network in Darwin, a market containing approximately 26,200 serviceable homes where dense vegetation makes an MMDS system impractical.

     The deployment of MMDS networks in combination with DTH has allowed Austar to roll out its service quickly and achieve rapid subscriber growth in its franchise areas. Austar believes that the ability to be the first provider of multi-channel television services in each of its markets has allowed Austar to establish a significant market presence and strong brand awareness, factors which management believes provide it with a competitive advantage. Austar is currently the only provider of multi-channel television services in substantially all of its franchise areas.

     As of September 30, 1997, Austar had launched service in 38 of its metropolitan markets representing substantially all of its potential serviceable homes. From February through April 1997, sales orders declined in relation to the previous months due to a planned reduction in sales and marketing efforts designed to conserve cash in light of then existing funding needs. The following table sets forth the summary operating statistics in Austar's launched metropolitan markets, which are served primarily by MMDS, as well as its non-metropolitan markets served by DTH:

                                  1997
                           ---------------------------------------------------------------------------------------------------------
                           JAN.  31     FEB. 28     MAR. 31     APR. 30      MAY 31      JUNE 30     JULY 31     AUG. 31    SEPT. 30

                           ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Cumulative metropolitan
 markets launched.........        38          38          38          38          38          38          38          38          38


Metropolitan homes
 serviceable..............   782,000     782,000     842,000     842,000     842,000     842,000     842,000     842,000     842,000


Non-metropolitan homes
 serviceable..............   747,000     747,000     747,000     747,000     747,000     747,000     747,000     747,000     747,000

                           ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------

Total homes serviceable... 1,529,000   1,529,000   1,589,000   1,589,000   1,589,000   1,589,000   1,589,000   1,589,000   1,589,000

                           =========   =========   =========   =========   =========   =========   =========   =========   =========

Sales orders..............    19,067      12,603      12,086      12,672      23,143      15,472      20,401      17,996      18,370

Net gain in subscribers...    12,620       7,659       5,467       1,912      10,182       8,245       8,657       8,982       8,617

Total subscribers.........   116,030     123,689     129,156     131,068     141,250     149,495     158,152     167,134     178,832

World Movies subscribers..    15,420      17,025      19,447      19,341      20,691      22,453      25,461      26,755      26,191

Installation backlog......    11,709       8,611       9,041       9,523      11,591       4,882       7,302       7,734       6,307

     To facilitate the rapid roll-out of its service, Austar has established local offices in the majority of its metropolitan markets. These local offices coordinate marketing, installation and customer service in Austar's metropolitan markets and surrounding non-metropolitan areas. The local offices are supported by five regional offices. Each regional office typically serves three to twelve metropolitan markets. Austar estimates that approximately 70% of its potential non-metropolitan customers are within fifty kilometers of its metropolitan service areas. This proximity enables Austar to reduce installation and service costs associated with DTH service to non-metropolitan subscribers and to focus subscription sales through the use of marketing, promotional and sales tactics.

     Austar has entered into contracts with a number of service companies to install MMDS receivers, DTH satellite dishes and set-top decoders. Installers collect the installation fee, install subscriber equipment and test reception quality. Austar has trained and established certain guidelines for third party service company employees who install Austar reception equipment. Austar has an extensive quality assurance program and expends a significant amount of effort to follow-up on installations to ensure customer satisfaction and, in the case of DTH equipment installed within its metropolitan markets, verify that more economical MMDS technology could not be used. Austar believes its efforts to resolve service problems quickly has helped establish customer loyalty.

     As of September 30, 1997, Austar had spent $54 million for construction of MMDS head-end and transmission facilities for all of its operating systems. Variable installation and equipment costs for each MMDS and DTH subscriber are currently approximately $320 and $600 per subscriber, respectively. These subscriber costs are partially offset by the Company's metropolitan and non-metropolitan installation charges of $31 to $75 and $115, respectively. Austar retains ownership of all MMDS and DTH customer premises equipment.

     Pricing. Austar is currently providing the eight channel Galaxy Package, the most widely distributed programming package in Australia, plus six additional channels of programming as its standard basic package at a monthly rate of approximately $31, with a one-time installation charge ranging from approximately $31 to $75 for metropolitan subscribers and $115 for non-metropolitan DTH subscribers. Austar also integrates all available off-air channels into its basic channel line up at no additional charge. In March 1996, Austar began offering its first premium channel, World Movies, which consists primarily of foreign movies, art films and features. Austar is charging approximately $5.30 per month for World Movies. As of September 30, 1997, Austar had 26,191 subscribers for its World Movies premium channel.

     Marketing; Customer Support. Austar has focused its marketing and sales efforts to support its strategy of rapid system roll-out which management believes will provide it with a competitive advantage in each of its markets. Austar has developed a comprehensive marketing and sales organization consisting of a 180 person direct sales force and over 200 national customer service and telemarketing personnel. The direct sales force, which operates out of local offices in each of Austar's metropolitan markets, is currently generating sales of approximately 2,500 subscriptions per week. The sales force at Austar's National Customer Operations Center ("NCOC") is currently generating sales of approximately 2,000 to 2,500 additional subscriptions per week from inbound and outbound calls. This sales organization is supported by an integrated marketing program of television, radio and print advertising.

     The NCOC is a state-of-the-art fully-integrated subscriber management system featuring a sophisticated digital wide-area network, Cable Data's Intelecable platform, an automated response unit and predictive dialer technology. The NCOC currently services all of Austar's MMDS and DTH subscribers and has the capacity to service all future customers in its existing markets. NCOC employees process installation orders, handle customer inquiries, including programming and technical questions, and implement the customer retention program, which includes telephone contact with customers following a cancellation request, as well as making unprompted contact with customers immediately following installation in an effort to ensure customer satisfaction. Incoming calls from all of Austar's markets are directed to the NCOC where customer service representatives are available to provide sales and service information. The NCOC currently handles approximately 3,700 calls per day but has scaleable capacity to handle at least 5,000 calls per day. The NCOC facility currently employs 180 customer service professionals, which Austar intends to increase as its subscriber base grows in its franchise areas. In addition, Austar is exploring the possibility of using the NCOC to outsource customer service to third parties in similar lines of business where appropriate.

     Austar's monthly "churn" (calculated as total disconnects as a percentage of average subscribers), which averaged 5.4% per month during 1996, has declined to an average of 3.8% per month during the nine month period ended September 30, 1997. Austar believes that this ratio is likely to continue to decline in the future due to several factors, although there can be no such assurances. First, over 31% of the total disconnects in 1996 and 15% during the first nine months of 1997 have resulted from subscribers in the Gold Coast (which represents only 10% of Austar's total subscribers as of September 30, 1997), the only market in which Austar currently faces competition. As a result of this competitive environment, Austar's installation fee in the Gold Coast is only $15 as compared to $31 to $75 in other metropolitan markets and $115 in non-metropolitan markets. A higher installation charge results in a larger financial commitment to the service by the subscriber and therefore reduces the probability of churn. In connection with the Company's acquisition of Australis' interest in Austar and related agreements and transactions (the "Australis Arrangement"), Austar will be compensated by Australis for any FoxTel Management Pty Limited ("FoxTel") subscribers in the Gold Coast. Second, due to the significantly higher installation charges in its non-metropolitan markets summarized above, Austar believes that this ratio will decline as its percentage of non-metropolitan subscribers to total subscribers increases (because Austar only launched its rural DTH service in May 1996, its percentage of non-metropolitan subscribers to total subscribers has increased from 0% on May 1, 1996 to approximately 23% at September 30, 1997). Approximately 49% of Austar's total serviceable homes are in its non-metropolitan franchise area. Austar's average monthly churn in its non-metropolitan markets has been approximately 2.0% during the first nine months of 1997. Finally, Austar expects its churn to decline as it continues to implement its customer assurance and retention program and the breadth and quality of its programming package improves and is actively negotiating to add additional sports and other programming to its offering. In addition, the Company has recently implemented specific plans to decrease churn, such as introducing direct debit banking for customers, and reducing telephone abandonment rates which aid in customer retention and satisfaction. There can be no assurances, however, that Austar will be successful in these efforts to decrease churn or that Austar will not face increased churn as competitors enter its markets.

     Programming. The Company believes that programming is an important component in building successful multi-channel television systems. Accordingly, Austar has secured the right to distribute the Galaxy Package in its service areas pursuant to franchise agreements with Australis with initial terms through 2009 (extendible at the option of Austar through 2019). Austar believes that the terms of its franchise agreements with Australis are favorable to Austar and that these terms provide Austar with a programming cost advantage over potential competitors. See "--Franchise Agreements."

     The Galaxy Package is the most widely distributed programming package in Australia and is the core programming offering of Austar, East Coast Television, Australis and FoxTel. Management believes that approximately 75% of Australia's multi-channel television subscribers subscribe to the Galaxy Package. The channels in the Galaxy Package were developed exclusively for the Australian market by several of the world's leading programming companies, including Paramount, Sony, Universal, Fox and Viacom. The Galaxy Package consists of the following eight channels:


GALAXY CHANNEL                PROGRAMMING GENRE
--------------                -----------------
Showtime....................  premium feature movies
Encore......................  library movies
Fox Sports..................  sports
TV-1........................  general entertainment
Discovery...................  documentary, adventure, history and lifestyle
Nickelodeon/Nick at Nite....  children's and family entertainment
Arena.......................  general entertainment
Channel [V].................  music video

    In addition to the right to distribute the Galaxy Package, Austar has the right to distribute any additional channels offered by Galaxy and will pay Australis for such channels a fee no greater than that charged to any other person and in no case greater than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price at which Australis agrees to distribute Australis produced or compiled programming), plus 10%. See "--Franchise Agreements."

    Austar has also secured additional programming on a non-exclusive basis, which it is distributing to its customers as part of its standard basic programming package, and Austar integrates all available free-to-air channels into its standard basic channel line up at no additional charge. Austar's other "cable" channels include the following:


OTHER CHANNELS              PROGRAMMING GENRE
--------------              -----------------
CMT.......................  country music videos
BBC World.................  world news
CNBC(1)...................  business news
Asia Business News (2)....  regional business news
TNT(2)(3).................  library movies
Cartoon Network(2)(3).....  cartoons
CNN International(2)......  world news
The Value Channel(4)......  shopping
Preview(4)................  programming guide
Comedy Channel............  comedy
LifeStyle.................  home and personal improvement

--------------------
(1)  All markets except the Gold Coast.
(2)  The Gold Coast (MMDS) only.
(3)  TNT and Cartoon Network share one channel.
(4)  DTH only.

     In March 1996, Austar began offering its first optional premium channel, World Movies, which consists primarily of foreign movies, art films and features. Austar is charging approximately $5.30 per month for World Movies. Demand for this service has been strong with approximately 26,191 customers as of September 30, 1997, representing 15% of Austar's basic subscribers. On November 1, 1997, Austar launched Nightmoves, Australia's first adult premium channel, for A$19.95 per month. Austar estimates that this service will net Austar approximately 77% of the subscription revenues generated.

     Austar acquired the programming rights to and initiated transmission of the Super League Channel to all of its customers for the 1997 season. The parties currently are negotiating a long-term agreement for 1998 and subsequent seasons, although there can be no assurances that Austar will be successful in obtaining an agreement on satisfactory terms, if at all. The Super League is a rugby league competition supported by News Corp. and produced in partnership with News Corp.'s Fox Sports joint venture. Rugby league is one of the most popular television sports in the Queensland and New South Wales portions of Austar's franchise areas. The Super League Channel currently provides live telecasts

(and replay rights) of certain Super League weekly games on Friday nights, Saturday, Sunday and Monday evenings, but the suppliers of the channel have indicated their intention to add, at some point in the future, additional "football" programming, including U.S. NFL games and international soccer.

     Austar intends to expand further the number of programming services available on its MMDS systems and expects that it will be marketing additional channels of programming via DTH. Austar's MMDS systems have the capacity to transmit up to 19 analog channels (of which Austar currently uses 11 to 12 in its markets) in addition to free-to-air channels, which are integrated into the programming line-up at the rooftop. Austar is currently testing digital technology in one market and intends to offer digital service in certain metropolitan markets if and when competitive factors dictate. The DTH service marketed by Austar utilizes MPEG II digital technology which has over 100 channels of capacity. In addition to any additions to the Galaxy Package, Austar has also secured, beginning in July 1997 for a five-year period, a 54 MHz transponder capable of broadcasting between 10 and 15 digital channels on the Optus Networks satellite that currently transmits the Galaxy Package, and pursuant to the Australis Arrangement, has the right to deliver such programming to its customers through the Australis system. The Company currently is evaluating the revenue generation potential for program carriage on this transponder and may sublease all or a portion of its transponder capacity during the initial term of the agreement. Such transponder payments will be approximately $480,000 per month, beginning in September 1997, under the agreement with Optus Networks.

     Franchise Agreements. Austar has entered into franchise agreements with Australis. Each franchise agreement is for a term of 15 years commencing in October 1994, and Austar has the option to renew the franchise agreements on identical terms for another ten years. Under the franchise agreements, Australis granted Austar the license and right to distribute the Galaxy Package in its franchise areas. These franchise agreements provide exclusivity over wireless technologies and provide that Australis will not grant rights to any other person to use Australis' satellite infrastructure or system to transmit the Galaxy Package in Austar's franchise areas.

     Pursuant to the terms of its franchise agreements, Austar pays a percentage of net revenues to Australis for the right to distribute the Galaxy Package.
For purposes of the franchise agreements, net revenues equal gross revenues received from the eight Galaxy channels currently provided less certain agreed costs, including depreciation of subscriber equipment, which the Company believes results in a favorable programming pricing structure.

     In March 1995, Australis granted FoxTel a license to distribute the Galaxy Package over cable television systems throughout Australia, including Austar's franchise areas. The Company believes that because of such action, Australis was in breach of its franchise agreements. FoxTel currently is distributing Galaxy programming, in only one of Austar's markets, the Gold Coast, which contains approximately 116,000 serviceable homes. On June 19, 1996, pursuant to the Australis Arrangement, Austar and the Company agreed to settle their dispute with Australis with respect to this matter. As part of the Australis Arrangement, the parties agreed that Australis is entitled to grant FoxTel the non-exclusive right to distribute the Galaxy Package by cable, but that FoxTel may not sublicense or assign this right without Austar's consent. Australis agreed to pay to Austar an amount equal to the amount Australis received from FoxTel for programming service for the period from March 1995 through June 30, 1996, less the amount Australis paid to third party programming suppliers for such programming with respect to FoxTel subscribers located in Austar's franchise areas during such period. In addition, from June 30, 1996 through the term of the franchise agreements, Austar has the right in its sole discretion, either to (i) sublicense to FoxTel the right to transmit the services provided to it by Australis (and any other services) by cable transmission in its franchise areas or (ii) require Australis to pay Austar an amount each month equal to the sum of (a) the greater of A$4.50 per subscriber and all revenues (less programming costs) per subscriber during such month received under the agreement between FoxTel and Australis, with respect to FoxTel subscribers located in Austar's franchise areas and (b) an additional amount (if any) to put Austar in the position that it would have been in had it sublicensed the services provided to it by Australis directly to FoxTel (which currently would be approximately A$10 per FoxTel subscriber per month). The Company believes that, because its programming costs are less than the revenue to be generated by sublicensing such programming to FoxTel, the benefits to be gained from this aspect of the Australis Arrangement will be substantial over the years. As part of the Australis Arrangement, Australis agreed to extend the term of the franchise agreements by five years to an initial 15-year term and amended certain financial and strategic terms of the franchise agreements. Australis also granted to Austar the right to use Australis' satellite infrastructure to provide additional DTH services within Austar's franchise areas. In addition, Australis agreed to provide all future Galaxy channels to Austar at a price no less favorable than that charged other persons and in any event at no more than Australis' cost (as charged by third parties with respect to programming delivered by such party to Australis or the lowest price of which Australis agrees to distribute Australis produced or compiled programming), plus 10%. In return, the Company agreed (i) to waive and release any claim arising out of or in connection with Australis' execution and performance of its license agreement with FoxTel and (ii) not to make any objection or claim against Australis or FoxTel in connection with such license agreement. Management believes the Australis Arrangement is favorable to Austar.

     Competition. The substantial majority of Austar's metropolitan markets are either small (i.e., approximately 20,000 homes), and/or have relatively low household densities (generally 25 to 75 homes per square kilometer as compared to 100 to 130 homes per square kilometer in Australia's largest capital cities). As a result, Austar believes that its metropolitan markets generally do not have sufficient density to justify the construction of competitive wireline cable systems. While the Company believes household densities potentially could support wireline cable construction in areas representing approximately 20% of Austar's total franchise homes, the relatively small size of these markets reduces the attractiveness of constructing a competitive cable network. In addition, Austar, as a licensed subscription television provider, is authorized to build wireline cable systems in its markets and where appropriate could construct wireline cable systems. With the exception of the FoxTel cable television system currently extending into Austar's 116,000-home Gold Coast metropolitan market, Austar currently does not have any operational subscription television competitors in its franchise areas. In the Gold Coast, Austar currently is providing 15 channels of programming as its standard basic package which includes the eight channel Galaxy programming package as well as seven additional channels, at a monthly rate of approximately $23 with a one-time installation charge of approximately $15. FoxTel offers the Galaxy Package of eight channels as well as its ten other satellite or locally originated channels for a monthly fee of $31 and an installation charge of $16. At September 30, 1997, Austar had 17,000 subscribers in the Gold Coast and estimates that FoxTel has 10,000 subscribers in this market. In addition, Austar is currently testing digital MMDS technology in the Gold Coast and expects to implement digital service in those metropolitan markets where competitive conditions dictate.

     Approximately 747,000 of Austar's 1.6 million franchise homes are in non-metropolitan markets which generally have densities of fewer than 25 households per square kilometer. As a result, the Company believes that these markets can only be served economically with DTH technology. Although regulations no longer prohibit additional DTH services, Austar retains its exclusive right to market the Galaxy Package in its franchise areas through 2009 (extendible to 2019 at Austar's option). In addition, Austar believes it has an additional competitive advantage in offering DTH service in these markets because over 70% of its serviceable homes are within a fifty kilometer radius of its metropolitan markets, in most of which it has sales personnel and installation technicians. Accordingly, Austar believes its cost to market and install subscribers in these areas should be below that of any potential competitor without similar infrastructure in place.

     Management believes that Austar has established a significant subscriber base, strong brand awareness and substantial operational and marketing infrastructure, factors that provide it with a competitive advantage. Telstra and OptusVision have announced that they have effectively completed the roll-out of their respective broadband cable systems. In 1996, Optus Vision publicly announced that it plans to offer subscription television services by DTH throughout Australia. See "Summary--Recent Developments--Australian Pay Television Market."

     Management and Employees. Austar's senior management includes nine expatriate employees appointed to Austar that collectively have 130 years experience in the construction, marketing and operation of multi-channel television systems. Austar and UAP are parties to a 10-year Technical Assistance Agreement, renewable for up to an additional 15 one-year terms, pursuant to which Austar pays UAP a monthly fee equal to 5% of its gross revenues for the provision of various management and technical services, and reimburses UAP for certain direct costs incurred by UAP, including the salaries and benefits relating to the senior management team.

     As of September 30, 1997, Austar had a total of 720 employees. Substantially all of Austar's employees are parties to an "award" governing the minimum conditions of their employment including probationary periods of employment, rights upon termination, vacation, overtime and dispute resolution.

SATURN (NEW ZEALAND)

     The Company owns 65% of Saturn, which recently launched service on the initial portions of its hybrid fiber coaxial ("HFC") network that will allow it to provide multi-channel television services as well as business and residential telecommunications services in the Wellington area, encompassing 135,000 homes. Wellington is New Zealand's capital and second largest city. The Company launched service in portions of this system in September 1996 and expects construction to be completed by mid-1999. Saturn also operates an existing cable system, which passes approximately 6,000 homes, on the Kapiti Coast north of Wellington. As of September 30, 1997, Saturn's activated networks passed approximately 20,000 homes and serviced approximately 2,700 subscribers. In addition, Saturn has secured additional rights to use existing poles to attach its network cable in markets representing approximately 500,000 homes, subject to local planning approval, and is exploring the possibility of expanding its networks and services to these markets.

     In July 1997, SaskTel invested approximately $20 million in Saturn in return for a 35% interest. The Company believes that SaskTel, a subsidiary of the Saskatchewan Telecommunications Holding Corporation, will contribute substantial telephony expertise to Saturn as it builds and operates its cable television/telephony service in Wellington.

     Market Overview. The Company believes that New Zealand, a market of 1.2 million television homes, is attractive for multi-channel television providers. New Zealand has a demographic profile similar to Australia, including high per capita income and strong television, VCR and cellular telephone penetration rates. In addition, New Zealand imposes virtually no pricing regulation and only limited program content regulation, and permits operators to offer combined multi-channel television and telephony services over one network. There is currently only one significant multi-channel television provider that currently offers a five-channel UHF-delivered subscription service.

     Operating and Growth Strategy. Saturn is constructing a 750 MHz HFC network designed to service 500 to 1,500 homes per node with each home drop overlaid with copper telephony plant. This architecture will allow the integrated delivery of pay television, telephony, Internet access, high speed data and future interactive services. The majority of Saturn's approximately 1,600 kilometers of plant will be constructed on aerial utility poles which will allow for quicker and more cost-effective network construction than underground wireline. In addition, because current Wellington zoning generally permits only a single additional communications cable on its aerial utility poles, Saturn's status as first operator on such poles may limit use of these poles by other communications providers who will need to obtain specific resource covenants. Because the only significant multi-channel television competitor in the Wellington market offers a UHF-delivered service that is limited to only five channels, management believes it will be able to build a significant customer base by offering an attractive basic programming line-up of over 30 channels at competitive prices, as well as pay-per-view, data and telephony services.
Saturn recently executed an interconnect agreement with Telecom New Zealand ("Telecom") that will allow it to provide local residential and business telephone services. By bundling both subscription television and telephony services, Saturn will be able to offer pricing discounts across both services, which management believes will provide an advantage over competitors that offer only one service.

     Programming. Saturn's programming strategy is to offer a wide variety of high-quality channels at competitive prices. Saturn is currently offering a single tier of service consisting of 23 channels and currently is negotiating with a number of programming services to expand its channel offering. The following is a list of the programming currently offered by Saturn in its basic package:


CHANNEL                 PROGRAMMING GENRE
-------                 -----------------
TV 1................... general entertainment
TV 2................... general entertainment
TV 3................... general entertainment
TV 4................... general entertainment
MTV.................... music videos
Community Channel...... local news, events
CNN International...... world news
Asia Business News..... Asian business news
Discovery.............. science and nature
NBC Superchannel....... general entertainment
TNT.................... classic movies
Cartoon Network........ children's cartoon programming
Trackside.............. TAB racing
Kidzone................ children's programming
Weather Channel........ live weather from NZ MetService
Program Guide.......... programming line-up
TVSN................... shopping
CMTV................... country music videos
Elijah Television...... non-denominational religious programming
Worldnet............... U.S.  information service news and science
MCM.................... music videos

     In addition, Saturn has recently launched a 20-channel pay-per-view service pursuant to licensing agreements with Universal Pictures, Fox, Warner and Columbia Tri-Star.

     Pricing. Saturn currently offers a single basic service package with 23 channels in Wellington at a monthly subscription rate of $18.50 with a one time installation fee of $30 per subscriber. Sky TV ("Sky"), Saturn's primary competitor for multi-channel television services, charges subscribers a monthly rate of approximately $36 for five channels of programming with a one time installation fee of $35 per subscriber.

     Marketing; Customer Support. Saturn's marketing strategy uses promotion techniques proven in existing subscription television markets such as the United States and Europe, including direct sales campaigns (door-to-door selling), direct mail and telemarketing supported by a mass media brand awareness program. Direct sales has proven to be the most effective technique in other cable television markets, particularly in areas where multi-channel television is in its introductory stage. Each of these techniques aims to communicate the selling points of cable television: expanded choice, high entertainment value and breadth of programming genre to potential subscribers. Homes are released for marketing on a node by node basis as construction is completed, which allows a very targeted marketing program tailored to the unique demographic profile of the territory, and enables Saturn to capitalize on the product awareness resulting from its construction efforts. Saturn's sales strategy is designed to include an emphasis on telephony services (once these can be offered) and to capitalize on the value, quality and customer service advantages associated with bundled services. Saturn has established a national customer services center at its corporate headquarters in Wellington. All call management technology employed by Saturn is scaleable and can be configured to support a national network expansion. In addition, Saturn is currently developing a sophisticated marketing database to assist its sales force in a targeted sales approach in future marketing campaigns.

     Competition. There are currently five broadcast networks in New Zealand. The largest provider of subscription television services in New Zealand is Sky, which operates a five channel scrambled UHF subscription television service. Although Sky offers a popular sports channel on an exclusive basis, Sky does not currently offer the programming diversity or television/telephony bundling that Saturn plans to offer, services Saturn believes will drive its penetration. Sky has recently announced, however, that for an installation fee of $420 it intends to offer a satellite service primarily targeted to rural areas of New Zealand that currently are unable to receive Sky's UHF signal and which may enable it to provide up to an additional five channels. Independent News Limited, which is 49% owned by News Corp., recently acquired a significant shareholding in Sky. The Company is uncertain of the effects such Sky investment will have on Sky's competitive position.

     In addition, Telecom, New Zealand's largest telecommunications service provider with nearly a 100% share of local loop revenues, 75% of national and international toll revenues and 90% of cellular revenues, has announced its intention to rebuild certain of its existing networks using HFC technology, which will allow it to offer video and data services to a total of approximately 70,000 homes in various parts of New Zealand, and that further expansion of its network will depend on results of the initial roll-out. Telecom recently activated the initial portion of its network in the Wellington area, which passes approximately 8,000 homes. Telecom is also expected to be the primary competition to Saturn's planned local loop telephony service.

     Management and Employees. UAP has appointed three of its employees to senior management positions at Saturn, including Saturn's chief executive officer, and Saturn's technical director and customer operations director. SaskTel has appointed three of its employees to senior Saturn management positions, including Saturn's chief technology officer. UAP and SaskTel also provide technical, administrative and operational assistance to Saturn pursuant to Technical Assistance Agreements. Saturn reimburses UAP and SaskTel for all direct and indirect costs associated with these services, including employee costs, and pays each of SaskTel and UAP 2.5% of Saturn's gross revenue through 2007.

     As of September 30, 1997, Saturn had 148 employees. Substantially all of Saturn's employees are parties to a collective employment contract governing certain conditions of their employment including probationary periods of employment, termination, redundancy, overtime, holidays, leave and dispute resolution.

XYZ (AUSTRALIAN PROGRAMMING)

     Through its 25% interest in XYZ, the Company provides five channels (the "XYZ Channels"), four of which are part of the eight channels that are distributed as the Galaxy Package, the most widely distributed programming package in Australia. The XYZ Channels consist of the following:


CHANNEL                       PROGRAMMING GENRE
-------                       -----------------
Discovery Channel...........  documentary, adventure, history and lifestyle programming

Nickelodeon/Nick at Nite....  children's educational, entertainment and cartoons/family-oriented drama and entertainment

Channel [V].................  music video with local presenters

Arena.......................  drama, comedy, general entertainment, programming, library movies

Life Style..................  home and personal improvement programming

     Though not part of the Galaxy Package, LifeStyle is being carried by Austar and FoxTel.

     XYZ provides the XYZ Channels to Continental Century Pay Television Pty Limited (the "A Licenseholder"), which in turn, pursuant to long-term carriage agreements, supplies them as part of the Galaxy Package to Australis and its franchisees and to FoxTel. The Galaxy Package is available to the majority of Australia's approximately six million television households, including all households marketed via MMDS and DTH by Australis and its franchisees, pursuant to a carriage agreement between Australis and the A Licenseholder that has been warranted to XYZ as having a term through at least 2010. The XYZ Channels are also distributed to FoxTel pursuant to a carriage agreement between FoxTel and the A Licenseholder that has been warranted to XYZ as having a term through 2020. XYZ's agreement with the A Licenseholder provides for fixed per subscriber prices. The Company understands the carriage agreement between the A Licenseholder and FoxTel provides for substantial minimum subscriber guarantees. XYZ currently receives monthly revenues of approximately $3.15 per MMDS or DTH subscriber and $4.15 per FoxTel subscriber. ECT, an affiliate of the A Licenseholder, has guaranteed the performance of all of the A Licenseholder's obligations to XYZ under this agreement. As of September 30, 1997, the XYZ channels were distributed to approximately 524,000 multi-channel television subscribers.

     Operating and Growth Strategy. XYZ is an independently managed venture which purchases, edits, packages and transmits programming for the XYZ Channels in exchange for a monthly fee per subscriber. The Company and Century jointly manage Arena and LifeStyle; the Company, Century and FoxTel manage Channel [V]; and the Company and Century, together with Nickelodeon Australia, Inc. ("Nickelodeon") manage the Nickelodeon/Nick at Nite channel. Each of these three channels reports to a board comprised of the Company, Century and FoxTel executives. The Discovery Channel is managed by Discovery Asia and distributed by XYZ.

     XYZ is focusing its marketing efforts on creating, building and supporting channel identification and brand awareness. XYZ's goal is to acquire quality programming that will engender viewer loyalty. XYZ also plans to create and distribute an additional channel in 1998. Advertising sales were launched on all XYZ Channels on July 1, 1997. Advertising sales are managed by Multi-Channel Network, a consortium of all advertising channels funded by channel providers and distributors.

     Acquisition of Programming. In July 1995, XYZ and Discovery Asia executed a twelve-year exclusive carriage agreement whereby a localized version of the Discovery Channel replaced the existing documentary channel developed by XYZ. The Company believes that, as a result of this arrangement, XYZ will be able to offer subscribers higher quality programming at a lower cost to XYZ.

     XYZ and Nickelodeon, a division of Viacom, are jointly producing and distributing an Australian version of Nickelodeon/Nick at Nite, which XYZ began distributing in October 1995. XYZ pays a monthly per subscriber license distribution fee that is shared equally by Nickelodeon and XYZ.

     XYZ acquires programming and locally produces interstitials for, packages and distributes Arena, LifeStyle and Channel [V]. XYZ has acquired a two to three year supply of programming for Arena at prices its management considers to be favorable. XYZ is pursuing supply agreements and potential joint venture arrangements with a number of other international programming suppliers.

     In March 1997, XYZ and Channel [V] Music Networks ("CVMN"), a joint venture between Star TV and several record companies including B.M.G., EMI, Sony and Warner Music, entered into an agreement to re-brand XYZ's music video channel under a license arrangement with the international music video channel, Channel [V]. The arrangement, which has a ten year term, will allow XYZ to use the Channel [V] trademarks, interstitial materials and management and gives it access to Channel [V]'s favorable record programming arrangements. XYZ has agreed to pay a management fee of A$1 million over the first two years as well as a licensing fee based on gross subscriber revenues, ranging from 2.5% for the first two years to 5% for the third through the tenth years. After the third year, CVMN shall have a one-year option to acquire a 20% interest in Channel [V] at a price equal to XYZ's cost plus cost of capital at 11.5% per annum. Upon such acquisition, CVMN will offset its licensing fee against current and future profit shares.

     Employees. As of September 30, 1997, XYZ had 64 employees and the Nickelodeon joint venture had 20 employees. The programming joint venture between the Company and Century had 11 employees that provide management services to XYZ.

TELEFENUA (TAHITI)

     The Company has an up to 90% economic interest in Telefenua which operates a 16 channel MMDS service in a service area that, as of September 30, 1997, passed approximately 20,000 television homes. Telefenua currently is expanding its network by selectively adding beam benders and repeaters that will allow its signal to reach substantially all of the approximately 31,000 serviceable homes in its franchise areas. Telefenua had 6,257 subscribers as of September 30, 1997, representing a 31% penetration rate. The Company is in the early stages of negotiating the sale of all or a portion of Telefenua to local strategic investors, although there can be no assurance that the Company will conclude such a transaction.

     Market Overview. Tahiti and Moorea are the two largest and most populous islands of French Polynesia, a self-governing territory of the Republic of France. The French government contributes heavily to French Polynesia's economy and approximately one-third of Tahiti's population is employed by the national government. Television viewing alternatives are limited, but demand for television is strong as demonstrated by the country's high television and VCR penetration rates, 99% and 66%, respectively, and average per capita television viewing of nearly four hours per day. Prior to late 1994, television choice was limited to two government broadcast channels.

     Operating and Growth Strategy. Telefenua is focusing on increasing its penetration rates through continued direct marketing campaigns, including door-to-door sales, and expanding its serviceable homes through select deployment of beam benders and repeaters. Management is actively seeking to expand its programming offering including the planned introduction of premium movie services. Telefenua is also expanding its network by adding additional beam benders and repeaters. The Company anticipates this expansion will be completed over the next 12 to 24 months.

     Pricing. The subscription fee for Telefenua's basic tier is approximately $45 per month and the expanded tier monthly rate is approximately $55. To date, nearly 99% of Telefenua's customers are subscribing to the expanded tier of service. Telefenua also charges a one-time installation rate of approximately $100.

     Programming. Telefenua offers a combination of French and English language services. Telefenua's current channel line-up consists of 16 channels segregated into three tiers of service--a basic service with 11 channels, an expanded tier with an additional three channels and a premium service consisting of two channels. Telefenua's basic tier offers the two local broadcast channels as well as French language childrens', sports, general entertainment and music channels and the English language CNN International channel. Telefenua also plans to offer a local public access channel. The expanded tier includes French language movies, a documentary channel and ESPN International.

     With the exception of CNN International, ESPN International, HBO and the two local broadcast channels, all programming consists of taped French satellite services. Current French regulations require approval of the national regulatory authority for all programming. The following is a list of programming currently offered by Telefenua:

CHANNEL                  PROGRAMMING GENRE
RFO 1..................  government broadcast, general entertainment

RFO 2..................  government broadcast, general entertainment

CNN International......  world news

RTL....................  general entertainment

Eurosport..............  sports

Canal J/Canal Jimmy....  adult and childrens'

Serie Club.............  general entertainment

Paris Premiere.........  arts, life

MCM....................  music video

M6.....................  general entertainment

CMT....................  country music video

Planete................  documentary (expanded basic tier)

Cine Cinemas...........  movies (expanded basic tier)

ESPN International.....  sports (expanded basic tier)

CineStar...............  premium movie

HBO....................  premium movie

     Marketing; Customer Support. Telefenua utilizes several marketing techniques, proven in the U.S. multi-channel television industry, including door-to-door, direct mail and local media. The Company's customer service center also conducts telemarketing campaigns and has opened sales boutiques in high traffic areas throughout Tahiti and Moorea. Marketing campaigns consist of selected promotions targeting specific demographic groups throughout the year and new markets as they are activated. Telefenua's customer service center is located at its corporate headquarters. The center handles all customer inquiries, coordinates installations and manages all maintenance activities.

     Competition. Telefenua's only subscription television competitor is Canal Plus, which offers a single channel UHF service offering a combination of sports, movies and general entertainment programming. The Company estimates that Canal Plus had approximately 3,800 subscribers, of which an estimated 1,000 are also customers of Telefenua. The monthly subscription fee for Canal Plus' service is approximately equal to the subscription fee for Telefenua's 15-channel expanded tier service. There is no existing competition in Tahiti from DTH services due to limited satellite coverage in the region and lack of available satellite delivered French language programming.

     Management and Employees. UIH and the Societe Francaise des Communications et du Cable S.A. ("SFCC"), Telefenua's immediate parent, are parties to a Technical Assistance Agreement, whereby UIH has agreed to provide technical, administrative and operational assistance to the SFCC. SFCC has a similar technical assistance agreement with Telefenua under which it makes available to Telefenua UIH's services encompassing the following areas: (i) engineering, design, construction, and equipment purchasing; (ii) marketing, selling and advertising; (iii) accounting, billing and subscriber management systems and
(iv) personnel management and training, for reimbursement of expenses and a fee equal to 5.5% of Telefenua's gross revenue through the end of 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UIH under its Technical Assistance Agreement with SFCC are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UIH is also reimbursed for all direct and indirect costs associated with the services it provides. UIH has appointed two of its employees to serve as managing director and technical director of Telefenua. UIH pays these employees' salaries and benefits and charges Telefenua for these amounts.

     As of September 30, 1997, Telefenua had 41 employees.

UNITED WIRELESS (AUSTRALIAN MOBILE DATA)

     The Company owns a 100% economic interest in United Wireless, a provider of two-way wireless mobile data services in Australia. Wireless data networks provide for the two-way transmission of packet switched data between a customer's terminal and a host computer. The transmission of wireless data occurs over a network, similar in configuration to a cellular telephone network, which is constructed and maintained by a local network carrier, such as United Wireless.

     Background. In September 1995, the Company acquired a 100% interest in BellSouth Mobile Data Australia Pty Limited which was renamed United Wireless. United Wireless is in the second phase of its network deployment in the major metropolitan markets of Australia. United Wireless' network is based on the "Mobitex" technology, developed by Ericsson and Swedish Telekom and launched in 1984. Today, there are 14 operational Mobitex wireless data networks deployed throughout Europe, North America and the Asia/Pacific region.

     Market Overview. The Australian wireless mobile and fixed data industry is in an early stage of development. Wireless data services were first introduced in Australia in 1992 by United Wireless' predecessor. Today, there are two public wireless data carriers in Australia with a total estimated installed base of 5,500 customer terminals.

     Operating and Growth Strategy. United Wireless is aggressively expanding its network coverage areas to encompass the metropolitan markets of Adelaide, Brisbane, Canberra, the Gold Coast, Melbourne, Perth and Sydney.

The Company plans on spending approximately $1.4 million for network construction and working capital needs through 1998.

     Marketing and Customers. United Wireless' target market includes large companies with significant potential installed bases, such as utilities, security alarm firms, commercial banks, transport companies, and courier and delivery companies. Management believes that the most expeditious and economical approach to building an installed customer terminal base is to target its efforts on securing these large corporate accounts. Specific applications that United Wireless plans to target include remote order entry (i.e., sales persons and couriers), credit and debit card validation, remote meter reading for utilities, security monitoring and vending machine inventory monitoring.

     Revenue and Pricing. The majority of United Wireless' revenues are derived from monthly access fees charged on a per terminal basis. The average customer pays a monthly rate of $25 per terminal.

     Sales. United Wireless utilizes a network of systems integrators that act as the primary interface with potential customers. These systems integrators develop specific customer applications which utilize the Mobitex wireless network for transmission of data. United Wireless works closely with these systems integrators providing technical, marketing and other general sales support.

     Competition. United Wireless competes primarily with Telstra Wireless Data, a subsidiary of Telstra, whose wireless data network was developed by Motorola. The Company estimates Telstra Wireless Data has an installed base of approximately 5,250 customer terminals.

     In addition to an existing competitor, United Wireless could face competition in the future from certain companies that are attempting to implement satellite-generated data transmission and paging services on a global scale. The launch of low earth orbit satellite systems offering wide area public data communications in Australia is expected between 1999 and 2002. The Company believes, however, that the costs of both terminal equipment and data transmission are expected to be significantly greater than those incurred by United Wireless.

     The Company believes that the Mobitex network provides certain competitive advantages over other operating platforms including: (i) superior transmission quality; (ii) broader redundancy capabilities; (iii) larger base station coverage areas; (iv) lower maintenance and support requirements; and (v) a greater array of proven application solutions.

     Employees.  As of September 30, 1997, United Wireless had 23 employees.

TECHNOLOGIES EMPLOYED BY THE COMPANY

     The Company currently uses three principal transmission technologies in the deployment of its multi-channel television services in Australia, New Zealand and Tahiti. These technologies are: (i) microwave multipoint distribution systems (MMDS or wireless cable); (ii) DTH satellite broadcast services; and
(iii) wireline cable, or CATV, the technology with which multi-channel television services are most frequently delivered in the United States. The Company has carefully evaluated the characteristics of the markets in which it is currently operating or planning to operate multi-channel television systems and has chosen what it believes to be the most appropriate transmission technology for each. While these transmission technologies are, in general, similar with respect to picture quality, all such technologies offer improved picture quality compared to what has historically been offered by over-the-air broadcasters.

     MMDS is a microwave distribution system for which frequency bands are utilized for transmission of the programming services. MMDS signals originate from a head-end facility, which receives satellite-delivered programming services and delivers such programming via an encoded microwave signal from transmitters located on a tower or on top of a building to a small receiving antenna located at a subscriber's premises, where the microwave signals are decoded. MMDS transmission requires a clear line-of-sight because microwave frequencies will not pass through obstructions; however, many signal blockages can be overcome through the use of low power signal repeaters which retransmit an otherwise blocked signal over a limited area. The initial construction costs of a MMDS system generally are significantly lower than a wireline cable or DTH system. The Company is using MMDS transmission technology in Australia and Tahiti, where housing density and topography make MMDS the most cost effective technology.

     DTH transmits encoded signals directly from a satellite to a subscriber's premises, where it is decoded. Currently in Australia, all DTH subscription television services are transmitted via the Optus Satellite using High Performance Beams ("HP Beams") covering certain geographic areas (commonly referred to as a satellite "footprint"). All of Austar's franchise areas are within the Optus Satellite footprint. Because this signal will be transmitted at a high power level and frequency utilizing MPEG II digital technology, its reception can be accomplished with a relatively small (26-35 inch) dish mounted on a rooftop or in the yard for the households located within the innermost satellite transmission footprint and with a slightly larger (35-47 inch) dish for the households located outside the innermost footprint. Austar is using DTH transmission technology for homes in its MMDS markets that are not reachable by its MMDS signals, as well as for homes in its franchise areas where household densities do not support the construction of MMDS systems. Due to satellite coverage limitations, DTH service currently is not available in New Zealand or Tahiti although Sky has recently announced plans to start delivering services to New Zealand by satellite.

     A wireline cable television system is a network of coaxial or fiber-optic transmission cables through which programming is transmitted to a subscriber's premises from the system's head-end facility, which receives satellite and tape-delivered programming. Wireline cable television offers a wide bandwidth that generally allows the transmission of a larger number of channels than MMDS.
When constructed with a HFC network, as the Company plans to do in New Zealand, the system's infrastructure can be used to deliver telephony and data services. The primary disadvantages of a wireline cable network are the higher costs of construction, especially in areas of low housing density, and the length of time required to construct the network. The Company is constructing wireline cable systems in New Zealand and, due to topography and housing densities, is constructing a wireline cable system in one market in Australia.

EMPLOYEES

     The Company has no employees. Administrative and other services for the Company are currently provided by UAP. UAP and the Company are parties to the UAP Management Agreement pursuant to which UAP provides all management and administrative services necessary for the Company. UAP supplies certain employees to Austar, Saturn and Telefenua pursuant to Technical Assistance Agreements with such operating companies. See "Certain Relationships."

LEGAL PROCEEDINGS

     Other than as described below, the Company is not a party to any other material legal proceedings, nor is it currently aware of any other threatened material legal proceedings. From time to time, the Company may become involved in litigation relating to claims arising out of its operations in the normal course of its business.

     The territorial government of Tahiti has legally challenged the Decree and authority of the CSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The French Polynesian's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament may give Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorization. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain.

     On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking injunctive relief to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus Vision and (ii) Optus Vision from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that the use of the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise areas. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements. On December 6, 1996, Australis filed counterclaims against Austar and the Company alleging generally that Austar and the Company breached implied terms of the Australis Arrangement by seeking such injunctive relief. In addition, Optus Vision claims that the exclusive nature of Austar's franchise agreements violates Australia's Trade Practices Act. On May 9, 1997, pursuant to the court's permission, Austar amended its complaint to include claims that the agreement between Australis and Optus Vision violates Australia's Trade Practices Act and that Austar is entitled to damages arising from interference with its contractual relations with Australis under the Franchise Agreements. Austar's complaint was also amended to add as defendants two affiliates of Optus Vision: Publishing and Broadcasting Ltd. and its subsidiary, Pay TV Optus. In response, on September 10, 1997, Australis lodged an amended cross-claim. Depending on the outcome of the appeal lodged by Optus Vision and Australis, Austar's claim for an injunction to prevent the transfer of the assets may become unnecessary. Optus Vision has indicated, however, that it is pursuing its claim that the exclusive nature of Austar's franchise agreements violate Australia's Trade Practices Act. On May 30, 1997, the Supreme Court of New South Wales, in a separate proceeding brought by FoxTel, granted a permanent injunction restraining Australis from transferring such assets to the joint venture. Both Optus Vision and Australis are appealing the decision. The Company intends to defend vigorously its position.


                                   REGULATION

AUSTRALIA

     Australia is a Federal jurisdiction. The Federal Government of Australia has exclusive jurisdiction with respect to certain matters enumerated in Australia's constitution while the States and Territories of Australia have residual power over all other matters. The provision of subscription television services is regulated by the Federal government under various Commonwealth statutes. In addition, State and Territory laws, including environmental and consumer contract legislation, may impact the construction and maintenance of a transmission system for subscription television services, and the content of those services, as well as on various aspects of the subscription television business itself.

     The Australian regulatory framework distinguishes between the regulation of the subscription television services themselves and the regulation of the facilities used to transmit those services. The BSA, which is a Federal statute, regulates the provision of subscription broadcasting and subscription narrowcasting services in Australia, and certain aspects of the content and satellite transmission of those services. Narrowcasting services are essentially services available to special interest groups or which target particular audiences and are provided pursuant to class licenses. Subscription broadcasting services provide programmes of appeal to the general public (as opposed to those which target particular audiences) and require an individual license for each service.

     The transmission facilities used to provide these services are principally regulated by the Radiocommunications Act, the Telecommunications Act and the Trade Practices Act. The Radiocommunications Act commenced on July 1, 1993 and, among other things, regulates the use of MMDS transmission, the radio frequency spectrum and the spectrum used by satellite operations. The Telecommunications Act which commenced on July 1, 1991, and Trade Practices Amendment (Telecommunications) Act 1997, which commenced on July 1, 1997 regulate the provision of and access to telecommunications services, and the use of DTH and cable services.

  BROADCASTING SERVICES ACT

     Overview. The BSA regulates the ownership and operation of television and radio services in Australia. It applies to all categories of television and radio services, whether those services are broadcasting or narrowcasting; television or radio; national, community, commercial or subscription; transmitted via cable (fiber-optic or coaxial), DTH, MMDS or any other means or a combination of those means of transmission.

     The Australian Broadcasting Authority ("ABA") may determine additional or clarify the criteria for the categories of broadcast services. An operator wishing to determine the appropriate category for a service may obtain an opinion from the ABA as to which category within such service falls. For a period of five years after the date of such an opinion, neither the ABA nor any other Australian government agency may take any action against the provider of the service alleging that such service falls into a category other than the category referred to in the opinion; provided that the circumstances relating to the broadcasting service remain substantially the same as those specified in the application for the opinion.

     Subscription Television Broadcasting Services. The BSA regulates subscription television broadcasting services by requiring each service to have an individual license. Subscription television broadcasting licenses are issued by the ABA on receipt of a written application and fee and a satisfactory report from the ACCC that the grant of the license would not substantially lessen competition. Prior to July 1, 1997, no further licenses could be issued by the ABA to applicants which used satellite as a means of service delivery. The ACCC's report must set out its opinion regarding whether the granting of the Broadcast License to the applicant (i) would constitute a contravention of
Section 50 of the Trade Practices Act ("TPA") if the allocation of the license were the acquisition by the applicant of an asset of a body corporate or (ii) would not be authorized under Section 88 of the TPA if the applicant had applied for such an authorization.

     Section 50 of the TPA prohibits acquisitions of the shares or assets of a corporation which would have the effect or would be likely to have the effect of substantially lessening competition in a relevant market. Section 88 relates to the procedure whereby such acquisitions can be authorized by the ACCC if they result in, or are likely to result in, such a benefit to the public that the acquisition should be allowed to take place.

     In addition, the ABA must also determine whether the applicant is suitable to hold a subscription television broadcasting license under the BSA pursuant to certain enumerated factors. An applicant will be deemed a "suitable" Subscription Broadcast licensee unless the ABA determines that granting such a license to the applicant would lead to a significant risk of the contravention of the BSA or breach of the license conditions. Section 98(3) of the BSA sets out factors which the ABA is required to take into account in assessing such risk. Austar is not aware of any existing circumstances that would affect its suitability to be a licensee.

     Companies associated with STV and CTV hold approximately 100 non-satellite subscription television broadcasting licenses. These licenses, together with Austar's MMDS licenses, enable Austar to provide subscription television broadcasting services by MMDS in its franchise areas.

     Each subscription television broadcasting license is issued subject to certain conditions, including: (i) cigarette or other tobacco product advertising is prohibited; (ii) subscription fees must be the predominant source of revenue for the service, even after advertisements are permitted; (iii) the licensee must remain a "suitable" licensee under the BSA; (iv) if the licensee provides a service devoted predominantly to drama programs, the licensee must ensure that at least 10% of its annual programming expenditure relates to new Australian drama programs; (v) customers must have the option to rent domestic reception equipment and must have the ability to terminate the rental agreement on one month's written notice to the licensee; and (vi) the licensee must comply with provisions of the BSA relating to anti-siphoning and the broadcasting of R- and X-rated materials. The ABA may vary or revoke license conditions or may, by written notice, specify additional conditions.

     The BSA also provides for the issuance of satellite licenses for DTH service. Each Satellite subscription television broadcasting license, which is defined to mean "a license to provide a subscription television broadcasting service with the use of a satellite that was, at any time prior to July 1, 1997, operated under the general telecommunications license that was granted to Aussat Pty Limited and notified on November 26, 1991 in Gazette No. 5323," is subject to certain additional conditions, including that: (i) the licensee must use the Digital Transmission Standard (as part of that standard, satellite reception equipment must be capable of Australian manufacture); (ii) domestic reception equipment used by the licensee must be accessible by other satellite broadcasting services; (iii) the licensee's subscriber management system must provide access to that system to other subscription television broadcasting licenses at a fair price; and (iv) if the ABA is directed by the Australian Minister for Communications and the Arts (the "Minister") to include such a condition, Australian industry must be adequately involved in the provision of services under the license.

     The BSA enables (and in some cases requires) the ABA to impose conditions on satellite subscription television broadcasting licenses, subscription broadcasting licenses and on non-satellite subscription licenses.

     On August 25, 1997 the ABA made conditions with substantially the following effect:

 .      Satellite Subscription Television Broadcasting Licenses - satellite subscription broadcasting licensees are required to take all reasonable steps to ensure that domestic reception equipment used to enable subscribers to receive its services is accessible to other satellite broadcasting services at a fair price. In addition, satellite subscription television broadcasting licensees which have a subscriber management system must provide continuous access to its subscriber management system to other satellite subscription television broadcasting licensees at a fair price.

 .      Subscription Television Broadcasting Licensees - all subscription television broadcasting licensees are subject to a condition that they make available to subscribers the use of domestic reception equipment on a rental basis.

 .      Non-Satellite Subscription Television Broadcasting Licenses - all non-
       satellite subscription television broadcasting licensees are subject to a condition that subscribers who rent domestic reception equipment must be able to terminate their domestic reception equipment rental agreement by giving one months written notice to the licensee.

     Austar is presently reviewing the impact of these conditions on its business. While no view has yet been formed on the impact of the new BSA license conditions on Austar's business, the Company does not believe such conditions will have a material adverse effect on Austar.

     While Austar has been granted a license and franchise by Australis to market DTH services for two satellite license holders and XYZ supplies programming to one satellite license holder, the DTH services are provided by those satellite license holders and the conditions of the satellite licenses do not directly apply to either Austar or XYZ (although they do apply to the DTH Services). Material non-compliance by a satellite license holder with conditions of its license, however, could have a material adverse effect on Austar or XYZ. See "Risk Factors--Ability to Procure Additional Programming Services."

     Foreign Ownership. Foreign ownership of "company interests" of subscription television broadcasting licensees is limited to 20% by a single foreign person and an aggregate of 35% by all foreign persons. "Company interests" under the BSA mean, in broad terms, a beneficial entitlement to, or an interest in, shares of the company, being in a position to exercise control of votes as a poll at a shareholders meeting, having a beneficial entitlement to a dividend, a share of profits under the company's memorandum and articles of association or shareholder distributions upon liquidation or otherwise.
"Foreign person" means (i) a natural person who is not an Australian citizen or
(ii) a company wherever incorporated, where non-Australian citizens hold company interests in the company exceeding 50%; or (iii) a company, wherever incorporated, where (a) a company referred to in (ii) or (b) natural persons who are not Australian citizens and a company referred to in (ii), hold company interests in the company exceeding 50%. Company interests can be traced through a series of companies in order to determine levels of foreign ownership in accordance with a formula specified in the BSA. Currently, UAP's indirect interests in the companies that hold the licenses are in the form of debentures and not company interests under the BSA. See "--Foreign Acquisition and Takeovers Act" and "Corporate Organizational Structure--Austar."

     Cross-Media Ownership. There are no provisions in the BSA limiting the interest that an existing media owner may have in the operator of a narrowcast service, a subscription radio broadcast service or a non-satellite subscription television broadcasting service. In relation to the last category of service, however, the ABA is obliged to monitor the level of cross-media ownership.

     Broadcasting Adult Materials. A subscription television broadcasting licensee may not broadcast R- or X-rated material ("restricted to persons over eighteen years of age" as determined by the Office of Film Literature Classification) programming until the ABA has completed an extensive survey on community standards on taste and decency in relation to classifications for subscription television and on what levels of violence and depiction of sex should be allowed, and has recommended, and the Federal Parliament has approved, the broadcast of programs in that category.

     While the ABA has completed its survey and has recommended that R-rated programming should be available to subscription broadcasting television subscribers, subject to certain controls, the Federal Parliament has not approved the recommendation. A Senate (upper house) committee issued a report in February 1995 recommending an extension of the existing moratorium banning R-rated movies from subscription television. The Senate committee also recommended that the Australian Government revise the R-rating system (which is somewhat different than the R-rating system in the United States), creating one version for movies and another censored version for video and subscription television. The Minister has yet to submit a proposal regarding the transmission of R-rated programming to Parliament.

     The Company is unable to predict the Minister's recommendations or their likely effect on Austar or XYZ. A change from the current prohibition on R-rated material may enable subscription television service providers, such as Austar, or programmers, such as XYZ, to provide or produce a broader range of services than is currently permitted. If the Federal Parliament approves the broadcast of R-rated programs, the BSA also imposes a condition that the licensee must ensure that access to programs classified as R-rated may be restricted by disabling devices acceptable to the ABA.

     Notwithstanding the foregoing, the Company understands that Australis has obtained an opinion from the ABA to allow it to transmit "R" programming as a narrowcast service and at present, the Company transmits "R" programming on a number of narrowcast services which are subject to such restrictions.

     Anti-Siphoning. The BSA contains "anti-siphoning" provisions, intended to prevent subscription television broadcasting licensees from obtaining exclusive rights to events of national importance or cultural significance that have traditionally been shown on free-to-air television. The prohibition applies to any event that the Minister has specified on the "anti-siphoning list" unless a national broadcaster or commercial television broadcasting licensee (whose services cover more than 50% of the Australian population) has the right to broadcast that event. To date, the anti-siphoning list contains only sports of interest to Australians including certain Rugby League, Rugby Union and Australian Rules football matches, cricket matches, the English FA cup final and World Cup soccer matches, the Australian National Basketball League finals and certain national and international golfing events and tennis matches, all for a period of ten years. The Minister may add or remove events from the anti-siphoning list.

     Australian Content. The BSA requires any subscription television broadcasting service predominantly devoted to drama programs to devote at least 10% of its annual program expenditures to new Australian drama programs. Based on its discussions with government regulators, Austar believes the programming it distributes currently complies with these provisions. The BSA requires the Minister to conduct a review of Australian content before July 1997, including the feasibility of increasing this percentage to 20%. The government has indicated that this review should consider whether Australian content requirements should be extended to non-drama services.

  LICENSES

     RADIOCOMMUNICATIONS ACT

     The Radiocommunications Act regulates the use of the radio spectrum in Australia, including the issue and use of MMDS apparatus licenses and spectrum access licenses. Apparatus licenses authorize the licensee (and certain persons authorized by the licensee) to operate specified radiocommunications devices. The apparatus licenses issued to Austar authorize the operation of radiocommunications transmitters at each of Austar's MMDS systems and permit the transmission of signals over specified frequencies to Austar's subscribers. As of the date hereof, the government has not issued any spectrum access licenses.

     General conditions apply to each MMDS license, including conditions that apparatus licensees and operators of devices comply with the Radiocommunications Act, and meet all obligations under that Act. MMDS licenses of the type held by Austar are further restricted by conditions including operating on specified frequencies and operating consistently with the frequency band plan, without the likelihood of interference. The Australian Communications Authority (the "ACA"), the government agency established under the Radiocommunications Act to manage the radio frequency spectrum, may at any time impose new conditions or revoke or vary them with respect to individual licenses.

     Each apparatus licensee may, within six months before an apparatus license is due to expire, apply to the ACA for renewal. Licenses bear the following notation with respect to renewal:

     Issue of the Licenses for a further period is not and cannot be automatic due to changing community demands on the radio frequency spectrum. Every reasonable effort will be made to give adequate notices of any intention not to renew the Licenses or any changes to any conditions placed on the Licenses. The Minister, the ACA, the Commonwealth of Australia or its officers, servants or agents accept no liability for costs due to refusal to renew the license or changes to any of the conditions placed on the license.

     If the ACA decides not to renew a license, it must notify the licensee in writing of its reasons for doing so. Such decision is then reviewable by an administrative appeals body. In deciding whether to renew an apparatus license, the ACA must consider the effect on radiocommunications of the proposed operation of the radiocommunications devices that would be authorized under the relevant apparatus licenses. The ACA may not issue an apparatus license that is inconsistent with the spectrum plan or any relevant frequency band plan except in certain limited cases. On renewal, an apparatus license will remain in force, unless canceled or suspended on an earlier date, for the period specified in the apparatus license, which may be a period of up to five years.

     The Radiocommunications Act provides that the ACA may cancel or suspend an apparatus license if it is satisfied that the licensee or a person authorized by the licensee to operate a radiocommunications device has violated the terms of the license, the Radiocommunications Act or any other law. The Radiocommunications Act does not prohibit the sale of shares in a company that holds an apparatus license.

     The Radiocommunications Act provides for the preparation of plans for the conversion of existing apparatus licenses into spectrum licenses. The ACA is required to prepare conversion plans at the direction of the Minister. The ACA may make a written determination fixing spectrum access charges. In determining the spectrum access charges payable on conversion, consideration may be given to the basis on which a particular license was issued; for example, whether it was issued pursuant to a price-based process (like an auction) or by administrative allocation.

     The principal differences between apparatus licenses and spectrum licenses relate to subject matter, term and renewal reallocation. Both apparatus and spectrum licenses are transferable subject to the terms of the Radiocommunications Act and as may be determined by the ACA. Apparatus licenses authorize the licensees to operate specified radiocommunications devices such as MMDS transmitters and repeaters. Spectrum licenses may be allocated by auction, tender or for a pre-determined or negotiated price. Spectrum licenses are expected to emphasize the ability of a licensee to use a part of the radiowave spectrum (defined by frequency and geographic location) rather than operate a specifically identified radiocommunications device. MMDS spectrum licenses may have a term of up to fifteen years but will not necessarily be reissued to the same licensees. Instead, MMDS spectrum licenses will be reallocated in the same way they are originally allocated, unless the ACA determines that special circumstances exist and it is in the public interest for the same licensees to continue to hold the spectrum licenses, or unless the Minister determines that it is in the public interest that the MMDS spectrum licenses be reissued to the same licensees.

     TELECOMMUNICATIONS ACT

     The Telecommunications Act 1997, which became effective in July 1997, (in conjunction with the TPA, discussed below) regulates the use of telecommunications facilities and the supply of telecommunications services in Australia. This new legislation provides for major changes to the regulation of the Australian communications industry, the full effect of which is presently difficult to ascertain because many of the standards and codes upon which the Telecommunications Act operates have yet to be drafted and/or implemented. In general terms, the Telecommunications Act regulates three types of communication industry participants: carriers, carriage service providers and content service providers. A communications industry participant may be a carrier, carriage service provider and/or a content service provider at the same time and will therefore be subject to all the relevant provisions relating to its participation in each role.

     Carriers. The characteristics of carriers are not defined in the Telecommunications Act. Carriers are persons or organizations who hold carrier licenses issued by the ACA. Owners of telecommunications infrastructure known as "network units" (which includes wires, cables and optical fiber connecting distinct points within Australia and designated radiocommunications facilities) must hold a carrier license or nominate a third party to assume its carrier-related obligations. There is no requirement in the Telecommunications Act that "network units" be used for or used exclusively for telephony purposes.

     The conduct of carriers is regulated under the Telecommunications Act by standard and specific carrier license conditions (including access obligations in relation to other carriers), obligations contained in the Telecommunications Act and the TPA, and by industry codes and standards (which may or may not be made into legally enforceable standards).

     The Company understands from the ACA that, as of September 10, 1997, 11 carrier licenses had been issued to persons including some of Australia's largest telephone and telecommunications companies. The Darwin cable television network owned by CTV is a network unit for the purposes of the Telecommunications Act and consequently requires a carrier license for its operation. An STV subsidiary has obtained a carrier license and nominated carrier declaration in relation to the Darwin cable television network and, accordingly, has carrier-related obligations under the Telecommunications Act. These include the obligation to pay carrier license fees and universal service levies. At this stage the Company does not know the precise amounts of universal levies that may be charged.

     Service Providers. There are two classes of non-carriers regulated by the Telecommunications Act: carriage service providers and content service providers. Carriage service providers are, in general terms, persons or organizations that supply services for carrying communications to the public using "network units" owned by carriers where the communications are between points in Australia or points in Australia and points outside Australia. The Telecommunications Act also provides additional technical categories which may render some organizations (such as intermediaries used to supply carriage services) carriage service providers.

     In addition to STV's subsidiary being a carrier, a number of Austar entities are likely to be deemed carriage service providers. Carriage service providers do not require a license from the ACA but they are required to comply with service provider rules and specific obligations found in the Telecommunications Act, determinations made by the ACA from time to time in relation to carriage service providers, industry standards and access obligations found in the TPA.

     Content Service Providers are persons or organizations that use or propose to use listed carriage services to supply content services to the public. An Austar subsidiary that provides television content is likely to be a content service provider under the Telecommunications Act. Similar to carriage service providers, content service providers do not require licenses from the ACA, but are regulated by the Telecommunications Act.

  FOREIGN ACQUISITIONS AND TAKEOVERS ACT

     The FATA requires (i) any natural person not ordinarily resident in Australia, or (ii) any corporation or trustee of a trust estate in which a natural person not ordinarily resident in Australia or a foreign corporation (being a corporation organized outside Australia) holds a substantial interest (defined below) or in which two or more such persons or foreign corporations hold an aggregate substantial interest (defined below), who proposes entering into an agreement by virtue of which the person, corporation or trustee will acquire or increase a substantial interest in an Australian corporation to notify the Treasurer of its intention to do so. The person, corporation or trustee may then only enter the proposed transaction if (a) the Treasurer advises that the Federal Government has no objection to the transaction; or (b) the

Treasurer has made no order prohibiting the transaction and the person, corporation or trustee has received no advice referred to above after 40 days have elapsed following the giving of the notice to the Treasurer.

     The Treasurer may make an order prohibiting the transaction if he or she is satisfied it would result in foreign persons or different foreign persons controlling the corporation and that result would be contrary to the national interest. Alternatively, the Treasurer may advise that the Federal Government has no objection to the transaction, provided that the person, corporation or trustee complies with specified conditions. If the Treasurer specified conditions in connection with the non objection, the person, corporation or trustee entering into the transaction, must comply with such conditions.

     A person is deemed to hold a "substantial interest:" (a) in a corporation, if the person, alone or together with any associates (as defined, in the FATA), is in a position to control not less than 15% of the voting power in the corporation or holds interest in not less than 15% of the issued shares in the corporation; or (b) in a trust estate, if the person alone or together with any associates (as defined), holds a beneficial interest in not less than 15% of the corpus or income of the trust estate. Two or more persons are taken to hold an "aggregate substantial interest;" (c) in a corporation, if they, together with any associates (as defined), are in a position to control not less than 40% of the voting power in the corporation or hold not less than 40% of the issued shares in the corporation; or (d) in a trust estate, if they together with any associates hold in the aggregate beneficial interests in not less than 40% of the corpus or income of the trust estate. Where a trustee has power or discretion under the terms of a trust as to the distribution of income or corpus of the trust estate to beneficiaries, each beneficiary is taken for the purpose of paragraphs (b) and (d) above to hold a beneficial interest in the maximum percentage of income or corpus of the trust estate that the trustee is empowered to distribute to that beneficiary.

     The circumstances in which a person is taken to hold an interest in a share are widely described in the FATA and include, without limitation, having a legal or equitable interest in the share, having entered into a contract to purchase the share or an option for the share, or an interest in the share, or having the right to vote the share. Voting power is determined by reference to the right to vote at an annual general or extraordinary meeting of the corporation and not by reference to the right to appoint or elect directors. The right of a company to nominate and vote for the election of directors is not voting power expressly limited by the FATA. See "Corporate Organizational Structure--Austar." For the purposes of paragraphs (a), (b), (c) and (d) above, control over voting power may be direct or indirect including control by means of arrangements or practices, whether legally enforceable or not, and whether or not based on legal or equitable rights. FATA also provides that, for the purposes of such Act, a holder of a substantial interest or holders of an aggregate substantial interest (including any such interest held by other applications of the relevant provision) in the corporation or a trust estate which is in a position to control any voting power in another corporation or holds interests in shares in another corporation or in another trust estate shall be taken to be in the position to control such voting power in the other corporation or to hold such interests in the other corporation or in the other trust estate, as the case may be.

     The FATA also regulates certain other transactions, such as altering a constituent document of an Australian corporation or entering into an arrangement in relation to an Australian business. The FATA does not require, however, compulsory notification of those transactions. If the Treasurer is satisfied that (a) a transaction falls within the description regulated by the FATA, (b) the result of the transaction is that one or more foreign persons or different foreign persons would control the Australian corporation, and (c) that the result would be contrary to the national interest, then the Treasurer may make any order to restore the control of the corporation as closely as possible to the position in which it was immediately prior to giving effect to the relevant transaction.

     While notification of the above-described other transactions is not required, there is a procedure for voluntarily notifying the Treasurer of such transactions. If the Treasurer advises that the Federal Government has no objection to the transaction or does not prohibit the transaction or respond to the notification within a period of 30 days, then the Treasurer may not make any orders in relation to that transaction. The Treasurer may extend the 30-day period by a further 90 days.

     The FATA also provides for the "tracing" of interests of a foreign person through intermediary companies. The FATA tracing formula is not the same as the formula applied under the BSA. Under the FATA, a holder of a substantial interest or holders of aggregate substantial interests in a corporation that is in a position to control any voting power in another corporation or which holds interest in shares in another corporation is taken to be in a position to control that voting power in the other corporation or to hold such interest in the other corporation, as the case may be.

     The Austar Transaction and certain amendments to the articles of association and securityholder agreements of Austar made in 1995 affected the number of Austar directors designated by the Company and the manner in which those directors are elected. While those matters did not require any advance notification or approval under Australian law, they could in the future be reviewed by the Treasurer of Australia under provisions of the FATA. If so reviewed and determined by the Treasurer to have resulted in a change of control of an Australian person to a foreign person that is against the national interest, there would be no violation of law but the Treasurer could, among other things, require control of Austar to be restored to its previous position. Prior to any change, the Company was entitled to appoint directly three of six directors of Austar. While the Company believes that it is unlikely that the Treasurer would reach such a conclusion if it decided to review the Austar Transaction, there can be no such assurances. If the Treasurer were to require control of Austar to be restored to the maximum extent permitted by the FATA, the Company could appoint only one-half of the directors of Austar and it might no longer affirmatively control Austar. While the Company believes a determination under the FATA would not affect the Company's 100% economic interest in Austar, there can be no assurances that such would be the case. If the Treasurer were to review matters, the Company would seek to minimize the effect of any required change on its relationship with Austar through a restructuring of its ownership interest or arrangements providing for the designation of independent persons as the directors it does not designate. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations" and "Corporate Organizational Structure--Austar."

  TRADE PRACTICES ACT

     The Trade Practices Act ("TPA") governs restrictive trade practices and consumer protection and provides an access regime for telecommunications services. The TPA's restrictive trade practices and consumer protection sections may impact on the conduct of a company in developing a multi-channel television business and the associated transmission facilities. The restrictive trade practices provisions prohibit, among other things, agreements that substantially lessen competition, price fixing agreements, exclusive dealing, resale price maintenance, third line forcing, and abuse of market power by corporations having a substantial degree of power in a market. The restrictive trade practices provisions also prohibit acquisitions of the shares or assets of a corporation which would substantially lessen competition in a market.

     Substantial pecuniary penalties may be imposed for contraventions of the TPA. The Minister, the ACCC or any other person may bring an action to restrain contraventions of the TPA by injunction against any person who has contravened or is proposing to contravene the TPA. A person who has suffered loss as a result of another person contravening the TPA may bring an action to recover damages against any person involved in the contravention.

     The ACCC may authorize otherwise prohibited conduct, other than price fixing agreements (except in special circumstances, price discrimination, and misuse of market power) if it results in, or is likely to result in, a net benefit to the public.

     The telecommunications access regime provided under part XIC of the TPA was implemented on July 1, 1997. As with the Telecommunications Act, many telecommunications industry participants are presently attempting to ascertain their position under the TPA and there is a level of uncertainty regarding the operation of part XIC as codes on which part XIC operate have not yet been implemented. The Company believes no industry participants have obtained access to telecommunications services under this section to date.

     Part XIC of the TPA generally places access obligations on carriers or carriage service providers who supply "declared services" either to themselves or third parties who provide access to such services to access seekers. There are some exemptions to the obligation to provide access discussed below. "Services" for these purposes, has a sufficiently broad heading to include subscription television broadcasting or narrowcasting services.

     Services become "declared services" in two ways. First, the ACCC has deemed a number of services to be declared services under certain transitional provisions, primarily telephony and data focused services, including services such as domestic PSTN originating and terminating access, domestic GSM originating and terminating access, digital data access service and broadcast data access service. Secondly, the ACCC may make a declaration that services are "declared services" if the industry body known as the Telecommunications Access Forum ("TAF") makes a recommendation to the ACCC that a particular service become a declared service or the ACCC decides to declare a service after holding a public inquiry. The Company understands that, to date, the ACCC has only declared services pursuant to such transitional provisions, but that the TAF (of which Austar is a member) is in the process of recommending a number of services to the ACCC for declaration as declared services.

     Declared services are not only services which carry telecommunications, but also may be a service that facilitates the supply of a listed carriage service. Further, access obligations in relation to a declared service extend to "conditional-access customer equipment" where the service is provided by means of the conditional-access equipment. In the Explanatory Memoranda to the Trade Practices (Telecommunications) Amendment Act, "set-top boxes used for the supply of pay television" was provided as an example of "conditional-access customer equipment."

     Carriers or carriage service providers supplying declared services are not required to provide access to the declared services in certain circumstances. These include if the provision of access to the access seeker would prevent a service provider or carrier who already has access to the declared service from obtaining a sufficient amount of the service to be able to meet its reasonably anticipated requirements, if the access provider has reasonable grounds to believe that the access seeker would fail to a material extent to comply with the terms and conditions on which the access provider complies, if the access seeker would fail to protect the integrity of the telecommunications network or the safety of individuals working on the network, and exemptions in relation to creditworthiness of the access seeker. In addition, the ACCC may make class exemptions or individual exemptions in relation to carriers or carriage service providers complying with access obligations.

  LOCAL REGULATION

     When Austar constructs facilities, such as transmitter towers, it must also comply with local government regulations, such as planning and zoning requirements, as well as federal environmental laws. Austar works with the local government primarily on issues concerning construction standards. Austar has established construction standards that Austar believes meet or exceed the local regulations.

NEW ZEALAND

     The Company believes that the deregulated nature of the New Zealand market is favorable to providers of multi-channel television and telephony services. The New Zealand government does not regulate the rates of multi-channel television or telephony services. There are no programming regulations in New Zealand other than those regulating programming with sexual or violent content, or which is likely to offend good taste and decency, the maintenance of law and order or the privacy of individuals. Unlike the other countries in which the Company operates, there are at present no quotas on foreign originated programming.

     New Zealand's Telecommunications Act is primarily concerned with technical and operational issues such as the licensing of certain forms of radio equipment, and the right in certain circumstances to construct and maintain telecommunications networks across public and privately owned land without the owner's consent. These rights to construct and maintain telecommunications networks are exercisable by "network operators," although they are very infrequently used, with most lines being built with the consent of the relevant landowner or local government body. Saturn holds network operator status, which is granted on a nationwide non-exclusive basis. Construction and operation of a telecommunications network on privately-owned land with the consent of the relevant land owner may be done by any person and there is no legal requirement to hold network operator status.

     The New Zealand government does not specifically regulate pricing of multi-channel television or telecommunications services. Pricing may be subject, however, to New Zealand's competition legislation, the Commerce Act 1986 (the "Commerce Act"), which prohibits businesses in a dominant position (i.e., possessing a high degree of monopoly power) in any market from using that position for an anti-competitive purpose. The Commerce Act also prohibits arrangements or understandings which have the purpose or effect of substantially reducing competition. In addition, pursuant to the Commerce Act, the government can impose price controls on any goods or services, although this power has been used only once and is not currently in use.

     New Zealand has no restrictions on foreign ownership of companies that provide multi-channel television and telephony services other than a requirement in certain circumstances for the consent of the Overseas Investment Commission, which is typically given as a matter of course.

TAHITI

     Telefenua's right to operate a multi-channel television service was granted by the CSA in 1994 for a term expiring on December 31, 2004. The CSA authorizations were based on the Decree of the French government and decisions of the Commission Mixte Des Frequences ("CMDF"), which controls all radio frequencies for France and grants ranges to various public and private enterprises. Telefenua is the first multi-channel operator to be granted approval to operate a wireless network by the CMDF. Telefenua was granted the right to use all necessary MMDS microwave frequencies, 2.5 GHz to 2.7 GHz, through the year 2004. The Company expects that the term for the MMDS frequency will be renewed when the frequency distribution is revised on January 1, 2005, in accordance with the 1992 World Administrative Radio Communications Conference. No fees are payable for use of such frequencies.

     Telefenua has local franchise agreements with 16 municipalities (of which 14 are exclusive) on the islands of Tahiti and Moorea. The franchise agreements provide the Company with 30-year rights to operate MMDS multi-channel television networks. The franchise agreements require Telefenua to carry certain services, including local broadcast channels, and to provide local programming. No fees are payable by Telefenua under these franchise agreements.

     There are currently no government regulations on subscription rates or rate increases.

     The territorial government of Tahiti has legally challenged the Decree and authority of the CSA to award Telefenua the authorizations to operate an MMDS system in French Polynesia. The Tahitian territorial government's challenge to France's authority to award Telefenua an MMDS license in Tahiti was upheld by the Conseil d'Etat, the supreme administrative court of France. The territorial government of Tahiti has brought an action in French court seeking cancellation of the MMDS licenses awarded by the CSA to Telefenua, although no such cancellation has yet taken place. A law recently enacted by the French Parliament could give Telefenua a statutory basis for seeking a new authorization from the communications agency, should the existing authorization be nullified. The Company believes that if the existing authorization is nullified and Telefenua is unable to obtain a new authorization, Telefenua may petition for restitution for the taking of such authorizations. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained. If Telefenua does not obtain a new authorization, however, there is no assurance that Telefenua will receive any restitution. In addition, any available restitution could be limited and could take years to obtain. See "Risk Factors--Challenge to Telefenua Authorization."


                       CORPORATE ORGANIZATIONAL STRUCTURE

AUSTAR

     The Issuer holds a combined effective 100% economic interest in CTV and STV, which operate together under the name Austar, through direct and indirect holdings of convertible debentures and ordinary shares. The Issuer holds approximately 14.9% of the ordinary shares of CTV and STV, which accounts for an approximately 0.3% economic interest in Austar. The Issuer holds all of CTV's and STV's convertible debentures, which accounts for an approximately 97.8% economic interest in Austar. In addition, through its holdings of certain debentures of Salstel Media Holdings Pty Limited ("SMH") and Salstel Media Investments Pty Limited ("SMI"), which in turn hold ordinary shares of CTV and STV, the Issuer has an additional effective 1.9% economic interest in Austar. Although the Issuer holds debentures and one share in each of SMH and SMI, it does not control such entities or have controlling rights as a shareholder of such entities.

     These holdings resulted from three acquisitions and certain capital contributions made by the Issuer. In July 1994, as part of the establishment of CTV, the Issuer acquired an initial 40% economic interest in CTV, which was later increased to 50%, and in October 1994, as part of the establishment of STV, the Issuer acquired a 50% economic interest in STV. In December 1995 (the "December 1995 Austar Transaction"), the Issuer acquired an additional 40% economic interest in each of CTV and STV from existing shareholders for approximately $15.2 million in cash and 170,513 shares of UIH's convertible preferred stock, having a liquidation value upon issuance of approximately $29.8 million. As part of the December 1995 Austar Transaction, SMH and SMI, which are Australian companies and members of the Salisbury Securities Limited Group of companies, acquired 74% and 75% of the ordinary shares of CTV and STV, respectively. Throughout 1996, the Issuer increased its economic interest in Austar to 96% as a result of capital contributions, including the conversion of bridge loans and accrued interest, totaling $118.6 million made by the Issuer to Austar as to which the other principal holder of economic interests in Austar did not contribute its pro rata share. In October 1996, the Issuer acquired the remaining effective 4% economic interest in Austar from Australis Media Limited for approximately $7.9 million.

     The Issuer, CTV, STV, SMI and SMH are parties to securityholders' agreements, (collectively, the "CTV/STV Securityholders' Agreements") that contain provisions relating to governance of the companies, transfers by the securityholders of their respective interests in the companies (including a change in control), raising additional capital and funding for the companies and other matters concerning ownership and operation of the companies. Certain of these provisions are also contained in the Articles of Association of each of CTV and STV (collectively, the "CTV/STV Articles of Association"). In connection with the December 1995 Austar Transaction, the Issuer and SMH, with respect to CTV, and the Issuer and SMI, with respect to STV, executed agreements (the "SMH/SMI Agreements") relating to the appointment of directors. SMH and SMI also executed deeds under Australian law in which they agreed to be bound by the terms of the CTV/STV Securityholders' Agreements.

     Under the CTV/STV Articles of Association and the CTV/STV Securityholders' Agreements, each of the boards of directors of CTV and STV is to consist of such number of directors as is determined by the directors from time to time, and unless so determined shall be two. The current number is six voting directors and one non-voting managing director. Each holder of an ordinary share or debenture of CTV and STV is entitled to cast one vote for the election of directors of CTV or STV, respectively, for each share or debenture held. Each such holder is required to vote its shares and debentures for those voting directors nominated by the other holders, with each holder of 15% or more of the shares and debentures having the right to nominate one voting director for each 15% of the shares and debentures held and each holder of 10% or more but fewer than 15% of the shares and debentures having the right to nominate one voting director. For the purposes of determining such rights, the Issuer and any person nominated by the Issuer to hold economic interests in CTV and STV are considered one holder and their economic interests are aggregated. Thus, the Issuer and SMH, with respect to CTV, and the Issuer and SMI, with respect to STV, are effectively treated as one holder for the purposes of determining the right to nominate voting directors. Based on the current economic interests, the Issuer and SMH together have the right to nominate all of CTV's voting directors for election by CTV's securityholders, the Issuer and SMI together have the right to nominate all of STV's six voting directors for election by STV's securityholders.

     While adoption of the securityholders' voting and director selection arrangements for CTV and STV did not require compulsory notification to the Treasurer under the FATA, they may be determined by the Treasurer to result in a change of control of CTV and STV that has resulted in a foreign person being in control who had not previously been in control. If the Treasurer makes such a determination and concludes that the change of control is against the national interest, then the Treasurer may, among other things, require the parties to the December 1995 Austar Transaction to restore the control of CTV and STV to the position it was in before the December 1995 Austar Transaction. Before the December 1995 Austar Transaction, directors were not elected but were appointed directly by securityholders, and the Issuer had the right to appoint half of the directors of CTV and STV and the other securityholders had the right to appoint the other half of the directors of CTV and STV.

     Under the SMH/SMI Agreements, UIH A/P has the right to nominate all voting directors that the Issuer and SMH, with respect to CTV's board, and the Issuer and SMI, with respect to STV's board, have the right to nominate. Thus, the Issuer is currently entitled to designate all of the six voting directors of each company. The Issuer and SMH and SMI have agreed that if the Treasurer issues an order restoring control or indicates the intention to do so, the Issuer will have the right to designate three directors of the relevant company and SMH and SMI will have the right to designate the remaining directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. They have also agreed that if that arrangement is considered in breach of any law or prompts such government action, then the Issuer will have the right to designate the maximum number of voting directors permitted by law and the Issuer and SMH, in the case of CTV, and the Issuer and SMI, in the case of STV, will designate as independent directors the remaining number of voting directors that the parties are entitled to designate pursuant to the CTV/STV Articles of Association and CTV/STV Securityholders' Agreements. An independent director is, among other things, a person agreed on by the Issuer and SMH or SMI, as the case may be, but not associated with either the Issuer or SMH or SMI. Either the Issuer or SMH or SMI, as the case may be, will have the right to remove an independent director.

     While the Issuer believes an adverse review and determination by the Treasurer to be unlikely, there can be no assurance that the Treasurer, if he reviews the transaction, would give effect to the contractual provisions of the SMH/SMI Agreements. See "Risk Factors--Foreign Acquisitions and Takeovers Act/Investment Company Act Considerations."

     The CTV/STV Securityholders' Agreements provide that while the day-to-day running of CTV and STV is handled by the management, certain decisions must be made by the board. These decisions include, among other things, the following actions with respect to either company: the adoption or modification of a business plan; entering into or modifying any material agreement; making acquisitions, dispositions or capital expenditures exceeding A$50,000; the negotiation of certain finance facilities and borrowings; the issuance of additional securities; entering a new line of business or changing a current line of business; any consolidation or restructuring; the listing of shares on a securities exchange; changing the management structure of the company; appointing and compensating the Managing Director; the declaration and payment of dividends; making loans of the company's funds; and dealing with any license. CTV and STV's Articles of Association cannot be amended without the consent of the parties to the CTV/STV Securityholders' Agreements, other than CTV or STV, as the case may be.

     While under Australian corporate law shareholders have relatively little power with regard to the management of a company (management resting with the directors), a shareholder vote is required for certain specified actions, such as reductions in capital, amendments to articles of association, the restructuring or takeover of a company and share repurchases. The Issuer holds 14.9% of the ordinary shares of CTV and STV that may be voted on these matters at an ordinary meeting of shareholders.

     The CTV/STV Securityholders' Agreements provide that a securityholder may not transfer its securities in CTV or STV, except to or between certain affiliates or as security to a bank or in other specified situations, until the securityholder has first offered the securities to the other securityholder. If the other securityholder does not purchase the offered securities, then the selling securityholder may, in the six months after offering the securities to the other securityholders, transfer all or part the securities to a third party at a price no lower than the price offered to the other securityholders, subject to approval by the board of directors of CTV or STV, as the case may be. Such approval is to be granted if the securityholder has followed the requisite procedures.

     In the event of a "change of control" of a securityholder, the party experiencing the change of control must offer its securities in CTV or STV to the other securityholders at the average fair market value of the securities based on the valuations of two qualified independent persons. A change of control is deemed to occur when (i) the power to control the composition of the board or the management of the securityholder passes to a person who did not possess such power at the date of the CTV/STV Securityholders' Agreements, (ii) the ability to procure or prevent passing an ordinary resolution at the general meeting of the securityholder passes to a person who did not possess that ability at the date of the CTV/STV Securityholders' Agreements, or (iii) a person becomes beneficially entitled to more than 50% of the ordinary shares or voting rights of a securityholder or any holding company of a securityholder and the person was not at the date of the CTV/STV Securityholders' Agreements beneficially entitled to more than 50% of those share or voting rights. These "change of control" provisions do not apply to changes in control of UIH or the Issuer.

     The Issuer and the other securityholders party to the CTV/STV Securityholders' Agreements and their affiliates may not directly or indirectly carry on or otherwise have an interest in any business similar to or competitive with the DTH, MMDS and cable television services provided by CTV and STV in their respective regions unless CTV or STV, as applicable, has first been offered and has declined the opportunity to be involved in that business.

XYZ

     The Issuer has an indirect 25% interest in XYZ through its 50% interest in Century United Programming Ventures Pty Limited ("CUPV"), an Australian corporation owned equally by the Issuer and Century. CUPV holds a 50% interest in XYZ. The remaining 50% interest in XYZ is held by Foxtel.

     In October 1994, UIH and Century formed XYZ and each acquired an initial 50% interest. In September 1995, Foxtel purchased a 50% interest in XYZ and the Company and Century transferred the remaining 50% interest to CUPV. The sale diluted UIH's indirect interest in XYZ to 25%. UIH received sale proceeds of approximately $4.1 million from Foxtel for one-half of its initial interest in XYZ.

     Pursuant to a shareholders agreement executed in September 1995 (the "XYZ Shareholders' Agreement"), each shareholder holding an economic interest of at least 40% in XYZ may appoint two of the four directors to each of the boards of directors of XYZ and the companies in which XYZ holds interests. As long as CUPV and Foxtel hold an economic interest of at least 40% in XYZ, each of them is entitled to one vote at meetings of each of such boards and any board decisions must include an affirmative vote by each of them. A quorum consists of two directors, of which one must be a representative of CUPV and one must be a representative of Foxtel, provided that neither CUPV nor Foxtel's interest is less than 40%. If either CUPV or Foxtel's economic interest is less than 40%, that party will not be entitled to any representation on any of the such boards and the other party must appoint further representatives. All board decisions require unanimous consent. Board approval is required for actions relating to, among other things: amendments or variations to the business plan and certain agreements (including the XYZ Shareholders' Agreement) and articles of association of any company in which XYZ holds an interest; admitting new shareholders or issuing or redeeming any shares of CUPV or Foxtel in XYZ; or requiring additional capital or other contributions, incurring indebtedness or expenditures, issuing securities, or approving distributions of property, not approved in the business plan. Funding required by XYZ must be contributed by each shareholder in proportion to its economic interest or as otherwise provided by the XYZ Shareholders' Agreement and if a shareholder fails to do so within the requisite time period after a call is made, its economic interest will be diluted accordingly.

     The XYZ Shareholders' Agreement provides that a shareholder may not transfer its interest in XYZ, except in limited circumstances, until the shareholder has first offered such interest to the other shareholders at fair market value as determined in accordance with the XYZ Shareholders' Agreement. If the other shareholders do not purchase the offered securities, then during the six-month period following such offer, the selling shareholder may transfer all or part of its XYZ interest to any third party at a price no lower than the price offered to the other shareholders, subject to such third party's agreeing to the same transfer restrictions and the terms of the XYZ Shareholders' Agreement. Century and the Issuer have granted each other a right of first refusal to acquire the other's interest in CUPV. If neither the Issuer nor Century purchases the other's interest in CUPV, then Foxtel has a right of first refusal to purchase that interest in CUPV before it may be offered to a third party.

SATURN

     The Issuer acquired in 1994 a 50% interest in Saturn, a New Zealand corporation. In July 1996, the Issuer acquired the remaining 50% interest in Saturn. In July 1997 SaskTel purchased a 35% equity interest in Saturn.

     The Company and SaskTel are parties to a Shareholders Agreement which provides that a shareholder may not transfer its interest in Saturn, except in limited circumstances, until the shareholder has first offered such interest to the other shareholder. If the other shareholder does not purchase the offered interest, then during the three-month period following the negotiation period with the other shareholder, the offering shareholder may sell the interest to a third party. If the proposed transfer to the third party is on terms that are not more favorable to the offering shareholder, the other shareholder shall have a 30-day right of first refusal to purchase such shares on the terms offered the third party. The Shareholders Agreement provides that, at any time after July 23, 2002, either shareholder may offer all of its interest for sale to the other shareholder. If the shareholders cannot agree on a price within a set period, the offering shareholder may sell the shares to a third party or may elect to have the company appraised. If the offering shareholder still wishes to sell the shares at the appraised price and other shareholder does not purchase the offering shareholder's interest at the appraised price, the offering shareholder may cause Saturn to be offered to a third party at a price not less than the appraised price. The shareholders have also granted each other "tag along" rights to require their respective interests in Saturn to be purchased by a third party that purchases the other shareholder's interest in proportion to such offer. A change in control of either shareholder without the other's consent gives that other shareholder the right to purchase all the shares of the shareholder subject to the change of control.

     Pursuant to the Shareholders Agreement, the board of directors of Saturn shall consist of at least five and not more than six members and each shareholder may appoint one member of the board for each 15% of the total outstanding shares of Saturn held by such shareholder. Each director shall serve at the pleasure of the appointing shareholder and may be removed at any time by the appointing shareholder. The Shareholder Agreement also provides that a quorum of the board must include a majority of the directors and for such time as each shareholder owns 20% or more of the total outstanding shares of Saturn, the quorum must include at least one director appointed by each shareholder. The number of votes that each director shall be entitled to cast is equal to the percentage of total outstanding shares held by the appointing shareholder of that director, except that where a shareholder, by virtue of its percentage ownership, is entitled to appoint more than one director, all such directors appointed by that shareholder shall in the aggregate have only the voting power of the number of shares held by such appointing shareholder. The Shareholders Agreement provides that as long as each shareholder owns 20% or more of the total outstanding shares of Saturn, certain matters, including without limitation, entering into new lines of business, capital expenditures outside of the annual budget in excess of NZ$100,000, the acquisition or sale of assets by Saturn with a value exceeding NZ$1,000,000, or the sale or disposition of all or substantially all of the capital stock of Saturn, must be approved by the board, including the approval of a director appointed by each shareholder. Further, under the Shareholders Agreement, each shareholder must approve any variation in the authorized or issued share capital of Saturn or in any rights attached thereto, any amendment to the constitution of Saturn, the liquidation of the company or any merger or consolidation involving Saturn or its controlled affiliates. Saturn's constitution reflects the Shareholder's Agreement.

TELEFENUA

     UIH-SFCC Holdings, L.P. ("UIH-SFCC"), a limited partnership wholly owned by the Issuer, is the general partner of a limited partnership (the "Partnership") that owns 100% of the preferred stock of SFCC, representing approximately 40% of the share capital of SFCC. SFCC is the parent company of Telefenua, which owns and operates the multi-channel television system in Tahiti. As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to certain preferential distributions by SFCC. Through its general partner's interest in the Partnership, UIH-SFCC will receive 90% of distributions made by SFCC until UIH-SFCC has received a return of its investment plus a 20% cumulative compounded annual return, 75% of distributions until it has received the return of its investment plus a 40% cumulative compound annual return and 64% of distributions thereafter. Once UIH-SFCC's total equity investment exceeds $10 million, further equity investments would not be entitled to the 90% and 75% distributions. Instead, equity investments above $10 million, to the extent not matched pro rata by the Issuer's partners, would increase the 64% that UIH receives after the preferential distributions are made on the first $10 million. As of January 31, 1997, UIH-SFCC has also advanced $7.6 million as a bridge loan to SFCC, approximately $5.0 million of which was converted into convertible debentures of SFCC, which are convertible into preferred stock of SFCC. UIH-SFCC has converted approximately $3.1 million of such debentures into preferred stock with the same terms as the existing preferred stock of SFCC, to bring UIH-SFCC's total equity investment to $10.0 million. UIH-SFCC has also invested $2.3 million in equipment, which has been leased to Telefenua.

     As holder of 100% of the preferred stock of SFCC, the Partnership is entitled to designate three of the six members of SFCC's board of directors. In addition, certain actions by SFCC require the approval of at least two of the directors designated by the Partnership. These decisions include expenditures exceeding 50,000 French francs, borrowing funds or making loans or guarantees, transferring material assets, adopting or modifying or deviating from an annual business plan, investing in any other business or activity and certain other matters specified in the Articles of Association of SFCC. As general partner of the Partnership, UIH-SFCC has broad powers to manage the Partnership's affairs, subject to fiduciary duties.

     The Articles of Association of SFCC provide that (a) the preferred shares of SFCC are freely transferable and (b) sales of the common shares are subject to a right of first refusal in favor of the other shareholders of the Issuer.
In the case of a sale of common shares, each other shareholder may require the purchaser to purchase the other shareholders' shares on the same terms. As general partner of the Partnership, UIH-SFCC may cause the Partnership to sell the preferred shares of SFCC to third parties. If any such sale occurs before June 1, 1999, however, then each limited partner will have the right to receive a distribution of its pro rata portion of the preferred shares before they are sold to the third party. Sales of interests in the Partnership are subject to a right of first refusal in favor of the other partners. In the case of a sale of a general partner's interest, the limited partners may require the purchaser to purchase their interests on the same terms as the purchase of the general partner's interests.

UNITED WIRELESS

     United Wireless is a wholly owned subsidiary of the Issuer.

                                   MANAGEMENT

     The directors and executive officers of the Company and the key employees of the operating companies and their ages and positions with the respective company are set forth below.


         NAME               AGE                      POSITION
         ----
THE COMPANY:
 Gene W. Schneider........  71   Chairman of the Board
 Michael T. Fries.........  34   President, Chief Executive Officer and Director
 J. Timothy Bryan.........  36   Chief Financial Officer and Director
 John C. Porter...........  39   Chief Operating Officer
 Kevin Ong................  41   Vice President--Finance
 Mark L. Schneider........  42   Director

OPERATING COMPANIES:
 Bruce Mann...............  41   Director of Sales and Marketing, Austar
 Robert J. Birrell........  34   Finance Director, Austar
 Jack B. Matthews.........  45   Chief Executive Officer, Saturn
 Michel Laurent...........  44   Managing Director, Telefenua
 Joseph P. Gatto, Jr......  50   Chief Executive Officer, United Wireless

     Senior management of the Company, initially Mr. Porter, will participate in a non-voting, advisory role to the Board of Directors.

DIRECTORS AND EXECUTIVE OFFICERS

     GENE W. SCHNEIDER has served as Chairman of the Board of Directors of the Company and UAP since their respective formations. He has served as Chairman of the Board of Directors of UIH since May 1989 and UIH's Chief Executive Officer since October 1995. Mr. Schneider was, until November 1991, Chairman of United Artists Entertainment Company, the third-largest U.S. cable television company and the largest theater owner in the world. He was founder of United Cable Television Corporation ("United Cable") in the early 1950's and, as its Chairman and Chief Executive Officer, built United Cable into the eighth-largest multiple system operator prior to merging with United Artists Entertainment Company ("United Artists") in 1989. He has been active in cable television affairs and has served on numerous National Cable Television Association ("NCTA") committees and special projects since NCTA's inception in the early 1950's. He also has served on the boards of directors of several other companies, including Turner Broadcasting Corporation.

     MICHAEL T. FRIES has served as Chief Executive Officer of the Company since November 1996, as President of the Company and UAP since their respective formations, and as a Director of the Company and UAP since November 1996. Mr. Fries was President of UIH Asia/Pacific, Inc., the predecessor to the Company previously responsible for all operating and development activities of the Company in the Asia/Pacific region. Prior to assuming that position in 1995, Mr. Fries served as Senior Vice President, Development, of UIH, in which capacity he was responsible for managing UIH's worldwide acquisitions and new business development activities since March 1990, including UIH's expansion into the Asia/Pacific market. From 1985 to 1990, Mr. Fries was employed by PaineWebber Incorporated (New York) where he spent approximately one year in the firm's venture capital group and four years in the investment banking division, specializing in domestic and international transactions for companies in the media and telecommunications industry.

     J. TIMOTHY BRYAN is the Chief Financial Officer and a Director of both the Company and UAP, positions he has held since December 1996. Effective January 1, 1997, he became the Chief Financial Officer of UIH. Prior to joining UIH in December 1996, Mr. Bryan served as Vice President of Finance and Treasurer of Jones Financial Group, Inc., an affiliate of Jones International, Limited and Jones Intercable, Inc. from 1993 to January 1996, and as Treasurer of Jones Intercable, Inc. from 1990 to 1993. From 1988 through 1990, he served in the Communications Division of the Corporate Banking Department of NationsBank of North Carolina and from 1983 to 1988, worked at Mellon Bank Corporation in the Corporate and International Banking Departments.

     JOHN C. PORTER has served as Chief Operating Officer of the Company since November 1996 and Chief Operating Officer of Austar since April 1995, where he directly managed the technical, operating and administrative aspects of Austar's multi-channel systems and was the principal executive in the field responsible for the launch of MMDS and cable systems, as well as Austar's DTH business. As Chief Operating Officer of the Company, Mr. Porter will continue to participate in the management and operations of Austar, along with the Company's other operating companies. Prior to joining Austar, Mr. Porter spent the last 10 years serving in various capacities for Time Warner Cable, a subsidiary of Time Warner, Inc. Most recently, Mr. Porter acted as the Division President, Central Ohio, a 170,000 subscriber, 400 employee division. Mr. Porter has over 16 years of management experience in the U.S. multi-channel television industry.

     KEVIN ONG has served as Vice President-Finance of the Company since May 1996. Prior to joining UIH, Mr. Ong served in various financial and senior management positions with U.S. and international cable television operators. From 1988 to 1994, Mr. Ong served as Director with Jones Intercable, Inc. and Treasurer of Jones International, Limited, where he was responsible for financial operations and various accounting functions. From 1977 to 1988, Mr. Ong was employed at KPMG Peat Marwick, attaining an audit senior manager position.

     MARK L. SCHNEIDER has been a Director of the Company since November 1996. Mr. Schneider is also a Director of UIH and UAP. In December 1996, Mr. Schneider became Executive Vice President of UIH. In May 1996, Mr. Schneider became Chief of Strategic Planning and Operational Oversight of UIH. He served as President of UIH from July 1992 until March 1995 and was Senior Vice President of UIH from May 1989 until July 1992. During these periods Mr. Schneider was responsible for all of its international multi-channel television system and programming activities. Prior to joining UIH, he served as Vice President of Corporate Development at United Cable from March 1987 until May 1989. In that position, he was responsible for United Cable's acquisition and development of international cable television systems and other businesses.

     Gene W. Schneider and Mark L. Schneider are father and son. No other family relationships exist between any other executive officers or directors of the Company.

OTHER MANAGEMENT

     Senior management of the operating companies include the following individuals:

     BRUCE MANN has served as Sales and Marketing Director of Austar since joining that company in April 1995. Mr. Mann is responsible for the development of Austar's marketing and sales techniques and has played a critical role in the successful implementation of these plans throughout Austar's franchise area.
Mr. Mann has been involved in various marketing capacities of communications and entertainment companies for the past 15 years including eight years at Time Warner Cable as Director of Marketing-Brooklyn, Queens. From 1994 until joining Austar, Mr. Mann served as President, National Division, of Cross Country Wireless, Inc., a U.S. provider of wireless multi-channel television services. From 1991 to 1994, Mr. Mann served as Vice President-Marketing of Washington Redskins/Jack Kent Cooke Stadium, Inc., specializing in sports and entertainment related promotion, advertising and marketing.

     ROBERT J. BIRRELL has served as Finance Director of Austar since January 1996 and has been involved with the development aspects of the Austar business since April 1994. Mr. Birrell is responsible for the accounting, finance, inventory control, investor relations and legal aspects of Austar's business. Prior to joining Austar, Mr. Birrell has been involved with various activities in large scale retailing in the Australian marketplace. From 1985 to 1993, Mr. Birrell served as Treasurer of Industrial Equity Limited, an Australian based investment company, and prior to that as Manager Arbitrage of Macquarie Bank Limited. Mr. Birrell has over 14 years experience in the banking and business environment in Australia.

     JACK B. MATTHEWS has served as Chief Executive Officer of Saturn since joining that company in January 1995. Mr. Matthews is responsible for technical, operating and marketing aspects of the business. Mr. Matthews has served in various general management capacities with several U.S. multiple system operators including, Cox Cable Communications and Continental Cablevision. From August 1993 until joining Saturn, Mr. Matthews was the Vice President-Sales & Marketing of Arrowsmith Technologies, a cable technology company which develops and installs advanced field operations management and operations support systems for the cable television industry. From 1990 to 1993, Mr. Matthews was the President of COMM/ONE, a entrepreneurial business marketing sophisticated video and voice processing systems. Mr. Matthews has over 14 years of U.S. multi-channel television industry experience.

     MICHEL LAURENT has served as Managing Director of Telefenua since May 1995. Since joining Telefenua, Mr. Laurent has been responsible for the launch of Telefenua's service and rapid increase in its customer base. From 1991 until joining Telefenua, Mr. Laurent held various positions with Videotron Limited, the largest cable television and telecommunications company in the province of Quebec and the second largest multiple system operator in Canada.

Mr. Laurent most recently served as Vice President of Operations for Videotron's Montreal division and was responsible for technical, operating and marketing aspects of the business. Mr. Laurent is fluent in French and English.

     JOSEPH P. GATTO, JR. has been the Chief Executive Officer of United Wireless since May 1996. Mr. Gatto was the Vice President-Development of UAP focusing on telecommunications business development within the Asia/Pacific region. Prior to joining UIH, Mr. Gatto was the Director of Sales of Plexsys International Corp., a cellular system network manufacturer, where he was responsible for worldwide sales. Mr. Gatto has also served in various sales and marketing capacities for U.S. and Asian telecommunications and technology companies.

EXECUTIVE COMPENSATION

     All of the officers of the Company are employed by UIH, the majority indirect stockholder of the Company. The Company pays no separate compensation to these officers; however, the Company and UIH are parties to the 10-year management agreement (the "UIH Management Agreement"), pursuant to which the Company pays UIH a management fee for certain services provided to the Company.

     Most of the members of senior management of Austar, Saturn and Telefenua are U.S. or Canadian expatriates who are employed by UIH and have been seconded to the respective operating companies. The respective operating companies reimburse UIH for compensation paid to these employees pursuant to Technical Assistance Agreements between UIH and each of Austar, Saturn and Telefenua.
Gene W. Schneider, the Company's Chairman, is also the Chairman and Chief Executive Officer of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. The Chief Executive Officer of the Company, Michael T. Fries, is also an officer and employee of UIH and spends approximately 75% of his time on matters pertaining to the Company and its operations. J. Timothy Bryan, the Company's Chief Financial Officer, is also an officer and employee of UIH and spends only a portion of his time on matters pertaining to the Company and its operations. The services of Messrs. Schneider, Fries and Bryan will be provided to the Company pursuant to the UIH Management Agreement. While the Company and its operating companies do not reimburse UIH directly for a specified portion of the compensation UIH pays to Messrs. Schneider, Fries and Bryan, the Company pays a management fee to UIH under the UIH Management Agreement for certain services, including those of Messrs. Schneider, Fries and Bryan, performed on behalf of the Company. The following chart summarizes the compensation paid during the years ended December 31, 1995 and 1996 to the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company and the operating companies.

                                                    SUMMARY COMPENSATION TABLE
                                                                          LONG TERM
                                                                         COMPENSATION
                                                                          AWARDS(1)
                                                                         SECURITIES
                                                  ANNUAL                 UNDERLYING        ALL OTHER
                                               COMPENSATION              OPTIONS(#)      COMPENSATION (2)
                                         -------------------------       ---------      ----------------
NAME AND PRINCIPAL POSITION              YEAR    SALARY     BONUS
------------------------------           ----   --------   -------
Gene W. Schneider(3)                     1996   $346,827   $    --         100,000        $4,750
 Chairman                                1995    324,577        --          40,000         4,620
Michael T.  Fries(3)                     1996    230,577        --          10,000         4,750
 Chief Executive Officer                 1995    212,769        --          35,000         4,620
Robert G.  McRann(4)                     1996    221,423    79,377   (5)        --         4,750
 Managing Director, Austar               1995    161,538    24,279   (5)        --         3,836
John C.  Porter(6)                       1996    195,986    77,911   (7)        --         4,750
 Chief Operating Officer                 1995    138,750    25,748   (7)        --         3,468
Donald F.  Hagans                        1996    199,038    35,000              --            --
 Vice President--Australia               1995    175,000        --          12,000            --

--------------------
(1) Options with respect to shares of Class A Common Stock of UIH granted to such executives as officers and employees of UIH.
(2) Consists of matching employer contributions made by UIH under UIH's Employee 401(k) Plan.
(3) Total compensation paid by UIH for duties performed with respect to the Company and other operations of UIH.
(4) Effective July 1997, the secondment agreement between UIH and Austar, pursuant to which Mr. McRann served as managing director of Austar, was terminated.
(5) Includes $29,985 and $24,279 of additional cash compensation relating to the overseas assignment of Mr. McRann during 1996 and 1995, respectively.
(6) Mr. Porter became an employee of UIH on March 27, 1995.
(7) Includes $35,509 and $25,748 of additional cash compensation relating to the overseas assignment of Mr. Porter during 1996 and 1995, respectively.

     Messrs. Schneider, Fries and Hagans, as employees and officers of UIH, have been granted options to acquire stock of UIH. Messrs. McRann and Porter have not been granted any options by UIH. The following tables set forth information concerning options to purchase shares of UIH Class A Common Stock granted to these executives in the last fiscal year as well as the value of unexercised options held by such executives as of December 31, 1996. No such executive has exercised any options during the fiscal year ended December 31, 1996.


                                               OPTION GRANTS IN LAST FISCAL  YEAR(1)
                                                                                   POTENTIAL  REALIZABLE VALUE
                                                                                          AT ASSUMED
                                                                                        ANNUAL RATES OF
                                                                                          STOCK PRICE
                                                 INDIVIDUAL                             APPRECIATION FOR
                                                   GRANTS                                OPTION TERM(2)
                                ----------------------------------------------------   -----------------
                                                  PERCENTAGE
                                                   OF TOTAL
                                 NUMBER OF         OPTIONS
                                 SECURITIES       GRANTED TO
                                 UNDERLYING       EMPLOYEES    EXERCISE
                                  OPTIONS         IN FISCAL     PRICE      EXPIRATION
       NAME                      GRANTED (#)        YEAR        ($/SH)        DATE      5% ($)       10% ($)
       ----                     -------------    ----------   --------      --------   --------    ----------
Gene W.  Schneider.............       100,000         15.27     $12.75      12/20/06   $801,841    $2,032,022
Michael T.  Fries..............        10,000          1.53      12.75      12/20/06     80,184       203,202
Robert G.  McRann..............            --            --         --            --         --            --
John C.  Porter................            --            --         --            --         --            --
Donald F.  Hagans..............            --            --         --            --         --            --

-------------------
(1) Stock options granted are for UIH Class A Common Stock. The stock options granted during the last fiscal year become exercisable with respect to 25% of the shares covered thereby after the first anniversary of the effective date of the grant and with respect to the remaining 75% in equal monthly increments over the three-year period thereafter. The initial 25% of all of the options listed in this table becomes exercisable on December 20, 1997. Vesting of the options granted is accelerated upon a change of control of UIH as defined in UIH's stock option plan.
(2) The potential gains shown are net of the option exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only, do not constitute projections of future stock price performance, and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock, continued employment of the optionee through the term of the options, and other factors.


                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
                                                                          NUMBER OF
                                                                          SECURITIES         VALUE OF
                                                                          UNDERLYING       UNEXERCISED
                                                                         UNEXERCISED       IN-THE-MONEY
                                                                           OPTIONS           OPTIONS
                                            SHARES                      AT FY-END (#)     AT FY-END ($)
                                         ACQUIRED ON       VALUE         EXERCISABLE/      EXERCISABLE/
       NAME                              EXERCISE (#)   REALIZED ($)    UNEXERCISABLE     UNEXERCISABLE
       ----                              -----------   ------------    ---------------    -------------
Gene W.  Schneider....................            --             --    143,125/146,875               --
Michael T.  Fries.....................            --             --     115,624/49,375               --
Robert G.  McRann.....................            --             --                 --               --
John C.  Porter.......................            --             --                 --               --
Donald F.  Hagans.....................            --             --      64,500/27,499               --


AGREEMENTS WITH EMPLOYEES

     Many of the employees serving as senior management in the Company's operating companies are parties to employment agreements typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

     Of the persons identified in the Summary Compensation Table, Mr. McRann has such an employment agreement with UIH. This employment agreement provides for an annual base salary of $225,000 per year, to be reviewed annually, with eligibility for an annual bonus of up to 30% of the base salary, based on the performance of Austar as well as Mr. McRann's individual performance. Mr. McRann was also granted an incentive interest, that vests over a four year period, equal to .75% of the "residual equity value" of Austar, calculated as (i) ten times EBITDA from the prior 12 months, less (ii) the sum of Austar's net liabilities and an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. In the event of a change of control of Austar, the residual equity value will be the greater of (x) the amount calculated above or (y) the net gross proceeds to the shareholders from the event that causes the change of control, less an amount equal to the total shareholder investment in Austar, plus a 12% compounded annual return on such investment. Austar reimburses UIH under the Technical Assistance Agreement for employment costs associated with Mr. McRann.

COMPENSATION OF DIRECTORS

     All of the directors of the Company are also directors or officers of UIH, the majority stockholder of the Company, or officers of the Company. They receive no separate cash compensation for serving as directors of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Board of Directors has no separate Compensation Committee as the Company currently does not have any employees. UIH's Compensation Committee, none of the members of which are employees or executive officers of the Company, determine the compensation of the Company's executive officers in their capacity as employees of UIH. Directors or executive officers of the Company may serve on the Boards of Directors of Austar, Saturn, Telefenua and XYZ and as part of their duties may determine the compensation of those operating companies' employees. None of the employees of such operating companies, however, are directors of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Articles of Incorporation eliminates the personal liability of its directors to the Company and its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. The Company's Articles of Incorporation and Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by law. The Company believes that such indemnification covers at least negligence and gross negligence on the part of indemnified parties.

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Articles of Incorporation and Bylaws. These agreements require the Company, among other things, to indemnify the Company's directors and officers for certain expenses (including attorney's fees), judgments, fines, penalties and settlement amounts incurred by any such person in certain actions or proceedings, including actions by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these agreements are necessary to attract and retain qualified persons as directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     UAP owns all of the 13,864,941 issued and outstanding shares of common stock of the Company.

     The Company issued on November 17, 1997, warrants exercisable for 3.4% of its common stock (on a fully converted basis) for aggregate consideration of approximately $5.1 million to holders of the 1996 Notes and the Old Notes pursuant to the terms of the Indentures.

                             CERTAIN RELATIONSHIPS

RELATIONSHIP WITH UIH AND UAP

     The Company is currently a direct, wholly owned subsidiary of UIH Asia/Pacific Communications, Inc. ("UAP"), which in turn is an indirect 98% owned subsidiary of UIH. Prior to the Issuer's offering of the 1996 Notes in May 1996 (the "May 1996 Offering"), its operations were funded by UIH. Immediately prior to the May 1996 Offering, UIH Australia, Inc., UIH Australia II, and UIH Australia III, Inc. (the "UIH Australia Subsidiaries"); UIH New Zealand, Inc. (the "UIH New Zealand Subsidiary"); UIH-SFCC, Inc. (the "UIH Tahiti Subsidiary"); and UIH Australia Holdings, Inc. were merged with and into the Company (the "Merger"). The UIH Australia Subsidiaries held UIH's interest in Austar, the UIH New Zealand Subsidiary held UIH's interest in Saturn, the UIH Tahiti Subsidiary held UIH's interest in Telefenua, UIH Australia Holdings, Inc. held UIH's interest in United Wireless (the "UIH Wireless Subsidiary") and the Company held UIH's interest in XYZ Entertainment. Each of the UIH Australia Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary, the UIH Wireless Subsidiary and the Company were initially capitalized with $100 and 100 shares of common stock were issued to UIH, the sole shareholder of such corporations. During the years ended December 31, 1994, 1995 and 1996, UIH contributed (i) a total of $19.7 million, $50.8 million and none, respectively, to the UIH Australia Subsidiaries, which amounts were used to fund the UIH Australia Subsidiaries' investment in Austar; (ii) a total of $2.5 million, none and none, respectively, to the UIH New Zealand Subsidiary, which amounts were used to fund the UIH New Zealand Subsidiary's investment in Saturn, (iii) a total of none, $6.9 million and none, respectively, to the UIH Tahiti Subsidiary, which amounts were used to fund the UIH Tahiti Subsidiary's investment in Telefenua; (iv) a total of none, $911,000 and $875,000, respectively, to the UIH Wireless Subsidiary, which amounts were used to fund the UIH Wireless Subsidiary's investment in United Wireless and (v) a total of $629,000, $5.1 million and $1.8 million, respectively, to the Company, which amounts were used to fund the Company's investment in XYZ. No additional shares of capital stock were issued to UIH in connection with these capital contributions. During the years ended December 31, 1994, 1995 and 1996, UIH made bridge loans (i) totaling none, $5.4 million and $19.6 million, respectively, to certain of the UIH Australia Subsidiaries, which amounts in turn were used to make loans to Austar; (ii) totaling none, $2 million and $2.8 million, respectively, to the UIH New Zealand Subsidiary, which amounts in turn were used to make loans to Saturn; and (iii) totaling none, $6.8 million and $600,000, respectively, to the UIH Tahiti Subsidiary, which amounts in turn were used to make loans to Telefenua. These bridge loans are payable upon demand and bear interest at rates ranging from 9.25% to 14% per annum. At the time of the May 1996 Offering, the Company acquired $25 million of these bridge loans and the remaining portion of the bridge loans were contributed to the Company.

     As a result of the Merger, all of the issued and outstanding capital stock of the UIH Australian Subsidiaries, the UIH New Zealand Subsidiary, the UIH Tahiti Subsidiary and the UIH Wireless Subsidiary were canceled.

     In connection with the Company's acquisition in July 1996 of the remaining 50% interest of Saturn it did not hold at the time, the Issuer declared and paid a dividend of 387 shares of common stock to UAP and issued to the other shareholder of Saturn, 13 shares of common stock, which represented 2.6% of the Issuer's issued and outstanding common stock. The former shareholder of Saturn subsequently exchanged this interest in the Issuer for common stock of UAP.

     From time to time, UAP and UIH have advanced funds to the Company as
permitted by the terms of the Indenture governing the 1996 Notes.   As of June
30, 1997, there was approximately $10 million of related party notes owed to UAP and UIH, a substantial portion of which was used to finance Saturn's operations before SaskTel's investment in Saturn. These notes accrue interest at 15% per annum. The Company anticipates that additional amounts will be funded from time to time by UAP or UIH as permitted by the Indentures governing the 1996 Notes and the Notes.

UAP MANAGEMENT AGREEMENT AND TECHNICAL ASSISTANCE AGREEMENTS

     The Company and UAP are parties to a management agreement (the "UAP Management Agreement"), pursuant to which UAP agreed to continue to perform certain administrative, accounting, financial reporting and other services for the Company, which has no separate employees of its own. Pursuant to the UAP Management Agreement, UAP is paid an initial management fee of $750,000 for the first year of such agreement, which fee increased, effective May 1, 1997 (the first anniversary date of the UAP Management Agreement) and will increase each anniversary date thereafter by 8% per year. In addition, the Company reimburses UAP for all out-of-pocket expenses incurred by UAP in performance of its duties under the UAP Management Agreement, including travel, lodging and entertainment expenses. UAP calculated the management fee for the first year of the UAP Management Agreement, based upon an estimate of staff hours to accomplish the various administrative, accounting, financial reporting and other services to be provided to the Company under the UAP Management Agreement. UAP then calculated the percentage those hours constituted of the respective employees' annual work hours and multiplied that percentage by the employment cost for such employees to UAP. The Company believes the fee payable under the UAP Management Agreement to be comparable to the costs for such services if obtained from a non-affiliate of UAP. The Company understands that UAP has contracted for certain services that UAP in turn provides under the UAP Management Agreement from UIH.

     UAP and each of Austar, Saturn and Telefenua are parties to Technical Assistance Agreements, pursuant to which UAP provides certain technical assistance in connection with such operating companies' design, development, construction, marketing and operation of their respective multi-channel television systems. In addition, pursuant to such agreements, certain members of senior management of Austar, Saturn and Telefenua are employees of UAP that have been seconded to the respective operating companies. Fees paid under these Technical Assistance Agreements are typically a percentage (5% for Austar, 2.5% for Saturn and 3% declining to 2% for Telefenua) of gross revenues generated by the operating companies plus reimbursements for costs associated with such seconded employees. For the year ended December 31, 1994, Austar, Saturn and Telefenua had accrued fees to UAP under their respective Technical Assistance Agreements of approximately $89,000, $3,000 and $0, respectively. For the year ended December 31, 1995, Austar, Saturn and Telefenua had accrued fees to UAP under their respective Technical Assistance Agreements of approximately $1.5 million, $0 and $1.2 million, respectively. For the year ended December 31, 1996, Austar, Saturn and Telefenua had accrued fees under these agreements of approximately $1.1 million, $1.0 million and $1.8 million, respectively. The fees payable to UAP under each of the Technical Assistance Agreements were negotiated between UAP and their respective companies and their other shareholders at such time as UAP did not hold the majority interest in such Operating Companies. Saturn has a similar Technical Assistance Agreement with its 35% shareholder, SaskTel, with a fee thereunder of 2.5% per year.

TAX SHARING AGREEMENT

     The Company is included as a member of UIH's consolidated tax return and, is a member of the UIH consolidated group (as long as non-UIH ownership of the Company does not exceed 20%). UIH and the Company are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liabilities and benefits relating to the Company and its operations as part of the consolidated group of UIH. In general, UIH is responsible for filing consolidated tax returns and paying the associated taxes and the Company will reimburse UIH for the portion of the tax cost relating to the Company and its operations.

                         DESCRIPTION OF THE SECURITIES

  The Notes were issued under an Indenture (the "Indenture") dated as of September 23, 1997 between the Issuer and Firststar Bank of Minnesota, N.A., as trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement. Upon the issuance of the Exchange Notes, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The definitions of certain capitalized terms used in the following summary are set forth below under "--Certain Definitions." Unless the context otherwise requires, references to the Notes shall include the Exchange Notes.

 GENERAL

  The Notes will be general unsecured senior obligations of the Issuer, limited to $45,000,000 aggregate principal amount at maturity (subject to certain exceptions), and will mature on May 15, 2006. Cash interest will not accrue on the Notes prior to May 15, 2001. Thereafter, cash interest on the Notes will be payable, at the Interest Rate then in effect, semi-annually in arrears on each May 15 and November 15 (each, an "Interest Payment Date"), commencing November 15, 2001, to the holders of record of Notes at the close of business on the May 1 and November 1 immediately preceding such Interest Payment Date. Cash interest will accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from May 15, 2001. Cash interest will be computed on the basis of a 360-day year of twelve 30-day months. If, prior to May 15, 2001 the Issuer defaults in any payment of principal (including any accreted original issue discount), whether at maturity, upon redemption or otherwise, if the payment of cash interest on the Notes is then permitted by law, cash interest will accrue on the amount in default at the interest rate borne by the Notes and, if the payment of such cash interest is not permitted by law, original issue discount will continue to accrete at the rate then in effect. On or after May 15, 2001, interest on overdue principal and, to the extent permitted by law, on overdue installments of interest will accrue at the rate of interest borne by the Notes. The Notes will be issued in the form of one or more fully registered Notes, without coupons, in global form. Except in those limited circumstances described below, Notes in definitive form ("Certificated Notes") will not be issued. See "--Book-Entry System; Delivery and Form."

  As discussed under "Exchange Offer; Registration Rights," pursuant to the Registration Rights Agreement, the Issuer has agreed, at its expense, for the benefit of the holders of the Notes, to effect the Registered Exchange Offer under the Securities Act to exchange the Notes for Exchange Notes. If (a) the Issuer is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy or (b) any holder of Notes notifies the Issuer within the specified time period that (i) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (ii) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (iii) it is a broker-dealer and owns Notes acquired directly from the Issuer or any affiliate of the Issuer, the Issuer will file with the Commission the Shelf Registration Statement to cover resales of the Transfer Restricted Notes (as defined in "Exchange Offer; Registration Rights") by the holders thereof.

  Any Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

 REDEMPTION

  Mandatory Redemption. The Issuer will not be required to make any mandatory sinking fund payments in respect of the Notes. However, (i) upon the occurrence of a Change of Control, the Issuer will be obligated to make an offer to purchase all outstanding Notes at a price of 101% of the Accreted Value thereof (determined at the date of purchase), if such purchase is prior to May 15, 2001, or 101% of the principal amount at maturity thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase, if such purchase is on or after May 15, 2001), and (ii) the Issuer may be obligated to make an offer to purchase Notes with the Net Cash Proceeds of certain Asset Sales at a price of 100% of the Accreted Value thereof (determined at the date of purchase). See "-- Certain Covenants--Change of Control" and "--Disposition of Proceeds of Assets Sales," respectively.

  Optional Redemption. The Notes will be redeemable, in whole or in part, at any time on or after May 15, 2001 at the option of the Issuer, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount at maturity) set forth below, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period beginning May 15 of the years indicated below:

                                                        REDEMPTION
         YEAR                                             PRICE
         2001..........................................   107.00%
         2002..........................................   104.67%
         2003..........................................   102.33%
         2004 and thereafter...........................   100.00%

  Notwithstanding the foregoing, on or prior to May 15, 1999 the Issuer may, at its option, use the net cash proceeds of (i) a Public Equity Offering or
(ii) a sale or series of related sales by the Issuer (or any person of which the Issuer is a direct Subsidiary) of its Capital Stock (other than Disqualified Capital Stock) to one or more Strategic Equity Investors to redeem up to an aggregate of 33% of the originally issued principal amount at maturity of Notes from the holders of Notes, on a pro rata basis (or as nearly pro rata as practicable), at a redemption price equal to 113% of the Accreted Value thereof; provided that not less than 67% of the originally issued principal amount at maturity of Notes are outstanding immediately thereafter; provided, however, that in the case of a Public Equity Offering by, or an investment by a Strategic Equity Investor in, a person of which the Issuer is a direct Subsidiary, such person contributes to the capital of the Issuer net cash proceeds in an amount sufficient to redeem Notes called for redemption in accordance with the terms thereof. In order to effect the foregoing redemption with the net proceeds of a Public Equity Offering or an investment by a Strategic Equity Investor, the Issuer shall send the redemption notice not later than 60 days after the consummation thereof.

  Selection; Effect of Redemption Notice. In the case of a partial redemption, selection of the Notes for redemption will be made on a pro rata basis, by lot or such other method as the Trustee in its sole discretion deems fair and appropriate or in such manner as complies with the requirements of the principal national securities exchange, if any, on which the Notes being redeemed are listed; provided that no Notes of a principal amount at maturity of $1,000 shall be redeemed in part; provided, further, that any such redemption pursuant to the provisions relating to a Public Equity Offering or an investment by a Strategic Equity Investor shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company). Upon giving of a redemption notice, interest on Notes called for redemption will cease to accrue from and after the date fixed for redemption (unless the Issuer defaults in providing the funds for such redemption) and, upon redemption on such redemption date, such Notes will cease to be outstanding.

 RANKING OF THE NOTES

  The indebtedness of Issuer evidenced by the Notes will rank senior in right of payment to all indebtedness of the Issuer that is expressly subordinated to the Notes and will rank pari passu in right of payment with all other existing or future unsubordinated indebtedness of the Issuer, including the Existing Notes. At the Issue Date, it is expected that there will be no outstanding Indebtedness of the Issuer ranking junior in right of payment to the Notes. The Notes will be effectively subordinated in right of payment to all existing and future liabilities, including trade payables, of any of the Issuer's subsidiaries. See "Risk Factors--Holding Company Structure; Limitations on Access to Cash Flow."

 CERTAIN COVENANTS

  Set forth below are certain covenants that are contained in the Indenture.

  Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries. The Indenture provides that (i) the Issuer will not, and will not permit any Restricted Subsidiary, to create, incur, assume, issue, guarantee or in any manner become directly or indirectly liable, contingently or otherwise for or with respect to (in any such case, to "incur"), any Indebtedness (including any Acquired Indebtedness) and (ii) the Issuer will not permit any Restricted Subsidiary to issue any Preferred Stock except for, in each case, Permitted Indebtedness and Preferred Stock; provided that (a) the Issuer will be permitted to incur Indebtedness (including any Acquired Indebtedness) and (b) a Restricted Subsidiary will be permitted to incur Acquired Indebtedness, if, in either case, after giving pro forma effect to such incurrence (including the application of the net proceeds therefrom), the ratio of (x) Total Consolidated Indebtedness and Subsidiary Preferred Stock to
(y) Annualized Pro Forma Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available preceding the date of such incurrence or issuance would be less than or equal to (1) 7.0 to 1.0 if the Indebtedness is incurred prior to May 15, 1998 or (2) 6.5 to 1.0 if the Indebtedness is incurred on or after May 15, 1998.

  Limitation on Restricted Payments. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment unless:

    (i) no Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

    (ii) immediately prior to and after giving effect to such Restricted Payment, the Issuer would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the Issue Date (including any Designation Amount) does not exceed an amount equal to the sum of (a)(x) the Cumulative Consolidated Operating Cash Flow determined at the time of such Restricted Payment minus (y) 150% of the cumulative Consolidated Interest Expense of the Issuer determined for the period commencing on the Issue Date and ending on the last day of the latest fiscal quarter for which consolidated financial statements of Issuer are available preceding the date of such Restricted Payment plus (b) the aggregate net cash proceeds received by the Issuer either (x) as capital contributions to the Issuer after the Issue Date or (y) from the issue or sale (other than to a Restricted Subsidiary of the Issuer) of its Capital Stock (other than Disqualified Stock) on or after the Issue Date plus (c) the aggregate net proceeds received by the Issuer from the issuance (other than to a Restricted Subsidiary of Issuer) on or after the Issue Date of its Capital Stock (other than Disqualified Stock) upon the conversion of, or exchange for, Indebtedness of the Issuer or a Restricted Subsidiary plus
  (d) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date for cash, (including upon a Revocation after the Issue Date of any Designation made after the Issue Date but excluding Investments made pursuant to clauses
  (v), (vi) and (viii) of the following paragraph), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition. For purposes of the preceding clauses (b)(y) and (c) and without duplication, the value of the aggregate net proceeds received by the Issuer upon the issuance of Capital Stock either upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness or upon the exercise of options, warrants or rights will be the net cash proceeds received upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Issuer upon the conversion, exchange or exercise thereof.

  For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value.

  The provisions of this covenant shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any shares of Capital Stock of the Issuer (A) in exchange for or conversion into or (B) out of the net cash proceeds of the substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of, shares of Capital Stock of the Issuer (other than Disqualified Stock) provided that any such net cash proceeds pursuant to the immediately preceding clause (B) are excluded from clause
(iii)(b) of the preceding paragraph; (iii) so long as no Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of (A) Preferred Stock of any Restricted Subsidiary made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer provided that any such net cash proceeds pursuant to the immediately predesignate clause (x) are excluded from clause (iii)(b) of the preceeding paragraph or (y) other Preferred Stock of any Restricted Subsidiary having an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Preferred Stock being purchased, redeemed, retired, defeased or otherwise acquired or (B) Subordinated Indebtedness made by exchange for or conversion into, or out of the net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary of the Issuer) of (x) Capital Stock (other than Disqualified Stock) of the Issuer provided that any such net cash proceeds pursuant to the immediately preceeding clause (x) are excluded from clause (iii)(b) of the preceeding paragraph or (y) other Subordinated Indebtedness having an Average Life to Stated Maturity equal to or greater than the Average Life to Stated Maturity of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired; (iv) [intentionally omitted] (v) so long as no Default shall have occurred and be continuing, Investments in Saturn, together with all investments in Saturn made by the Company since May 14, 1996, in an amount not to exceed $15,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) plus, to the extent any such Investment is repaid to the Issuer or a Restricted Subsidiary in cash, an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition; (vi) so long as no Default shall have occurred and be continuing, Investments in Unrestricted Subsidiaries and Unrestricted Affiliates that operate principally or have been formed to operate principally a Related Business in an amount, together will all investments in Unrestricted Subsidiaries and Unrestricted Affiliates made by the Company since May 14, 1996, not to exceed $15,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) in the aggregate at any time outstanding, provided that no more than $8,000,000 in the aggregate of Investments under this clause (vi) (or to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) shall constitute Investments in persons other than XYZ Entertainment Limited, plus, in the case of the disposition or repayment of any such Investment for cash (including upon a Revocation after the Issue Date of a Designation made after the Issue Date), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition; (vii) [intentionally omitted]
(viii) so long as no Default shall have occurred and be continuing, any Investments in Unrestricted Subsidiaries and Unrestricted Affiliates principally engaged in or which will principally engage in a Related Business which is made with the net cash proceeds of a (1) capital contribution to the Issuer or (2) issue or sale of Capital Stock (other than Disqualified Stock) of the Issuer, but (to avoid duplication of the use of such net cash proceeds) only to the extent the Company has not previously made any Restricted Payment either (x) with such net cash proceeds pursuant to clauses (ii), (iii) or
(viii) of this paragraph or (y) which the Issuer could not have made without including such net cash proceeds in clause (iii)(b) of the first paragraph of the preceding paragraph plus, in the case of the disposition or repayment of any such Investment for cash (including upon a Revocation after the Issue Date of a Designation made after the Issue Date), an amount equal to the lesser of the return of capital with respect to such Investment and the cost of such Investment, in either case, reduced by the excess, if any, of the cost of the disposition of such Investment over the gain, if any, realized by the Issuer or such Restricted Subsidiary in respect of such disposition (excluding, in the case of repayment of any such Investments in XYZ Entertainment, the portion of such repayment which may be paid as dividends by the Issuer pursuant to clause (x) of this paragraph), (ix) so long as no Default shall have occurred and be continuing, payments of dividends (not constituting a return of capital) on Disqualified Stock of the Issuer issued pursuant to and in compliance with the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" (x) so long as no Default shall have occurred and be continuing, following compliance with the provisions of the covenant "Disposition of Proceeds of Asset Sales" with respect to the sale of the Issuer's direct or indirect interest in XYZ Entertainment, the payment of dividends by the Issuer in an amount up to the XYZ Distribution Amount; (xi) so long as no Default shall have occurred and be continuing, payments pursuant to the Tax Sharing Agreement, as such agreement is in effect on the Issue Date and (xii) (a) the acquisition by the Issuer of interests in Saturn not owned (directly or indirectly) by the Issuer on the Issue Date, provided that the consideration paid by the Issuer in such acquisition shall consist solely of Capital Stock (other than Disqualified Capital Stock) of the Issuer and (b) the contribution of such interests acquired by the Issuer in accordance with subclause (a) of this clause (xi) to an Unrestricted Subsidiary. In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (i) (net of the amount of dividends declared and previously included as Restricted Payments), (v), (vi), (vii) and
(viii), in each case, of the immediately preceding sentence, shall be included as Restricted Payments and amounts expended pursuant to clauses (ii), (iii),
(iv), (ix), (x), (xi) and (xii) shall not be included as Restricted Payments.

  Limitation on Liens. The Issuer will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) against or upon any of its property or assets, or any proceeds therefrom, or upon any income or profits therefrom or assign or convey any right to receive income therefrom.

  Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise enter into or cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or any other interest or participation in, or measured by, its profits owned by the Issuer or any Restricted Subsidiary, (b) pay any Indebtedness owed to the Issuer or a Restricted Subsidiary, (c) make any Investment in the Issuer or any Restricted Subsidiary or (d) transfer any of its property or assets to the Issuer or to any Restricted Subsidiary, except for (i) any such customary encumbrance or restriction contained in a security document creating a Lien permitted under the Indenture to the extent relating to the property or asset subject to such Lien following a default in respect of the applicable secured obligation, (ii) any such encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary but not created in contemplation thereof, (iii) any such encumbrance or restriction imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, (iv) any encumbrance or restriction existing under any amendment to, and any agreement which refinances or replaces, an agreement containing a restriction permitted by clause (ii), provided that any such amendment or agreement constitutes no greater encumbrance or restriction on the ability of any Restricted Subsidiary to pay dividends or make distributions, pay Indebtedness, make Investments or transfer property or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations so amended, refinanced or replaced, and (v) any such encumbrance or restriction imposed in any agreement governing Senior Bank Financing; provided no such encumbrance or restriction shall, prevent the payment of amounts to the Issuer required for it to meet its operating expenses (including, without limitation, payments under the Notes and the Indenture), so long as no default under such agreement shall exist or would result from any such payment.

  Business of the Issuer. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, be principally engaged in any business or activity other than a Related Business.

  Limitation on Status as Investment Company. The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries or controlled Affiliates to, conduct its business in a fashion that would cause the Issuer to be required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or otherwise become subject to regulation under the Investment Company Act of 1940, as amended.

  Limitation on Transactions with Affiliates. The Indenture provides that, the Issuer will not, and will not permit, cause, or suffer any of its Subsidiaries or controlled Affiliates to, conduct any business or enter into any transaction or series of related transactions with or for the benefit of any Affiliate of the Issuer, any beneficial holder of 10% or more of any class of Capital Stock of the Issuer or any officer or director of the Issuer or any Subsidiary (each an "Affiliate Transaction"), except on terms that are fair and reasonable to the Issuer, such Subsidiary or such controlled Affiliate, as the case may be. Each Affiliate Transaction involving aggregate payments or other Fair Market Value in excess of $1,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) shall be approved by the Board of the Issuer, such approval to be evidenced by a Board Resolution (delivered to the Trustee) stating that the Board of the Issuer (including a majority of the Disinterested Directors) has determined that such transaction complies with the foregoing provisions. In addition to the foregoing, with respect to any Affiliate Transaction involving aggregate consideration of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more (other than an Investment in an Unrestricted Subsidiary or Unrestricted Affiliate permitted by the covenant "Limitation on Restricted Payments."), the Issuer must obtain a written opinion (delivered to the Trustee) from an Independent Financial Advisor stating that the terms of such Affiliate Transaction to the Issuer, the Subsidiary or such controlled Affiliate, as the case may be, are fair from a financial point of view.

  Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) transactions between or among the Issuer and/or any of the Restricted Subsidiaries, (ii) any dividend permitted by the covenant "Limitation on Restricted Payments," (iii) customary directors' fees, indemnification and similar arrangements, consulting fees, employee salaries and bonuses (or other incentive compensation) or legal fees in the ordinary course of business, (iv) [intentionally omitted], (v) [intentionally omitted],
(vi) transactions pursuant to the UIH Management Agreement and the Technical Service Agreements, in each case, as the same may be amended or supplemented, so long as amounts paid or payable under any amended or replacement agreement do not exceed the amounts payable under the original agreement as in effect on the Issue Date; provided, that if a Default shall have occurred and be continuing, amounts paid and payable under the UIH Management Agreement and the Technical Service Agreements shall not exceed reimbursement of the reasonable expenses (including reasonable allocations of salary and overhead) of UIH incurred pursuant to such agreements and (vii) the issuance of Capital Stock (other than Disqualified Capital Stock) of the Issuer.

  Change of Control. Upon the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Issuer shall notify the holders of the Notes, in the manner prescribed by the Indenture, of such occurrence and shall make an offer to purchase (the "Change of Control Offer"), on a business day (the "Change of Control Payment Date") not later than 60 days following the Change of Control Date, all Notes then outstanding at a purchase price equal to 101% of the Accreted Value thereof, if the Change of Control Payment Date is prior to May 15, 2001 or 101% of the principal amount at maturity thereof, together with all accrued and unpaid interest thereon, if the Change of Control Payment Date is on or after May 15, 2001. Notice of a Change of Control Offer shall be given to holders of Notes, not less than 28 days nor more than 45 days before the Change of Control Payment Date. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Payment Date.

  If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay for all of the Notes that might be delivered by holders of Notes seeking to accept the Change of Control Offer. The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Restrictions in the Indenture described herein on the ability of the Issuer and the Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer or any of the Restricted Subsidiaries, whether favored or opposed by the management of the Issuer or any of the Restricted Subsidiaries. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer or any of the Subsidiaries by management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

  If the Issuer is required to make a Change of Control Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Disposition of Proceeds of Asset Sales. The Issuer will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (a) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of and (b) at least 85% of such consideration consists of cash or Cash Equivalents (provided that any notes or other obligations received by the Issuer or such Restricted Subsidiary from such transferee or purchaser that are immediately sold or transferred (on a non-recourse basis) for cash or Cash Equivalents shall be deemed cash for purposes of this provision and be treated as Net Cash Proceeds, subject to application as hereinafter provided). The Issuer or such Restricted Subsidiary, as the case may be, may either (i) within 365 days of an Asset Sale (other than an Asset Sale of the Issuer's direct or indirect interest in XYZ Entertainment, as to which no such limit would exist) apply the Net Cash Proceeds of such Asset Sale to permanently repay, and permanently reduce the commitments under, any Specified Indebtedness, or (ii) apply such Net Cash Proceeds to an investment in properties and assets ("Replacement Assets") that
(x) in the case of an Asset Sale of the Issuer's direct or indirect interest in XYZ Entertainment will be used in a Related Business (or in Capital Stock of any person principally engaged in a Related Business) and (y) in all other cases will be used in a Related Business (or in Capital Stock of any person that will become a Restricted Subsidiary as a result of such investment to the extent such person owns properties and assets that will be used in a Related Business) of the Issuer or any Restricted Subsidiary located in the same nation as the assets disposed of in the Asset Sale within 365 days of such Asset Sale (in the case of clause (y)). Pending the final application of any such Net Cash Proceeds in accordance with the second sentence of this paragraph or to an Asset Sale Offer, the Issuer or such Restricted Subsidiary may invest such Net Cash Proceeds in any manner not prohibited by the Indenture and may temporarily repay Specified Indebtedness. Any Net Cash Proceeds from any Asset Sale that are neither used to repay, and permanently reduce the commitments under, any Specified Indebtedness nor invested in Replacement Assets in accordance with this paragraph shall constitute "Excess Proceeds" subject to disposition as provided below.

  When the aggregate amount of Excess Proceeds equals or exceeds $10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof), the Issuer shall make an offer to purchase (an "Asset Sale Offer"), from all holders of the Notes, Notes having an aggregate purchase price equal to such Excess Proceeds at a price in cash equal to 100% of the Accreted Value thereof on any purchase date prior to May 15, 2001 or 100% of the outstanding principal amount at maturity thereof plus accrued and unpaid interest, if any, to any purchase date on or after May 15, 2001. Each Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law. Notwithstanding the foregoing, in the event that any Pari Passu Indebtedness contains provisions requiring that the Issuer or a Restricted Subsidiary apply any Excess Proceeds from an Asset Sale made by it to make an offer to purchase or to permanently repay such Pari Passu Indebtedness, and thereby reduce the commitments for such Pari Passu Indebtedness, (i) the Issuer will only be required to make an offer to purchase Notes having an aggregate purchase price, determined as set forth above, equal to the Pro Rata Share of the Excess Proceeds and (ii) the balance of such Excess Proceeds may be used to offer to purchase or to permanently repay, and reduce the commitments in respect of, such Pari Passu Indebtedness. To the extent that the aggregate purchase price for Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds available for such offer, the Issuer and the Restricted Subsidiaries may use such deficiency (the "Deficiency") for general corporate purposes permitted under the Indenture. If the aggregate purchase price for the Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds available for such offer, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

  Notwithstanding the two immediately preceding paragraphs, (a) up to the XYZ Distribution Amount of the Net Cash Proceeds from any Asset Sale of the Issuer's or any Restricted Subsidiary's direct or indirect interest in XYZ Entertainment need not be applied as provided in the second sentence of the first paragraph of this covenant and (b) the Issuer and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (i) at least 85% of the consideration for such Asset Sale constitutes Replacement Assets and (ii) such Asset Sale is for Fair Market Value (with Fair Market Value being determined by an Independent Financial Advisor as required by the definition of Fair Market Value); provided that any Net Cash Proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

  If the Issuer is required to make an Asset Sale Offer, the Issuer will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable United States or foreign securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

  Reports. The Indenture provides that, whether or not the Issuer has a class of securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after the date on which an Exchange Offer Registration Statement is required to be effective, the Issuer will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, when such filings would be required to be made under the Exchange Act. The Issuer will be required to file with the Trustee and provide to each holder of Notes within 15 days after it files them with the Commission (or, if any such filing is not permitted under the Exchange Act, 15 days after the Issuer would have been required to make such filing) copies of such reports and documents.

  Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates. The Indenture provides that the Issuer may designate (i) any Subsidiary of the Issuer as an "Unrestricted Subsidiary" under the Indenture and (ii) any Restricted Affiliate as an Unrestricted Affiliate (each, a "Designation") only if:

    (a) no Default shall have occurred and be continuing after giving effect to such Designation; and

    (b) the Issuer would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of such Subsidiary or Restricted Affiliate, as the case may be, on such date.

  In the event of any such Designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount. If at any time a person designated as a Restricted Affiliate under the Indenture ceases to constitute a Restricted Affiliate for any reason, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant "Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the Fair Market Value of such person at such time. The Indenture will further provide that (i) the Issuer shall not and shall not permit any Restricted Subsidiary to, at any time (x) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be (including any undertaking, agreement or instrument evidencing such Indebtedness), (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be, or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be (including any right to take enforcement action against such Unrestricted Subsidiary or Unrestricted Affiliate, as

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the case may be), except in the case of clause (x) or (y) to the extent permitted under the covenant "Limitation on Restricted Payments," and (ii) no Unrestricted Subsidiary or Unrestricted Affiliate shall at any time guarantee or otherwise provide credit support for any obligation of the Issuer or any Restricted Subsidiary.

  Notwithstanding the foregoing, the Issuer shall be permitted to transfer its indirect interest in XYZ Entertainment to a Subsidiary and designate such Subsidiary as an "Unrestricted Subsidiary" under the Indenture without satisfaction of the foregoing clause (b), and such designation shall not result in the Issuer having been deemed to have made any Investment constituting a Restricted Payment under this Indenture.

  The Indenture will further provide that the Issuer may (i) revoke any Designation of a Subsidiary as an Unrestricted Subsidiary or (ii) designate any Unrestricted Affiliate as a Restricted Affiliate (each, a "Revocation") if:

    (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

    (b) all Liens and Indebtedness of such Unrestricted Subsidiary or Unrestricted Affiliate, as the case may be, outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of the Indenture.

  All Designations and Revocations must be evidenced by Board Resolutions of the Issuer delivered to the Trustee certifying compliance with the foregoing provisions.

  As of the Issue Date, each of Saturn, XYZ Entertainment and United Wireless will be owned, directly or indirectly, through one or more Unrestricted Subsidiaries. Saturn and United Wireless shall not be designated Restricted Subsidiaries during the term of the Indenture.

 CONSOLIDATION, MERGER, SALE OF ASSETS, ETC.

  The Indenture provides that the Issuer will not, in a single transaction or through a series of transactions, consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of its properties and assets to any person or persons, and the Issuer will not permit any of its Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, lease, transfer or disposition of all or substantially all of the properties and assets of the Issuer and its Subsidiaries, taken as a whole, to any person or persons, unless (a) the Issuer shall be the continuing person or the resulting, surviving or transferee person (in either case, the "surviving entity") shall be a company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the surviving entity (if other than the Issuer) shall expressly assume all of the obligations of the Issuer under the Notes and the Indenture and shall execute a supplemental indenture to effect such assumption which supplemental indenture shall be delivered to the Trustee and shall be in form reasonably satisfactory to the Trustee; (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Issuer or the surviving entity (assuming such surviving entity's assumption of the Issuer's obligations under the Notes and the Indenture), as the case may be, would be able to incur $1.00 of Indebtedness under the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;" (d) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default shall have occurred and be continuing; and (e) the Issuer or the surviving entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating that such transaction or series of transactions, and, if a supplemental indenture is required in connection with such transaction or series of transactions to effectuate such assumption, such supplemental indenture complies with this covenant and that all conditions precedent in the Indenture relating to the transaction or series of transactions have been satisfied.

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

  The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a person subject to, and in accordance with, the foregoing, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Issuer under the Indenture with the same effect as if such surviving entity had been named as such; provided that, solely for purposes of computing Cumulative Adjusted Available Cash Flow for purposes of clause (iii) of the first paragraph of the covenant "Limitation on Restricted Payments" above, the Cumulative Adjusted Available Cash Flow of any persons other than the Issuer and the Restricted Subsidiaries shall only be included for periods subsequent to the effective time of such merger, consolidation, combination or transfer of assets.

  The Indenture provides that for all purposes of the Indenture and the Notes (including the provisions of this covenant and the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries", "Limitation on Restricted Payments" and "Limitation on Liens"), Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates" and all Indebtedness, and all Liens on property or assets, of the Issuer and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.

 EVENTS OF DEFAULT

  The following are "Events of Default" under the Indenture:

    (i) default in the payment of interest on the Notes when it becomes due and payable and continuance of such default for a period of 30 days or more; or

    (ii) default in the payment of the principal of, or premium, if any, on the Notes when due, at maturity, upon redemption or otherwise (including pursuant to a Change of Control Offer or an Asset Sale Offer); or

    (iii) failure to make a Change of Control Offer or an Asset Sale Offer, in each case, within the time periods specified in the Indenture or default in the performance, or breach, of any covenant described under "-- Consolidation, Merger, Sale of Assets, Etc."; or

    (iv) default in the performance, or breach, of any covenant in the Indenture (other than defaults specified in clause (i), (ii) or (iii) above), and continuance of such default or breach for a period of 30 days after written notice to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount at maturity of the outstanding Notes (in each case, when such notice is deemed received in accordance with the Indenture); or

    (v) failure to perform any term, covenant, condition, or provision of one or more classes or issues of other Indebtedness in an aggregate principal amount of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more under which the Issuer or any Restricted Subsidiary is obligated, and either (a) such Indebtedness is already due and payable in full or (b) such failure results in the acceleration of the maturity of such Indebtedness; or

    (vi) any holder or encumbrancer of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more in aggregate principal amount of Indebtedness of the Issuer or any Restricted Subsidiary shall commence judicial proceedings or take any other action to foreclose upon, have a receiver appointed with respect to, or dispose of assets of the Issuer or any Restricted Subsidiary having an aggregate Fair Market Value, individually or in the aggregate, of $5,000,000 (or, to the extent non-U.S.

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

  dollar denominated, the U.S. Dollar Equivalent thereof) or more or shall have exercised any right under applicable law or applicable security documents to take ownership of any such assets in lieu of foreclosure; or

    (vii) one or more judgments, orders or decrees for the payment of money in the amount of $5,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more, either individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days or more during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, shall not be in effect; or

    (viii) certain events of bankruptcy, insolvency, reorganization or administration with respect to the Issuer or any Restricted Subsidiary shall have occurred; or

    (ix) [intentionally omitted]

  If an Event of Default (other than an Event of Default specified in clause
(viii) above with respect to the Issuer) occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Notes may, by written notice, and the Trustee upon the request of the holders of not less than 25% in principal amount at maturity of the outstanding Notes shall, declare the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes to be immediately due and payable and upon any such declaration such amounts shall become immediately due and payable. If an Event of Default specified in clause (viii) above with respect to the Issuer occurs and is continuing, then the Default Amount of, and any accrued and unpaid interest on, all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

  After a declaration of acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding Notes may, by notice to the Trustee, rescind such declaration of acceleration if all existing Events of Default, other than nonpayment of the Default Amount of, and any accrued and unpaid interest on, the Notes that has become due solely as a result of such acceleration, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree. The holders of a majority in principal amount at maturity of the outstanding Notes also have the right to waive past defaults under the Indenture, except a default in the payment of the Default Amount of, or any interest on, any outstanding Note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of Notes.

  No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in principal amount at maturity of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee has not within such 30-day period received directions inconsistent with such written request by holders of a majority in principal amount at maturity of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the Default Amount of, or any accrued and unpaid interest on, such Note on or after the respective due dates expressed in such Note.

  During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default shall occur and be continuing, the Trustee is not under any obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders unless such holders shall have offered to such Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in principal amount at maturity of the outstanding Notes have the right to direct the time, method and place of

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

conducting any proceeding for any remedy available to the Trustee, or exercising any trust, or power conferred on the Trustee.

  The Indenture provides that the Trustee will, within 30 days after the occurrence of any Default, give to the holders of the Notes notice of such Default known to it, unless such Default shall have been cured or waived; provided that, except in the case of a Default in payment of principal of or interest on any Note, the Trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of such holders.

  The Issuer is required to furnish to the Trustee annually a statement as to compliance with all conditions and covenants under the Indenture.

  DEFEASANCE

  The Issuer may at any time terminate all of its obligations with respect to the Notes ("defeasance"), except for certain obligations, including those regarding any trust established for a defeasance and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes as required by the Indenture and to maintain agencies in respect of Notes. The Issuer may at any time terminate its obligations under certain covenants set forth in the Indenture, some of which are described under "--Certain Covenants" above, and any omission to comply with such obligations shall not constitute a Default with respect to the Notes ("covenant defeasance"). To exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the holders of the Notes, with the Trustee money (in United States dollars) or U.S. government obligations (denominated in United States dollars), or a combination thereof, in such amounts as will be sufficient to pay the principal of, and premium, if any, and interest on the Notes to redemption or maturity and comply with certain other conditions, including the delivery of a legal opinion as to certain tax and other matters.

  SATISFACTION AND DISCHARGE

  The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes) as to all outstanding Notes when either (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b)(i) all such Notes not theretofore delivered to the Trustee for cancellation have become due and payable by their terms or shall have been called for redemption and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount of money sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation or redemption, for the principal amount, premium, if any, and accrued interest to the date of such deposit; (ii) the Issuer has paid all other sums payable by it under the Indenture; and (iii) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be. In addition, the Issuer must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

  AMENDMENT AND WAIVERS

  From time to time the Issuer, when authorized by resolutions of its Board, and the Trustee, without the consent of the holders of the Notes, may amend, waive or supplement the Indenture, the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act or making any change that does not adversely affect the rights of any holder. Other amendments and modifications of the Indenture and the Notes may be made by the Issuer and the Trustee with the consent of the holders of not less than a majority of the aggregate principal amount at maturity of the outstanding Notes; provided that no such modification or amendment may, without the

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

consent of the holder of each outstanding Note affected thereby, (i) reduce the principal amount at maturity of, extend the fixed maturity of, or alter the redemption provisions of, the Notes or amend or modify the calculation of the Accreted Value or the Default Amount so as to reduce the amount of the Accreted Value or the Default Amount, (ii) change the currency in which any Notes or any premium or the accrued interest thereon is payable, (iii) reduce the percentage in principal amount at maturity outstanding of Notes who must consent to an amendment, supplement or waiver or consent to take any action under the Indenture or the Notes, (iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes, (v) waive a default in payment with respect to the Notes, (vi) reduce the rate or extend the time for payment of interest on the Notes, (vii) alter the obligation to purchase the Notes in accordance with the Indenture following the occurrence of a Change of Control or an Asset Sale or waive any default in the performance thereof, or (viii) affect the ranking of the Notes in a manner adverse to the holder of any Notes.

  It is possible that an amendment or modification approved by a majority of the holders as described above could have adverse tax consequences to the holders.

 REGARDING THE TRUSTEE

  Firststar Bank of Minnesota, N.A. will serve as Trustee under the Indenture. The Indenture provides that, except during the continuance of an Event of Default, the Trustee thereunder will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.

 GOVERNING LAW

  The Indenture provides that the Indenture and the Notes will be governed by and construed in accordance with laws of the State of New York without giving effect to principles of conflicts of law.

 CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for any other capitalized terms used herein for which no definition is provided.

  "Accreted Value" means, as of any date of determination prior to May 15, 2001, the sum (rounded to the nearest whole dollar) of (a) $610.70 for each $1,000 principal amount at maturity of Notes and (b) the portion of the excess of the principal amount of Notes over $610.70 which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at the Interest Rate then in effect, compounded semi-annually on each May 15 and November 15 from the date of issuance of the Notes through the date of determination.

  "Acquired Indebtedness" means Indebtedness of a person existing at the time such person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition by such person and not incurred in connection with, or in anticipation of, such person becoming a Restricted Subsidiary or such Asset Acquisition.

  "Affiliate" of any specified person means any other person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified person. For the purposes of this definition, "control" when used with respect to any person means the power to direct the management and

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

policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Operating Cash Flow for the latest fiscal quarter for which consolidated financial statements of the Issuer are available multiplied by four. For purposes of calculating "Consolidated Operating Cash Flow" for any fiscal quarter for purposes of this definition, (i) any Subsidiary of the Issuer that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such fiscal quarter and (ii) any Subsidiary of the Issuer that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such fiscal quarter. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Operating Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable fiscal quarter to, without duplication, any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Issuer's or one of the Restricted Subsidiaries' (including any person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such fiscal quarter to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

  "Asset Acquisition" means (i) any capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) by the Issuer or any Restricted Subsidiary in any other person, or any acquisition or purchase of Capital Stock of any other person by the Issuer or any Restricted Subsidiary, in either case pursuant to which such person shall become a Restricted Subsidiary or shall be merged with or into the Issuer or any Restricted Subsidiary, or (ii) any acquisition by the Issuer or any Restricted Subsidiary of the assets of any person which constitute substantially all of an operating unit or line of business of such person or which is otherwise outside of the ordinary course of business.

  "Asset Sale" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition and is not for security purposes) or other disposition (that is not for security purposes) to any person other than the Issuer or a Restricted Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Restricted Subsidiary (whether through the sale of outstanding Capital Stock or the issuance of additional Capital Stock), (ii) any transmission or broadcast license of the Issuer or any Restricted Subsidiary pertaining to a Related Business (whether by the sale of Capital Stock or otherwise), (iii) any assets of the Issuer or any Restricted Subsidiary which constitute substantially all of an operating unit or line of business of the Issuer and the Restricted Subsidiaries, (iv) any other property or asset of the Issuer or any Restricted Subsidiary outside of the ordinary course of business or (v) any direct or indirect interests of the Issuer in XYZ Entertainment. For the purposes of this definition, the term "Asset Sale" shall not include (i) any disposition of properties or assets of the Issuer or one or more of the Restricted Subsidiaries that is governed under "--Consolidation, Merger, Sale of Assets, Etc." above or (ii) sales of property or equipment that have become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Issuer or any Restricted Subsidiary, as the case may be. For purposes of the covenant "Disposition of Proceeds of Asset Sales," the term "Asset Sale" shall not include (i) any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, either (x) involving assets with a Fair Market Value not in excess of $250,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or (y) as part of a Capitalized Lease Obligation, or (ii) any sale and leaseback of an asset within 180 days after the completion of construction or acquisition of such asset; provided the lease constitutes a Capitalized Lease Obligation of the Issuer or any Restricted Subsidiary.

  "Australis Guarantee" means the guarantee by UIH AML of the obligations of Australis Holdings Pty Limited under its bank facility pursuant to the Guarantee Facility dated as of May 9, 1996, among Publishing and Broadcasting Limited, Publishing and Broadcasting (Finance) Limited, Lenfest Communications, Inc., Guinness Peat Group PLC, UIH AML and Toronto Dominion Australia Limited, substantially as such Guarantee Facility is in effect on the Issue Date.

  "Australis Warrants" means the options to purchase Capital Stock of Australis issued to UIH AML by Australis in connection with the making of the Australis Guarantee.

  "Average Life to Stated Maturity" means, with respect to any Indebtedness or Preferred Stock, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date to the date or dates of each successive scheduled principal or other return of capital (including, without limitation, any sinking fund requirements) of such Indebtedness or Preferred Stock multiplied by (b) the amount of each such principal or other payment by (ii) the sum of all such principal or other payments.

  "Board" means the Board of Directors of the Issuer.

  "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Issuer, to have been duly adopted by its respective Board and to be in full force and effect on the date of such certification, and delivered to the Trustee.

  "Capital Stock" means, with respect to any person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) (including share appreciation rights) of, such person's capital stock or shares, whether outstanding on the Issue Date or issued after the Issue Date, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or shares. "Capital Stock" shall include any convertible notes or debentures or similar instruments constituting a part of a person's consolidated shareholders' equity in accordance with U.S. GAAP.

  "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed, immovable or movable) that is required to be classified and accounted for as a finance lease under U.S. GAAP and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with U.S. GAAP.

  "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 365 days or less issued or directly and fully guaranteed or insured by the Commonwealth of Australia or the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the Commonwealth of Australia or the United States of America, as the case may be, is pledged in support thereof or such Indebtedness constitutes a general obligation of it); (ii) deposits, certificates of deposit or acceptances with a maturity of 365 days or less of any institution which is a bank authorized under the Banking Act 1959 to carry on banking business in Australia or any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits (or any similar capital concept) of not less than $250,000,000 or, to the extent non-U.S. Dollar denominated, the U.S. Dollar Equivalent thereof; (iii) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate of the Issuer) incorporated or organized under the laws of the Commonwealth of Australia or any jurisdiction thereof or the United States or any state thereof or the District of Columbia and rated at least "A-1" by S&P or "P-1" by Moody's or their respective Australian affiliates; and (iv) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the Commonwealth of Australia or the United States Government or issued by any agency thereof and backed by the full faith and credit of the Australian Federal Government or the United States Government, respectively, in each case maturing within one year from the date of acquisition.

  "Change of Control" is defined to mean the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the Issuer; or (b) the Issuer consolidates with, or merges with or into, another person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of the Issuer is converted into or exchanged for (1) Voting Stock (other than Disqualified Stock) of the surviving or transferee corporation and/or (2) cash, securities and other property in an amount which could be paid by the Issuer as a Restricted Payment under the Indenture and (ii) no "person" or "group" (excluding Permitted Holders) owns more than 50% of the total Voting Stock of the Issuer; or (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of the Issuer (together with any new directors whose election by the Board of the Issuer or whose nomination for election by the stockholders of the Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than by action of the Permitted Holders) to constitute a majority of the Board of the Issuer then in office; provided that to the extent that one or more regulatory approvals are required for one or more of the events or circumstances described above to become effective under applicable law, such events or circumstances shall be deemed to have occurred at the time such approvals have been obtained and become effective under applicable law.

  "Common Stock" means any Capital Stock other than Preferred Stock.

  "Consolidated Income Tax Expense" means, with respect to any period, the provision for corporation, local, foreign and other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP.

  "Consolidated Interest Expense" means, with respect to any period, without duplication, the sum of (i) the interest expense of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with U.S. GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under any Currency Agreements and Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit, bills of exchange, promissory notes and bankers' acceptance financing and (e) all accrued interest and (ii) all but the principal component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person during such period as determined on a consolidated basis in accordance with U.S. GAAP.

  "Consolidated Net Income" means, with respect to any period, the consolidated net income of the Issuer and the Restricted Subsidiaries for such period, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (i) all extraordinary gains or losses (on an after-tax basis) of such person (net of fees and expenses relating to the transaction giving rise thereto) for such period, (ii) except to the extent dividended or otherwise distributed to the Issuer or any Restricted Subsidiary, income of the Issuer and the Restricted Subsidiaries derived from or in respect of all Investments in persons other than any Restricted Subsidiary, (iii) the portion of net income (or loss) of such person allocable to minority interests in unconsolidated persons for such period, except to the extent actually received by the Issuer or any Restricted Subsidiary, (iv) net income (or loss) of any other person combined with such person on a "pooling of interests" basis attributable to any period prior to the date of combination, (v) any gain or loss, net of taxes, realized by such person upon the termination of any employee pension benefit plan during such period, (vi) gains or losses in respect of any Asset Sales (on an after-tax basis and net of fees and expenses relating to the transaction giving rise thereto) during such period and (vii) the net income of any Restricted Subsidiary for such period to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary to the Issuer or any Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or constituent documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary.

  "Consolidated Operating Cash Flow" means, with respect to any period, the Consolidated Net Income of the Issuer and the Restricted Subsidiaries for such period (a) increased by (to the extent included in computing such Consolidated Net Income) the sum of (i) the Consolidated Income Tax Expense of the Issuer and the Restricted Subsidiaries for such period (other than taxes attributable to extraordinary, unusual or non-recurring gains or losses); (ii) Consolidated Interest Expense for such period; (iii) depreciation of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with U.S. GAAP; (iv) amortization of the Issuer and the Restricted Subsidiaries for such period, including, without limitation and without duplication, amortization of capitalized debt issuance costs for such period, all determined on a consolidated basis in accordance with U.S. GAAP; and (v) any other non-cash charges that were deducted in computing Consolidated Net Income (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period) of the Issuer and the Restricted Subsidiaries for such period in accordance with U.S. GAAP and (b) decreased by any non-cash gains that were included in computing Consolidated Net Income; provided that the amounts described in clause (a) above with respect to any Restricted Subsidiary shall be added to, and the amounts described in clause (b) above with respect to any Restricted Subsidiary shall be deducted from such Consolidated Net Income in computing Operating Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of the Issuer and the Restricted Subsidiaries.

  "Consolidation" means, with respect to the Issuer, the consolidation of the accounts of the Restricted Subsidiaries with those of the Issuer, all in accordance with U.S. GAAP; provided that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary or Unrestricted Affiliate with the accounts of the Issuer. The term "consolidated" has a correlative meaning to the foregoing.

  "Cumulative Consolidated Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on the Issue Date and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of the Issuer is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

  "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in currency values.

  "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

  "Default Amount" means (i) as of any date prior to May 15, 2001, the Accreted Value of the Notes (plus any applicable premium thereon) as of such date and (ii) as of any date on or after May 15, 2001, 100% of the principal amount at maturity of the Notes (plus any applicable premium thereon).

  "Designation" has the meaning set forth under the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates."

  "Disinterested Director" means, with respect to any transaction or series of transactions, a member of the Board of the Issuer other than a director who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

  "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, except to the extent exchangeable at the option of such person subject to the terms of any debt instrument to which such person is a party), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Notes.

  "Equity Sale" means the sale or sales by the Issuer subsequent to the Issue Date of its Capital Stock (other than Disqualified Capital Stock) for aggregate gross cash proceeds of at least $70 million.

  "Existing Business" means, with respect to any Restricted Subsidiary, (i) the MMDS, cable television, satellite direct to home or telecommunications business, as the case may be, of such Restricted Subsidiary existing on the Issue Date and (ii) any MMDS, cable television, satellite direct to home or telecommunications business constituting a Replacement Asset received by a Restricted Subsidiary in consideration for a MMDS, cable television, satellite direct to home or telecommunications business of such Restricted Subsidiary constituting a portion of the Existing Business of such Restricted Subsidiary.

  "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the Board acting in good faith and shall be evidenced by a Board Resolution of the Issuer delivered to the Trustee; provided that, for purposes of the third paragraph of the covenant "Disposition of Proceeds of Asset Sales" and the covenant "Limitation on Transactions with Affiliates," in the case of any transaction or series of related transactions which involve aggregate consideration of $10,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) or more, Fair Market Value shall also be determined by an Independent Financial Advisor.

  "Final Maturity Date" means May 15, 2006.

  "guarantee" means, as applied to any obligation, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit.

  "Indebtedness" means, with respect to any person, without duplication, (i) any liability, contingent or otherwise, of such person (A) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), whether as a cash advance, bill, overdraft or money market facility loan or (B) evidenced by a note, debenture or similar instrument or letters of credit (including a purchase money obligation) or by any book-entry mechanism or (C) for the payment of money relating to a Capitalized Lease Obligation or other obligation relating to the deferred purchase price of property, to the extent, in each of clauses (A),
(B) and (C), such liability would appear on a balance sheet of such person prepared in accordance with U.S. GAAP or (D) in respect of an Interest Rate Protection Obligation or any foreign exchange contract, currency swap agreement or other similar agreement; (ii) any liability of others of the kind described in the preceding clause (i) which the person has guaranteed or which is otherwise its legal liability; (iii) any obligation secured by a Lien (other than a Lien on Indebtedness or Capital Stock of an Unrestricted Subsidiary or Unrestricted Affiliate which represents the sole recourse of the secured party for any default in respect of the secured obligation) to which the property or assets of such person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such person's legal liability; (iv) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (i), (ii) or (iii); and (v) the maximum repurchase or redemption price of any Disqualified Stock. In no event shall "Indebtedness" include trade payables incurred in the ordinary course of business or convertible debentures or similar instruments of any Restricted Subsidiary of the Issuer constituting Capital Stock (other than Disqualified Stock); provided, however, that such convertible debentures or similar instruments, (x) provide that payments thereon are subordinated in right of payment to all liabilities of such Restricted Subsidiary, (y) provide that upon a winding-up or liquidation of such Restricted Subsidiary such convertible debentures or similar instruments shall only entitle the holder thereof to a pro rata portion of the distributions available to holders of Common Stock of such Restricted Subsidiary upon such liquidation or winding-up and (z) provide that interest thereon shall only be paid if a distribution is made to holders of the Common Stock of such Restricted Subsidiary and such interest shall be in an amount that the holder of such convertible debentures or similar instruments would have received if all of the convertible debentures or similar instruments of such Restricted Subsidiary had been converted into shares of Common Stock of such Restricted Subsidiary in accordance with the terms thereof. For purposes of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries," in determining the principal amount of any Indebtedness (1) to be incurred by the Issuer or a Restricted Subsidiary or which is outstanding at any date, (x) the principal amount of any Indebtedness which provides that an amount less than the principal amount at

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

maturity thereof shall be due upon any declaration of acceleration thereof shall be the accreted value thereof at the date of determination and (y) effect shall be given to the impact of any Currency Agreements with respect to such Indebtedness and (2) outstanding at any time under any Currency Agreement of the Issuer or any Restricted Subsidiary shall be the net payment obligation under such Currency Agreement at such time.

  "Independent Financial Advisor" means a United States investment or merchant banking firm or public accounting firm of national standing in the United States (i) which does not, and whose directors and executive officers and Affiliates do not, have an investment in the Issuer or any of its Affiliates and (ii) which, in the judgment of the Board of the Issuer is otherwise independent with respect to the Issuer and its Affiliates and qualified to perform the task for which it is to be engaged. A trustee or nominee for the true parties in interest shall not be excluded from the definition of "Independent Financial Advisor" solely as a result of such trustee or nominee status.

  "Interest Rate" means, at any time, 14.00% per annum; provided, that if an Equity Sale has not been consummated, on or prior to May 15, 1997 then from (and including) such date through (but excluding) the date of the consummation of an Equity Sale, the "Interest Rate" shall be increased by .75% per annum.

  "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include without limitation, interest rate swaps, caps, floors, collars, forward interest rate agreements and similar agreements.

  "Investment" means, with respect to any person, any advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any guarantee) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase of any shares, stocks, bonds, notes, debentures or other securities of, any other person. In addition, any foreign exchange contract, currency-swap agreement or other similar agreement made or entered into by any person shall constitute an Investment by such person.

  "Issue Date" means the original date of issuance of the Notes.

  "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A person shall be deemed to own subject to a Lien any property which such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

  "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) amounts required to be paid to any person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in or having a Lien on the assets subject to the Asset Sale, (iv) other amounts required to be treated as Net Cash Proceeds pursuant to the covenant "Disposition of Proceeds of Asset Sales," and (v) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with U.S. GAAP against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension, superannuation and other post-employment benefit liabilities, liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate of the Issuer delivered to the Trustee.

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

  "Pari Passu Indebtedness" means any Indebtedness of the Issuer which ranks pari passu in right of payment with the Notes.

  "Permitted Holders" means (i) any of United International Holdings, Inc., Apollo Cable Partners, L.P., Apollo Advisors, L.P., Albert M. Carollo, Lawrence J. DeGeorge, William J. Elsner, Lawrence Flinn, Jr., L. Flinn Jr. Family Partnership-I (so long as it is controlled by Lawrence Flinn, Jr.), Joseph E. Giovanini, Clarice J. Giovanini, Giovanini Investments, Ltd. (so long as it is controlled by Joseph E. or Clarice J. Giovanini), Curtis Rochelle, Marian Rochelle, Rochelle Investments, Ltd. (so long as it is controlled by Curtis or Marian Rochelle), Gene W. Schneider, G. Schneider Holdings, Co. (so long as it is controlled by Gene W. Schneider), Janet S. Schneider and Mark L. Schneider and (ii) any Affiliate of the foregoing.

  "Permitted Indebtedness and Preferred Stock" means the Indebtedness set forth in the following clauses (each of which shall be given independent effect):

    (a) Indebtedness under the Notes and the Indenture;

    (b) Indebtedness of the Issuer and/or of any Restricted Subsidiary outstanding on the Issue Date;

    (c) Indebtedness of any Restricted Subsidiary to the extent the proceeds of such Indebtedness are utilized to finance the construction of the networks for the Existing Business of such Restricted Subsidiary (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks), in the licensed service areas of such Restricted Subsidiary existing on the Issue Date or to support the operations or working capital requirements related to any such Existing Business; provided that the aggregate principal amount of Indebtedness incurred after May 14, 1996 pursuant to this clause (c) and clause (d) below shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Issuer after the Issue Date invested in such Existing Business and (B) cash proceeds of the issuance of Capital Stock (other than Disqualified Capital Stock) of Issuer after the Issue Date invested in such Existing Business;

    (d) Indebtedness of the Issuer to the extent the proceeds of such Indebtedness are utilized to finance the construction of the networks for the Existing Business of a Restricted Subsidiary (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks) in the licensed service areas of such Restricted Subsidiary existing on the Issue Date or to support the operations or working capital requirements related to any such Existing Business; provided, however, that any such Indebtedness (i) shall not provide for any required payment of principal prior to the Final Maturity Date, (ii) shall not provide for any required payment of interest prior to May 15, 2001 and (iii) shall not be guaranteed by any Restricted Subsidiary; provided that the aggregate principal amount of Indebtedness incurred after May 14, 1996 pursuant to this clause (d) and clause (c) above shall not exceed the sum of (x) $85,000,000 plus (y) 200% of the sum of (A) cash proceeds of capital contributions to the Issuer after the Issue Date invested in such Existing Business and (B) cash proceeds of the issuance of Capital Stock (other than Disqualified Capital Stock) of Issuer after the Issue Date invested in such Existing Business;

    (e) Indebtedness of the Issuer the proceeds of which are utilized to finance an Asset Acquisition of a Related Business and Indebtedness of the Restricted Subsidiary acquired in such Asset Acquisition or which acquired such Related Business pursuant to such Asset Acquisition the proceeds of which are utilized to finance the construction of the networks for the Related Business acquired in such Asset Acquisition (including the purchase of equipment for use in and the installation and construction costs related to the construction of such networks) in the licensed service areas of such Related Business or to support the working capital requirements relating to any such Related Business; provided, however, that in no event will the aggregate principal amount of Indebtedness incurred by the Issuer or any Restricted Subsidiary with respect to any Asset Acquisition of a Related Business exceed 125% of the sum of (x) cash proceeds of capital contributions to the Issuer invested in such Related Business and (y) cash proceeds of issuances of Capital Stock (other than Disqualified Capital Stock) of the Issuer invested in such Related Business.


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    (f)(i) Indebtedness or Preferred Stock of any Restricted Subsidiary owed or issued to and held by the Issuer or a Restricted Subsidiary and (ii) Indebtedness of the Issuer owed to and held by any Restricted Subsidiary; provided that a new incurrence of Indebtedness or issuance of Preferred Stock shall be deemed to have occurred upon (x) any sale or other disposition of any Indebtedness of the Issuer or a Restricted Subsidiary referred to in this clause (g) to any person other than the Issuer or a Restricted Subsidiary, (y) any sale or other disposition of Capital Stock of a Restricted Subsidiary, or Designation of a Restricted Subsidiary as an Unrestricted Subsidiary or Unrestricted Affiliate, which holds Indebtedness of the Issuer or Indebtedness or Preferred Stock of another Restricted Subsidiary such that such Restricted Subsidiary, in any such case, ceases to be a Restricted Subsidiary or (z) any Restricted Affiliate which holds Indebtedness of the Issuer or Indebtedness or Preferred Stock of another Restricted Subsidiary ceases, for any reason, to constitute a Restricted Affiliate;

    (g) Interest Rate Protection Obligations of the Issuer and/or any Restricted Subsidiary relating to (i) Indebtedness of the Issuer or any Restricted Subsidiary (which Indebtedness (x) bears interest at fluctuating interest rates and (y) is otherwise permitted to be incurred under the "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" covenant) and/or (ii) Indebtedness for which a lender has provided a commitment in an amount reasonably anticipated to be incurred by the Issuer or a Restricted Subsidiary in the following 90 days after such Interest Rate Protection Obligation has been incurred, but only to the extent that the notional principal amount of such Interest Rate Protection Obligations does not exceed the principal amount of the Indebtedness (and/or Indebtedness subject to commitments) to which such Interest Rate Protection Obligations relate; provided in no event shall any Restricted Subsidiary incur Indebtedness under an Interest Rate Protection Obligation under this clause (g) relating to Indebtedness of the Issuer;

    (h) Indebtedness of the Issuer and/or any Restricted Subsidiary under Currency Agreements relating to (i) Indebtedness of the Issuer or a Restricted Subsidiary and/or (ii) obligations to purchase or sell assets, properties or services or license programming rights, in each case, incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary; provided that such Currency Agreements do not increase the Indebtedness or other obligations of the Issuer and the Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; provided, further, in no event shall any Restricted Subsidiary incur Indebtedness under any Currency Agreement under this clause (h) relating to Indebtedness or obligations of the Issuer;

    (i) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of performance bonds of the Issuer or any Restricted Subsidiary or surety bonds provided by the Issuer or any Restricted Subsidiary incurred in the ordinary course of business in connection with the construction or operation of a Related Business (other than with respect to the production or acquisition of programming);

    (j) issuances of Preferred Stock or Indebtedness by a Restricted Subsidiary (which Indebtedness constitutes Capital Stock of such Restricted Subsidiary) to the holders (or, other than in the case of the Issuer or any Restricted Subsidiary that is a holder, the Affiliates) of the common equity of such Restricted Subsidiary (determined on an economic basis) on a basis that is substantially proportionate to their common equity interests to the equivalent thereof (disregarding for this purpose any disproportionately greater interest issued to the Issuer or any Restricted Subsidiary); provided, however, that such Indebtedness, (x) provides that payments thereon are subordinated in right of payment to all liabilities of such Restricted Subsidiary, (y) provides that upon a winding up or liquidation of such Restricted Subsidiary such Indebtedness shall only entitle the holder thereof to a pro rata portion of the distributions available to holders of Common Stock of such Restricted Subsidiary upon such liquidation or winding-up and (z) provides that interest thereon shall only be paid if a distribution is made to holders of the Common Stock of such Restricted Subsidiary and such interest shall be in an amount that the holder of such Indebtedness would have received if all of the Indebtedness of such Restricted Subsidiary issued pursuant to this clause (j) had been converted into shares of Common Stock of such Restricted Subsidiary in accordance with the terms thereof;

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

    (k) Indebtedness of the Issuer and/or any Restricted Subsidiary to the extent it represents a replacement, renewal, refinancing or extension of outstanding Indebtedness of the Issuer or any Restricted Subsidiary incurred pursuant to the proviso of the covenant "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" or clause (a),
  (b) (other than Indebtedness which is to be repaid from the net proceeds from the sale of the Notes as described under "Use of Proceeds") or (c),
  (d) or (e) of this definition; provided that (i) Indebtedness of the Issuer may not be replaced, renewed, refinanced or extended under this clause (k) with Indebtedness of any Restricted Subsidiary and Indebtedness of a Restricted Subsidiary may not be replaced, renewed, refinanced or extended under this clause (k) with Indebtedness of any other Restricted Subsidiary and (ii) any such replacement, renewal, refinancing or extension (x) shall not, in the case of Indebtedness of the Issuer, provide for any payments of principal prior to the Final Maturity Date and (y) shall not exceed the sum of the principal amount (or, if such Indebtedness provides for a lesser amount to be due and payable upon a declaration of acceleration thereof, an amount no greater than such lesser amount) of the Indebtedness being replaced, renewed, refinanced or extended plus the amount of accrued interest thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such replacement, renewal, refinancing or extension and such reasonable fees and expenses incurred in connection therewith; and

    (l) Indebtedness of the Issuer and the Restricted Subsidiaries in addition to that described in clauses (a) through (k) above so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (l) does not exceed $25,000,000 at any time outstanding.

  "Permitted Investments" means (a) Cash Equivalents; (b) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits; (c) Interest Rate Protection Obligations and Currency Agreements; (d) bonds, notes, debentures or other securities received as a result of Asset Sales permitted under the covenant "Disposition of Proceeds of Asset Sales"; (e) any Investment in another person in exchange for Capital Stock (other than Disqualified Stock) of the Issuer; (f) loans and advances to employees of the Issuer or any of the Restricted Subsidiaries in the ordinary course of business in an aggregate amount not to exceed $1,000,000 (or, to the extent non-U.S. dollar denominated, the U.S. Dollar Equivalent thereof) at any time outstanding; (g) any Investment in Capital Stock or obligations of any person made in settlement of claims by the Issuer or any Restricted Subsidiary against such person; and (h) any investments in (i) the Australis Warrants or any securities of Australis received by UIH AML or the Issuer upon exercise of the Australis Warrants for aggregate consideration not exceeding the aggregate exercise price of the Australis Warrants as in effect on the Issue Date, and
(ii) securities of Australis received by UIH AML upon the refinancing or conversion of the Australis Guarantee in accordance with the terms thereof.

  "Permitted Liens" means (a) Liens on assets of a Restricted Subsidiary securing Indebtedness of such Restricted Subsidiary, which indebtedness is incurred pursuant to clause (c), (e), (k) or (l) of the definition of "Permitted Indebtedness and Preferred Stock"; (b) Liens in favor of the Issuer or a Restricted Subsidiary; (c) Liens on property of a person existing at the time such person is merged into or consolidated with the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation by the Issuer of such merger or consolidation and do not extent to any assets other than those of the person merged into or consolidated with the Issuer; (d) Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary provided that such Liens were in existence prior to the contemplation by the Issuer of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bounds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens existing on the Issue Date; (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with U.S. GAAP shall have been made therefor; and (h) Liens incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary with respect to obligations that do not exceed $2,000,000 at any one time outstanding and that (A) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Restricted Subsidiary.

  "Preferred Stock" means, with respect to any person, any and all shares, interests, participations or other equivalents (however designated) of such person's preferred or preference stock or shares whether now outstanding, or issued after the Issue Date.

  "Pro Rata Share" means a fraction, (i) the numerator of which is the Accreted Value of Notes outstanding on the applicable purchase date and (ii) the denominator of which is the sum of (x) the aggregate Accreted Value or of Notes outstanding on such date and (y) if there is Pari Passu Indebtedness which require that Net Cash Proceeds be used to offer to purchase such Pari Passu Indebtedness, the outstanding principal amount of such Pari Passu Indebtedness on such date.

  "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Disqualified Capital Stock) of the Issuer (or any person of which the Issuer is a direct subsidiary) which has been registered under the Securities Act.

  "Purchase Money Financing" means Indebtedness of the Issuer or any Restricted Subsidiary incurred to finance the purchase (other than pursuant to an Asset Acquisition) of any assets by Issuer (or incurred within 60 days after such purchase and secured by the assets so purchased) or any Restricted Subsidiary that will be used in a Related Business to the extent the purchase cost for such assets is or should be included in "additions to property, plant and equipment" in accordance with U.S. GAAP.

  "Related Business" means any business in which the Issuer or its Restricted Subsidiaries are engaged, directly or indirectly, (i) that consists primarily of, or is related to, operating, acquiring, developing and constructing multi-channel television systems, programming services, wire-based or "wireless" telephony services and related services, (ii) that uses existing or future technology for the transmission and delivery of programming, voice or other data or (iii) that supports or is incidental to any business listed in clause
(i) or (ii).

  "Restricted Affiliate" means, with respect to the Issuer, any other person
(i) of which at least 40% of the outstanding Voting Stock shall at the time be owned, directly or indirectly, by the Issuer, and (ii) which has been designated in a Board Resolution as a Restricted Affiliate based on a determination by the Board that the Issuer has, directly or indirectly, the requisite control over such other person to prevent it from taking any action at any time in contravention of any of the provisions of the Indenture that are applicable to Restricted Subsidiaries. The Issuer will be required to deliver an Officers' Certificate to the Trustee, including a copy of the Board Resolution, upon designating any person as a Restricted Affiliate.

  "Restricted Payment" means any of the following: (i) the declaration or payment of any dividend or any other distribution on Capital Stock of the Issuer or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of the Issuer (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock) of the Issuer); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Issuer (other than any such Capital Stock owned by the Issuer or a Restricted Subsidiary); (iii) the making of any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness (other than any Subordinated Indebtedness held by a Restricted Subsidiary); or (iv) the making of any Investment (other than a Permitted Investment) in any person (other than an Investment by a Restricted Subsidiary in the Issuer or an Investment by the Issuer or a Restricted Subsidiary in either (x) a Restricted Subsidiary other than Saturn or United Wireless or (y) a person that becomes a Restricted Subsidiary as a result of such Investment).

  "Restricted Subsidiary" means (i) any Subsidiary of the Issuer that has not been designated by the Board of the Issuer, by a Board Resolution delivered to the Trustee, as an Unrestricted Subsidiary pursuant to and in compliance with the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates," and (ii) any Restricted Affiliate.

  "Revocation" has the meaning set forth under the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates."

  "Senior Bank Financing" means (i) any one or more agreements evidencing one or more senior credit facilities providing for (A) the issuance of letters of credit on behalf of the Issuer and/or any Restricted Subsidiary, (B) term loans (including term loans provided by way of bankers' acceptances, bills of exchange or endorsements) to the Issuer and/or any Restricted Subsidiary, (C) revolving loans to the Issuer and/or any Restricted Subsidiary, (D) Currency Agreements and/or (E) Interest Rate Protection Obligations and (ii) any agreement evidencing the refinancing, modification, replacement, renewal, restatement, deferral, extension, substitution, supplement or reissuance thereof.

  "Specified Indebtedness" means any Indebtedness of any Restricted Subsidiary which is not expressly subordinated to any other Indebtedness of such Restricted Subsidiary.

  "Strategic Equity Investor" means any company which is, or a controlled Affiliate of any company which is, engaged principally in a cable or telecommunications business; provided, however, that Strategic Equity Investor shall not include (x) any Subsidiary of the Issuer, (y) any Permitted Holder or (z) any Person that is an Affiliate of the Issuer.

  "Subordinated Indebtedness" means any Indebtedness of the Issuer which is expressly subordinated in right of payment to the Notes.

  "Subsidiary" means, with respect to any person, (i) any corporation of which the outstanding Voting Stock having at least a majority of the votes entitled to be cast in the election of directors shall at the time be owned, directly or indirectly, by such person, or (ii) any other person of which at least a majority of Voting Stock or Common Stock is at the time, directly or indirectly, owned by such person.

  "Total Consolidated Indebtedness and Subsidiary Preferred Stock" means, at any date of determination, an amount equal to the aggregate principal amount of (i) all Indebtedness of the Issuer and the Restricted Subsidiaries outstanding as of the date of determination and (ii) the aggregate liquidation preference of all Preferred Stock of Restricted Subsidiaries issued and outstanding as of the date of determination (other than Indebtedness owing to and Preferred Stock issued to and held by the Issuer or a Restricted Subsidiary).

  "UIH AML" means UIH AML, Inc., a Colorado corporation.

  "Unrestricted Affiliate" means any controlled Affiliate of the Issuer other than a Restricted Affiliate.

  "Unrestricted Subsidiary" means any Subsidiary of the Issuer designated as such pursuant to and in compliance with the covenant "Limitation on Unrestricted Subsidiaries and Unrestricted Affiliates." Any such designation may be revoked by a Board Resolution of the Issuer delivered to the Trustee, subject to the provisions of such covenant. The Subsidiaries of the Issuer that hold the Issuer's interests in Saturn and United Wireless, as well as UIH AML, shall initially be Unrestricted Subsidiaries under the Indenture. The Issuer's interest in XYZ Entertainment will be transferred to a Subsidiary to be designated as an Unrestricted Subsidiary after such transfer.

  "U.S. Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. dollar, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters at approximately 11:00 a.m. (New York time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred (including Permitted Indebtedness), any Investment can be made and any Affiliate Transaction can be undertaken (a "Tested Transaction"), the "U.S. Dollar Equivalent" of such Indebtedness, Investment or Affiliate Transaction shall be determined on the date incurred, made or undertaken and no subsequent change in the U.S. Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

  "U.S. GAAP" means generally accepted accounting principles and practices in the United States consistently applied by a corporation or as between corporations and over time, as in effect from time to time; provided that, for purposes of determining compliance with the covenants "Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries" and "Limitation on Restricted Payments," U.S. GAAP shall mean such generally accepted accounting principles and practices as adopted by the Issuer on the Issue Date and as are consistent with those set forth in this Offering Memorandum.

  "Voting Stock" means, with respect to any person, the Capital Stock of any class or kind ordinarily having the power to vote for the election of directors or other members of the governing body of such person.

  "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Issuer or another Wholly Owned Restricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of an Unrestricted Subsidiary.

  "Wholly Owned Unrestricted Subsidiary" means any Unrestricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Issuer, a Wholly Owned Restricted Subsidiary or another Wholly Owned Unrestricted Subsidiary. For purposes of this definition, any directors' qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of an Unrestricted Subsidiary.

  "XYZ Distribution Amount" means, with respect to an Asset Sale of the direct or indirect interest of the Issuer in XYZ Entertainment, the Net Cash Proceeds of which have been distributed to the Issuer, the sum of (i) with respect to the first $70,000,000 of such Net Cash Proceeds 100% of the amount by which the aggregate amount of such Net Cash Proceeds exceeds $35,000,000 and (ii) 75% of the amount by which the aggregate amount of such Net Cash Proceeds exceeds $70,000,000.

  "XYZ Entertainment" means (i) XYZ Entertainment Limited and (ii) any Replacement Asset received in consideration for the Issuer's direct or indirect interest in XYZ Entertainment Limited upon an Asset Sale of such interest and (iii) any Replacement Asset received in consideration of any Replacement Asset described in the preceding clause (ii) or this clause (iii) upon an Asset Sale of such Replacement Asset.

BOOK-ENTRY, DELIVERY AND FORM

  Except as set forth in the next paragraph, the Notes to be resold as set forth herein will initially be issued in the form of one or more global securities (the "Global Securities"). The Global Securities will be deposited on the date of original issuance thereof with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Security Holder").

  Securities that were: (i) originally issued to or transferred to "institutional accredited investors" who are not "qualified institutional buyers" (as such terms are defined under "Notice to Investors" herein) (the "Non-Global Purchasers") or (ii) issued as described below under "-- Certificated Securities" will be issued in the form of registered definitive certificates (the "Certificated Securities"). Upon the transfer to a qualified institutional buyer of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities may, unless such Global Security has previously been exchanged for Certificated Securities, be exchanged for an interest in the applicable Global Security representing the number or principal amount, as applicable, of the applicable Securities being transferred.

  The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

  The Issuer expects that pursuant to procedures established by the Depositary
(i) upon deposit of a Global Security, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the Global Security and (ii) ownership of the Securities evidenced by the Global Security will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Securities evidenced by the Global Securities will be limited to such extent. For certain other restrictions on the transferability of the Securities, see "Notice to Investors."

  So long as the Global Security Holder is the registered owner of any Securities, the Global Security Holder will be considered the sole owner of the Securities represented by such Global Security. Beneficial owners of Securities evidenced by the Global Securities will not be considered the owners or holders thereof under the Indenture or the Issuer's articles of incorporation for any purpose, including with respect to the giving of any directions, instructions or approvals to the applicable agent or trustee thereunder. As a result, the ability of a person having a beneficial interest in Securities represented by any Global Security to pledge such interest to persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. Neither the Issuer nor the Trustee nor the Warrant Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Securities by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Securities.

  Payments in respect of the Notes registered in the name of the applicable Global Security Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Security Holder in its capacity as the registered holder of such Notes. Under the terms of the Indenture, the Issuer and the Trustee may treat the persons in whose names Securities, including the Global Securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Issuer nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of the Global Note (including principal, premium, interest and liquidated damages, if any).

  The Issuer believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the Securities as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of the Global Securities will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities. Subject to certain conditions, any person having a beneficial interest in any Global Security may, upon request to the Issuer or the Trustee, as applicable, exchange such beneficial interest for such Securities in the form of Certificated Securities. Upon any such issuance, the Issuer or Trustee, as applicable, is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such Certificated Securities would be subject to the legend requirements described herein under "Notice to Investors." In addition, if (i) the Issuer notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Issuer is unable to locate a qualified successor within 90 days or (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the applicable Securities in the form of Certificated Securities, then, upon surrender by the applicable Global Security Holder of its Global Security, Securities in such form will be issued to each person that such Global Security Holder and the Depositary identify as being the beneficial owner of the related Securities.

  Neither the Issuer nor the Trustee will be liable for any delay by the Global Security Holder or the Depositary in identifying the beneficial owners of Securities, and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Security Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment. The Indenture requires that payments in respect of the Notes represented by a Global Security (including principal, premium, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the applicable Global Security Holder. With respect to Certificated Securities, the Issuer will make all payments in respect of the Notes (including principal, premium, interest and liquidated damages, if any) by mailing a check to each such Holder's registered address. Secondary trading in long-term notes of corporate the issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes represented by the Global Securities are expected to be eligible to trade in the PORTAL Market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Issuer expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.

                     CERTAIN U.S. INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain of the expected United States federal income tax consequences applicable to holders of the Old Notes who purchased the Old Notes pursuant to the Offering, exchange the Old Notes for the New Notes pursuant to the Exchange Offer and held the Old Notes and will hold the New Notes as capital assets (referred to herein as the "Holders"). It is intended only as a descriptive summary and does not purport to be a complete technical analysis or listing of all potential tax effects to holders of the Notes. The Company has received an opinion from its counsel, Holme Roberts & Owen LLP, that the following describes the material United States federal income tax consequences expected to result to the Holders, subject to the conditions, limitations and assumptions described herein. The discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations ("Regulations") and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, which changes could be applied retroactively. This discussion is also based on the information included in this Prospectus and the related documents, and on certain representations from the Company as to factual matters. This discussion does not cover all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, particular Holders and does not address state, local and foreign tax consequences.

     The Company has not sought and will not seek any rulings from the Internal Revenue Service (the "Service") with respect to the Notes. There can be no assurance that the Service will not take a different position concerning the tax consequences of the exchange of Old Notes for New Notes or the ownership or disposition of New Notes or that, if litigated, the Service's position would not be sustained by a court.

     The tax consequences to a Holder may vary depending on the Holder's particular situation or status. Holders subject to special rules under the Code (including insurance companies, tax-exempt organizations, mutual funds, retirement plans, financial institutions, dealers in securities or foreign currency, persons that hold the Notes as part of a "straddle" or as a "hedge" against currency risk, or in connection with a conversion transaction, persons that have a functional currency other than the United States dollar, investors in pass-through entities and foreign entities and individuals) may be subject to special rules not discussed below.

     As used in this discussion, the term "U.S. Holder" means a Holder that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and
(b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The term "Non-U.S. Holder" means a Holder that is, for United States federal income tax purposes, not a U.S. Holder.

     THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS EXPECTED AND URGED TO CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF THE NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ALL STATE, LOCAL OR FOREIGN TAX LAWS, AND POSSIBLE CHANGES IN FEDERAL INCOME TAX LAW SINCE THE DATE OF THIS PROSPECTUS.

EXCHANGE OF NOTES

     Although there is no direct authority as to whether the exchange of the Old Notes for the New Notes pursuant to the Exchange Offer will be treated as a taxable exchange for United States federal income tax purposes, it is the opinion of Holme Roberts & Owen LLP, counsel to the Company that based on its analysis of applicable law, the exchange should not be treated as a taxable exchange for United States federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss upon the exchange of Old Notes for New Notes and, upon such exchange, should have the same adjusted tax basis in and holding period for the New Notes as it had in the Old Notes immediately prior to the exchange.

ORIGINAL ISSUE DISCOUNT

     The New Notes will have substantial original issue discount for United States federal income tax purposes. As a result, a U.S. Holder who acquires a New Note generally will be required to include original issue discount in gross income as it accrues, for United States federal income tax purposes. Therefore, inclusion in gross income will take place in advance of the receipt of cash payments on the New Notes.

     The amount of original issue discount with respect to each Note is the excess of the "stated redemption price at maturity" of such Note over the "issue price." The "stated redemption price at maturity" of each Note includes all payments, whether denominated as principal or interest, required to be made thereunder through and including maturity. The "issue price" of a New Note should be the same as the issue price (described below) of the Old Notes.

     Each U.S. Holder will be required to include in gross income an amount equal to the sum of the "daily portions" of the original issue discount on the Note for all days during the taxable year in which such Holder holds the Note. The daily portions of original issue discount will be determined by allocating to each day during an accrual period (generally a six month period or shorter period from the date of original issue) a ratable portion of the original issue discount attributable to that accrual period. The amount of the original issue discount attributable to each full accrual period will be equal to the product of the "adjusted issue price" of the Note (at the beginning of the accrual period) and the "yield to maturity" of the Notes (taking into account the length of the particular accrual period). The adjusted issue price of a Note at the beginning of an accrual period is the original issue price of the Note plus the aggregate amount of original issue discount that has accrued in all prior accrual periods less any payments (other than payments not taken into account in determining the stated redemption price) made on the Note, subject to the special rules for adjusted issue price described under "Contingent Interest" below. The original issue price of the Old Notes is equal to the first price at which a substantial amount of the Old Notes were sold to the public for money (excluding sales to underwriters, placement agents or wholesalers, etc., acting in an underwriting capacity). The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to its issue price.

     Under the original issue discount computations, during the period prior to May 15, 2001, a U.S. Holder may include in income an amount of original issue discount with respect to a Note that is greater than the difference between the principal amount of the Note and the issue price of the Note. During the period after May 15, 2001, the amount of original issue discount includable in income by a U.S. Holder may be less than the cash payments to be made on the Note.

     The Company is required to furnish certain information to the Service regarding the original issue discount amounts. The Company will furnish annually to record holders of the Notes, information with respect to original issue discount accruing during the calendar year, as well as interest paid during that year. This information will be based upon the adjusted issue price of the debt instrument as if the holder were the original holder of the debt instrument. The Company will classify the Notes as debt under section 385 of the Code.

     The foregoing does not discuss special rules that may affect the treatment of purchasers who acquired the Old Notes (or who may acquire the New Notes) at a price that differs from the adjusted issue price of the Notes at the time of acquisition, including those provisions of the Code relating to the treatment of "market discount," "acquisition premium" and "amortizable bond premium." Noteholders should consult their tax advisors regarding these matters.

CONTINGENT INTEREST

     Pursuant to the terms of the Indenture, the interest rate on the Notes will be decreased from 14.75% to 14% from and after the time of an Equity Sale. It is unclear under the Regulations how the change in the interest rate should be reported for purposes of computing original issue discount. Although no assurances can be given, the Company believes, and the discussion below assumes, that the Notes will be treated as contingent payment debt instruments for United States federal income tax purposes as a result of these terms of the Indenture.

     Under the Regulations, the amount of original issue discount with respect to the Notes for each period will accrue under the constant yield method based upon a projected payment schedule (that takes into account the expected amount of the contingent payments and the yield on comparable debt instruments of the Company) and applying rules similar to the rules for accruing original issue discount on a noncontingent debt instrument as discussed above. If the actual amount of a contingent payment for any period differs from the scheduled projected amount for that period, appropriate adjustments to income and loss will be made as described below to reflect the difference.

     Under the adjustment provisions of the Regulations, if the actual amount of a contingent payment is different than the projected amount, the difference will result in either a positive adjustment (if the actual amount is greater than the projected amount) or a negative adjustment (if the actual amount is less than the projected amount). All positive and negative adjustments will be netted for each taxable year. Any net positive adjustment will be treated by a U.S. Holder as additional interest for the taxable year. Any net negative adjustment will be applied: first, to offset the interest that the U.S. Holder would otherwise account for on the Note for the taxable year; second, as ordinary loss to the U.S. Holder to the extent of prior interest inclusions on the Note in excess of the net negative adjustments treated as an ordinary loss; and third, any remaining net negative adjustment will be carried forward to succeeding taxable years and if not used by the time the instrument is sold or matures, will be treated as a reduction in the amount realized on the sale or retirement of the debt instrument.

     Under the Regulations, the adjusted issue price of the Notes will be equal to the issue price increased by the interest previously accrued based on the projected payment schedule and decreased by the amount of any noncontingent payment and the projected amount of any contingent payments previously made on the Note. In essence, the projected payments are treated as actual payments for purposes of making adjustments to the issue price.

     A U.S. Holder's tax basis for the contingent payment debt instrument is increased by the interest previously accrued by the U.S. Holder on the debt instrument in accordance with the projected payment schedule and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made to the U.S. Holder.

     The amount deemed received by the U.S. Holder upon the scheduled retirement of the Notes will be the amount based on the projected payment schedule. If the actual amount received differs from the projected amount, the difference will be accounted for under the rules for positive and negative adjustments described above.

     Any gain recognized by a U.S. Holder on the sale, exchange or other disposition of the Notes will generally be treated as interest income under the Regulations. Any loss on the sale, exchange or other disposition will be treated as an ordinary loss to the extent that the U.S. Holder's total interest inclusions exceed the total net negative adjustments. Any additional loss will be treated as a loss from the sale of the Notes. Notwithstanding the foregoing rules, if there is no remaining contingent payment on the Notes at the time of the sale, exchange or other disposition, any gain or loss recognized by the U.S. Holder will be gain or loss from the sale or exchange of the Notes. However, any gain will be treated as interest income to the extent of any positive adjustments that have already been triggered but not included in income.

     Under the Regulations, the Company will be required to prepare a projected payment schedule and to make that schedule available to the record holders of the Notes. The projected payment schedule is used to determine the U.S. Holder's interest accruals and adjustments. Holders should consult their tax advisors as to the specific application of the contingent payment debt instruments rules to them.

SALE, RETIREMENT OR OTHER TAXABLE DISPOSITION

     In general, a U.S. Holder will recognize gain or loss upon the sale, retirement or other taxable disposition of the Notes measured by the difference between the amount of cash and fair market value of property received (except to the extent attributable to accrued interest not previously taken into account) in exchange therefor and the U.S. Holder's adjusted tax basis for the Notes.
See the special rules with respect to gain or loss and adjusted tax basis described under "Contingent Interest" above.

     With respect to tax matters relating to legal defeasance and covenant defeasance in certain circumstances, see "Description of Securities--Description of the Notes--Defeasance."

LIMITATION ON THE COMPANY'S INTEREST DEDUCTIONS

     It is expected that the Notes will be subject to the "applicable high yield discount obligation" provisions of the Code. As a result, the Company will not be able to deduct any original issue discount that accrues with respect to the Notes until the amount attributable to such original issue discount is actually paid. In addition, a portion of such interest corresponding to the yield in excess of six percentage points above the applicable federal rate will not be deductible by the Company at any time, and a corporate U.S. Holder may be entitled, under certain circumstances, to treat the portion of the interest that is not deductible by the Company as a dividend, which may then qualify for the dividends received deduction provided for by the Code. In such event, corporate U.S. Holders of Notes should consult with their own tax advisors as to the applicability of the dividends received deduction. Except as described above, treatment of the Notes as "applicable high yield discount obligations" will not affect the reporting of the original issue discount as income by the U.S. Holders.

BACKUP WITHHOLDING

     The backup withholding rules require a payor to deduct and withhold a tax amount if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" and the Service has notified the payor that withholding is required, or (iv) there has been a failure of the payee to certify under the penalty of perjury that a payee is not subject to withholding under Section 3406 of the Code. If any one of the events discussed above occurs, the Company or its paying agent or other withholding agent will be required to withhold a tax equal to 31% of any "reportable payment," which includes, among other things, interest actually paid, original issue discount and amounts paid through brokers in retirement of securities. Any amount withheld from a payment to a Holder under the backup withholding rules will be allowed as a refund or credit against such Holder's federal income tax, provided that the required information is furnished to the Service. Certain Holders (including, among other, corporations and certain tax-exempt organizations) are not subject to the backup withholding information reporting requirements.

EMPLOYEE BENEFIT PLANS

     Prior to purchasing a note, a prospective Holder who is a fiduciary with respect to an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), must comply with the fiduciary responsibility requirements of ERISA, including the prudency and diversification requirements, in making a decision to purchase a Note. In addition, such plans, together with plans described in Section 4975(e)(1) of the Code, must consider the prohibited transaction provisions of ERISA and the Code and determine that UIH is not a "disqualified person" (as defined in the Code) or a "party in interest" (as defined in ERISA) with respect to such plan or that an exemption from the prohibited transaction provisions of ERISA or the Code is available.

NON-U.S. HOLDERS

     Payments of interest and accruals of original issue discount on the Notes will be exempt from United States federal income tax, including withholding tax, if paid to a holder who is not a Non-U.S. Holder, unless the Non-U.S. Holder is engaged in a trade or business in the United States and the income is effectively connected with such trade or business.

     A Non-U.S. Holder will not be subject to United States federal income or withholding tax on gain realized on the sale or other disposition of the Notes unless (i) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States or, if a treaty applies, generally attributable to the United States permanent establishment maintained by the Non-U.S. Holder, or (ii) in the case of gain realized by an individual Non-U.S. Holder, such Holder is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     The foregoing discussion with respect to Non-U.S. Holders does not purport to address all tax consequences applicable to Non-U.S. Holders. All Non-U.S. Holders are urged and expected to consult their own tax advisors as to the tax consequences of this investment, including the applicability and effect of foreign, state, or local tax laws.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Issuer acknowledges and each holder, other than a broker-dealer, must acknowledge that it is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to participate in a distribution of New Notes. The Issuer has agreed that starting on the Expiration Date and ending on the close of business on the 180th day following the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

      The Issuer will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters regarding the securities offered hereby will be passed upon for the Company by Holme Roberts & Owen LLP, Denver, Colorado.

                                    EXPERTS

     The consolidated financial statements of the Company included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. In that report, that firm states that with respect to the consolidated amounts from the financial statements of Telefenua S.A. and the equity in losses from XYZ Entertainment Pty Ltd., as of and for the year ended December 31, 1995, its report is based on the reports of other auditors, namely Coopers & Lybrand (with respect to Telefenua S.A.) and Deloitte Touche Tohmatsu (with respect to XYZ Entertainment Pty Ltd.). The report referred to above has been incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of CTV Pty Ltd. included in this Prospectus have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto and are included herein upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of STV Pty Ltd. included in this Prospectus have been audited by Arthur Andersen, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.

     The financial statements of Saturn Communications Limited (formerly Kiwi Cable Company Ltd.) included in this Prospectus have been audited by Arthur Andersen, independent public accountants, as stated in their report appearing therein, and are incorporated by reference herein in reliance upon the report of such firm given upon their authority as experts in giving said report.

     The financial statements of XYZ Entertainment Pty Ltd. as of December 31, 1995 and for the year then ended included in this Prospectus have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.



                         INDEX TO FINANCIAL STATEMENTS

                                                                 PAGE
                                                                 ----
UIH AUSTRALIA/PACIFIC, INC.
Report of Independent Public Accountants......................    F-3
Report of Independent Auditors................................    F-4
Independent Auditors' Report..................................    F-5
Consolidated Balance Sheets as of December 31, 1995 and
   1996 and September 30,1997 (Unaudited).....................    F-6
Consolidated Statements of Operations For the Years
  Ended December 31, 1994, 1995 and 1996 and
  For the Nine Months Ended September 30, 1996 (Unaudited) and
  September 30, 1997 (Unaudited)..............................    F-7
Consolidated Statements of  Stockholders' Equity
  For the Years Ended December 31, 1994, 1995 and
  1996 and For the Nine Months Ended September 30, 1997
  (Unaudited).................................................    F-8
Consolidated Statements of Cash Flows For the Years
  Ended December 31, 1994, 1995 and 1996 and For the
  Nine Months Ended September 30, 1996 (Unaudited) and
  September 30, 1997 (Unaudited)..............................    F-9
Notes to Consolidated Financial Statements....................   F-10

CTV PTY LIMITED
Independent Audit Report......................................   F-27
Balance Sheets as of December 31, 1994 and 1995...............   F-28
Profit and Loss Accounts for the Period Ended
  December 31, 1994 and the Year Ended December 31,
  1995........................................................   F-29
Statements of Cash Flows for the Period Ended
  December 31, 1994 and the Year Ended December 31,
   1995.......................................................   F-30
Notes to the Financial Statements.............................   F-31

STV PTY LIMITED
Independent Audit Report......................................   F-41
Balance Sheets as of December 31, 1994 and 1995...............   F-42
Profit and Loss Accounts for the Period Ended
  December 31, 1994 and the Year Ended December 31,
  1995........................................................   F-44
Statements of Cash Flows for the Period Ended
  December 31, 1994 and the Year Ended December 31,
  1995........................................................   F-45
Notes to the Financial Statements.............................   F-46

XYZ ENTERTAINMENT PTY LIMITED
Independent Auditors' Report..................................   F-56
Consolidated Statements of Operations for the
  Period from October 17, 1994 (date of inception)
  to December 31, 1994 and the Years Ended December
  31, 1995....................................................   F-57
Consolidated Balance Sheets as of December 31, 1994
  and 1995....................................................   F-58
Consolidated Statements of Shareholders' Deficiency
  for the Period from October 17, 1994 (date of
  inception) to December 31, 1994 and the Years
  Ended December 31, 1995.....................................   F-59
Consolidated Statements of Cash Flows for the Period
  from October 17, 1994 (date of inception) to
  December 31, 1994 and the Years Ended December 31,
  1995........................................................   F-60
Notes to the Consolidated Financial Statements................   F-61


SATURN COMMUNICATIONS LIMITED (FORMERLY KNOWN AS KIWI CABLE
  COMPANY LIMITED)
Auditors' Report.......................................................        F-74
Statement of Financial Performance for the Years Ended December 31,
  1994 and 1995........................................................        F-75
Statement of Movements in Equity for the Years Ended December 31, 1994
  and 1995.............................................................        F-76
Statement of Financial Position as of December 31, 1994 and 1995.......        F-77
Statement of Cash Flows for the Years Ended December 31, 1995 and 1996.        F-79
Notes to and Forming Part of the Financial Statements..................        F-80

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To UIH Australia/Pacific, Inc.:

     We have audited the accompanying consolidated balance sheets of UIH Australia/Pacific, Inc. (a Colorado corporation and majority-owned subsidiary of UIH Asia/Pacific Communications, Inc.) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Telefenua S.A. as of and for the year ended December 31, 1995, a subsidiary which is consolidated in the accompanying consolidated financial statements. UIH Australia/Pacific, Inc.'s consolidated financial statements for the year ended December 31, 1995 reflect assets, liabilities, revenues, expenses and a net loss related to Telefenua S.A. of $10,989,000, $9,710,000, $1,882,000, $5,438,000 and
$3,556,000, respectively. We did not audit the financial statements of XYZ Entertainment Pty Limited ("XYZ") as of and for the year ended December 31, 1995, an investment which is reflected in the accompanying consolidated financial statements on the equity method of accounting. UIH Australia/Pacific, Inc.'s consolidated statement of operations reflects equity in losses related to XYZ of $11,729,000 for the year ended December 31, 1995, and Note 4 to the consolidated financial statements includes summarized financial data for XYZ. The financial statements of Telefenua S.A. and XYZ as of and for the year ended December 31, 1995 were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to the summarized financial data for Telefenua S.A. and XYZ included in Notes 3 and 4 to the consolidated financial statements and to the amounts included in the accompanying consolidated financial statements with respect to Telefenua S.A. and XYZ, is based solely on the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of UIH Australia/Pacific, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1994, 1995 and 1996 in conformity with generally accepted accounting principles.



                                                Arthur Andersen LLP

Denver, Colorado
March 28, 1997

                        REPORT OF INDEPENDENT AUDITORS

To the shareholders of TELEFENUA SA:

     We have audited the balance sheet of TELEFENUA SA as of December 31, 1995 and the related statement of income and changes in financial position for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards in France, which do not differ substantially from generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TELEFENUA SA as of December 31, 1995 and the results of its operations and changes in its financial position for the year then ended, in conformity with generally accepted accounting principles in the United States of America.

     The accounting practices of the Company used in preparing the accompanying financial statements conform with generally accepted accounting principles in the United States of America, but do not fully conform with accounting principles generally accepted in France. As a consequence, those financial statements differ from statutory financial statements that will be submitted for the approval of the Company's shareholders in conformity with local corporate laws.

     A description of the significant differences between such principles and those accounting principles generally accepted in the United States, and the effect of those differences on net income, total assets and shareholders' equity are set forth in Note 2(a) of the notes to the financial statements.


                                                   Coopers & Lybrand

Papeete, Tahiti
February 16, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors

     We have audited the accompanying consolidated balance sheets of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period from October 17, 1994 (date of inception) to December 31, 1994 and the financial year ended December 31, 1995, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Australia.

     Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as stockholders' deficiency and net loss as at and for the period from October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 to the extent summarized in Note 12 to the financial statements.


Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia
March 15, 1996

                          UIH AUSTRALIA/PACIFIC, INC.
                          CONSOLIDATED BALANCE SHEETS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                   (STATED IN THOUSANDS EXCEPT SHARE DATA)

                                                DECEMBER 31,
                                           ----------------------    SEPTEMBER 30,
                                             1995       1996            1997
                                           ---------   ----------   --------------
                                                                      (UNAUDITED)
ASSETS
Current assets
   Cash and cash equivalents.............  $  8,730    $  19,220         $  45,689
   Short-term investments................        --       18,640                --
   Subscriber receivables................       138        1,625             2,519
   Related party receivables.............     1,907        1,958             2,194
   Other current assets..................       932        2,393             2,645
                                           --------    ---------         ---------
         Total current assets............    11,707       43,836            53,047

Investments in and advances to
  affiliated companies, accounted for
  under the equity method................     2,829           --                --
Other investments in affiliated
  companies, including marketable equity
  securities.............................        --        1,372             2,031
Property, plant and equipment, net of
  accumulated depreciation of $1,217
  $31,611, and $67,449, respectively.....    27,630      193,170           191,496
License fees, net of accumulated
  amortization of $442, $2,520, and
  $3,324, respectively...................    10,693       10,387             8,644
 Goodwill, net of accumulated
  amortization of $38, $3,835, and
  $6,932, respectively...................    45,324       58,134            53,839

Other non-current assets, net,
  including $0, $1,600, and $1,600,
  respectively, of related party
  receivables............................     1,112       12,424            14,872
                                           --------    ---------         ---------
        Total assets.....................  $ 99,295    $ 319,323         $ 323,929
                                           ========    =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued
  liabilities, including $1,488,
  $1,575, and $18,653, respectively,
  of related party payables..............  $  7,749    $  20,468         $  37,624
Construction payables....................        --       38,331             6,924
Accrued funding obligation...............     1,834        1,270               904
Other current liabilities, including
 related party notes of $0, $0,
 and $4,999,  respectively...............       169          722             6,285
                                           --------    ---------         ---------
      Total current liabilities..........     9,752       60,791            51,737
Due to parent............................    11,095        2,758             4,112
Senior discount notes and other
 liabilities.............................       867      251,397           370,183
                                           --------    ---------         ---------
         Total liabilities...............    21,714      314,946           426,032
                                           --------    ---------         ---------
Minority interest in subsidiaries........     2,515           --            13,227
Commitments (Note 12)
Stockholders' Equity (Deficit):
   Common stock, $.01 par value,
    30,000,000 shares authorized,
    13,504,453, 13,864,941 and 13,864,941
    shares issued and outstanding,
    respectively.........................       139          139               139
   Additional paid-in capital............    93,643      112,346           118,331
   Unrealized loss on investment.........        --       (3,412)           (2,753)
   Cumulative translation adjustments....       191        2,197            (9,734)
   Accumulated deficit...................   (18,907)    (106,893)         (221,313)
                                           --------    ---------         ---------
       Total stockholders' equity
        (deficit)........................    75,066        4,377          (115,330)
                                           --------    ---------         ---------
       Total liabilities and
        stockholders' equity (deficit)...  $ 99,295    $ 319,323         $ 323,929
                                           ========    =========         =========

The accompanying notes are an integral part of these consolidated balance sheets.

                          UIH AUSTRALIA/PACIFIC, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
            (STATED IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)


                                                                                 FOR THE NINE MONTHS
                                                  FOR THE YEARS ENDED         ENDED SEPTEMBER 30, 1997
                                                      DECEMBER 31,                  (UNAUDITED)
                                         ------------------------------------ ------------------------
                                             1994        1995         1996        1996         1997
                                         ----------- -----------  ----------- -----------  -----------
Service and other revenue................$       --  $    1,883   $   24,977  $   13,262   $   49,052

System operating expense, including
 $85, $610, $787, $362 and $2,174,
 respectively, of related party
 expenses................................        --      (3,230)     (30,730)    (13,276)     (35,857)
System selling, general and
 administrative expense..................        --      (2,482)     (24,800)    (19,625)     (37,025)
Corporate general and administrative
 expense, including $659, $918, $750,
 $563 and $885, respectively, of
 management fees to
 related party...........................      (659)       (920)      (1,376)       (746)        (885)
Depreciation and amortization............        --      (1,003)     (36,269)    (15,935)     (57,797)
                                         ----------  ----------   ----------  ----------   ----------

    Net operating loss...................      (659)     (5,752)     (68,198)    (36,320)     (82,512)

Equity in losses of affiliated companies.    (1,015)    (16,379)      (5,414)     (4,501)      (2,000)
Gain on sale of investment in
 affiliated company......................        --       4,132           --          --           --
Interest income..........................        --         157        4,106       3,284          526
Interest expense.........................        --         (30)     (20,298)    (12,855)     (29,043)
Interest expense, related party, net.....        --          --         (458)         --         (633)
Other income (expense), net..............        --         219           90       1,001       (1,109)
                                         ----------  ----------   ----------  ----------   ----------

    Net loss before minority interest....    (1,674)    (17,653)     (90,172)    (49,391)    (114,771)

Minority interest in subsidiary..........        --         420        2,186       2,062          351
                                         ----------  ----------   ----------  ----------   ----------

    Net loss.............................$   (1,674) $  (17,233)  $  (87,986) $  (47,329)  $ (114,420)
                                         ==========  ==========   ==========  ==========   ==========

Net loss per common share................$    (0.12) $    (1.28)  $    (6.44) $    (3.48)  $    (8.25)
                                         ==========  ==========   ==========  ==========   ==========

Weighted average number of common shares
 outstanding.............................13,504,452  13,504,452   13,670,832  13,615,372   13,864,941
                                         ==========  ==========   ==========  ==========   ==========

The accompanying notes are an integral part of these consolidated statements of operations.

                          UIH AUSTRALIA/PACIFIC, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                    (STATED IN THOUSANDS EXCEPT SHARE DATA)

                                            COMMON STOCK     ADDITIONAL   UNREALIZED     CUMULATIVE
                                           ---------------    PAID-IN       LOSS ON     TRANSLATION    ACCUMULATED
                                           SHARES   AMOUNT    CAPITAL     INVESTMENT    ADJUSTMENTS      DEFICIT        TOTAL
                                           ------   ------   ----------   -----------   -----------    -----------    ---------
Balances, January 1, 1994............          --    $   --   $     --      $    --        $    --      $      --     $     --
Issuance of common stock.............  13,504,453       135         --           --             --             --          135
Capital contributions from
 parent..............................          --        --     25,207           --             --             --       25,207
Cumulative translation
 adjustment..........................          --        --         --           --            405             --          405
Net loss.............................          --        --         --           --             --         (1,674)      (1,674)
                                       ----------    ------   --------      -------        -------      ---------    ---------
Balances, December 31, 1994..........  13,504,453       135     25,207           --            405         (1,674)      24,073

Capital contributions from
 parent..............................          --        --     68,440           --             --             --       68,440
Change in cumulative
 translation adjustment..............          --        --         --           --           (214)            --         (214)
Net loss.............................          --        --         --           --             --        (17,233)     (17,233)
                                       ----------    ------   --------      -------        -------      ---------    ---------
Balances, December 31, 1995..........  13,504,453       135     93,647           --            191        (18,907)      75,066

Capital contributions from
 parent..............................          --        --     10,903           --             --             --       10,903
Acquisition of remaining 50%
 interest in Saturn..................     360,488         4      7,796           --             --             --        7,800
Unrealized loss on investment........          --        --         --       (3,412)            --             --       (3,412)
Change in cumulative
 translation adjustment..............          --        --         --           --          2,006             --        2,006

Net loss.............................          --        --         --           --             --        (87,986)     (87,986)
                                       ----------    ------   --------      -------        -------      ---------    ---------
Balances, December 31, 1996..........  13,864,941    $  139   $112,346      $(3,412)       $ 2,197      $(106,893)   $   4,377

Gain on sale of stock by subsidiary
 (unaudited).........................          --        --      5,985           --             --             --        5,985
Unrealized loss on investment
 (unaudited).........................          --        --         --          659             --             --          659
Change in cumulative translation
 adjustments (unaudited).............          --        --         --           --        (11,931)            --      (11,931)
Net loss (unaudited).................          --        --         --           --             --       (114,420)    (114,420)
                                       ----------    ------   --------      -------        -------      ---------    ---------
Balances, September 30, 1997
 (unaudited).........................  13,864,941    $  139   $118,331      $(2,753)       $(9,734)     $(221,313)   $(115,330)
                                       ==========    ======   ========      =======        =======      =========    =========

The accompanying notes are an integral part of these consolidated statements of stockholders equity.

                          UIH AUSTRALIA/PACIFIC, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
                            (STATED IN THOUSANDS)

                                                                                  FOR THE NINE MONTHS
                                                  FOR THE YEARS ENDED             ENDED SEPTEMBER 30,
                                                      DECEMBER 31,                    (UNAUDITED)
                                           ----------------------------------   -----------------------
                                             1994        1995         1996         1996         1997
                                           ---------   ---------   ----------   ----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss.................................  $ (1,674)   $(17,233)   $ (87,986)   $ (47,329)   $(114,420)
Adjustments to reconcile net loss to
 net cash flows from operating activities:
Depreciation and amortization............        --       1,003       36,269       15,935       57,797
Equity in losses of affiliate
 companies, net..........................     1,015      16,379        5,414        4,501        2,000
Gain on sale of investment in
 affiliated company......................        --      (4,132)          --           --           --
Minority interest share of losses........        --        (420)      (2,186)      (2,062)        (351)
Increase (decrease) in technical
 assistance agreement
 payables................................        --          --        1,677        1,772        2,248
Loan guarantee fee.......................        --          --         (784)          --           --
Accretion of interest on senior
 discount notes..........................        --          --       20,067       12,028       26,969
Increase in subscriber receivables.......        --          --       (1,487)      (3,580)      (1,079)
(Increase) Decrease in other assets......    (1,852)     (1,487)      (1,512)      (6,855)         165
Increase in accounts payable,
 accrued liabilities and other...........        11         238       13,185       17,473       19,992
                                           --------    --------    ---------    ---------    ---------
Net cash flows from operating activities.    (2,500)     (5,652)     (17,343)      (8,117)      (6,679)
                                           --------    --------    ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of short-term investments.......        --          --     (199,242)    (132,887)      (3,663)
Proceeds from sale of short-term
 investments.............................        --          --      180,602      105,257       22,303
Restricted cash deposited................        --          --           --      (10,000)          --
Investments in and advances to
 affiliated companies and other
 investments.............................   (22,841)    (22,472)     (16,204)     (10,651)      (2,366)
Purchase of additional interests in
 Austar, net of cash acquired
 in 1995.................................        --      (8,017)      (7,920)          --           --
Proceeds from sale of investment in
 affiliated company......................        --       4,132           --           --           --
Purchase of property, plant and
 equipment...............................        (1)     (7,648)    (187,100)    (105,899)     (67,948)
Increase (decrease) in construction
 payables................................        --          --       38,331        5,636      (29,385)
                                           --------    --------    ---------    ---------    ---------
Net cash flows from investing activities.   (22,842)    (34,005)    (191,533)    (148,544)     (81,059)
                                           --------    --------    ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions from parent........    25,342      38,600       10,664       10,664           --
Cash contribution from minority interest
 partners................................        --          --           --           --       20,336
Proceeds from offering of senior
 discount notes..........................        --          --      225,115      225,115       29,925
Borrowings on bridge loan related party
 payables to parent......................        --       9,927       15,073       15,073        4,999
Payment of bridge loan payable to parent.        --          --      (25,000)     (25,000)          --
Deferred debt offering costs.............        --          --      (10,007)      (9,624)      (4,632)
Borrowing on other debt..................        --          --        2,465           13       65,971
Payment on other debt....................        --          --           --           --         (959)
                                           --------    --------    ---------    ---------    ---------
Net cash flows from financing activities.    25,342      48,527      218,310      216,241      115,640
                                           --------    --------    ---------    ---------    ---------

EFFECT OF EXCHANGE RATES ON CASH.........        --        (140)       1,056          918       (1,433)
                                           --------    --------    ---------    ---------    ---------

INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.............................        --       8,730       10,490       60,498       26,469
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD..................................        --          --        8,730        8,730       19,220
                                           --------    --------    ---------    ----------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD.  $     --    $  8,730    $  19,220    $  69,228    $  45,689
                                           ========    ========    =========    ==========   =========
NON-CASH INVESTING AND FINANCING
ACTIVITIES
 Non-cash capital contribution of
 preferred stock from parent
 utilized in purchase of
 additional 40% interest in Austar.......  $     --    $ 29,840    $      --    $      --    $       --
                                           ========    ========    =========    ==========   ==========
 Non-cash stock issuance utilized in
 purchase of 50%
 Interest in Saturn......................  $     --    $     --    $   7,800    $   7,800    $       --
                                           ========    ========    =========    ==========   ==========
 Gain on issuance of shares by a wholly-
 owned subsidiary........................  $     --    $     --    $      --    $      --    $    5,985
                                           ========    ========    =========    ==========   ==========
 (Increase) decrease in unrealized loss
 on investment...........................  $     --    $     --    $      --    $    (784)          659
                                           ========    ========    =========    ==========   ==========
 Assets acquired with capital leases.....  $     --    $     --    $   3,632    $   1,707    $       --
                                           ========    ========    =========    ==========   ==========
SUPPLEMENTAL CASH FLOW DISCLOSURES:
    Cash received for interest...........  $     --    $     --    $     262    $     131    $      377
                                           ========    ========    =========    ==========   ==========

The accompanying notes are an integral part of these consolidated statements of cash flows.

                          UIH AUSTRALIA/PACIFIC, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (AFTER CORPORATE REORGANIZATION--SEE NOTE 1)
        AS OF DECEMBER 31, 1995 AND 1996, AND JUNE 30, 1997 (UNAUDITED)
           AND FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
                        (Monetary Amounts in Thousands)

1. ORGANIZATION AND BACKGROUND

   UIH Australia/Pacific, Inc. (the "Company"), a majority-owned subsidiary of UIH Asia/Pacific Communications, Inc. ("UAP"), which is in turn an indirect wholly-owned subsidiary of United International Holdings, Inc. ("UIH"), was formed on October 14, 1994, for the purpose of developing, acquiring and managing foreign multi-channel television, programming and telephony operations. Immediately prior to the May 1996 offering (the "May 1996 Offering") of the Company's 14% Senior Discount Notes due 2006 (the "Notes"), UIH Australia,
Inc., UIH Australia II, Inc. and UIH Australia III, Inc. (the "UIH Australia Subsidiaries"); UIH New Zealand, Inc. (the "UIH New Zealand Subsidiary"); UIH-SFCC, Inc. (the "UIH Tahiti Subsidiary"); and UIH Australia Holdings, Inc. were merged with and into the Company. The UIH Australia Subsidiaries held UIH's interest in the two companies that form Austar, the UIH New Zealand Subsidiary held UIH's interest in Saturn Communications Limited ("Saturn"), the UIH
Tahiti Subsidiary held UIH's interest in Telefenua S.A. ("Telefenua"), UIH Australia Holdings, Inc. held UIH's interest in United Wireless Pty Limited ("United Wireless") and the Company held UIH's interest in XYZ Entertainment
Pty Limited ("XYZ Entertainment" or "XYZ"). The accompanying financial statements have been prepared on a basis of reorganization accounting as though the Company had performed all foreign development activities and made all acquisitions of UIH's ownership interests in multi-channel television, programming and mobile data companies in Australia, Tahiti and New Zealand since inception. The reorganized Company commenced operations in January 1994 when UIH began its development-related activities in the Pacific region. UIH transferred the net assets of the above mentioned subsidiaries, including capitalized development costs and investments in affiliated companies, to the Company at its historical cost, which the Company reflected as capital contributions from the parent company. Capital contributions totaled $25,342, $68,440 and $10,903 for the years ended December 31, 1994, 1995 and 1996, respectively. The accompanying consolidated financial statements have been prepared as though the Company made investments in the following entities on the original date UIH or certain of its wholly-owned subsidiaries made the investment:

  . The Company acquired, through directly and indirectly held interests, an effective 50% economic interest in the two companies that form Austar in 1994. In December 1995, the Company increased its effective economic interest in Austar (formerly CEtv) to 90%. In May 1996, the Company increased its economic interest in Austar to 94% which was subsequently increased to 96% and in October 1996, acquired the remaining 4% economic interest in Austar for $7,920. The companies that comprise Austar (CTV Pty Limited ("CTV") and STV Pty Limited ("STV")) have acquired multi-point microwave distribution systems ("MMDS") licenses to supply subscription television services to television households in the northern, northeastern and southern regions of Australia outside of the country's largest cities and are currently constructing multi-channel television systems to service many of the television homes in their license areas. Those homes that cannot be served by MMDS will be serviceable by a direct-to-home ("DTH") satellite service marketed by Austar. The Company's ownership interests are comprised of direct and indirect holdings of convertible debentures and ordinary shares of CTV and STV. Ownership of the debentures entitles the Company to vote for directors on the same basis as ordinary shares. The Company is party to various securityholder agreements which enable it to designate all of the six voting directors of both CTV and STV. The Company has consolidated Austar for balance sheet purposes effective December 31, 1995 and for income statement purposes effective January 1, 1996. Prior to these dates, the Company accounted for its investments in CTV and STV under the equity method.

  . The Company acquired an effective 90% economic interest in Telefenua in January 1995. The Company's economic interest will decrease to 75% and 64% once the Company has received a 20% and 40% internal rate of return on its investment in Telefenua, respectively. Telefenua operates, since March 1995, the only multi-channel subscription television system on the islands of Tahiti and Moorea in French Polynesia. Through its majority ownership of UIH SFCC LP, a Colorado limited partnership that holds 100% of the preferred stock of SFCC, which in turn is the parent company of Telefenua, the Company has the right to

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  . appoint three of the six board members. Furthermore, by agreement with the common shareholders, the Company has the right to appoint a fourth director. The Company consolidates its investment in Telefenua.

  . In July 1994, the Company acquired a 50% interest in Kiwi Communications Limited, which recently changed its name to Saturn. Saturn is constructing a wireline multi-channel television system in New Zealand, primarily in the greater Wellington area. In July 1996, the Company acquired the remaining 50% interest in Saturn in exchange for a 2.6% interest in the Company which was valued at approximately $7,800. The holder of this interest was granted a one-time conversion right to exchange such interest for an equivalent interest in the common stock of UAP upon certain circumstances. The Company has consolidated the operations of Saturn since July 1, 1996. Prior to that time, the Company accounted for its investment in Saturn under the equity method.

  . XYZ Entertainment is an Australian proprietary company incorporated in New South Wales. Century United Programming Ventures Pty Limited ("CUPV"), an Australian corporation, owned equally by the Company and Century Communications Corp. ("Century"), holds a 50% interest in XYZ Entertainment. In October 1994, the Company acquired an initial 50% interest in XYZ Entertainment. In September 1995, a third party purchased a 50% interest in XYZ Entertainment, thereby diluting the Company's indirect interest in XYZ Entertainment to 25%. The Company accounts for its investment through CUPV in XYZ on the equity basis.

  . The Company acquired a 100% interest in August 1995 in United Wireless, a provider of wireless mobile data services in Australia, primarily Sydney and Melbourne, and is in the initial stages of deploying its distribution network and marketing its services. The Company accounted for its acquisition using the purchase method of accounting. The Company has consolidated United Wireless since August 1995.

Liquidity and Capital Resources

  A substantial portion of the Company's investments to date relate to its investment in Austar, which is comprised primarily of MMDS and DTH satellite operations. The Company has essentially completed the construction and deployment of Austar's entire MMDS network infrastructure and has incurred certain other significant expenditures, such as Austar's National Customer Service Center, which contemplates provision of MMDS and DTH services to a substantially larger customer base than currently exists. If additional capital financings are not available to continue to connect new customers at Austar, the Company's revenues will decline and the current net operating loss will increase over time due to customer disconnections, which are normally experienced in connection with multi-channel television operations. In order to complete the anticipated build-out of Austar and the Company's other projects, the Company will need a significant amount of additional capital which is not currently available.

  As of December 31, 1996, the Company had a net working capital deficit of $15,380, excluding $1,575 due UIH. Owing to the nature of the operation, the Company is able to slow the rate of network construction at Austar and the Company's other projects to adjust to the level of funding sources that are available. The Company believes it can, if necessary, substantially reduce the capital required at Austar as the majority of future capital expenditures will be for subscriber installation and premise equipment, which are controllable by the Company based upon the rate of new subscriber connection. The Company is currently in the process of seeking additional sources of funds, which sources could include private equity, bank and/or public debt and the sale of certain non-strategic assets. The Company may or may not be successful in completing all or any of such offerings. The Company believes, however, that continued financial support from UIH combined with, if necessary, reductions in the Company's planned capital expenditures, are sufficient to sustain its operations through at least early 1998.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  In July 1996, the Company effected a 4.87 for 1 stock split. In addition, in November 1997 the Company effected a stock split whereby the 500 shares of common stock outstanding were exchanged for 13,864,941 shares of common stock. All share amounts have been restated for all periods presented to reflect this event.

  PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and all subsidiaries where it exercises majority control and owns a majority economic interest. During the year ended December 31, 1995, the Company consolidated Telefenua, and subsequent to August 31, 1995, United Wireless. Due to the Company's acquisition of the majority economic interest in CTV and STV in late December 1995, the accompanying December 31, 1995 consolidated balance sheet consolidates the accounts of CTV and STV as of December 31, 1995. The Company recognized equity losses from its investments in CTV and STV through December 31, 1995. The Company consolidated the operations of CTV and STV beginning January 1, 1996. The Company has consolidated the operations of Saturn since July 1, 1996. Prior to that time, the Company accounted for its investment in Saturn under the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

  Cash and cash equivalents include cash and investments with original maturities of less than three months. The portion of short-term investments and the Company's investment in Australis Media Limited ("Australis") (see Note 5) which are classified as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), are accounted for at fair market value. As of December 31, 1996, the Company held approximately $18,640 of short-term investments (which are comprised primarily of certificates of deposit and government securities) classified as available-for-sale securities which are stated at amortized cost, which approximates fair value, under the provisions of SFAS 115.

  INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  For those investments in companies in which the Company's voting interest is 20% to 50%, its investments are held through a combination of voting common stock, preferred stock, debentures or convertible debt, and the Company exerts significant influence through board representation and management authority, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's proportionate share of net earnings or losses of the affiliates, limited to the extent of the Company's investment in and advances to the affiliates, including any debt guarantees or other funding commitments. The Company's proportionate share of net earnings or losses of affiliates includes the amortization of the excess of cost over net tangible assets acquired. Investments in and advances to affiliated companies are as follows:

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



                                                AS OF DECEMBER 31, 1995
                       --------------------------------------------------------------------------
                           INVESTMENTS IN           CUMULATIVE EQUITY       CUMULATIVE
                           AND ADVANCES TO             IN LOSSES OF         TRANSLATION
                        AFFILIATED COMPANIES     AFFILIATED COMPANIES(1)    ADJUSTMENTS    TOTAL
                       -----------------------   ------------------------   -----------   -------
Saturn..............          $ 4,520                   $ (1,803)              $112        $2,829
XYZ Entertainment...           11,718(2)                 (11,828)               110            --
                              -------                   --------               ----       -------
                              $16,238                   $(13,631)              $222        $2,829
                              =======                   ========               ====       =======

                                                AS OF DECEMBER 31, 1996
                       ---------------------------------------------------------------------------
                          INVESTMENTS IN            CUMULATIVE EQUITY       CUMULATIVE
                         AND ADVANCES TO               IN LOSS OF           TRANSLATION
                        AFFILIATED COMPANY        AFFILIATED COMPANY(3)     ADJUSTMENT    TOTAL
                       --------------------      -----------------------    -----------   -------

XYZ Entertainment...          $16,202(4)                $(16,312)              $110       $   ---
                              =======                   ========               ====       =======


                                               AS OF  SEPTEMBER 30, 1997 (UNAUDITED)
                       -----------------------------------------------------------------------------
                          INVESTMENTS IN            CUMULATIVE EQUITY       CUMULATIVE
                         AND ADVANCES TO              IN LOSSES OF          TRANSLATION
                        AFFILIATED COMPANY         AFFILIATED COMPANY       ADJUSTMENTS   TOTAL
                       --------------------      -----------------------    -----------   -------
XYZ Entertainment...          $18,202(4)                $(18,312)              $110       $    --
                              =======                   ========               ====       =======

(1) Does not include cumulative equity in losses for Austar of $3,763, as Austar's balance sheet was consolidated effective December 31, 1995.
(2) Includes $4,132 of investment prior to the receipt of $4,132 of proceeds received from the sale of 50% of the Company's interest. As the Company had recorded equity in losses from XYZ Entertainment in an amount equal to its invested capital, the Company recognized a gain of $4,132 on this transaction. In addition, the Company accrued an additional funding obligation of $1,834 as of December 31, 1995.
(3) Does not include cumulative equity in losses for Saturn of $2,733, as Saturn's balance sheet was consolidated effective July 1, 1996.

(4) Includes an accrued funding obligation of $1,270 at December 31, 1996, and $904 at September 30, 1997 (unaudited). The Company does not have a contractual funding obligation to XYZ Entertainment; however the Company would face significant and punitive dilution if it did not make the scheduled fundings.

    The Company recognized $11,729 and $4,484 of equity losses from XYZ Entertainment for the years ended December 31, 1995 and 1996, respectively, including $1,834 and $1,270 of additional equity losses associated with the Company's accrued funding obligation to XYZ Entertainment. The Company does not have a contractual funding obligation to XYZ Entertainment; however, the Company would face significant and punitive dilution if it did not make the scheduled fundings.

  PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Additions, replacements and major improvements are capitalized, and costs for normal repair and maintenance of property, plant and equipment are charged to expense as incurred. All subscriber equipment and capitalized installation labor is depreciated over 3 years. Upon disconnection of a subscriber, the remaining book value of the subscriber equipment, excluding converters which are covered upon disconnection, and the capitalized labor is written off. Depreciation expense is computed using the straight-line method over the asset's estimated useful life as shown below:

                                                                            AVERAGE YEARS
                                                                            -------------
            MMDS distribution facilities..................................       5-10
            Cable distribution networks...................................       5-10
            Subscriber premises equipment and converters..................          3
            Furniture and fixtures........................................         10
            Leasehold improvements........................................       6-10
            Other.........................................................        3-5


                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  LEASED ASSETS

  Assets acquired under capital leases are included in property, plant and equipment. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of future minimum lease payments. Leased assets are amortized over the life of the relevant lease.

  LICENSE FEES

  The acquisition of MMDS licenses has been recorded at cost. The cost to acquire these licenses ($10,520), acquired for a 5-year period for Australia, will be amortized over the remaining license period upon commencement of operations. The licenses are renewable every 5 years. In Tahiti, the license rights, totaling $2,387, are amortized over a 10-year period.

  GOODWILL

  The Company's acquisition of an additional 40% economic interest in CTV and STV was recorded as a step acquisition. The majority of the purchase price of $45,081 was recorded as goodwill as the underlying net book value of all tangible and intangible assets approximated their respective fair values at that date. Accordingly, goodwill of $44,790 will be amortized over 15 years beginning January 1, 1996. The Company's acquisition in July 1996 of the additional 50% interest in Saturn resulted in an additional $8,773 of goodwill which is being amortized over 15 years.

  RECOVERABLE AMOUNTS OF TANGIBLE AND INTANGIBLE ASSETS

  The carrying amount of all tangible and intangible assets are reviewed periodically whenever events and circumstances indicate the carrying value of the assets may exceed their recoverable amount. The recoverable amounts of all tangible and intangible assets have been determined using net cash flows which have not been discounted to their present values.

  REVENUE RECOGNITION

  Monthly service revenues are recognized as revenue in the period the related services are provided to the subscribers. Installation fees are recognized as revenue in the period in which the installation occurs, to the extent installation fees are equal to or less than direct selling costs. To the extent installation fees exceed direct selling costs, the excess would be deferred and amortized over the average contract period.

  CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of subscriber receivables. Concentrations of credit risk with respect to subscriber receivables are limited due to the large number of customers comprising the Company's customer base.

  INCOME TAXES

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions which have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Net deferred tax assets are then reduced by a valuation allowance for amounts which do not satisfy the realization criteria of SFAS 109.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  FOREIGN OPERATIONS

  The functional currency for the Company's foreign operations is the applicable local currency for each affiliate company. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at year end and the statements of operations are translated at the average exchange rates during the period. Exchange rate fluctuations on translating foreign currency financial statements into U.S. dollars result in unrealized gains or losses referred to as translation adjustments. Cumulative translation adjustments are recorded as a separate component of stockholders' equity.

  Transactions denominated in currencies other than the local currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in income as unrealized (based on period end translations) or realized upon settlement of the transactions.

  In accordance with Statement of Financial Accounting Standards No. 95, "Statement of Cash Flows," cash flows from the Company's operations in foreign countries are calculated based on their reporting currencies. As a result, amounts related to assets and liabilities reported on the Consolidated Statements of Cash Flows will not agree to changes in the corresponding balances on the Consolidated Balance Sheets.

  The effects of exchange rate changes on cash balances held in foreign currencies are reported as a separate line below cash flows from financing activities.

  UNAUDITED INTERIM FINANCIAL STATEMENTS

   In management's opinion, all adjustments (of a normal recurring nature) have been made which are necessary to present fairly the financial position of the Company as of September 30, 1997 and the results of its operations for the nine months ended September 30, 1996 and 1997.

  RECLASSIFICATIONS

  Certain prior year amounts have been reclassified to conform with the current year presentation.

3.    ACQUISITIONS

  In January 1995, the Company acquired an initial 90% economic interest in Telefenua in exchange for a cash contribution into Telefenua of $6,060, the contribution of a note and accrued interest due UIH of $817 and equipment leased to Telefenua totaling $2,039. Details of the net assets acquired, which were denominated in French Pacific francs and translated to U.S. dollars using the exchange rate on the day of the acquisition, are as follows:

     Tangible assets....................   $ 4,213
     Intangible assets..................     1,835
     Other..............................       107
     Cash...............................     6,181
     Accounts payable and accrued
      liabilities.......................      (783)
     Due to affiliate...................    (2,110)
     Minority shareholders' interest....      (527)
                                           -------
        Total consideration.............   $ 8,916
                                           =======

  The purchase price was allocated to the net assets acquired based on relative fair market values.

  The Company's cumulative investment in Telefenua as of December 31, 1996 includes the cash and notes contributed of $6,877, an equipment lease of $2,285 and bridge loans in the amount of $4,527, plus additional cash investment during 1996 totaling $3,048. The Company's consolidated assets, liabilities, revenues, expenses and net

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

loss after intercompany eliminations related to Telefenua for the year ended December 31, 1995 totaled $10,989, $9,710, $1,882, $5,438 and $3,556, respectively.

  In response to a legal challenge by the President of Tahiti, the Conseil d'Etat of France recently canceled a decree authorizing MMDS systems in French Polynesia and similar French territories. The cancellation could provide a legal basis to cancel a required authorization already granted to Telefenua by the communications agency because the authorization was based in part on the decree. A law recently enacted by the French Parliament gives Telefenua a legal basis to ask for a new authorization from the communications agency, should the existing authorization be nullified. There can be no assurance, however, that if the existing authorization is nullified a new authorization will be obtained, or if a new authorization is obtained, that it would not differ from the existing authorization.

  In December 1995, the Company acquired an additional 40% effective economic interest in Austar from other shareholders increasing its effective economic interest to 90%. The Company paid $15,240 in cash and contributed 170,513 shares of UIH's convertible preferred stock having an initial liquidation value and fair value of $29,840 for the additional 40% effective economic interest. Details of the net assets acquired, which were denominated in Australian dollars and translated to U.S. dollars using the exchange rate on the day of the acquisition, are as follows:

     Tangible assets....................   $ 18,267
     Intangible assets..................      8,643
     Receivables, prepaids and other....      2,704
     Cash...............................      7,222
     Accounts payable and accrued
      liabilities.......................     (6,140)
     Other debt.........................       (890)
     Minority shareholders' interest....     (2,363)
     Net investment prior to
      acquisition of 40%................    (27,153)
                                           --------
                                                290
     Goodwill...........................     44,790
                                           --------
        Total consideration.............   $ 45,080
                                           ========

  The Company's cumulative investment in Austar as of December 31, 1995 includes cash invested of $19,903, bridge loans of $5,400, the purchase of a 10% interest from another shareholder for $5,613 and the purchase of the 40% interest from another shareholder for $45,080. The Company's equity in losses from Austar for the years ended December 31, 1994 and 1995 are $551 and $3,212, respectively. The Company invested an additional $149,076 in Austar during 1996, including certain bridge loans from UIH totaling $19,600 (see Note 8) and acquired the remaining minority interest in October 1996 for $7,920.

  In 1994, the Company acquired a 50% interest in Saturn. In July, 1996, the Company acquired the remaining 50% of Saturn by issuing 13 shares of its common stock valued at $7,800. Details of the net assets acquired, which were determined in New Zealand dollars and translated to U.S. dollars using the exchange rate on the day of the acquisition, are as follows:

     Tangible assets....................   $ 8,509
     Receivables, prepaids and other....       373
     Cash...............................       708
     Accounts payable and accrued
      liabilities.......................    (1,430)
     New investment prior to
      acquisition of 50%................    (9,133)
                                            ------
                                              (973)
     Goodwill...........................     8,773
                                           -------
                 Total consideration....   $ 7,800
                                           =======

  The Company's cumulative investment in Saturn as of December 31, 1996 was $18,561.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. INVESTMENTS IN AND ADVANCES TO AFFILIATED COMPANIES, ACCOUNTED FOR UNDER THE EQUITY METHOD

  Investments in and advances to affiliated companies accounted for under the equity method amount to $2,829 and $0 as of December 31, 1995 and 1996, respectively.

  Condensed financial information for the Company's significant equity investees is presented below.

CTV

  In September 1994, the Company began to fund its 40% economic interest in CTV, an Australian company that currently holds MMDS licenses in Australia. The Company then acquired an additional 10% economic interest in CTV from another
shareholder  for  $5,613.   As  noted above, in December  1995,  the Company
purchased an additional 40% economic interest in CTV which increased its economic interest to 90% and, accordingly, the Company has consolidated the balance sheet of CTV effective December 31, 1995 (see Note 1).


  Condensed financial information for CTV, stated in U.S. dollars, is as follows:

                                                          FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                        ---------------------
                                                            1994(1)      1995
                                                        ---------   ---------

CONDENSED CONSOLIDATED INCOME STATEMENT
 DATA
Revenue.................................                 $     --     $   433
Operating, selling, general and
 administrative expenses................                    (243)     (4,804)
Depreciation and amortization...........                      (3)     (1,113)
                                                          -------     -------
  Net operating loss....................                    (246)     (5,484)

Interest, net...........................                      246         914
Other...................................                       --         245
                                                          -------     -------
  Net loss..............................                 $    --     $(4,325)
                                                          =======     =======

(1) CTV began operations during 1994.

STV

  In October 1994, the Company began to fund its 50% economic interest in STV, an Australian company that holds MMDS licenses in Australia. In December 1995, the Company purchased an additional 40% economic interest in STV which increased its economic interest to 90%, and, accordingly, the Company has consolidated the balance sheet of STV effective December 31, 1995 (see Note 1).

Condensed financial information for STV, stated in U.S. dollars, is as follows:

                                                          FOR THE YEARS ENDED
                                                                 DECEMBER 31,
                                                      -----------------------
                                                          1994(1)        1995
                                                      ----------   ----------
CONDENSED CONSOLIDATED INCOME STATEMENT
 DATA
Revenue.................................                 $  --        $    10
Operating, selling, general and
 administrative expenses................                 (197)        (2,670)
Depreciation and amortization...........                   (3)          (158)
                                                         -----        -------
  Net operating loss....................                 (200)        (2,818)

Interest, net...........................                   107            315
                                                         -----        -------
  Net loss..............................                $ (93)       $(2,503)
                                                         =====        =======

(1)  STV began operations during 1994.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

XYZ

  Condensed financial information for XYZ Entertainment stated in U.S. dollars, which is derived from financial statements audited by Deloitte Touche Tohmatsu, is as follows:

                                                               AS OF
                                                       DECEMBER 31, 1995
                                                       ------------------

CONDENSED CONSOLIDATED BALANCE SHEET DATA
Cash....................................                        $  2,309
Property, plant and equipment, net......                           2,499
Intangible assets, net..................                           1,871
Other assets............................                           1,933
                                                                --------
  Total assets..........................                        $  8,612
                                                                ========

Accounts payable and accrued liabilities                        $ 16,068
Shareholder loans.......................                          21,597
Shareholders' equity....................                         (29,053)
                                                                --------
  Total liabilities and shareholders' equity                    $  8,612
                                                                ========


                                                FOR THE YEARS ENDED
                                                   DECEMBER 31,
                                           -----------------------------
                                             1994(1)                1995
                                            --------               -----
CONDENSED CONSOLIDATED INCOME STATEMENT
DATA
Revenue.................................   $                    $  1,266
Operating, selling, general and              (183)               (27,511)
 administrative expenses................
Depreciation and amortization...........       --                 (2,662)
                                            -----               --------
  Net operating loss....................     (183)               (28,907)
Interest, net...........................        2                    145
                                            -----               --------
  Net loss..............................    $(181)              $(28,762)
                                            =====               ========

(1) XYZ Entertainment began operations during 1994.

SATURN

  Condensed financial information for Saturn, stated in U.S. dollars, is as follows:

                                                 AS OF
                                           DECEMBER 31, 1995
                                           -----------------
CONDENSED CONSOLIDATED BALANCE SHEET
DATA
Cash....................................              $  248
Property, plant and equipment, net......               1,478
Other assets............................                 303
                                                      ------
  Total assets..........................              $2,029
                                                      ======

Accounts payable and accrued liabilities              $2,802
Related party debt......................                  --
Shareholders' equity....................                (773)
                                                      ------
  Total liabilities and shareholders'
   equity...............................              $2,029
                                                      ======

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

                                            FOR THE YEARS ENDED
                                               DECEMBER 31,
                                           ---------------------
                                             1994        1995
                                           ---------   ---------
CONDENSED CONSOLIDATED INCOME STATEMENT
 DATA
Revenue.................................    $    43     $   148
Operating, selling, general and
 administrative expenses................       (976)     (2,365)
Depreciation and amortization...........       (351)       (385)
                                            -------     -------
  Net operating loss....................     (1,284)     (2,602)
Other...................................         69         (55)
                                            -------     -------
  Net loss..............................    $(1,215)    $(2,657)
                                            =======     =======

5. OTHER INVESTMENTS IN AFFILIATED COMPANIES, INCLUDING MARKETABLE EQUITY SECURITIES

  In May 1996, the Company used $10,000 of the proceeds from its offering of the Notes (see Note 7) to acquire a UIH subsidiary which guaranteed $10,000 of debt for Australis, Austar's primary supplier of programming. As consideration for giving the guarantee, the Company received warrants valued at $784 to acquire 4,171,460 ordinary shares or convertible debentures. On October 31, 1996, the Company's $10,000 guarantee of Australis' debt expired. The Company used $3,339 of the related cash to acquire 7,736,171 debentures of Australis. Further, the Company exercised warrants to acquire Australis common stock and debentures at A$0.20 per share for 3,016,832 shares of Australis common stock and 1,154,628 debentures. Each debenture is convertible into one common share of Australis. As of December 31, 1996, the Company had recognized an unrealized loss of $3,412 on the Australis investment in accordance with the provisions of SFAS 115, thereby reducing the carrying value of the investment to $1,372.

6.   PROPERTY, PLANT AND EQUIPMENT
                                                                          AS OF                      AS OF
                                                                        DECEMBER 31,           SEPTEMBER 30, 1997
                                                                ------------------------       ------------------
                                                                 1995             1996            (UNAUDITED)
                                                                -------         --------       ------------------
MMDS distribution facilities............                         $15,417         $ 57,073         $ 58,217
Cable distribution networks.............                             266           12,912           16,297
Subscriber premises equipment and
 converters.............................                           7,728          129,337          155,860
Furniture and fixtures..................                             255            1,462            2,005
Leasehold improvements..................                           1,582            3,525            3,272
Other...................................                           3,599           20,472           23,294
                                                                 -------         --------         --------
                                                                  28,847          224,781          258,945
Accumulated depreciation................                          (1,217)         (31,611)         (67,449)
                                                                 -------         --------         --------
Net property, plant and equipment.......                         $27,630         $193,170         $191,496
                                                                 =======         ========         ========

7.  SENIOR DISCOUNT NOTES AND OTHER
 LIABILITIES

  Senior discount notes and other liabilities consists of the following:

                                                                          AS OF                      AS OF
                                                                        DECEMBER 31,           SEPTEMBER 30, 1997
                                                                ------------------------       ------------------
                                                                 1995             1996            (UNAUDITED)
                                                                -------         --------       ------------------
The Notes, net of unamortized discount.............              $  -            $245,182         $272,094
September 1997 Notes, net of unamortized discount..                 -                   -           29,982
Austar interim financing facility,
 including accrued interest of
 $0, $0, and $521, respectively....................                 -                   -           63,144
Capitalized lease obligations......................                  890            4,522            3,990
Mortgage note, interest at 7.885%, 7
 year term.........................................                                 1,252            1,158
Other..............................................                  124            1,337            1.101
                                                                 -------         --------         --------
                                                                   1,014          252,293          371,469
Less current portion...............................                 (147)            (896)          (1,286)
                                                                 -------         --------         --------
                                                                 $   867         $251,397         $370,183
                                                                 =======         ========         ========

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  On May 14, 1996, the Company raised total gross proceeds of approximately $225,115 from the private placement of $443,000 aggregate principal amount of the Notes. No cash interest payments are required until May 15, 2001, at which time cash interest payments will be payable semi-annually on each May 15 and November 15. The Notes are due May 15, 2006. In September 1996, the Notes were exchanged for 14% Senior Discount Notes due 2006, Series B. As of December 31, 1996, the Notes had an accreted value of $245,182. The trading value of the Notes as of December 31, 1996 was $230,360.

  If the Company or UAP do not consummate an issuance of capital stock resulting in gross proceeds to the Company of at least $70,000 (an "Equity Sale") prior to May 16, 1997, then the interest rate on the Notes will be increased by an additional 0.75% per annum, until such time as the Equity Sale is effected. In addition, if the Company or UAP do not consummate an Equity Sale prior to November 16, 1997, the then holders of the Notes will be entitled to receive warrants to purchase common stock of the Company or, in certain circumstances, of UAP. The Company plans to pursue additional sources of funding that may constitute an Equity Sale although there can be no assurance that the Company will be successful in concluding an Equity Sale prior to May 16 or November 16, 1997 (See Note 15).

8.  RELATED PARTY

  In connection with the corporate reorganization discussed in Note 1, the Company and UIH have executed a 10-year management services agreement (the "UIH Management Agreement"), pursuant to which UIH will continue to perform certain administrative, accounting, financial reporting and other services for the Company, which has no separate employees of its own. For the years ended December 31, 1994 and 1995 and for the first four months of 1996, UIH allocated approximately $659, $918 and $250 to the Company for such services. Effective May 1, 1996, pursuant to the UIH Management Agreement, UIH will be paid a management fee of $750 for the first year of such agreement, which fees shall increase on the first anniversary date of the UIH Management Agreement and each anniversary date thereafter by 8% per year. In addition, the Company shall reimburse UIH for any out-of-pocket expenses incurred by UIH in performance of its duties under the UIH Management Agreement, including travel, lodging and entertainment expenses.

  UIH has executed technical assistance agreements with CTV and STV pursuant to which it will provide various management and technical services. Under the agreements, UIH receives a management fee equal to 5% of CTV and STV's total revenue, less certain deductions, for the first two years, 4% for the next six years, 3% for the following two years and 2% thereafter. In addition, UIH is reimbursed for all direct costs associated with services it provides for Austar. Austar's managing director, chief operating officer and marketing director are employees of UIH that have been seconded to Austar. In addition, UIH has appointed seven other management personnel and all six directors. During the years ended December 31, 1995 and 1996, CTV and STV paid UIH a total of $555 and $2,338 under such agreements, respectively.

  UIH and the parent company of Telefenua have executed a technical services agreement whereby UIH has agreed to provide technical, administrative and operational assistance to Telefenua. The parent company has a similar technical assistance agreement with Telefenua under which it makes available to Telefenua UIH's services encompassing the following areas: (i) engineering, design, construction and equipment purchasing; (ii) marketing, selling and advertising;
(iii) accounting, billing and subscriber management systems and (iv) personnel management and training for a fee equal to 5.5% of Telefenua's gross revenue through 1996, 3.5% of gross revenue for the following 12 months, and 2.5% thereafter. The fees payable to UIH under its technical services agreement with an indirect majority owned subsidiary are 5%, 3% and 2% of Telefenua's gross revenues over the same periods. UIH is also reimbursed for all direct and indirect costs associated with the services it provides. UIH has appointed two of its employees to serve as the managing director and the technical director of Telefenua. UIH pays these employee's salaries and benefits and charges Telefenua for these amounts. During the years ended December 31, 1995 and 1996, Telefenua paid UIH $615 and $0 under this agreement, respectively.

  Saturn and UIH have executed a technical services agreement pursuant to which UIH provides technical, administrative and operational assistance to Saturn encompassing the following areas: (i) engineering, design, construction and equipment purchasing; (ii) marketing, pricing and packaging of services; (iii) selection of

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

programming and negotiations with suppliers and (iv) accounting, billing and subscriber management systems. UIH receives a management fee equal to 5% of Saturn's gross revenue through July 1999. UIH is also reimbursed for all direct and indirect costs associated with these services. The managing director, technical director and customer operations director are employees of UIH that have been seconded to Saturn pursuant to the terms of the technical services
agreement.   During the years ended December 31, 1995 and 1996, Saturn paid UIH
$0 and $525 under this agreement, respectively.

  Included in the due to parent payable is the following:

                                                 AS OF                    AS OF
                                               DECEMBER 31,         SEPTEMBER 30, 1997
                                           ------------------------ ------------------
                                           1995          1996          (UNAUDITED)
                                           --------   ------------- ------------------
       Payable to UIH and UAP for
        management fees, invoices and
        capital contributions paid by
        UIH on the Company's behalf.....   $    -           $   -         $17,024
       CTV bridge loans(1)..............     5,400              -             -
       Telefenua bridge loan, including
        accrued interest of $231
        and $0, respectively (2)........     4,527              -             -
       CTV/STV technical assistance
        agreement obligations...........     1,488            1,135         2,614
       Telefenua technical assistance
        agreement obligations...........     1,168            1,879         2,497
       Saturn technical assistance
        agreement obligations...........        -             1,002           205
       Other............................        -               317           425
                                           -------          -------       -------
                                            12,583            4,333        22,765
               Less current portion.....    (1,488)          (1,575)      (18,653)
                                           -------          -------       -------
                                           $11,095          $ 2,758       $ 4,112
                                           =======          =======       =======

(1) The loan extended to CTV had an interest rate of 9.25%. The loan and accrued interest were converted into equity of CTV in May 1996.
(2) The loan extended to Telefenua is at an interest rate of 14% and is compounded annually and has no terms of repayment. The Company has the option to convert the bridge loan into equity of Telefenua.

    Upon completion of the offering of the Notes discussed in Note 7, approximately $25,000 of the proceeds were used to acquire certain bridge loans made by UIH to CTV, STV and Telefenua noted above, including $15,073 advanced to Austar and Telefenua subsequent to December 31, 1995. The Austar bridge loans and related accrued interest were converted into equity of Austar in May 1996.

9.   STOCKHOLDERS' EQUITY

  UIH and many of its employees serving as senior management in the Company's operating companies are parties to employment agreements, typically with terms of three to five years. The agreements generally provide for a specified base salary as well as a bonus set at a specified percentage of the base salary, which bonus is based on the performance of the respective company and employee. The agreements often provide for the grant of an incentive interest equal to a percentage of the residual equity value of the respective company which is typically defined as the fair market value of the business less net liabilities and a reasonable return on shareholders' investment. The Company has recorded a liability for the estimated amount of the bonus earned during 1996. The employment agreements generally also provide for cost of living differentials, relocation and moving expenses, automobile allowances and income tax equalization payments, if necessary, to keep the employee's tax liability the same as it would be in the United States.

10.   INCOME TAXES

     In general, a United States corporation may claim a foreign tax credit against its federal income tax expense for foreign income taxes paid or accrued. Because the Company must calculate its foreign tax credit separately for dividends received from each foreign corporation in which the Company owns 10% to 50% of the voting stock, and because of certain other limitations, the Company's ability to claim a foreign tax credit may be limited, particularly with respect to dividends paid out of earnings subject to a high rate of foreign income tax. Generally, the Company's ability to claim a foreign tax credit is limited to the amount of U.S. taxes the Company

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

pays with respect to its foreign source income. In calculating its foreign source income, the Company is required to allocate interest expense and overhead incurred in the United States between its U.S. and foreign activities. Accordingly, to the extent U.S. borrowings are used to finance equity contributions to its foreign subsidiaries, the Company's ability to claim a foreign tax credit may be significantly reduced. These limitations and the inability of the Company to offset losses in one foreign jurisdiction against income earned in another foreign jurisdiction could result in a high effective tax rate on the Company's earnings. The Company has an ownership interest in Telefenua, which is located in Tahiti, a self-governing territory of France, with which the United States does not have an income tax treaty. As a result, the Company may be subject to increased withholding taxes on dividend distributions and other payments from Telefenua and also may be subject to double taxation with respect to income generated by Telefenua.

  The Company is included as a member of UIH's consolidated tax return and, after the offering of the Notes in May 1996, remained a member of the UIH consolidated group. UIH and the Company are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to tax liabilities and benefits relating to the Company and its operations as part of the consolidated group of UIH. In general, UIH is responsible for filing consolidated tax returns and paying the associated taxes, and the Company will reimburse UIH for the portion of the tax cost relating to the Company and its operations. For financial reporting purposes, the Company accounts for income taxes in accordance with SFAS 109 as if it filed separate income tax returns in accordance with the fundamental provisions of the tax sharing agreement. Any differences in income tax expense (benefit) allocated to the Company by UIH in accordance with the tax sharing agreement and the income tax expense (benefit) which is recognized under SFAS 109 will be accounted for as a deemed capital distribution or contribution. The primary differences between taxable income
(loss) and net income (loss) for financial reporting purposes relate to accounting for equity in income (losses) of affiliated companies, the non-consolidation of its consolidated foreign subsidiaries for U.S. tax purposes and the current non-deductibility of interest expense on the Company's Senior Discount Notes for federal income tax purposes. Because the Company holds certain of its foreign investments through affiliates which hold investments accounted for under the equity method in foreign corporations, taxable income
(loss) generated does not flow through to the Company for United States federal and state tax purposes even though the Company records its allocable share of affiliate income (losses) for financial reporting purposes. Accordingly, due to the indefinite reversal of such amounts in future periods, no deferred tax assets have been established for tax basis in excess of the Company's book basis (approximately $7,000 and $9,000 at December 31, 1995 and 1996, respectively) in investments in affiliated companies who, in turn have equity investments in foreign corporations.

  The significant components of the net deferred tax asset are as follows:

                                                  AS OF
                                               DECEMBER 31,
                                           --------------------
                                             1995       1996
                                           --------   ---------
Basis differences in property, plant
 and equipment..........................   $   -      $    625
Accrued interest expense on the Notes...       -         7,826
Company's United States tax net
 operating loss carryforward............     1,189         -
Tax net operating loss carryforward of
 consolidated foreign subsidiaries(1)...     4,165      25,539
                                           -------    --------
Deferred tax asset......................     5,354      33,990
Valuation reserve.......................    (5,354)    (33,990)
                                           -------    --------
Deferred tax asset, net.................   $   -      $    -
----------------------------------------   =======    ========

(1) For Australian income tax purposes, the net operating loss carryforward may be limited in the event of a change in control of Austar or a change in the business.

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  The difference between income tax expense provided in the financial statements and the expected income tax expense (benefit) at statutory rates is reconciled as follows:

                                                 FOR THE YEARS ENDED
                                                    DECEMBER 31,
                                           -------------------------------
                                             1994       1995       1996
                                           --------   --------   ---------
Expected income tax expense (benefit)
 at statutory rates.....................   $  (653)   $(6,721)   $(34,315)
Tax effect of permanent and other
 differences:
 Book/tax basis differences associated
  with foreign equity investments.......       396      6,388       2,111
 Amortization of licenses...............        --        157         625
 Amortization of outside basis
     differences........................        --         --       1,324
 Non-deductible entertainment...........        --        222         139
 Effect of net book operating losses
  not recognized (recognized)...........       257        (85)     29,981
 Other..................................        --         39         135
                                           -------    -------    --------
Total income tax expense (benefit)         $    --    $    --    $     --
                                           =======    =======    ========

11.   REVENUES BY GEOGRAPHIC AREA

      The following table sets forth the Company's revenue by geographic area:

                                                FOR THE YEARS ENDED
                                                    DECEMBER 31,
                                           -----------------------------
                                           1994       1995       1996
                                           -------    -------    --------
AUSTRALIA
   Austar...............................   $    --    $    --    $ 21,244
   United Wireless......................        --          1         110
NEW ZEALAND
   Saturn...............................        --         --         110
TAHITI
   Telefenua............................        --      1,882       3,513
                                           -------    -------    --------
                                           $    --    $ 1,883    $ 24,977
                                           =======    =======    ========

12.   COMMITMENTS

  Austar has license fees payable
   annually as follows:

           1997.........................   $ 2,629
           1998.........................     2,629
           1999.........................     2,629
           2000.........................     2,338
           2001 and thereafter..........     1,021
                                           -------
                                           $11,246
                                           =======

        Austar has capital lease
         obligations as follows:

           1997.........................   $ 1,327
           1998.........................     1,753
           1999.........................     2,151
           2000.........................       113
           2001 and thereafter..........        47
                                           -------
                                             5,391
           Future finance charges.......      (869)
                                           -------
                                           $ 4,522
                                           =======

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)



Austar has operating lease obligations as follows:

           1997.........................   $ 2,714
           1998.........................     2,491
           1999.........................     1,983
           2000.........................     1,707
           2001 and thereafter..........     3,466
                                           -------
                                           $12,361
                                           =======

  During 1994, CTV and STV entered into franchise agreements with Australis. The agreements carry 15-year terms and may be extended for an additional 10 years. The agreements provide for an exclusive license and franchise for MMDS and satellite services and a non-exclusive license and franchise for cable services for all franchisor services including uplink and programming including Channel [V] (a 24 hour music video channel), Arena, Showtime, Nickelodeon, TV1, Encore, Discovery and Fox Sports (the "Galaxy Package").

  Under the agreements, minimum payments are due, which include service fees based on varying percentages of net revenues as defined in the agreement, and subscription levies which are dependent on the number of subscribers.

  Austar has secured, beginning in July 1997, for a five-year period a 54 MHz transponder capable of broadcasting between 10 and 15 digital channels on the Optus Vision Pty Limited ("Optus") satellite that currently transmits the Galaxy Package, and pursuant to an agreement with Australis has the right to deliver such programming to its customers through the Galaxy system. The Company will pay approximately $480 per month in satellite service fees under its agreement with Optus. Satellite fees payable annually are as follows:

                 1997................   $ 2,880
                 1998................     5,760
                 1999................     5,760
                 2000................     5,760
                 2001................     5,760
                 2002................     2,880
                                        -------
                                        $28,800
                                        =======

  Although Austar's franchise agreements were formerly exclusive for all multi-channel television including MMDS and cable television operations, the Company and Austar have recently agreed to allow Foxtel Management Pty Limited ("Foxtel") to carry the Galaxy programming package on Foxtel's wireline cable television systems throughout Australia. This agreement provides that Austar will be compensated for any Foxtel subscriber in its franchise area in an amount equal to the profit margin Austar would have received if it had sublicensed such programming to Foxtel (the "Australis Arrangement").

13.  CONTINGENCIES

  In October 1996, a complaint was served on UIH by an individual who claimed to have worked with UIH in connection with the acquisition by Austar of certain of its licenses claiming that UIH owes him a 12.5% equity interest in unspecified subsidiaries of UIH in consideration of services purportedly provided. This complaint, seeking an unspecified amount of damages, is pending in a civil court in Melbourne, Australia. UIH intends to vigorously defend these claims, which UIH believes are without merit.

  On November 6, 1996, Austar filed a complaint in the Supreme Court of New South Wales, Commercial Division, seeking an injunction to prevent (i) Australis from transferring its satellite delivery systems and associated infrastructure to its joint venture with Optus and (ii) Optus from using such infrastructure to deliver DTH services in Austar's franchise area. Austar believes that using the infrastructure by any entity other than Austar for the provision of DTH services within Austar's franchise areas violates the terms of Austar's franchise

                          UIH AUSTRALIA/PACIFIC, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

agreement with Australis which granted Austar an exclusive license and franchise to use the infrastructure within its franchise areas. Austar is seeking injunctive relief or, in the alternative, damages associated with this violation of its franchise agreements.

  On December 6, 1996, Australis filed counterclaims against Austar and the Company alleging generally that Austar and the Company breached implied terms of the Australis Arrangement by seeking such injunctive relief. In addition, Optus claims that the exclusive nature of Austar's franchise agreements violates Australia's Trade Practices Act. The Company intends to vigorously defend its position.

  Australis, Austar's primary supplier of programming, is engaged in a rapid roll-out of service that has required a significant amount of capital and has strained its liquidity. Australis has recently closed private offerings of debt and equity securities that Australis announced would enable it to carry its business through to cash flow positive. If such financing is not sufficient to satisfy Australis' long-term capital needs, Australis may have difficulty meeting contractual obligations with respect to the four Galaxy channels distributed directly by Australis. The Company believes that if Austar is no longer able to obtain the four Galaxy channels provided by Australis on an exclusive basis and it were required to seek replacement programming, it would have access to the same programming directly from the suppliers of the four Galaxy channels or sufficient alternative programming on competitive terms. There can be no assurance, however, that this would be the case and the inability of Austar to procure the same or suitable alternative programming at competitive rates and on an exclusive basis in its service areas could have a material adverse effect on the Company.

14.  PRO FORMA INFORMATION

  The following unaudited pro forma information for the year ended December 31, 1995 gives effect to the acquisitions of the additional 50% economic interests in Austar, the disposition of the 25% interest in XYZ Entertainment, the acquisition of the additional 50% economic interest in Saturn and the acquisition of United Wireless as if each had occurred on January 1, 1995. The pro forma financial information does not purport to represent what the Company's results of operations would actually have been if such transactions had in fact occurred on such date. The pro forma adjustments are based upon currently available information and upon certain assumptions that management believes are reasonable under current circumstances.

                                                                        FOR THE YEAR ENDED
                                                                         DECEMBER 31, 1995
                                           -----------------------------------------------------------------------------
                                                                                                   UNITED
                                                           AUSTAR         XYZ        SATURN       WIRELESS        PRO
                                            ACTUAL     TRANSACTION(1)   SALE (2)   PURCHASE(3)   PURCHASE(4)     FORMA
                                           ---------   --------------   --------   -----------   -----------   ---------
Service and other revenue...............   $  1,883       $    443      $    --     $   148       $    33      $  2,507
System operating expense................     (3,230)          (793)          --        (863)         (687)       (5,573)
System selling, general and
 administrative expense.................     (2,482)        (6,681)          --      (1,502)         (341)      (11,006)
Corporate general and administrative
    expense.............................       (920)            --           --          --            --          (920)
Depreciation and amortization expense...     (1,003)        (4,259)          --        (997)          (86)       (6,345)
                                           --------       --------      -------     -------       -------      --------

     Net operating loss.................     (5,752)       (11,290)          --      (3,214)       (1,081)      (21,337)

Equity in losses of affiliated companies    (16,379)         3,212        4,132       1,438            --        (7,597)
Interest, net...........................        127          1,230           --          --            --         1,357
Other, net..............................      4,771            244       (4,132)        (55)            1           829
                                           --------       --------      -------     -------       -------      --------

     Net loss...........................   $(17,233)      $ (6,604)     $    --     $(1,831)      $(1,080)     $(26,748)
                                           ========       ========      =======     =======       =======      ========

(1) Amounts represent Austar's actual operating results for the year ended December 31, 1995 as if Austar had been consolidated for the entire year except for "Equity in losses of affiliated companies" which represents the elimination of the

    Company's share of Austar's losses recognized during the year, and except for a portion of "Depreciation and amortization expense" totaling $2,988 which represents amortization related to the goodwill recorded in connection with the acquisition of the additional 40% effective economic interest, amortized over 15 years on a straight-line basis.
(2) Represents elimination of the gain on sale of XYZ and 25% of the equity in losses previously recognized.
(3) Amounts represent Saturn's actual operating results for the year ended December 31, 1995 as if Saturn had been consolidated for the entire year except for "Equity in losses of affiliated companies" which represents the elimination of the Company's share of Saturn's losses recognized during the year ended and except for a portion of "Depreciation and amortization expense," totaling $612 which represents amortization of goodwill recorded in connection with the purchase of the additional 50% interest in Saturn, which is amortized over 15 years on a straight-line basis.
(4) Represents actual operating results of United Wireless during the eight months ended August 1995, the period prior to the Company's acquisition of its 100% interest.

15.  EVENTS SUBSEQUENT TO DATE OF AUDITOR'S REPORT (UNAUDITED)

   In July 1997, Austar secured a financing facility from a bank for a Senior Syndicated Term Debt Facility in the amount of Australian $("A$")200,000 (US$155,000) (the "Bank Facility"). The proceeds of the Bank Facility will be used to fund Austar's subscriber acquisition and working capital needs. The Bank Facility consists of three sub-facilities: (i) A$50,000 revolving working capital facility; (ii) A$60,000 cash advance facility available upon the contribution of additional equity on a 2:1 debt-to-equity basis; and (iii) A$90,000 term loan facility, which will be available on the basis of Austar having achieved minimum subscriber and operating cash flow levels. The maximum amount of equity required in (ii) above would be A$30,000, approximately A$7,500 of which has already been contributed during 1997 and the remainder of which is expected to be contributed by a third party equity provider, UAP or UIH. The cash advance and term loan facilities are fully repayable pursuant to an amortization schedule beginning December 31, 2001 and ending June 30, 2004. As of June 30, 1997, Austar had drawn A$50,000 (US$38,840 converted using the exchange rate on each funding date) on an interim financing facility, which was subsequently repaid from the proceeds of the Bank Facility.

   In July 1997, SaskTel Holdings (New Zealand), Inc. ("SaskTel") purchased a 35% equity interest in Saturn by investing approximately New Zealand $("NZ$")30,000 (US$19,600) for its shares. The Company believes that SaskTel, a division of Saskatchewan Telecommunications Holdings Corporation of Saskatchewan, Canada, will contribute telephony expertise to Saturn in providing cable/telephony service in the Wellington, New Zealand area.

   On May 15, 1997, the Company's minority holder exchanged its 2.6% interest for a 2% interest in UAP.

   On September 23, 1997, the Company received total gross proceeds of $29,925 from the private placement of $45,000 aggregate principal amount of 14% senior discount notes (the "September 1997 Notes"). On and after May 15, 2001, cash interest will accrue and will be payable semi-annually on each May 15 and November 15, commencing November 15, 2001. The September 1997 Notes are due May 15, 2006. Effective September 23, 1997, the interest rate on these notes increased by an additional 0.75% per annum to 14.75%, until such time as the Company consummates an Equity Sale. Due to this increase in interest rates, the September 1997 Notes will accrete to a principal amount of $46,277 if an Equity Sale is not consummated prior to maturity.

   Effective November 17, 1997, the Company issued warrants to the holders of the May 1996 Notes and the September 1997 Notes (collectively, the "Notes") to purchase 3.4% of the common stock of the Company. The total number of warrants issued was 488,000. Each warrant entitles the holder to purchase from the Company one share of Common Stock at a purchase price per share of $10.45, exercisable until May 15, 2006.

   Australis Media Limited ("Australis"), a supplier of movie and sports programming as well as satellite distribution services to Austar, has publicly announced that it may need to appoint a receiver owing to liquidity issues. The Company is currently in negotiations with Australis and other programming suppliers for these types of programming and, therefore, currently believes it will be able to make satisfactory programming arrangements in the event of a disruption in service from Australis. There can be no assurance, however, that such arrangements will be concluded, or will be concluded on terms favorable to Austar.

                            INDEPENDENT AUDIT REPORT

To the Board of Directors of
 CTV Pty Limited

  We have audited the accompanying consolidated financial statements of CTV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audits.

  We conducted our audits in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of CTV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.


Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                                BALANCE SHEETS
                            AS AT 31 DECEMBER 1995


                                                                  ECONOMIC ENTITY
                                                            ------------------------------
                                                                     DECEMBER 31,
                                                            ------------------------------
                                                   NOTE        1994               1995
                                                               ----               ----
                                                                $A                 $A

Current assets
  Cash..................................                     19,371,145          9,712,936
  Receivables...........................              3         718,939          4,538,627
  Inventory.............................                             --            679,628
  Other.................................              4          25,582            830,133
                                                             ----------         ----------
                                                             20,115,666         15,761,324
                                                             ----------         ----------
Non-current assets
  Investments...........................              5               2                  2
  Property, plant and equipment.........              6       2,746,809         17,955,579
  Intangibles...........................              7       5,021,630          7,906,674
                                                             ----------         ----------
     Total non-current assets...........                      7,768,441         25,862,255
                                                             ----------         ----------
        Total assets....................                     27,884,107         41,623,579
                                                             ----------         ----------
Current liabilities
  Creditors and borrowings..............              8       2,747,734         15,477,769
    Provisions..........................                             --                 --
                                                             ----------         ----------
     Total current liabilities..........                      2,747,734         15,477,769
                                                             ----------         ----------
Non-current liabilities
  Creditors and borrowings..............              9          36,165            684,945
    Provisions..........................             10              --            156,267
                                                             ----------         ----------
     Total non-current liabilities......                         36,165            841,212
                                                             ----------         ----------
        Total liabilities...............                      2,783,899         16,318,981
                                                             ----------         ----------
Net assets..............................                     25,100,208         25,304,598
                                                             ==========         ==========
Shareholders' equity
  Share capital.........................             11          42,729             42,729
  Reserves..............................             13       5,116,536          5,116,536
  Retained profits/(accumulated losses).                            206         (5,795,404)
                                                             ----------         ----------
                                                              5,159,471           (636,139)
  Convertible debentures................             12      19,940,737         25,940,737
                                                             ----------         ----------
        Total shareholders' equity......                     25,100,208         25,304,598
                                                             ==========         ==========

      The accompanying notes form an integral part of this balance sheet.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                            PROFIT AND LOSS ACCOUNT



                                                 ECONOMIC ENTITY
                                           ---------------------------
                                           PERIOD ENDED     YEAR ENDED
                                           DECEMBER 31,    DECEMBER 31,
                                           ------------    ------------
                                               1994            1995
                                               ----            ----
                                                $A              $A

Revenue:
  Service...............................             --         579,690
                                              --------      ----------
                                                     --         579,690
                                               --------      ----------
Expenses:
  General and administration............        321,494       6,406,782
  Depreciation and amortization.........          4,055       1,491,456
  Management fees.......................             --          29,651
                                               --------      ----------
                                                325,549       7,927,889
                                               --------      ----------
Operating loss..........................       (325,549)     (7,348,199)
                                               --------      ----------
Non-operating income (expense)
  Interest income.......................        327,355       1,227,029
  Interest expense and costs of finance.         (1,600)         (2,180)
  Other, net foreign exchange gains--
   non-speculative trading..............             --         327,740
                                               --------      ----------
                                                325,755       1,552,589
                                               --------      ----------
Net profit (loss) before tax............            206      (5,795,610)
Income tax attributable to net
 profit/(loss)..........................             --              --
                                               --------      ----------
Net profit/(loss).......................            206      (5,795,610)
Retained profits/(accumulated losses)
 at beginning of period.................             --             206
                                               --------      ----------
Retained profits/(accumulated losses)
 at end of period.......................            206      (5,795,404)
                                               ========      ==========

      The accompanying notes form an integral part of this balance sheet.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                           STATEMENTS OF CASH FLOWS


                                                                      ECONOMIC ENTITY
                                                             ------------------------------
                                                             PERIOD ENDED      YEAR ENDED
                                                             DECEMBER 31,     DECEMBER 31,
                                                             -----------    ---------------
                                               NOTE              1994             1995
                                                                 ----             ----
                                                                  $A               $A
Cash flows from operating activities
  Receipts from customers...............                             --            522,211
  Payments to suppliers and employees...                       (297,332)        (3,973,333)
  Interest received.....................                        327,355          1,227,029
  Interest and other costs of finance
   paid.................................                         (1,600)            (2,180)
                                                             ----------         ----------
  Net operating cash flows..............                         28,423         (2,226,273)
                                                             ----------         ----------
Cash flows from investing activities
  Purchase of subsidiaries, net of cash
    acquired............................                            (12)               (10)
  Payments for plant and equipment......                        (55,871)       (15,326,279)
  Payments for MDS and broadcast
    licenses............................                     (5,021,630)        (3,437,458)
  Decrease in inventory net of payables.                             --                 --
  Loans granted.........................                       (718,939)        (3,768,962)
  Payments for investments..............                             --                 (2)
                                                             ----------         ----------
  Net investing cash flows..............                     (5,796,452)       (22,532,711)
                                                             ----------         ----------
Cash flows from financing activities
  Proceeds from share issues............                      5,159,265                 --
  Proceeds from issue of convertible
    debentures..........................                     19,940,737          6,000,000
  Proceeds from intercompany loans......                             --                 --
  Payment on intercompany loans.........                             --                 --
  Proceeds from short term loans........                         39,781          8,818,202
  Proceeds from lease financing.........                             --                 --
  Repayment of finance lease principal..                           (609)           (45,167)
                                                             ----------         ----------
  Net financing cash flows..............                     25,139,174         14,773,035
                                                             ----------         ----------
Net increase/(decrease) in cash held....                     19,371,145         (9,985,949)
Cash at beginning of period.............                             --         19,371,145
Effect of different exchange rate.......                             --            327,740
                                                             ----------         ----------
Cash at the end of the period...........          8, 16      19,371,145          9,712,936
                                                             ==========         ==========

 The accompanying notes form an integral part of this statement of cash flows.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                       NOTES TO THE FINANCIAL STATEMENTS


NOTE 1.   STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the Australian dollar ("$A") as the reporting currency and using the accounting policies described below. They do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 21 April 1994. The comparative financial statements have been prepared for the period 21 April 1994 to 31 December 1994 and for the year ended 31 December 1995.

 PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, CTV Pty Limited, and its subsidiaries. The term "Economic Entity" used throughout these financial statements means the parent entity and its subsidiaries.

 FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the Economic Entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

 INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognized in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry-forward tax losses has not been recorded in the future income tax benefit account as realization of such benefit is considered not to be virtually certain.

 LEASED ASSETS

  Assets of the economic entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

 INVENTORY

  Inventory consists of home subscriber equipment including cable, antennae and decoders and is valued at cost.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


 PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

  Property, plant and equipment, excluding freehold land, are depreciated or amortized at rates based upon their expected useful lives using the straight line method.

Leasehold improvements......................      6 years
Computer equipment..........................      3 years
Motor vehicles..............................      5 years
Furniture and fittings......................     10 years

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licenses, acquired for a 5 year period, will be amortized over the remaining license period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amount of all non-current assets are reviewed at least periodically whenever events and circumstances indicate the carrying value of the assets may exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present values.

 PROVISION FOR ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 REVENUE RECOGNITION

  Monthly service revenues are recognized as revenue in the period the related services are provided to the subscribers. The Company recognizes installation revenues to the extent of direct selling costs in the period the installation occurs. To the extent installation fees exceed direct selling costs, the excess would be deferred and amortized over the average contract period. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)




NOTE 2.      INCOME TAX:

  (a) Non-current deferred tax liabilities and assets are as follows:

                                                              ECONOMIC ENTITY
                                                      --------------------------------
                                                      PERIOD ENDED      YEAR ENDED
                                                      DECEMBER 31,      DECEMBER  31,
                                                      -------------   ----------------
                                                          1994              1995
                                                      -------------   ----------------
                                                           $A                $A
Interest receivable and prepaids..................      (14,367)         (339,527)
                                                        -------        ----------
Total non-current deferred tax liability..........      (14,367)         (339,527)
 Net operating loss carryforward..................                      2,061,456
                                                                       ----------
Total non-current deferred tax asset..............           --         2,061,456
                                                        -------        ----------
 Net non-current deferred tax asset
  before valuation allowance......................      (14,367)        1,721,929
 Valuation allowance..............................           --        (1,721,929)
                                                        -------        ----------
Net non-current deferred tax asset
 (liability)......................................      (14,367)               --
                                                        =======        ==========

  Net operating loss carryforwards have an unlimited carryforward period for Australian tax purposes.

  (b) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:

                                                                 ECONOMIC ENTITY
                                                      --------------------------------
                                                       PERIOD ENDED       YEAR ENDED
                                                       DECEMBER 31,       DECEMBER 31,
                                                       ------------       ------------
                                                            1994               1995
                                                            ----               ----
                                                            $A                 $A
Net profit/(loss).................................          206            (5,795,610)

Prima facie tax thereon @ 36%.....................           74            (2,086,420)
Tax effect of permanent and other
 differences:
  --Timing differences............................      (14,367)             (339,527)
  --Amortization of licenses......................           --               198,873
  --Entertainment non-deductible..................       14,293               165,618
  --Effect of tax losses not brought to account...           --             2,061,456
                                                        -------            ----------
Total income tax attributable to net
 profit/(loss)....................................           --                    --
                                                        =======            ==========

     (c)  Benefit of income tax losses not brought to account

     As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $5,795,404 available to offset against future years' taxable income. The benefit of these losses of $2,061,456 has not been brought to account as realization is not virtually certain. The benefit will only be obtained if:

          (i) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realized;

          (ii) the company continues to comply with the conditions for deductibility imposed by the law;

          (iii) no changes in tax legislation adversely affect the company in realizing the benefit from the deductions for the losses; and

          (iv) any change in the business or control of the company does not affect the ability to utilize the available losses.

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


NOTE 3.   RECEIVABLES (CURRENT):


                                                  ECONOMIC ENTITY
                                           -------------------------------------
                                              1994               1995
                                              ----               ----
                                               $A                 $A
Trade debtors...........................           --                 57,479
Less: provision for doubtful debts......           --                 (5,792)
                                             --------            -----------
                                                   --                 51,687
Related parties:
  --United International Holdings Inc...        95,865               140,217
  --Other...............................            --               712,554
 --Related body corporate--STV Pty Ltd..       623,074             3,627,044
Other persons...........................            --                 7,125
                                             ---------           -----------
                                               718,939             4,538,627
                                             =========           ===========
NOTE 4.   OTHER ASSETS (CURRENT):

Prepaid expenses........................        10,465               787,916
Security deposits.......................        15,117                42,217
                                             ---------           -----------
Total other assets (current)............        25,582               830,133
                                             =========           ===========

NOTE 5.   INVESTMENTS (NON-CURRENT):

Investments in associated companies
 (Note 18)..............................             2                    2
                                             =========           ==========

NOTE 6.   PROPERTY, PLANT AND EQUIPMENT:

Leasehold improvements:
  --At cost.............................            --              151,200
  --Accumulated depreciation............            --               (8,705)
                                             ---------           ----------
Total leasehold improvements, net.......            --              142,495
Plant and equipment:
  --At cost.............................        55,881           15,737,143
  --Accumulated depreciation............        (4,055)            (872,818)
                                             ---------           ----------
Total plant and equipment, net..........        51,826           14,864,325
                                             ---------           ----------
Plant and equipment under lease:
  --At capitalized cost.................        44,506              912,820
  --Accumulated depreciation............            --              (61,563)
                                             ---------           ----------
Total leased plant and equipment, net...        44,506              851,257
                                             ---------           ----------
Capitalized network construction
 expenditures:
  --At cost.............................     2,650,477            2,097,502
  --Accumulated amortization............            --                   --
                                             ----------          ----------
Total capitalized development                2,650,477            2,097,502
 expenditures, net......................     ----------          ----------
Total property, plant and equipment, net     2,746,809           17,955,579
                                             ==========          ==========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


NOTE 7.   INTANGIBLE ASSETS (NON-CURRENT):



                                                 ECONOMIC ENTITY
                                           ----------------------------
                                               1994           1995
                                           ------------   -------------
                                                $A             $A

MDS licenses:
  --At cost.............................      5,018,215      8,196,618
  --Accumulated amortization............             --       (544,093)
                                            -----------    -----------
Total MDS licenses net:.................      5,018,215      7,652,525
                                            -----------    -----------
Program Rights fees at cost:                         --        250,000
  --Accumulated amortization............             --         (8,333)
Other at cost...........................             --             --
Organization costs at cost:.............          3,415         12,482
                                            -----------    -----------
Total intangible assets, net............      5,021,630      7,906,674
                                            ===========    ===========

NOTE 8.   CREDITORS AND BORROWINGS
 (CURRENT):

Unsecured:
  Overdraft.............................             --             --
  Trade creditors.......................          1,684      5,727,304
  Unearned Income.......................             --         29,062
  Accrued Expenses......................      2,698,537        728,113
  Due to related body corporate--United
   International Holdings Inc...........         39,781      8,857,983
Secured:
  Finance lease liability (Note 15).....          7,732        135,307
                                            -----------    -----------
Total current creditors and borrowings..      2,747,734     15,477,769
                                            ===========    ===========

NOTE 9.   CREDITORS AND BORROWINGS
 (NON-CURRENT):

Secured
  Finance lease liability (Note 15).....         36,165        684,945
                                            -----------    -----------
Total non-current creditors and
 borrowings.............................         36,165        684,945
                                            ===========    ===========

NOTE 10.   PROVISIONS (NON-CURRENT):

Annual leave............................             --        156,267
                                            ===========    ===========

NOTE 11.   SHARE CAPITAL:

Authorized capital:
  --100,000,000 ordinary shares of $1
   each.................................    100,000,000    100,000,000
                                            -----------    -----------
Total authorized capital as at 31
 December 1995..........................    100,000,000    100,000,000
Issued and paid up capital:
  --42,729 ordinary shares of $1 each...         42,729         42,729
                                            -----------    -----------
Total issued and paid up capital........         42,729         42,729
                                            ===========    ===========

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)

Movement in issued shares for the year:


                                           NUMBER OF                NUMBER OF
                              NUMBER OF   REDEEMABLE   NUMBER OF   REDEEMABLE
                              ORDINARY    PREFERENCE   ORDINARY    PREFERENCE
                               SHARES       SHARES      SHARES       SHARES
                                1994         1994        1995         1995
                              ---------   ----------   ---------   ----------
Opening number of shares...           3           --      42,729           --
Issued during the year.....      42,726           13          --           --
Redeemed...................          --           13          --           --
                                 ------         ----      ------   ----------
Closing number of shares...      42,729           --      42,729           --
                                 ======         ====      ======   ==========

NOTE 12.  CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company issued 162,643 convertible debentures for $A6,000,000. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at anytime provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.


NOTE 13.  RESERVES:
                                         ECONOMIC ENTITY
                                     -----------------------
                                          DECEMBER 31,
                                     -----------------------
                                        1994         1995
                                        ----         ----
                                         $A           $A

Share premium opening balance.....           --    5,116,536
Premium on issues of shares.......    5,116,536           --
Redemption of preference shares...           --           --
                                     ----------   ----------
Total reserves....................    5,116,536    5,116,536
                                     ==========   ==========

NOTE 14.  EMPLOYEE ENTITLEMENTS:

 SUPERANNUATION COMMITMENTS

  The Economic Entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the Economic Entity has a legal obligation to contribute to the schemes, which are as follows:

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


(a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined Retirement Fund, a fund contribution fund; and

(b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

NOTE 15.  COMMITMENTS:

                                                                               ECONOMIC ENTITY
                                                                          --------------------------
                                                                                 DECEMBER 31,
                                                                          --------------------------
                                                                              1994          1995
                                                                          ------------   -----------
                                                                               $A            $A
(a) Annual license fees are payable as follows:
    Not later than one year.............................................     1,212,627     3,068,099
    Later than one year but not later than two years....................     1,212,627     3,068,099
    Later than two years but not later than five years..................     3,637,881     5,121,828
    Later than five years...............................................            --            --
                                                                            ----------   -----------
    ....................................................................     6,063,135    11,258,026
                                                                            ==========   ===========

(b) Finance lease expenditure contracted for is payable as follows:
    Not later than one year.............................................        12,429       215,798
    Later than one year but not later than two years....................        12,429       233,412
    Later than two years but not later than five years..................        30,044       553,335
    Later than five years...............................................            --            --
                                                                                ------     ---------
    ....................................................................        54,902     1,002,545
    Future finance charges..............................................        11,005       182,293
                                                                                ------     ---------
    Net finance lease liability.........................................        43,897       820,252
                                                                                ======     =========
Reconciled to:
    Current liability (Note 8)..........................................         7,732       135,307
    Non-current liability (Note 9)......................................        36,165       684,945
                                                                                ------     ---------
                                                                                43,897       820,252
                                                                                ======     =========

(c) Operating lease expenditure contracted for is payable as follows:
    Not later than one year.............................................       137,500       467,767
    Later than one year but not later than two years....................       137,500       467,767
    Later than two years but not later than five years..................       412,500     1,405,357
    Later than five years...............................................            --       529,372
                                                                               -------     ---------
                                                                               687,500     2,870,263
                                                                               =======     =========

(d) On 24 July 1994, the Company entered into a franchise agreement with Australis Media Limited. The agreement carries a 15 year term beginning on 24 July 1994 and may be extended for an additional 10 years. The agreement provides for an exclusive license and franchise for MDS and Satellite and a non-exclusive license and franchise for cable for all franchisor services including uplink and programming including Channel [V] (a 24 hour music video channel), Arena, Showtime, Nickelodeon, TV1, Encore, Discovery and Fox Sports.

    Under the agreement, minimum payments are due, which include service fees based on varying percentages of net revenues as defined in the agreement, and subscription levies which are dependent on the number of subscribers.

NOTE 16.   NOTES TO THE STATEMENT OF CASH FLOWS:

(a) Reconciliation of Cash

    For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of Cash

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


Flows is reconciled to the related items in the balance sheet as follows:


                                                                    ECONOMIC ENTITY
                                                              -------------------------
                                                                      DECEMBER 31,
                                                              -------------------------
                                                                 1994           1995
                                                                 ----           ----
                                                                  $A             $A

Cash....................................................        (261,963)       73,377

Short term money market deposits........................      19,297,768     9,974,899
                                                              ----------     ---------
                                                              19,371,145     9,712,936
                                                              ==========     =========

(b) Reconciliation of net cash provided by operating activities to operating loss after income tax

Operating profit (loss) after income tax:...............             206        (5,795,610)
  Adjustments for non-cash income and expense items:
  Depreciation and amortization expense.................           4,055         1,491,456
  Bad debts expense and provision for doubtful debts....              --             5,792
Transfers to provisions:
  Annual leave..........................................              --           156,267
  Unrealized foreign exchange gain......................              --          (327,740)
  Increase in other receivables.........................              --           (57,479)
  Increase in trade creditors...........................          49,744         3,785,221
  Increase in inventory.................................              --          (679,628)
  Increase in other assets..............................         (25,582)         (804,552)
                                                                 -------        ----------
  Net cash from operating activities....................          28,423        (2,226,273)
                                                                 =======        ==========

(c)     Subsidiaries Acquired

  The following subsidiaries were acquired by the economic entity for cash consideration. The fair value of net tangible assets acquired was as follows:


                                                               FAIR VALUE OF
                                                            NET TANGIBLE ASSETS
                                                          ---------------------
       ENTITY                                                 1994      1995
       ------                                                -----     -----
                                                             $A        $A
Jacolyn Pty Limited.....................................       2        --
Yanover Pty Limited.....................................       2        --
Keansburg Pty Limited...................................       2        --
Orloff Pty Limited......................................       2        --
Maxi-Vu Pty Limited.....................................       2        --
Vinatech Pty Limited....................................       2        --
Palara Vale Pty Limited.................................      --         2
Auldana Beach Pty Limited...............................      --         2
Grovern Pty Limited.....................................      --         2
Lystervale Pty Limited..................................      --         2
Minorite Pty Limited....................................      --         2
                                                              --        --
Fair value of net identifiable assets...................      12        10
Goodwill on acquisition.................................      --        --
                                                              --        --
Total consideration.....................................      12        10
                                                           =====     =====

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


(d) Non-cash financing and investing activities

    During the year the economic entity acquired plant and equipment with an aggregate fair value of $A821,522 (1994: $A44,506) by means of finance leases. These transactions are not reflected in the Statement of Cash Flows.

NOTE 17.   SUBSIDIARIES:

    The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.

                                                                            Book Value of                       Contribution to
                                                                                Parent                           Consolidated
                                                                                Entity's            % Of        Result for the
                                                                               Investment         Shares Held       Period
                                   PLACE OF                                 ----------------     -------------  --------------
                                INCORPORATION      DATE OF     TYPE OF       1994       1995    1994     1995    1994    1995
NAME OF CONTROLLED ENTITY       FORMATION (A)    ACQUISITION    SHARES        $A         $A      %         %      $A      $A
Jacolyn Pty Limited..........   Australia            14/6/94   Ordinary                   2              100              --
Yanover Pty Limited..........   Australia            21/7/94   Ordinary                   2              100              --
Keansburg Pty Limited........   Australia            14/6/94   Ordinary                   2              100              --
Orloff Pty Limited...........   Australia            14/6/94   Ordinary                   2              100              --
Maxi-Vu Pty Limited..........   Australia             4/8/94   Ordinary                   2              100              --
Palara Vale Pty Limited......   Australia            24/4/95   Ordinary                   2              100              --
Auldana Beach Pty Limited....   Australia            24/4/95   Ordinary                   2              100              --
Grovern Pty Limited..........   Australia            24/4/95   Ordinary                   2              100              --
Lystervale Pty Limited.......   Australia            24/4/95   Ordinary                   2              100              --
Vinatech Pty Limited.........   Australia            29/7/94   Ordinary                   2              100              --
Minorite Pty Limited.........   Australia            24/4/95   Ordinary                   2              100              --
                                                                                        ---                              ---
                                                                                         22                               --
                                                                                        ===                              ===

(a)  All entities operate solely in their place of incorporation/formation.


NOTE 18.  ASSOCIATED COMPANIES:


  Details of material interests in associated companies are as follows:

                                                                                       OWNERSHIP                     DIVIDENDS
                                                                                       INTEREST                      RECEIVED
                                                                                       -----------     -----------------------------
 NAME OF
 ASSOCIATED                            PRINCIPAL ACTIVITY OF                              BALANCE
 COMPANY                               ASSOCIATED COMPANY                 1994    1995      DATE       1994    1995
--------                               ---------------------              ----    ----    --------     ----    ----
Communication &                        Delivery of subscription
 Entertainment                         television services to
 Australia Pty                         regional Australia
 Limited                                                                    50%     50%   31 December    --      --
Ilona Investments                      Delivery of subscription
 Pty Limited                           television services to
                                       regional Australia                   50%     50%   30 June        --      --
                                                                                                       ----    ----
                                                                                                         --      --
                                                                                                       ====    ====

                                                                     ECONOMIC ENTITY
                                                                     ----------------
                                                                     1994        1995
                                                                     $A            $A
Aggregate carrying amount of investments in associated
    companies...............................................             2          2
                                                                     -----      -----
Aggregate amount of investments in associated
    companies, as determined under the equity
    method of accounting....................................             2          2
                                                                     =====      =====

                     CTV PTY LIMITED AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (Continued)


NOTE 19.   RELATED PARTY DISCLOSURES:

(a)  Other director transactions

     Crase Partners, a director-related firm of J. K. Crase, provided general accounting services to the company during the year. These services were provided at an arms length basis.

  J. K. Crase, a director, purchased equipment from the company during the year. The purchase was made on an arms length basis.

(b)  Transactions with related parties in the wholly owned group

  The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

   loans were advanced to subsidiaries to fund the acquisition of MDS licenses. Loans totaled
   $A5,021,618 and $A8,309,384 at December 31, 1994 and 1995, respectively.

  These transactions were undertaken on commercial terms and conditions.

(c)  Transactions with associated companies

  The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis. CTV has amounts receivable from STV of $A623,074 and $A3,627,044 at December 31, 1994 and 1995, respectively.

NOTE 20.   US GAAP INFORMATION:

  The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

  The calculation of shareholders' equity in accordance with US GAAP is as follows:



                                                        DECEMBER 31,
                                                 ---------------------------
                                                   1994               1995
                                                   ----               ----
                                                    $A                 $A
Shareholders' equity as per balance sheet...     25,100,208        25,304,598
Adjustments to reported equity:
  Convertible debentures....................    (19,940,737)      (25,940,737)
                                                -----------        ----------
Shareholders' equity in accordance with
  US GAAP...................................      5,159,471          (636,139)
                                                ===========        ==========

                           INDEPENDENT AUDIT REPORT


To the Board of Directors of
STV Pty Limited

  We have audited the accompanying consolidated financial statements of STV Pty Limited and its subsidiaries for the period ended 31 December 1994 and the year ended 31 December 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those consolidated financial statements based on our audits.

  We conducted our audits in accordance with Australian Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the consolidated financial position of STV Pty Limited as of 31 December 1994 and 1995, and the consolidated results of the group's operations and consolidated cash flows for the periods then ended in accordance with Australian Accounting Standards.

  There are certain differences between Australian Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these consolidated financial statements.



Arthur Andersen
Chartered Accountants

Sydney, Australia
29 March 1996

                                                  ECONOMIC ENTITY
                                            ------------------------
                                                  DECEMBER 31,
                                            ------------------------
                                    NOTE          1994          1995
                                                  ----          ----
                                                  $A            $A
Current assets
 Cash............................           10,078,250         2,236
 Receivables.....................      3        63,934     1,325,563
 Prepayments and other...........                   --       382,866
                                            ----------    ----------

Total current assets.............           10,142,184     1,710,665
                                            ----------    ----------

Non-current assets
 Investments.....................      4             2             2
 Property, plant and equipment...      5       527,373     6,085,042
 Intangibles.....................      6         3,562     3,727,654
                                            ----------    ----------

Total non-current assets.........              530,937     9,812,698
                                            ----------    ----------

Total assets.....................           10,673,121    11,523,363
                                            ----------    ----------

Current liabilities
 Creditors and borrowings........      7       759,411     4,673,587
                                            ----------    ----------

Total current liabilities........              759,411     4,673,587
                                            ----------    ----------

Non-current liabilities
 Creditors and borrowings........      8        36,165       313,981
 Provisions......................      9            --        11,495
                                            ----------    ----------

Total non-current liabilities....               36,165       325,476
                                            ----------    ----------

Total liabilities................              795,576     4,999,063
                                            ----------    ----------

Net assets.......................            9,877,545     6,524,300
                                            ==========    ==========



      The accompanying notes form an intergral part of this balance sheet


                                                        ECONOMIC ENTITY
                                                   -------------------------
                                                           DECEMBER 31,
                                                   -------------------------
                                         NOTE       1994            1995
                                                    ----            ----
                                                     $A              $A
Shareholders' equity
 Share capital........................     10        133,296         133,296
 Reserves.............................     12      1,426,959       1,426,959
 Accumulated losses...................              (122,457)     (3,475,702)
                                                   ---------       ---------
                                                   1,437,798      (1,915,447)
Convertible debentures................     11      8,439,747       8,439,747
                                                   ---------       ---------
Total shareholders' equity............             9,877,545       6,524,300
                                                   =========       =========


      The accompanying notes form an integral part of this balance sheet


                                                      ECONOMIC ENTITY
                                                ----------------------------
                                                PERIOD ENDED    YEAR ENDED
                                                DECEMBER 31,    DECEMBER 31,
                                                ------------    ------------
                                                   1994            1995
                                                    $A              $A
Revenue:
 Service..............................                    --          13,819
                                                     -------       ---------
                                                          --          13,819
                                                     -------       ---------
Expenses:
 General and administration...........               258,991       3,576,688
 Depreciation and amortization........                 4,055         212,635
                                                     -------       ---------
                                                     263,046       3,789,323
                                                     -------       ---------
Operating loss........................              (263,046)     (3,775,504)
                                                     -------       ---------
Non-operating income (expense)
 Interest income......................               142,189         422,563
 Interest expense and costs of
    finance...........................                (1,600)           (304)
                                                     140,589         422,259
                                                     -------       ---------
Net loss before tax...................              (122,457)     (3,353,245)
Income tax attributable to net loss...                    --              --
                                                     -------       ---------
Net loss..............................              (122,457)     (3,353,245)
                                                     -------       ---------
Accumulated losses at beginning of
 period...............................                    --        (122,457)
                                                     -------       ---------
Accumulated losses at end of
 period...............................              (122,457)     (3,475,702)
                                                     =======       =========


  The accompanying notes form an integral part of the profit and loss account


                                                               ECONOMIC ENTITY
                                                      ----------------------------------
                                                      PERIOD ENDED          YEAR ENDED
                                                      DECEMBER  31,         DECEMBER 31,
                                                      -------------         ------------
                                           NOTE           1994                 1995
                                                          ----                 ----
                                                           $A                   $A
                                                  INFLOWS/(OUTFLOWS)   INFLOWS/(OUTFLOWS)
Cash flows from operating activities:
 Receipts from customers                                         --               74,749
 Payments to suppliers and
  employees.............................                   (210,202)          (3,876,242)
 Interest received                                           78,255              422,563
 Interest and other costs of finance
  paid..................................                     (1,600)                (304)
                                                         ----------           ----------

Net operating cash flows                                   (133,547)          (3,379,234)
                                                         ----------           ----------

Cash flows from investing activities:
 Purchase of subsidiaries, net of
  cash acquired.........................                         (2)                 (12)
 Payments for plant, equipment and
  construction in process...............                   (486,922)          (5,381,613)
 Payments for MDS licenses                                   (3,562)          (3,757,962)
 Payments for investments                                        --                   (2)
 Loans granted                                                   --           (1,322,587)
                                                         ----------           ----------

Net investing cash flows                                   (490,486)         (10,462,176)
                                                         ----------           ----------

Cash flows from financing activities:
 Proceeds from issues of shares                           1,560,255                   --
 Proceeds from short-term loans                             702,890            3,787,493
 Proceeds from debenture issues                           8,439,747                   --
 Repayment of finance lease
  principal.............................                       (609)             (22,097)
                                                         ----------           ----------

Net financing cash flows                                 10,702,283            3,765,396
                                                         ----------           ----------

Net increase (decrease) in cash held                     10,078,250          (10,076,014)
Cash at the beginning of the period                              --           10,078,250

Cash at the end of the period                15          10,078,250                2,236
                                                         ==========           ==========

 The accompanying notes form an integral part of this statement of cash flows

NOTE 1.   STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES:

  BASIS OF ACCOUNTING

  The financial statements have been prepared in accordance with the historical cost convention using the Australian dollar (''$A'') as the reporting currency and using the accounting policies described below. Further, they do not take account of changes in either the general purchasing power of the dollar or in the prices of specific assets.

  The Company was incorporated on 28 June 1994. The comparative financial statements have been prepared for the period 28 June 1994 to 31 December 1994 and for the year ended 31 December 1995.

  PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of the parent entity, STV Pty Limited, and its subsidiaries. The term ''Economic Entity'' used throughout these financial statements means the parent entity and its subsidiaries.

  FOREIGN CURRENCY TRANSACTIONS

  Transactions in foreign currencies are converted at the exchange rates in effect at the date of each transaction.

  Amounts payable to or by the Economic Entity in foreign currencies have been translated into Australian currency at the exchange rates current at year end.

  Exchange differences relating to monetary items are brought to account in the profit and loss account in the period when the exchange rates change, as exchange gains or losses.

  INCOME TAX

  The economic entity follows the policy of tax-effect accounting. The income tax expense in the profit and loss account represents the tax on the pre-tax accounting profit adjusted for income and expenses never to be assessed or allowed for taxation purposes. The provision for deferred income tax liability and the future income tax benefit represent the tax effect of differences between income and expense items recognized in different accounting periods for book and tax purposes, calculated at the tax rates expected to apply when the differences reverse.

  The benefit arising from estimated carry-forward tax losses has not been recorded in the future income tax benefit account as realization of such benefit is considered not to be virtually certain.

  LEASED ASSETS

  Assets of the Economic Entity acquired under finance leases are capitalized. The initial amount of the leased asset and corresponding lease liability are recorded at the present value of minimum lease payments. Leased assets are amortized over the life of the relevant lease. Lease liabilities are reduced by the principal component of lease payments. The interest component is charged against operating profit.

  Operating leases are not capitalized and rental payments are charged against operating profit in the period in which they are incurred.

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

PROPERTY, PLANT AND EQUIPMENT

  Land and buildings are valued at cost. The carrying amount of property, plant and equipment is reviewed annually by directors to ensure that it is not in excess of the recoverable amount from the assets.

     Leasehold improvements..........   6 years
     Computer equipment..............   3 years
     Motor vehicles..................   5 years
     Furniture and fixtures..........   10 years

  Property, plant and equipment, excluding freehold land, are depreciated or amortized at rates based upon their expected useful lives using the straight line method.

 INTANGIBLES

  The acquisition of MDS licenses has been brought to account at cost. The cost to acquire these licenses, acquired for a 5 year period, will be amortized over the remaining license period upon commencement of broadcasting operations. They are renewable every 5 years.

  The licenses have been issued for a term of five years, with the license fee payable annually in advance. The license fee is payable to Spectrum Management Agency, an agent of the Australian Federal Government.

 RECOVERABLE AMOUNTS OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed at least periodically whenever events and circumstances indicate the carrying value of the assets may exceed their recoverable amount. The recoverable amounts of all non-current assets have been determined using net cash flows which have not been discounted to their present values.

 ANNUAL LEAVE

  Provision has been made in the financial statements for benefits accruing to employees in relation to such matters as annual leave.

 REVENUE RECOGNITION

  Monthly service revenues are recognized as revenue in the period the related services are provided to the subscribers. The Company recognizes installation revenues to the extent of direct selling costs in the period the installation occurs. To the extent installation fees exceed direct selling costs, the excess would be deferred and amortized over the average contract period. Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 2.      INCOME TAX:
  (a) Non-current deferred tax liabilities and assets are as follows:


                                                                  ECONOMIC ENTITY
                                                           ------------------------------
                                                           PERIOD ENDED      YEAR ENDED
                                                            DECEMBER 31,     DECEMBER  31,
                                                           -------------    -------------
                                                               1994             1995
                                                               ----             ----
                                                                $A               $A
 Interest receivable and prepaids.......................             --         (133,683)
                                                                 ------        ---------
 Total non-current deferred tax liability...............             --         (133,683)
  Net operating loss carryforward.......................         42,500        1,195,261
                                                                 ------        ---------
 Total non-current deferred tax asset...................         42,500        1,195,261
                                                                 ------        ---------
  Net non-current deferred tax asset before valuation
   allowance............................................         42,500        1,061,578
     Valuation allowance................................        (42,500)      (1,061,578)
                                                                 ------        ---------
 Net non-current deferred tax asset (liability).........             --               --
                                                                 ======        =========

Net operating loss carryforwards have an unlimited carryforward period for Australian tax purposes.

  (b) The difference between income tax expense provided in the financial statements and the prima facie income tax expense is reconciled as follows:


                                                          ECONOMIC ENTITY
                                                   ------------------------------
                                                   PERIOD ENDED      YEAR ENDED
                                                   DECEMBER 31,    DECEMBER  31,
                                                   -------------   --------------
                                                       1994             1995
                                                      -----             ----
                                                        $A               $A
Net loss........................................       (122,457)      (3,353,245)
Prima facie tax thereon @ 36%...................        (44,085)      (1,207,168)
Tax effect of permanent and other differences
 Timing differences.............................             --         (133,683)
 Entertainment non deductible...................          1,585          133,397
 Amortization of licenses.......................             --           12,193
 Effect of losses not brought to account........         42,500        1,195,261
                                                        -------        ---------
Total income tax attributable to net loss.......             --               --
                                                        =======        =========

(c) Benefit of income tax losses not brought to account

  As at 31 December 1995, the parent entity has unconfirmed unrecouped income tax losses of $A3,475,702 available to offset against future years' taxable income. The benefit of these losses of $A1,237,761 has not been brought to account as realization is not virtually certain. The benefit will only be obtained if:

     (a) the company derives future assessable income of a nature and of an amount sufficient to enable the benefits from the deductions for the losses to be realized;

     (b) the company continues to comply with the conditions for deductibility imposed by the law;

     (c) no changes in tax legislation adversely affect the company in realizing the benefit from the deductions for the losses; and

     (d) any change in the business or control of the company does not affect the ability to utilize the available losses.

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 3.   RECEIVABLES (CURRENT):


                                                                        ECONOMIC ENTITY
                                                                  ----------------------------
                                                                  1994                    1995
                                                                  ----                    ----
                                                                   $A                      $A
Accounts Receivable Trade.........................                     --                 3,004
 Allowance for Bad Debts..........................                     --                  (28)
Non-trade amounts owing by:
Related parties
 Wholly owned group...............................                     --                    --
 Associated companies.............................                     --             1,322,587
Other persons.....................................                 63,934                    --
                                                                  -------             ---------
Total current receivables.........................                 63,934             1,325,563
                                                                  =======             =========

NOTE 4.                                              INVESTMENTS (NON-CURRENT):

Investments in associated companies (Note 17)                           2                     2
                                                                  =======             =========

NOTE 5.                                              PROPERTY, PLANT AND EQUIPMENT:

Leasehold improvements:
 At cost..........................................                     --               128,274
 Accumulated amortization.........................                     --               (7,801)
                                                                 --------            ----------

Total leasehold improvements, net.................                     --               120,473
                                                                 --------            ----------
Plant and equipment:
 At cost..........................................                 55,881             4,093,944
 Accumulated depreciation.........................               ( 4,055)             (149,677)
                                                                 --------            ----------

Total plant and equipment, net....................                 51,826             3,944,267
                                                                 --------            ----------

Plant and equipment under lease:
 At capitalized cost..............................                 44,506               408,832
 Accumulated depreciation.........................                     --              (25,343)
                                                                 --------            ----------

Total lease plant and equipment, net..............                 44,506               383,489
                                                                 --------            ----------

Capitalized network construction expenditures:
 At cost..........................................                431,041             1,636,813
 Accumulated amortization.........................                     --                    --
                                                                 --------            ----------

Total capitalized development expenditures, net...                431,041             1,636,813
                                                                 --------            ----------

Total property, plant and equipment, net..........                527,373             6,085,042
                                                                 ========            ==========

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

                                                                                         ECONOMIC ENTITY
                                                                                      ---------------------
NOTE 6.  INTANGIBLE ASSETS (NON-CURRENT):                                             1994             1995
                                                                                      ----             ----
                                                                                       $A               $A
MDS licenses.............................                                          1,570               3,501,285
 Accumulated Amortization................                                             --                (25,536)
Other licenses...........................                                             --                 251,570
 Accumulated Amortization................                                             --                 (8,333)
Other....................................                                          1,992                   8,668
                                                                            ------------            ------------
Total intangible assets, net.............                                          3,562               3,727,654
                                                                            ============            ============


NOTE 7.                                     CREDITORS AND BORROWINGS (CURRENT):

Unsecured:
 Trade creditors.........................                                          1,689                 120,561
 Accrued expenses........................                                         47,100                      --
 Due to associated company--CTV Pty Limited                                      623,021               3,627,044
 Due to related body corporate--United
  International Holdings Inc.............                                         79,816                 863,341
 Secured: Secured: Finance lease liability (Note 14)                               7,732                  62,641
                                                                            ------------            ------------
                                                                                 759,358               4,673,587
                                                                            ============            ============

NOTE 8.                                     CREDITORS AND BORROWINGS (NON-CURRENT):

Secured:
 Finance lease liability (Note 14).......                                         36,165                 313,981
                                                                            ------------            ------------
Total non-current creditors and borrowings                                        36,165                 313,981
                                                                            ============            ============

NOTE 9.                                               PROVISIONS (NON-CURRENT):

 Annual leave............................                                             --                  11,495
                                                                            ============         ===============

NOTE 10.                                    SHARE CAPITAL:

Authorized capital:
 100,000,000 ordinary shares of $1
  each...................................                                    100,000,000             100,000,000
                                                                             -----------             -----------
Total authorized capital.................                                    100,000,000             100,000,000
                                                                             ===========             ===========
Issued and paid up capital:
 133,296 ordinary shares of $1 each......                                        133,296                 133,296
                                                                            ------------             -----------
Total issued and paid up capital.........                                        133,296                 133,296
                                                                            ============             ===========

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

Movement in issued shares for the year:


                                NUMBER OF                NUMBER OF
                                NUMBER OF   REDEEMABLE   NUMBER OF   REDEEMABLE
                                ORDINARY    PREFERENCE   ORDINARY    PREFERENCE
                                 SHARES       SHARES      SHARES       SHARES
                                  1994         1994        1995         1995
                                ---------    ---------   ---------   ----------
Opening number of shares.....          --           --     133,296           --
Issued during the year (a)...     133,296            2          --           --
Redeemed.....................          --            2          --           --
                                  -------         ----     -------   ----------
Closing number of shares.....     133,296           --     133,296           --
                                  =======         ====     =======   ==========

NOTE 11.  CONVERTIBLE DEBENTURES:

  During the year ended 31 December 1995, the company had outstanding 986,707 convertible debentures for $A8,439,747. These debentures confer rights upon the holders as creditors of the company. They do not confer any right to attend or vote at general meetings. Interest is payable to the holders equal to the amount of the distribution that the holder would have received if, as at the date the entitlement to the distribution was determined, all of the debentures of that holder and all other holders had been converted into shares.

  The convertible debentures have been included in shareholders' equity in the balance sheet as debenture holders are entitled to an equivalent return to the ordinary shareholders.

  Conversion of debentures is permitted at any time provided conversion would not result in the breach of any Statute by the debenture holder or any other person.

  Debentures may be converted into fully paid ordinary shares on a one for one basis unless the normal value of the issued shares is reconstructed which would result in a different conversion factor. Debentures may not be redeemed for cash.

  In the event of a winding up of the company, the rights of the debenture holders against the company in respect of the debentures are postponed until the claims of all holders of senior indebtedness have been satisfied in full. Senior indebtedness means secured obligations, unsecured and unsubordinated obligations of the company, other than debentures and shares.

NOTE 12. RESERVES:

                                          ECONOMIC ENTITY
                                   ------------------------------
                                    PERIOD ENDED      YEAR ENDED
                                    DECEMBER  31,    DECEMBER 31,
                                   ---------------   ------------
                                        1994             1995
                                        ----             ----
                                         $A               $A
Share premium opening balance...                --      1,426,959
Premium on issue of shares......         1,426,959             --
                                         ---------      ---------
Total reserves..................         1,426,959      1,426,959
                                         =========      =========

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
NOTE13  EMPLOYEE ENTITLEMENTS

  Superannuation commitments

  The economic entity contributes to a defined contribution superannuation plan for substantially all of its employees. Each participating entity in the Economic Entity has a legal obligation to contribute to the schemes, which are as follows:

  (a) Hourly employees and commission employees--Employee Retirement Fund, a fund administered by MLC. This is a defined contribution fund.
  (b) Salaried employees--CEtv Superannuation Fund, a fund administered by MLC (contributions 6%). This is a defined contribution fund.

NOTE 14.  COMMITMETNS



                                                           ECONOMIC ENTITY
                                                          ------------------
                                                            1994      1995
                                                            ----      ----
                                                             $A        $A
(a)  Annual license fees are payable as follows:
  Not later than one year..............................       -    1,227,291
  Later than one year but not later than two years.....   .   -    1,227,291
  Later than two years but not later than five years...       -    1,686,787
  Later than five years................................       -           --
                                                           ----    ---------
                                                              -    4,141,369
                                                           ====    =========

(b)  Finance lease expenditure contracted for is payable as follows:
  Not later than one year.............................. 12,429        99,657
  Later than one year but not later than two years..... 12,429       117,272
  Later than two years but not later than five years... 30,043       243,506
  Later than five years................................     --            --
                                                        ------       -------
                                                        54,901       460,435
Future finance charges................................. 11,004        83,813
                                                        ------       -------

Net finance lease liability............................ 43,897       376,622
                                                        ======       =======

Reconciled to:
  Current liability (Note 7)...........................  7,732        62,641
  Non-current liability (Note 8)....................... 36,165       313,981
                                                        ------       -------
                                                        43,897       376,622
                                                        ======       =======

(c)  Operating lease expenditure contracted for is payable as follows:
  Not later than one year..............................      -       169,642
  Later than one year but not later than two years.....      -       169,642
  Later than two years but not later than five years...      -       510,984
  Later than five years................................      -       148,112
                                                        ------       -------
                                                             -       998,380
                                                        ======       =======

(d) On 12 October 1994, the Company entered into a franchise agreement with Australis Media Limited. The agreement carries a 15 year term beginning on 12 October 1994 and may be extended for an additional 10 years. The agreement provides for an exclusive license and franchise for MDS and Satellite and a non-exclusive license and franchise for cable for all franchisor services including uplink and programming including Channel [V] (a 24 hour music video channel), Arena, Showtime, Nickelodeon, TV1, Encore, Discovery and Fox Sports.

  Under the agreement, minimum payments are due, which include service fees based on varying percentages of net revenues as defined in the agreement, and subscription levies which are dependent on the number of subscribers.

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

NOTE 15.   NOTES TO THE STATEMENT OF CASH FLOWS:

  (a) Reconciliation of Cash

  For the purposes of the statement of cash flows, cash includes cash on hand and in banks and deposits at call, net of outstanding bank overdrafts. Cash at the end of the financial year as shown in the Statement of Cash Flows is reconciled to the related items in the balance sheet as follows:


                                                                                                                 ECONOMIC ENTITY
                                                                                                             ----------------------
                                                                                                             1994              1995
                                                                                                             ----              ----
                                                                                                              $A                $A
Cash..................................................................................................          5,994          2,236

Short-term money market deposits......................................................................     10,072,256             --

                                                                                                           ----------          -----

                                                                                                           10,078,250          2,236

                                                                                                           ==========          =====



 (b) Reconciliation of net cash provided by operating activities to operating loss after income tax.

                                                                                                            ECONOMIC ENTITY

                                                                                                       ---------------------------

                                                                                                       PERIOD ENDED     YEAR ENDED
                                                                                                       DECEMBER 31,     DECEMBER 31,

                                                                                                       -----------      -----------
                                                                                                           1994             1995
                                                                                                           ----             ----
                                                                                                            $A               $A
Operating loss after income tax.......................................................................      (122,457)    (3,353,245)

Adjustments for non-cash income and expense items:
 Depreciation and amortization expense................................................................         4,055        212,635
 Bad debts expense and provision for doubtful
  debts...............................................................................................            --             28
 Unrealized foreign exchange gain.....................................................................            --             --
 Transfers to provisions:
  Annual leave........................................................................................            --         11,495
  Increase in other receivables.......................................................................       (63,934)        60,930
  Increase (decrease) in trade creditors..............................................................        48,789         71,789
  Increase in other assets............................................................................            --       (382,866)

                                                                                                             -------      ---------
Net cash from operating activities....................................................................      (133,547)   (3,379,234)
                                                                                                             =======     =========

  (c)  Subsidiaries acquired

  The following subsidiaries were acquired by the Economic Entity for cash consideration. The fair value of net tangible assets acquired was as follows:

                                                      FAIR VALUE
                                                OF NET TANGIBLE
                                                ASSETS ACQUIRED
                                             ----------------------
                                             1994              1995
                                             ----              ----
ENTITY                                        $A                $A
------
 Selectra Pty Limited....................       2                --
 Vermint Grove Pty Limited--cash.........      --                 2
 Kidilla Pty Limited--cash...............      --                 2
 Dovevale Pty Limited--cash..............      --                 2
 Carryton Pty Limited--cash..............      --                 2
 Xtek Bay Pty Limited--cash..............      --                 2
 Windytide Pty Limited--cash.............      --                 2
                                             ----              ----
 Fair value of net identifiable assets...       2                12
 Goodwill on acquisition.................       -                 -
 Total consideration.....................       2                12
                                             ====              ====

                         STV PTY AND ITS SUBSIDIARIES
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)

  (d) Non-cash financing and investing activities

  During the year the economic entity acquired plant and equipment with an aggregate fair value of $A354,822 (1994: $A44,506) by means of finance leases. These transactions are not reflected in the Statement of Cash Flows.

NOTE 16.   SUBSIDIARIES:

  The following were subsidiaries at 31 December 1995, and have been included in the consolidated financial statements. The financial years of all subsidiaries are the same as that of the parent entity.


                                                                       BOOK VALUE OF                     CONTRIBUTION TO
                                PLACE OF                                  PARENT                           CONSOLIDATED
     NAME OF                 INCORPORATION/    DATE OF     TYPE OF       ENTITY'S            % OF         RESULT FOR THE
CONTROLLED ENTITY            FORMATION(A)    ACQUISITION   SHARES       INVESTMENT       SHARES HELD          YEAR
-----------------            ------------    -----------   ------       -----------      ------------     -------------
                                                                        1994   1995      1994    1995     1994     1995
                                                                        -----------------------------------------------
                                                                         $A     $A          %       %
Vermint Grove Pty Limited      Australia       26/4/95     Ordinary       --      2        100      --       --      --
Kidilla Pty Limited            Australia       26/4/95     Ordinary       --      2        100      --       --      --
Dovevale Pty Limited           Australia       26/4/95     Ordinary       --      2        100      --       --      --
Carryton Pty Limited           Australia       26/4/95     Ordinary       --      2        100      --       --      --
Xtek Bay Pty Limited           Australia       26/4/95     Ordinary       --      2        100      --       --      --
Selectra Pty Limited           Australia       29/7/94     Ordinary        2      2        100     100       --      --
Windytide Pty Limited          Australia       26/4/95     Ordinary       --      2        100      --       --      --
                                                                        ----   ----       ----    ----     ----    ----
                                                                           2     14                          --      --
                                                                        ====   ====                        ====    ====

(a) All entities operate solely in their place of incorporation/formation.


NOTE 17.   ASSOCIATED COMPANIES:

  Details of material interests in associated companies are as follows:

NAME OF ASSOCIATED                                   PRINCIPAL ACTIVITY OF            OWNERSHIP         BALANCE     DIVIDENDS
COMPANY                                               ASSOCIATED COMPANY               INTEREST           DATE      RECEIVED
-----------------------------                         ------------------           ----------------   ----------   ----------
                                                                                   1994        1995                1994  1995
                                                                                   ----        ----                ----  ----
Communication & Entertainment                      Delivery of subscription
Australia Pty Limited                           television services to regional
                                                         Australia                  50%         50%   31 December    --    --
Chippawa Pty Limited                            Delivery of subscription
                                                television services to regional
                                                          Australia                 50%         50%   30 June        --    --


                                                                                       ECONOMIC ENTITY
                                                                                    --------------------
                                                                                    1994            1995
                                                                                    ----            ----
                                                                                     $A              $A
Aggregate carrying amount of
 investments in associated companies..................................                2               2
                                                                                    ----            ----
Aggregate amount of investment in
 associated companies, as determined
 under the equity method of accounting................................                2               2
                                                                                    ====            ====

NOTE 18.  RELATED PARTY DISCLOSURES:

 A. Other director transactions

  Crase Partners, a director-related firm of J. K. Crase, a director, provided general accounting services to the company during the period. These services were provided at an arms length basis.

 B. Transactions with related parties in the wholly owned group

  The parent entity entered into the following transactions during the year with related parties in the wholly owned group:

 .   Loans were advanced to subsidiaries to fund the acquisition of MDS licenses
     and total $A0 and   $A3,863,022. STV also has amounts payable to United
     International Holdings, Inc. of $A79,816 and $A863,341 at December 31, 1994 and 1995, respectively.

  These transactions were undertaken on commercial terms and conditions.


 C. Transactions with associated companies

  The parent entity entered into certain transactions with associated companies, being loans advanced and received on an arms length basis. STV has receivables from associated companies totaling $A0 and $A1,322,587 at December 31, 1994 and 1995, respectively. STV has amounts payable to CTV of $A623,074 and $A3,627,044 as of the same dates.

NOTE 19.   US GAAP INFORMATION

  The accounting policies followed in preparation for the consolidated financial statements differ in one respect to those generally accepted in the United States of America (US GAAP). For US GAAP purposes, the convertible debentures would be classified as a non-current liability and not equity.

  The calculation of shareholders' equity in accordance with US GAAP is as follows:

                                                              DECEMBER 31,
                                                        -----------------------
                                                          1994          1995
                                                          ----          ----
                                                           $A            $A

 Shareholders' equity as per balance sheet              9,877,545      6,524,300
 Adjustments to reported equity:
  Convertible debentures                               (8,439,747)    (8,439,747)
                                                        ---------    -----------
 Shareholders' equity in accordance with US GAAP        1,437,798     (1,915,447)
                                                        =========    ===========


                           XYZ ENTERTAINMENT PTY LTD

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

  We have audited the accompanying consolidated balance sheets of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period from October 17, 1994 (date of inception) to December 31, 1994 and the financial year ended December 31, 1995, which are expressed in Australian dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards in Australia which do not differ in any material respect from auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of XYZ Entertainment Pty Ltd as of December 31, 1994 and 1995 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in Australia.

  Generally accepted accounting principles in Australia vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected amounts reported as stockholders' deficiency and net loss as at and for the period from October 17, 1994 (date of inception) to December 31, 1994 and the year ended December 31, 1995 to the extent summarized in Note 12 to the financial statements.

Deloitte Touche Tohmatsu
Chartered Accountants

Sydney, Australia
March 15, 1996

                           XYZ ENTERTAINMENT PTY LTD
                     CONSOLIDATED STATEMENT OF OPERATIONS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995


                                                     NOTE         1994       1995
                                                               --------   -----------
                                                                 $A         $A
Revenue
 Channel supply...................................               Nil     1,117,091
 Other............................................               Nil       592,149
 Interest.........................................             2,829       196,291
                                                             -------    ----------
                                                               2,829     1,905,531
                                                             -------    ----------
Operating expenses
 Cost of services.................................               Nil    24,677,575
 Selling, general and administrative..............           236,703    12,475,597
 Depreciation and amortization....................      2        Nil     3,594,737
                                                             -------    ----------

Cost of operations................................           236,703    40,747,909
                                                             -------    ----------

Net loss before income taxes......................           233,874    38,842,378
                                                             -------    ----------

Income taxes......................................      3        Nil           Nil
                                                             -------    ----------

Net loss..........................................      2    233,874    38,842,378
                                                             -------    ----------

Net loss per share................................           116,937    19,421,189
                                                             =======    ==========

Weighted average number of ordinary shares out-
 standing during the period.......................                 2             2
                                                             =======    ==========


        The accompanying notes form part of these financial statments.

                           XYZ ENTERTAINMENT PTY LTD
                          CONSOLIDATED BALANCE SHEET
                          DECEMBER 31, 1994 AND 1995




                                                                                               1994            1995
                                                                                           -------------    ------------
                                                                      NOTE                      $A              $A
ASSETS
Current assets
 Cash and cash equivalents............................                                          670,754       3,105,803
 Receivables..........................................                                           33,000       1,006,241
 Amounts due from stockholder.........................                                              Nil          21,219
 Program material rights (net of accumulated
  amortization of $Anil and $A1,430,000)..............                                              Nil       2,298,935
                                                                                               --------     -----------
   Total current assets...............................                                          703,754       6,432,198
                                                                                               --------     -----------

Non-current assets
 Property, plant and equipment........................                  4                        57,448       3,361,070
 Investment in associated company.....................                  6                           Nil         245,518
 Amounts due from related party.......................                  8                           Nil       1,326,578
 Program material rights (net of accumulated
  amortization of $Anil and $A180,000)................                                              Nil         217,916
                                                                                               --------     -----------
   Total non-current assets...........................                                           57,448       5,151,082
                                                                                               --------     -----------

     Total assets.....................................                                          761,202      11,583,280
                                                                                               ========     ===========

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities
 Creditors, trade.....................................                                              Nil      20,792,868
 Other creditors and accruals.........................                                              Nil          75,656
 Amounts due to related party.........................                                              Nil             Nil
                                                                                               --------     -----------
  Total current liabilities...........................                                              Nil      20,868,524
                                                                                               --------     -----------

Non-current liabilities
 Creditors, trade.....................................                                              Nil         743,086
 Amounts due to stockholders..........................                  8                       995,074      29,047,920
                                                                                               --------     -----------
  Total non-current liabilities.......................                                          995,074      29,791,006
                                                                                               --------     -----------

     Total liabilities................................                                          995,074      50,659,530
                                                                                               --------     -----------
Commitments and Contingencies (See Notes)
Stockholders' deficiency
 Redeemable preferences shares, par value $A1.00
  per share:  Authorized 100,000 shares, none
  issued and outstanding..............................                                              Nil             Nil
 Ordinary shares, par value $A1.00 per share:
  Authorized 900,000 shares, 2 issued and
  outstanding.........................................                  9                             2               2
 Accumulated deficit..................................                                         (233,874)    (39,076,252)
                                                                                               --------     -----------

  Total stockholders' deficiency......................                                         (233,872)    (39,076,250)
                                                                                               --------     -----------

     Total liabilities and stockholders' deficiency...                                          761,202      11,583,280
                                                                                               ========     ===========



       The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                     CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

                                                         ORDINARY                          ACCUMULATED     TOTAL
                                                         ---------                         ------------    ------------
                                                            $A                                $A              $A
Balance at October 17, 1994...........................                                                     Nil
Issue of ordinary shares..............................       2                                                        2
Net loss..............................................                                         (233,874)       (233,874)
                                                                                            -----------     -----------

Balance at December 31, 1994..........................       2                                 (233,874)       (233,872)
                                                            --                              -----------     -----------
Net loss..............................................                                      (38,842,378)    (38,842,378)
                                                                                            -----------     -----------

Balance at December 31, 1995..........................       2                              (39,076,252)    (39,076,250)
                                                            ==                              ===========     ===========



       The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                     CONSOLIDATED STATEMENT OF CASH FLOWS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995




                                                             1994          1995
                                                          ----------   -------------
                                                              $A            $A
Cash flows from operating activities
 Cash receipts in the course of operations.............         Nil         370,348
 Cash payments in the course of operations.............    (269,703)    (17,351,047)
 Interest received.....................................       2,829         196,291
                                                          ---------    ------------

 Net cash used in operating activities.................    (266,874)    (16,784,408)
                                                          ---------    ------------

Cash flows from investing activities
 Payments for property, plant and equipment............     (57,448)     (4,999,012)
 Proceeds from sale of program material rights.........         Nil       2,304,795
 Payment for investment................................         Nil              (1)
 Payments for program material rights..................         Nil      (7,164,583)
                                                          ---------    ------------

 Net cash used in investing activities.................     (57,448)     (9,858,801)
                                                          ---------    ------------

Cash flows from financing activities
 Proceeds from issues of shares........................           2             Nil
 Proceeds from stockholder loans.......................     995,074      29,078,258
                                                          ---------    ------------

 Net cash provided by financing activities.............     995,076      29,078,258
                                                          ---------    ------------

Net increase in cash and cash equivalents held.........     670,754       2,435,049
Cash and cash equivalents at the beginning of the
 period................................................         Nil         670,754
                                                          ---------    ------------

Cash and cash equivalents at the end of the period.....     670,754       3,105,803
                                                          =========    ============

Reconciliation of Net Loss to Net Cash Used in
 Operating Activities
  Net loss.............................................    (233,874)    (38,842,378)
  Add non-cash items:
   Amounts set aside to provisions.....................         Nil       1,771,817
   Depreciation and amortization.......................         Nil       3,594,737
   Gain on disposal of program material rights.........         Nil        (189,213)
   Loss on disposal of program material rights.........         Nil       1,511,315
   Gain on disposal of fixed assets....................         Nil        (168,358)
   Loss on disposal of fixed assets....................         Nil           9,690
                                                          ---------    ------------

 Net cash used in operating activities before change
  in assets and liabilities............................    (233,874)    (32,312,390)
 Change in assets and liabilities:
   Increase in trade receivables.......................     (33,000)       (994,460)
   (Increase) decrease in other receivables............         Nil      (1,518,255)
   Increase in creditors...............................         Nil      18,040,697
                                                          ---------    ------------

     Net cash used in operating activities.............    (266,874)    (16,784,408)
                                                          =========    ============

       The accompanying notes form part of these financial statements.

                           XYZ ENTERTAINMENT PTY LTD
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 1--STATEMENT OF ACCOUNTING POLICIES

  The significant policies which have been adopted in the preparation of these consolidated financial statements are:

 (A) BASIS OF PREPARATION

  This statement of significant accounting policies is given to assist in the understanding of the consolidated financial statements. For the purposes of these consolidated financial statements, XYZ Entertainment Pty Ltd (the "Company") and its controlled entities (subsidiaries) (collectively, "XYZ") are defined under Australian law as the Economic Entity. This term is used throughout these Notes to the consolidated financial statements. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Australia (Australian GAAP), include disclosures required by the United States Securities and Exchange Commission and are presented in Australian dollars ($A). The accounting principles differ in certain respects from accounting principles generally accepted in the United States (US GAAP). The significant differences and the approximate related effect on the consolidated financial statements are set out in Note 12. Although the company is financially dependent on related bodies corporate for its ongoing viability, the financial statements have been prepared on a going concern basis, after considering undertakings by related bodies corporate to provide ongoing financial support. The financial statements have been prepared on the basis of historical costs and do not take into account changing money values. Consistent accounting policies have been employed in the preparation and presentation of the consolidated financial statements.

  The company was incorporated on October 17, 1994 and commenced trading from that date. Through its controlled entities, the company provides programming for four of eight channels of the multi-channel base programming package (the "Galaxy Package") offered and distributed by the Satellite A and B license holders in Australia. The Galaxy Package is distributed via satellite, microwave Multipoint distribution system and other transmission technologies by the Satellite B license holder through distribution facilities in the six largest capital cities in Australia and regional Western Australia, and by franchisees to substantially all of the population in Australia.

  The Company's programming for the four channels was first aired on April 23, 1995 by the Satellite A and B license holders. Regional distribution commenced in New South Wales in August 1995 and in other states in October 1995.

  Programming provided by the Company as at the date of this report includes Red, a music video channel; Arena, a general entertainment channel; Nickelodeon, a children's/family/classic channel; and Discovery, a documentary channel.

 (B) PRINCIPLES OF CONSOLIDATION

  The accounts have been prepared by consolidating the financial statements of all the entities that comprise the Economic Entity, being the Company (the chief entity) and its controlled entities. A list of controlled entities appears in
Note 7.

  The purchase method of accounting has been used to account for subsidiaries acquired during the period. The Company undertakes a valuation of the net assets acquired in purchase transactions in accordance with generally accepted accounting principles. Accordingly, the Company has stated the net assets acquired from purchased companies at their estimated fair values at the date of acquisition. The consolidated accounts include the information and results of each controlled entity from the date on which the Company obtains control and until such time as the Company ceases to control such entity.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  In preparing the consolidated accounts, the intercompany balances and transactions, and any unrealized profits arising within the Economic Entity have been eliminated in full.

 (C) REVENUE AND REVENUE RECOGNITION

  Sales revenue comprises license fees earned from a related entity for development and production of channels of programming for subscription television broadcasting services. Revenue is recognized at the time subscription services are provided to customers.

 (D) RECOVERABLE AMOUNT OF NON-CURRENT ASSETS

  The carrying amounts of all non-current assets are reviewed to determine whether they are in excess of their recoverable amount as of the balance sheet date. If the carrying amount of a non-current asset exceeds the recoverable amount, the asset is written down to the lower amount. In assessing recoverable amounts, the relevant net cash inflows arising from the continued use and subsequent disposal of non-current assets have not been discounted to their present value unless otherwise indicated.

 (E) FOREIGN CURRENCY TRANSACTIONS

  Foreign currency transactions are translated to Australian currency at the rates of exchange existing at the dates of the transactions. Amounts receivable and payable in foreign currencies at the balance sheet date are translated at the rates of exchange existing on that date.

  Exchange differences relating to amounts payable and receivable in foreign currencies are recorded in the profit and loss account as exchange gains or losses in the financial year in which the exchange rates change.

 (F) TAXATION

  XYZ adopts the liability method of tax effect accounting. The tax effect of temporary differences which arise from items recorded in different periods for income tax and accounting purposes, are carried forward on the balance sheet as deferred tax assets and deferred tax liabilities, as applicable. Deferred tax assets arising from temporary differences are not recorded unless realization of the asset is assured beyond a reasonable doubt. Deferred tax assets which include tax losses are only recorded when their realization is virtually certain.

  The recovery of deferred tax assets (both recognized and unrecognized) is contingent upon sufficient taxable income being earned in future periods, continuation of the relevant tax laws and each relevant company continuing to comply with the appropriate legislation.

 (G) PLANT AND EQUIPMENT

  Acquisition

  Items of plant and equipment are recorded at historical cost and depreciated as outlined below.

  Depreciation

  Items of plant and equipment are depreciated over their estimated useful lives on a straight-line basis. The estimated useful lives of such items range from four to ten years. Items of plant and equipment are depreciated from the date the asset commences earning revenue.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  Leases

  Payments made under operating leases are charged against profits in equal installments over the accounting periods covered by the lease term, except where an alternative basis is more representative of the pattern of benefits to be derived from the leased property.

 (H) SUPERANNUATION

  XYZ contributes to one defined contribution fund for all employee groups. Contributions of $A135,675 were made to the fund during the year as a percentage of salaries based on statutory requirements.

 (I) PROGRAM MATERIAL RIGHTS

  Program material rights are recognized as an asset and stated at the lower of unamortized cost and net realizable value. The rights represent the ability to use television programs over a specified period of time, as set out in the license agreements. Program material rights acquired under license agreements are recognized when the license period begins and all of the following conditions are met:

     (i) The cost of each license fee for each program is known or is reasonably determinable;

     (ii) The program material has been accepted by the licensee in accordance with the terms of the license agreement; and,

     (iii) The licensor can deliver the program material rights, and the licensee can exercise the rights.

  Amortization of the cost of program material rights is charged to the statement of operations based on the regular assessment of the benefit of individual license agreements, over the term of the agreement. If the benefits are reasonably determinable through the number of times a particular program is aired, then costs are charged to the statement of operations accordingly. An accelerated method of amortization is used when the first broadcast of a program is estimated to be more valuable than its reruns. Costs are allocated on a straight-line basis over the period of the agreement if each broadcast is expected to produce approximately the same amount of revenue.

  Program material rights are classified as current assets if they are expected to be used within one year.

 (J) STATEMENT OF CASH FLOWS

  For the purposes of the statement of cash flows, cash and cash equivalents includes bank overdrafts and all highly liquid investments which are readily convertible to cash at the Company's option.

 (K) LOSS PER SHARE

  Loss per share is calculated by dividing net loss by the weighted average number of issued ordinary shares outstanding during the period.

 (L) PROVISIONS

  Employee Entitlements

  Provision is made for benefits accruing to employees in respect of wages and salaries, annual leave, long service leave, and sick leave when it is probable that settlement will be required and are capable of being measured reliably.

  Provisions made in respect of wages and salaries, annual leave, sick leave, and other employee entitlements expected to be settled within twelve months, are measured at their nominal values.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  Provisions made in respect of other employee entitlements which are not expected to be settled within twelve months are measured as the present value of the estimated future cash outflows to be made by the economic entity in respect of services provided by employees up to the reporting date.

 (M) DATE OF INCORPORATION

  The company was incorporated on October 17, 1994 and accordingly comparative figures cover the period from inception.

 (N) INVESTMENTS

  Associated Companies

  The Company equity accounts for its investments in associated companies in equity supplementary financial statements. Investments in which the Company has a material interest and over which it exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  During the year, the Company entered into an agreement with Nickelodeon Australia, Inc to produce Nickelodeon Australia, a children's channel. The Company jointly controls Nickelodeon Australia Management Pty Limited with Nickelodeon Australia, Inc, and as such has the capacity to significantly influence decision-making in these companies. The term of the joint venture is 15 years.

  Selected disclosures under the equity method of accounting relating to the entity in which the Company is able to exercise significant influence are provided in Note 6.

   None of the shares in associated companies are listed on the Australian Stock Exchange.


NOTE 2--EXPENDITURES
                                                    1994       1995
                                                    -----      ----
                                                     $A         $A
Expenses included in the net loss were:
Depreciation and amortization:
 plant and equipment.............................     Nil      828,647
 program material rights.........................     Nil    2,766,090
                                                    -----   ----------
  Total depreciation and amortization............     Nil    3,594,737
                                                    =====   ==========
Amounts set Aside to Provision:
 employee entitlements--annual leave.............     Nil       75,656
 provision for doubtful debts....................     Nil    1,696,160
                                                    -----   ----------
                                                      Nil    1,771,816
                                                    =====   ==========
Exchange (gain) loss, net, on foreign currency
 transactions:
  Exchange gain on foreign currency
   transactions..................................     Nil     (368,670)
                                                    -----   ----------
  Exchange (gain) loss, net......................     Nil     (368,670)
                                                    =====   ==========

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995


NOTE 3--INCOME TAXES

  At December 31, 1995 XYZ had accumulated tax losses carried forward of approximately $A7,997,055 (1994: $A71,840). The losses may be carried forward indefinitely under Australian income tax legislation.

  The tax effects of temporary differences, at the Australian statutory rate of 36%, which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1995 are as follows:


                                      1994        1995
                                     -------   -----------
                                       $A          $A
Deferred tax assets
  Tax loss carryforward...........    77,978     9,816,188
  Accrued expenses and other......       Nil       266,479
                                     -------   -----------
                                      77,978    10,082,667
Deferred tax liabilities
  Depreciation and amortization...       Nil     1,897,111
                                     -------   -----------
  Net deferred tax assets.........    77,978     8,185,556
  Less valuation allowance........    77,978     8,185,556
                                     -------   -----------
                                         Nil           Nil
                                     =======   ===========

  Tax losses of $A1,897,111 (1994: $ANil) have been brought to account and fully applied against deferred tax liabilities.

  XYZ has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets is not assured, principally due to the Economic Entity being in the start-up phase of operations. For US GAAP purposes as described in Note 12, a valuation allowance for the total amount of the net deferred tax assets has also been provided.

NOTE 4--PROPERTY, PLANT AND EQUIPMENT

                                                  1994        1995
                                                  -------   -----------
                                                  $A          $A

Plant and equipment--at cost.................     57,448    4,026,837
Less: accumulated depreciation...............        Nil     (665,767)
                                                  ------    ---------
  Total property, plant and equipment........     57,448    3,361,070
                                                  ======    =========

  There have been no current valuations included in the above amounts.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995


NOTE 5--COMMITMENTS AND CONTINGENCIES


                                                                               1994         1995
                                                                            -------   ----------
                                                                            $A        $A

Contracts for Expenditure for Program Material Rights
 Not later than one year.................................................       Nil      174,082
 Later than one year but not later than two years........................       Nil          Nil
 Later than two years but not later than three years.....................       Nil          Nil
 Later than three years but not later than four years....................       Nil          Nil
 Later than four years but not later than five years.....................       Nil          Nil
 Later than five years...................................................       Nil          Nil
                                                                            -------   ----------
                                                                                Nil      174,082
                                                                            =======   ==========
Commitments Under Non-cancelable Operating Leases
 Not later than one year.................................................       Nil       11,794
 Later than one year but not later than two years........................       Nil       12,362
 Later than two years but not later than three years.....................       Nil       10,976
 Later than three years but not later than four years....................       Nil          568
 Later than four years but not later than five years.....................       Nil          Nil
 Later than five years...................................................       Nil          Nil
                                                                            -------   ----------
                                                                                Nil       35,700
                                                                            =======   ==========

 CONTINGENCIES

  The Company and its controlled entities are party to matters involving certain claims which arise in the normal course of business, none of which, in the opinion of management, is expected to have a materially adverse effect on the Company's consolidated financial position or results of operation.

 REGULATION

  Management asserts that no communication of any kind has been received from the Australian Broadcasting Authority (''ABA''), the Australian Competition and Consumer Commission of Australia (''ACCC''), or the Foreign Investment Review Board of Australia (''FIRB''), or any other agency indicating that the Company and/or its controlled entities is or may be in violation of any law or regulation of the Commonwealth of Australia or any subdivision or agency thereof.

NOTE 6--INFORMATION ABOUT INVESTMENTS IN ASSOCIATED COMPANIES

                                                                                                                  EQUITY-
                                                                               OWNERSHIP          CARRYING       ACCOUNTED
NAME OF COMPANY                           PRINCIPAL ACTIVITY                   INTEREST            AMOUNT          AMOUNT
---------------                           ------------------                 -------------      --------------   ----------------
                                                                             1994     1995      1994      1995   1994       1995
                                                                             ----     ----      -----     ----   -----      ----
                                                                               PERCENT           $A        $A       $A        $A
Nickelodeon Australia                     Production and Development
 Management Pty Limited                   of the Nickelodeon Channel         N/A       50        Nil   245,518    Nil    245,518

  The balance date of the associate is June 30.

  The carrying amount of the investment in the associated company is as follows:                    $A
Carrying amount of investment in shares in associate company................................             1
Amounts due from associated company at the balance date.....................................     1,941,677
Provision for non-recoverability............................................................    (1,696,160)
                                                                                                ----------
                                                                                                   245,518

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

  The carrying amount of the investment equates to the equity-accounted amount at December 31, 1995 as follows:

                                                                                                                        $A
Carrying amount of investment in shares in
 associated company...............................................................................                       1
XYZ's maximum obligation to contribute to
 the operating losses
 of the associated company........................................................................              (1,696,160)
                                                                                                                  --------
                                                                                                                (1,696,159)
Amounts due from associated company at the
 balance date.....................................................................................               1,941,677
                                                                                                                 ---------
                                                                                                                   245,518
                                                                                                                 =========

NOTE 7--PARTICULARS IN RELATION TO CONTROLLED ENTITIES

                                                                             BOOK VALUE OF                   CONTRIBUTION TO
                                                                              INVESTMENT                    CONSOLIDATED LOSS
                                                                              ----------                     ----------------
                                       CLASS              INTEREST
                                        OF                  HELD               1994    1995                   1994    1995
                                                                               ----    -----                 -----   -----
                                       SHARE              PERCENT               $A       $A                   $A        $A
                                       -----              --------
Chief Entity
  XYZ Entertainment Pty
    Limited........................                                                                       233,874   38,842,378
Corporate Bodies Corporate
  XYZ Programming Pty
  Limited..........................    Ord                 100                   Nil     2                    Nil         Nil
  Arena Television Pty Limited.....    Ord                 100                   Nil     2                    Nil         Nil
  Quest Television Pty Limited.....    Ord                 100                   Nil     2                    Nil         Nil
  Max Television Pty Limited.......    Ord                 100                   Nil     2                    Nil         Nil
  Red Television Pty Limited.......    Ord                 100                   Nil     2                    Nil         Nil
                                                                                                          -------   ----------
  Consolidated net loss                                                                                   233,874   38,842,378
                                                                                                          ========  ==========

  Each of the controlled entities are incorporated in, and carry on business in, Australia.

NOTE 8--RELATED PARTY DISCLOSURES

 OWNERSHIP INTERESTS IN RELATED PARTIES

Information in relation to ownership interests in controlled entities is provided in Note 7.

 REMUNERATION OF DIRECTORS

The directors of the Company during the period were:

  D F Hagans (appointed 12/12/94)
  A Tow (appointed 11/5/95)
  R J Freudenstein (appointed 6/9/95)
  R J Birrel (appointed 17/10/94, resigned 11/5/95)
  M W Booth (appointed 17/10/94, resigned 12/12/94, reappointed 6/9/95) D Garry (appointed 17/10/94, resigned 17/10/94)
  L M Head (appointed 17/10/94, resigned 17/10/94)

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995


                                                                                          1994       1995
                                                                                         -------   --------
                                                                                           $A         $A
Total income received, or due and receivable, by directors of the Company from the
 Company and any related body corporate, and by all directors of each entity in the
 Economic Entity from corporations of which they are directors, or related bodies
 corporate or an entity controlled by the chief entity                                    52,500    363,786
                                                                                         =======   ========
The number of directors of the Company whose total income falls within the
 Following bands:                                                                             No         No
 $ANil -- $A9,999.....................................................................         4          7
                                                                                         =======   ========

 LOANS TO DIRECTORS

  There were no loans in existence at balance date (or at December 31, 1994) made, guaranteed or secured by the Company to directors of a corporation in the Economic Entity or a related body corporate, their spouses, relatives or relatives of spouses.

 LOANS FROM DIRECTOR RELATED ENTITIES

TYPE OF                 TERMS AND CONDITIONS OF      NAME OF RELATED         DIRECTOR         1995
                                                                                              ----
TRANSACTION               TYPE OF TRANSACTION             ENTITY             RELATED           $A

Loans advanced           Non-interest bearing, no   Century United         D Hagans
  from stockholder...    set terms over payment     Programming Ventures   and A Tow
                                                    Pty Limited                              14,523,960

Loans advanced           Non-interest bearing, no   Foxtel Management      M Booth and
  from stockholder...    set terms of repayment     Pty Limited            R Freudenstein    14,523,960
                                                                                             -----------
                                                                                             29,047,920
                                                                                             ===========

  Loans from Director Related Entities at December 31, 1994 amounted to $995,074. Of this amount, $820,074 had been advanced by UIH Australia Programming Inc. and $175,000 by Century Programming Ventures Corp., both being joint and equal stockholders in the Company at that date.


 LOANS TO DIRECTOR RELATED ENTITIES

TYPE OF                    TERMS AND CONDITIONS OF       NAME OF RELATED             DIRECTOR            1995
                                                                                                         -----
TRANSACTION                 TYPE OF TRANSACTION              ENTITY                  RELATED              $A

Loans advanced               Non-interest bearing, no   Century United             D Hagans
  to stockholder........ .   set terms of repayment     Programming Ventures       and A Tow
                                                        Pty Limited                                      881,633
                                                                                                         ========

There were no loans to Director Related  Entities at December 31, 1994.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

OTHER TRANSACTIONS WITH DIRECTOR RELATED ENTITIES
TYPE OF                                         TERMS AND CONDITIONS OF    NAME OF RELATED          DIRECTOR      1995
                                                                                                                  -----
TRANSACTION                                     TYPE OF TRANSACTION        ENTITY                   RELATED        $A

Establishment and                               Normal commercial          UIH Australia            D Hagans
 restructuring                                  terms and conditions       Programming Inc.                       250,000
 fees paid...................................

Establishment and                               Normal commercial          Century Programming      A Tow
 restructuring                                  terms and conditions       Ventures Corp.                         250,000
 fees paid...................................

Establishment,                                  Normal commercial          Century United           D Hagans and
 operating and                                  terms and conditions       Programming Ventures     A Tow
 management fees.............................                              Pty Limited                            860,444

Channel supply                                  Normal commercial          Continental Century      A Tow
 license fee                                    terms and conditions       Pay Television Pty
 revenue.....................................                              Limited                                943,358

Channel supply                                  Normal commercial          Foxtel Management        R Freudenstein
 license fee                                    terms and conditions       Pty Limited              and M Booth
 revenue.....................................                                                                     330,753

  There were no other transactions with
   Director Related Parties at December 31,
   1994.

 LOANS TO OTHER RELATED ENTITIES
TYPE OF                                         TERMS AND CONDITIONS OF    NAME OF RELATED          DIRECTOR        1995
                                                                                                                    ----
TRANSACTION                                     TYPE OF TRANSACTION        ENTITY                   RELATED          $A

Loans advanced to                               Non-interest bearing,      Nickelodeon Australia
 associated                                     no set terms of            Management Pty Limited
 company.....................................   repayment                                                     1,941,677

Loans advanced to                               Non-interest bearing,      Nickelodeon Australia Inc.
 related party...............................   no set terms of
                                                repayment                                                    1,326,578

  There were no loans to Other Related Entities at December 31, 1994.

 OTHER TRANSACTIONS WITH OTHER RELATED ENTITIES

TYPE OF                                         TERMS AND CONDITIONS OF    NAME OF RELATED          DIRECTOR       1995
                                                                                                                   -----
TRANSACTION                                     TYPE OF TRANSACTION        ENTITY                   RELATED          $A

Subscriptions payable........................   Normal commercial          Nickelodeon Australia
                                                terms and conditions       Management Pty
                                                                           Limited                                113,219

  There were no other transactions with other related entities at December 31, 1994.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

 TRANSACTIONS WITHIN THE WHOLLY-OWNED GROUP

  During the financial period, the company provided management services to other entities in the wholly-owned group at no charge. In addition, the company paid license fees and reimbursed certain costs to other entities in the wholly-owned group in the ordinary course of business and on normal terms and conditions.

 CONTROLLING ENTITIES

  The chief (parent) entity in the economic entity is XYZ Entertainment Pty Limited.

  The ultimate holding company in the wholly-owned group is XYZ Entertainment Pty Limited.

  The chief entity, at the year end, was jointly controlled by Century United Programming Ventures Pty Limited ("CUPV") and Foxtel Management Pty Limited. Both companies are incorporated in Australia.

  CUPV is jointly owned by UIH Australia Programming Inc. ("UIH") and Century Programming Ventures Corp. ("CPVC"). The ultimate parent entity of UIH is United International Holdings, Inc. The ultimate parent entity of CPVC is Century Communications Corporation.

  Foxtel Management Pty Limited is jointly owned by The News Corporation Limited and Telstra Corporation Limited.


NOTE 9--SHARE CAPITAL

                                                          1994         1995
                                                          ----         ----
                                                           $A           $A
Authorized Capital
900,000 ordinary shares of $A1.00 each                       900,000      900,000
  100,000 redeemable preference shares of $A1.00 each...     100,000      100,000
                                                          ----------   ----------
                                                           1,000,000    1,000,000
                                                          ----------   ----------
Issued and Paid-Up Capital
  2 ordinary shares of $A1.00 each......................           2            2
                                                          ==========   ==========

  Upon incorporation the Company issued two fully paid ordinary shares of $1 each.

NOTE 10--FINANCIAL REPORTING BY SEGMENTS

  The Company predominantly operates in Australia and in one industry, being programming for subscription television services.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

NOTE 11--NON-HEDGED FOREIGN CURRENCY BALANCES

  The Australian dollar equivalent of foreign currency balances included in the accounts which are not effectively hedged are as follows:


                                                 1994        1995
                                               --------   ----------
                                                  $A          $A
US Dollars
 Liabilities
  Current.......                                     Nil    1,719,055
  Non-current...                                 995,074      743,085
                                                --------   ----------
   Total........                                 995,074    2,462,140
                                                ========   ==========
 Assets
  Current.......                                     Nil       25,729
                                                ========   ==========
Sterling
 Liabilities
  Current.......                                     Nil       10,949
                                                ========   ==========



NOTE 12--SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN AUSTRALIA AND THE UNITED STATES

  As stated in Note 1, the consolidated financial statements of XYZ have been prepared in accordance with accounting principles generally accepted in Australia, which differ in certain significant respects from those generally accepted in the United States. A description of the major differences between Australian GAAP and US GAAP affecting the Company follows:

 (A) STATEMENT OF CASH FLOWS

  Under US GAAP, a Statement of Cash Flows would not provide a subtotal for "net cash used in operating activities before changes in assets and liabilities" as shown in Reconciliation of Net Loss to Net Cash Used in Operating Activities.

 (B) DEFERRED TAXATION

  Australian GAAP adopts the full liability method of tax effect accounting whereby deferred tax assets and liabilities arising from timing differences are recorded in the balance sheet at the rate of tax expected to be applicable at the time those timing differences reverse. A deferred tax asset in relation to available tax losses may be recognized to the extent that there is virtual certainty of its recovery against future taxable income.

  Under US GAAP, deferred taxes are provided on all temporary differences. Temporary differences encompass timing differences and other events that create differences between the tax basis of an asset or liability and its reported amount in the financial statements. A deferred tax asset is recorded in a loss period and is reduced by a valuation allowance to the extent it is more likely than not that the deferred tax asset will not be realized.

  No deferred tax asset has been recognized in these accounts.

 (C) INVESTMENTS IN AND ADVANCES TO ASSOCIATED COMPANIES

  The Economic Entity equity accounts for its investments in associated companies in equity supplementary financial statements. Corporations in which the Economic Entity has a material interest and over which the

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995

Economic Entity exercises significant influence, but does not control, are considered to be associated companies. The ability to exercise significant influence over the strategic operating, investing and financing policies of a company may be indicated by, for example, representation on the board of directors, participation in policy-making processes, material intercompany transactions, interchange of management personnel or provision of technical information.

  Investments in associated companies are carried at the lower of cost and recoverable amount. Dividends are recorded in the profit and loss account after they have been declared by the associated company in a general meeting.

  Under US GAAP, the equity method of accounting is used for investments in which the Company exerts significant influence. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the associates, limited to the extent of the Company's investment in and advances to the associates, including any debt guarantees or other contractual funding commitments.

  Investments in and advances to associated companies are as follows:

                                           $A
Investment................................   1
Amounts due from associated company (net
  of provision for non-recoverability
  of $A1,696,160)                      245,517
                                       -------
                                       245,518
                                       =======

(D) RECONCILIATION OF NET LOSS AND STOCKHOLDERS' DEFICIENCY AS REPORTED UNDER AUSTRALIAN GAAP TO US GAAP

   A reconciliation of net loss and stockholders' deficiency as reported under Australian GAAP to US GAAP is not required as there is no difference between the results reported under Australian GAAP and US GAAP at the balance date.

 Fair Value of Other Financial Instruments and Other Disclosures

   The carrying amount of the following instruments approximate fair value because of the short maturity of these instruments--cash at bank, promissory notes, trade and other receivables, and trade creditors and accruals (including amounts owing to related entities).

New Accounting Principles

The US Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 121 will have a material effect on the Company's reported results.

                           XYZ ENTERTAINMENT PTY LTD
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)
 FOR THE PERIOD FROM OCTOBER 17, 1994 (DATE OF INCEPTION) TO DECEMBER 31, 1994
                     AND THE YEAR ENDED DECEMBER 31, 1995



NOTE 13--REPORTING OF SIX MONTH PERIODS
                                              SIX MONTHS        SIX MONTHS
                                                 ENDED             ENDED
                                             JUNE 30, 1995   DECEMBER 31, 1995
                                             -------------   -----------------
                                                  $A                $A
Revenue
  Channel Supply..........................         100,747           1,016,344
  Other...................................             Nil             592,149
  Interest................................          62,587             133,704
                                               -----------         -----------
                                                   163,334           1,742,197
Operating Expenses
  Cost of services........................      15,732,400           8,945,175
  Selling, general and administrative.....       7,162,916           5,312,681
  Depreciation and amortization...........       1,366,875           2,227,862
                                               -----------         -----------
                                                24,262,191          16,485,718

NET LOSS..................................      24,098,857          14,743,521
                                               ===========         ===========

                                AUDITORS' REPORT


To the shareholders of
Saturn Communications Limited (formerly Kiwi Cable Company Limited):

     We have audited the accompanying financial statements of Saturn Communications Limited (formerly Kiwi Cable Company Limited) for the years ended 31 December 1994 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on those financial statements based on our audits.

     We conducted our audits in accordance with New Zealand Auditing Standards, which do not differ substantially from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of Saturn Communications Limited as of 31 December 1994 and 1995, and the results of the Company's operations for the years then ended in accordance with New Zealand Accounting Standards.

     There are certain differences between New Zealand Accounting Standards and those generally accepted in the United States of America. Application of the generally accepted accounting principles in the United States of America would not result in material differences to these financial statements.

Arthur Andersen

Wellington, New Zealand
20 February 1996

                         SATURN COMMUNICATIONS LIMITED
                      STATEMENT OF FINANCIAL PERFORMANCE



                                                         FOR THE YEARS
                                                         ENDED DECEMBER 31
                                                         -------------------
                                             NOTE        1994           1995
                                                         ----           ----
                                                         NZ$            NZ$
Programming revenue.......................                 70,389       169,223
Other revenue.............................                     --        57,835
                                                       ----------    ----------
Total revenue.............................                 70,389       227,058
Expenses..................................
Programming expenses......................                203,901       448,243
Selling, general & administration.........                684,811     1,306,969
Management fee expense to related party...                309,426        17,209
Other operating expenses..................                845,791     2,506,326
                                                       ----------    ----------
Deficit before taxation for the year......      2      (1,973,540)   (4,051,689)
Income tax expense........................     11              --            --
                                                       ----------    ----------
Net deficit for the year..................             (1,973,540)   (4,051,689)
                                                       ==========    ==========

  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                       STATEMENT OF MOVEMENTS IN EQUITY
                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1995


                                                   NZ$
                                               -----------
Balance, at December 31, 1993................. (2,314,485)
Contributions from owners.....................  7,155,259
Net deficit................................... (1,973,540)
                                               -----------
Balance, at December 31, 1994.................  2,867,234
Net deficit................................... (4,051,689)
                                               -----------
Balance, at December 31 ,1995................. (1,184,455)
                                               ===========

  The accompanying notes form an integral part of these financial statements.

                      SATURN COMMUNICATIONS LIMITED
                     STATEMENT OF FINANCIAL POSITION

                                                                        AS AT 31 DECEMBER
                                                                        -----------------
                                                          NOTE          1994         1995
                                                                        ----         ----
                                                                        NZ$          NZ$
OWNER'S EQUITY
Share capital [Shares issued: 347,368 (1994: 347,368)]...      3     347,368      347,368
Reserves.................................................      3   6,981,575    6,981,575
Retained earnings........................................         (4,461,709)  (8,513,398)
                                                                  ----------   ----------
                                                                   2,867,234   (1,184,455)
NON-CURRENT LIABILITIES
Related party loan.......................................      8           -    3,076,199

CURRENT LIABILITIES
Accounts Payable & Accruals
     Trade creditors.....................................            103,584      135,894
     Other...............................................            110,868      122,207
                                                                  ----------   ----------
                                                                     214,452      258,101
Employee entitlements....................................             24,554       62,747
Converter deposits.......................................             24,356            -
Current-portion finance lease liability..................      9      23,701       14,270
Related party payables...................................      8           -      879,336
                                                                  ----------   ----------
                                                                     287,063    1,214,454
                                                                  ----------   ----------
Total Liabilities and Equity.............................          3,154,297    3,106,198
                                                                  ==========   ==========


  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                  STATEMENT OF FINANCIAL POSITION (continued)

                                                           AS AT 31 DECEMBER
                                                     ----------------------------
NOTE                                                    1994              1995
                                                        ----              ----
                                                         NZ$               NZ$
NON-CURRENT ASSETS
Property, plant and equipment cost.........           3,297,551         4,150,307
  Accumulated depreciation.................          (1,300,597)       (1,887,172)
                                                     ----------        ----------
                                                4     1,996,954         2,263,135
Investments - Unlisted Shares..............                   -             5,000
                                                     ----------        ----------
                                                      1,996,954         2,268,135
CURRENT ASSETS
Cash.......................................             733,407           379,547
 Accounts receivables
   Customers...............................                   -            21,746
   Employees...............................              34,472            32,545
   Others..................................              17,143            33,463
   Provision for doubtful debts............                   -           (10,000)
                                                     ----------        ----------
                                                         51,615            77,754
Inventories................................             170,709           160,074
Prepayments................................                   -            29,351
Related party receivables..................      8      201,612           191,337
                                                     ----------        ----------
                                                      1,157,343           838,063
                                                     ----------        ----------
TOTAL ASSETS...............................           3,154,297         3,106,198
                                                     ==========        ==========

  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED 31 DECEMBER 1995

                                                           FOR THE YEARS
                                                         ENDED 31 DECEMBER
                                                         -----------------
                                               NOTE      1994          1995
                                                       -------        ------
                                                         NZ$            NZ$

CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from:
 Customers.................................              22,031       171,749
Cash was disbursed to:
 Payments to suppliers and employees.......          (1,496,891)   (3,624,231)
                                                     ----------    ----------
Net cash flows from operating activities...     10   (1,474,860)   (3,452,482)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash was provided from:
 Proceeds from sale of fixed assets........             142,306        69,829
Cash was applied to:
 Purchase of fixed assets..................            (726,123)     (932,018)
 Purchase of investments...................                   -        (5,000)
                                                     ----------    ----------
Net cash flows from investing activities...            (583,817)     (867,189)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash was provided from:
 Share issue...............................      3    7,155,259             -
 Related party loans.......................                   -     3,965,811
Cash was applied to:
 Related party loan repayment..............          (4,402,250)            -
                                                     ----------    ----------
Net cash flow from financing activities....           2,753,009     3,965,811
Net increase/(decrease) in cash held.......             694,332      (353,860)
Add opening cash brought forward...........              39,075       733,407
                                                     ----------    ----------
Ending cash carried forward................             733,407       379,547
                                                     ==========    ==========

  The accompanying notes form an integral part of these financial statements.

                         SATURN COMMUNICATIONS LIMITED
             NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
                      FOR THE YEAR ENDED 31 DECEMBER 1995


1.   STATEMENT OF ACCOUNTING POLICIES

     A) The reporting entity changed its name subsequent to year end from Kiwi Cable Company Limited to Saturn Communications Limited. These financial statements have been prepared under the requirements of the Companies Act 1955 and the Financial Reporting Act 1993.

  The measurement base adopted is that of historical cost and the New Zealand dollar ("NZ$") as the reporting currency.

     B) CURRENCY

     These financial statements have been prepared in New Zealand dollars.


     C) FIXED ASSETS

  All fixed assets are recorded at cost. Additions, retirements and major improvements are capitalized and costs for normal repair and maintenance are charged to expense as incurred.

     D) DEPRECIATION

     Depreciation is provided on a straight line basis on all tangible fixes assets at rates calculated to allocate the assets' cost, less estimated residual value, over their estimated useful lives.


     Major depreciation rates are:

     Plan and equipment........................   10-20%
     Leasehold improvements....................      20%
     Office equipment..........................      20%
     Motor vehicles............................      20%

     E)   INCOME TAX

     The income tax expense charged to the statement of financial performance includes both the current year liability and the income tax effects of timing differences after allowing for non-assessable income and non-deductible expenses.

     Deferred taxation is calculated using the liability method on a comprehensive basis. Debit balances in the deferred tax account arising from net accumulated timing differences and future income tax benefits arising from income tax losses carried forward are only recognised if realisation is more likely than not.

     F)   INVENTORIES

     Inventories are valued at lower of actual cost or net realisable value.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS - (Continued)
                      FOR THE YEAR ENDED 31 DECEMBER 1995


     G)   LEASES

     Finance leases, which effectively transfer to the entity substantially all of the risks and benefits incident to ownership of the leased item, are capitalised at the lower of the fair value of the leased property, and the present value of the minimum lease payments. The leased assets and corresponding liabilities are disclosed and the leased assets are amortised over the period the entity is expected to benefit from their use.

     Operating lease payments, where the lessors effectively retain substantially all the risks and benefits of ownership of the leased items, are included in the determination of the operating surplus in equal installments over the lease term.

     H)   EXPENDITURE CARRIED FORWARD

     Significant items of expenditure having a benefit or relationship to more than one period are written off over the period to which they relate.

     I)   REVENUE RECOGNITION

     Monthly service are recognised as revenue in the period the related services are provided to the subscribers. Installation fees are recognised as revenue to the extent of direct selling costs.

     J)   FOREIGN CURRENCIES

     Transactions in foreign currencies are translated at the New Zealand rate of exchange ruling at the date of transaction.

     At balance date foreign monetary asses and liabilities are translated at the closing rate, and exchange variations arising from these translations are included in the statement of financial performance as operating items.

ADDITIONAL UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES DISCLOSURES

     K)   USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

     L)    CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments with original maturities of less than three months.

     M)   NEW ACCOUNTING PRINCIPLES

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles to be held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted the principles of this statement on January 1, 1996. The provisions of SFAS 121 did not have an effect on the Company's reported results.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS - (Continued)
                      FOR THE YEAR ENDED 31 DECEMBER 1995


     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123, "Accounting for the Stock-Based Compensation" ("SFAS 123"), which is required to be adopted by affected companies for fiscal years beginning after December 15, 1995. The Company does not believe that the provisions of SFAS 123 will have a material effect on the Company's reported results.

     N)   CHANGES IN ACCOUNTING POLICIES

     There have been no material changes in accounting policies during the year. All policies have been applied on consistent bases with previous years.

2.   DEFICIT BEFORE TAXATION

     Has been determined:

                                                        1994       1995
                                                        ----       ----
                                                         NZ$        NZ$
After charging:
 Audit fees and expenses.......................         15,080      6,000
 Depreciation..................................        570,904    586,575
 Interest......................................          8,151         82
 Rental and leasing costs......................         71,804     77,489

3.   SHARE CAPITAL

                                                        1994       1995
                                                        ----       ----
                                                         NZ$        NZ$
Issued 347,368 ordinary shares of $1.00 each
 (1994  347,368 shares)  fully paid............        347,368    347,368
                                                       -------   --------
                                                       347,368    347,368
                                                       =======   ========

     On 8 July 1994, United International Holdings, Inc. (UIH), a publicly listed company incorporated in the USA, acquired a 50% interest in the company via the issue of 173,684 shares by the company.

     The shares were purchased by UIH at a price of $US14.39 ($NZ24.12), giving rise to a share premium reserve at balance date of $US2,389,509 ($NZ4,005,883).

     Also on 8 July 1994, the balance of the Todd International loan account, being $US1,775,000 ($NZ2,975,692) after forgiveness of $US50,176 ($NZ84,117) and repayment of $US900,000 ($NZ1,508,801), converted to equity.

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS - (Continued)
                      FOR THE YEAR ENDED 31 DECEMBER 1995


4.   FIXED ASSETS

                                                                               1994
                                                                -------------------------------------
                                                                COST        ACCUMULATED      NET BOOK
                                                                ----        DEPRECIATION      VALUE..
                                                                            ------------     --------
      Leasehold improvements..............................        121,516        (49,341)      72,175
      Office equipment (including finance lease assets)...        227,909        (74,638)     153,271
      Plant and equipment.................................      2,895,750     (1,159,362)   1,736,388
      Motor vehicles......................................         52,376        (17,256)      35,120
                                                                ---------     ----------    ---------
                                                                3,297,551     (1,300,597)   1,996,954
                                                                =========     ==========    =========

                                                                               1995
                                                                -------------------------------------
                                                                COST        ACCUMULATED      NET BOOK
                                                                ----        DEPRECIATION      VALUE..
                                                                            ------------     --------
      Leasehold improvements..............................        127,912        (74,197)      53,715
      Office equipment (including finance lease assets)...        445,160       (143,085)     302,075
      Plant and equipment.................................      3,477,675     (1,640,460)   1,837,215
      Motor vehicles......................................         99,560        (29,430)      70,130
                                                                ---------     ----------    ---------
                                                                4,150,307     (1,887,172)   2,263,135
                                                                =========     ==========    =========

5.   CONTINGENT LIABILITIES

     There are no contingent liabilities outstanding at year end (1994: Nil).

6.   CAPITAL EXPENDITURE COMMITMENTS

     Estimated capital expenditure contracted for at balance date but not provided for NZ$659,235 (1994: Nil).

7.   OPERATING LEASE COMMITMENTS

     At balance date the Company had the following operating lease commitments for office space and certain vehicles:

                                                    1995        1994
                                                    ----        ----
                                                     NZ$         NZ$
     Payable:
         within 1 year.......................      449,982     84,985
         between 1 and 2 years...............      457,468     82,535
         between 2 and 3 years...............      357,915     80,031
         between 3 and 4 years...............      233,425     52,487
         between 4 and 5 years...............      233,425     52,487
         greater than 5 years................      571,989    393,653
                                                 ---------   --------
                                                 2,304,204    746,178
                                                 =========   ========

8.   RELATED PARTIES

     During the year ended December 31, 1995, Saturn Communications Limited were involved in the following related party transactions:

          United International Holdings, Inc. (significant shareholder)
          Received funding..................  NZ$3,910,256  (1994:Nil)

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS - (Continued)
                      FOR THE YEAR ENDED 31 DECEMBER 1995


     Funding was provided by United International Holdings for Saturn to meet its day to day obligations. The funding ha been provided interest free and repayable on demand. Although the amount is repayable on demand, a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.

          An affiliate of Todd International Limited (significant shareholder)
               Received funding..................  NZ$45,279         (1994: Nil)

     Todd provided funding allowing Saturn to meet its day to day obligations.

          An affiliate of United International Holdings
               Received payment of prior year balance
               Cash received.....................  NZ$22,195         (1994: Nil)
               Balance receivable................  NZ$12,227     (1994: $34,422)

     Saturn also has a receivable balance owing from:

               Todd International Limited (significant shareholder)
               Receivable........................  NZ$191,337 (1994: NZ$201,613)

     The receivable from Todd International is denominated in US dollars and is on interest free terms.

     Funding was provided by UIH for Saturn to meet its day to day obligations. The funding has been provided interest free and repayable on demand. Although the amount is repayable on demand a call will not be made until Saturn can afford to meet its day to day obligations and pay back this funding.


        United International Holdings--Tahiti (subsidiary of United International Holdings)
        Received payment of prior year balance
          Cash Received.........................      NZ$ Nil    (1994: $22,195)
          Balance Receivable....................    NZ$12,227    (1994: $12,227)

        Saturn also has the following balances with:

          Todd International Limited (significant shareholder)
          Receivable............................   NZ$191,337   (1994: $201,612)
          Payable...............................    NZ$45,279         (1994:Nil)

     The receivable from Todd International is denominated in US dollars and is on interest free terms. The payable is denominated in New Zealand dollars and is interest free repayable on demand.

9.   FINANCE LEASES

     At 31 December the following finance lease existed:

                                                    ASSET VALUE          LEASE
                                                        NZ$            LIABILITY
                                                                          NZ$
     Canon photocopier and fax
     1995.......................................       19,263            14,270
     1994.......................................       24,400            23,701

                         SATURN COMMUNICATIONS LIMITED
      NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS - (Continued)
                      FOR THE YEAR ENDED 31 DECEMBER 1995


     The finance lease payment commitments as at balance date were payable:

                                                            1995           1994
                                                            ----           ----
                                                            NZ$             NZ$
within 1 year....................                           7,752         9,431
between 1 and 2 years............                           6,518         7,752
between 2 and 3 years............                               -         6,718
                                                           ------        ------
                                                           14,270        23,901
                                                           ======        ======

10. RECONCILIATION OF NET DEFICIT AFTER TAXATION TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES

                                                              FOR THE YEARS
                                                            ENDED 31 DECEMBER
                                                            -----------------
                                                             1994        1995
                                                             ----        ----
                                                              NZ$        NZ$
Net deficit after taxation                             (1,973,540)   (4,051,509)
Add non-cash items:
     Depreciation...................................      570,905       586,575
     Provisions for doubtful debts..................            -        10,000
     Add/(less) movements in working capital items
        (Increase) in receivable and prepayments....      (48,358)      (65,489)
        (Increase)/decrease in inventories..........     (170,709)       10,635
        Increase in accounts payable and accruals...      134,897        19,293
        Increase in employee entitlements...........       11,945        38,193
                                                       ----------    ----------
Net outflow from operations.........................   (1,474,860)   (3,452,302)
                                                       ==========    ==========

11.  INCOME TAXATION

     The Company has accumulated tax losses of approximately NZ$7,500,000 (1994:
NZ$3,785,650), tax effect NZ$2,475,000 (1994: NZ$1,249,330), carried forward and available to offset against future assessable income. The benefit of these losses has not been brought to account. The ability to utilize these losses will not expire, subject to the Company maintaining continuity of ownership and meeting other requirements of income tax legislation.

   The Company's net deferred tax asset is as follows:

                                                         AS AT 31 DECEMBER
                                                         -----------------
                                                      1994              1995
                                                      ----------------------
Net operating loss carryforward...                      1,249,330     2,475,000
Valuation allowance...............                     (1,249,330)   (2,475,000)
                                                      -----------   -----------
Net deferred tax asset............                    $         -   $         -
                                                      ===========   ===========

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering covered by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Issuer or the Initial Purchaser. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the Notes by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall create any implication that the information contained herein is correct as of any time subsequent to its date.

                               -----------------

                               TABLE OF CONTENTS

                                            Page
Additional Information......................   3
Prospectus Summary..........................   4
Risk Factors................................  10
The Exchange Offer..........................  17
Use of Proceeds.............................  23
Exchange Rate Data..........................  23
Capitalization..............................  24
Consolidated Selected Financial Data........  25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations.................................  26
Business....................................  38
Regulation..................................  51
Corporate Organizational Structure..........  59
Management..................................  64
Certain Relationships.......................  70
Description of the Securities...............  72
Certain U.S. Income Tax Considerations......  98
Plan of Distribution........................ 102
Legal Matters............................... 102
Experts..................................... 102
Index to Financial Statements............... F-1

        ----------------------------

                                  $45,000,000



                          UIH AUSTRALIA/PACIFIC, INC.



                           14% SENIOR DISCOUNT NOTES
                               DUE 2006, SERIES D

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                             _______________, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  Capitalized terms used but not defined in Part II have the meanings ascribed to them in the Prospectus contained in this Registration Statement.



ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)       Exhibits
  3.1   Articles of Incorporation of the Issuer, as amended.(1)
  3.1A  Articles of Amendment to Articles of Incorporation of the Issuer.(2)
  3.2   By-laws of the Issuer.(1)
  4.1   The Indenture dated as of September 23, 1997, between the Issuer and Firstar Bank of Minnesota, N.A.
        (the "Indenture").*
  4.2   The form of New Note is included as Exhibit A-2 to the Indenture.
  4.3   The Articles of Incorporation, as amended, and By-laws of the Issuer are included as Exhibits 3.1 and
        3.2.(1).
  5.1   Opinion of Holme Roberts & Owen LLP as to the legality of the Notes.*
  8.1   Opinion of Holme Roberts & Owen LLP as to certain other matters.*
 10.1   The Indenture as included as Exhibit 4.1.
 10.2   Purchase Agreement dated September 16, 1997, between the Issuer and Donaldson, Lufkin & Jenrette
        Securities Corporation ("DLJ").*

 10.3   Registration Rights Agreement dated September 23, 1997, between the Issuer and DLJ.*
 10.4   Indenture dated as of May 14, 1996, between the Issuer and American Bank National Association.(1)
 10.5   Memorandum of Variation dated December 21, 1995, to the Subscription and Securityholders
        Agreement, among United International Holdings, Inc. ("UIHI"), UIH Australia, Inc. ("UIHA"), Salstel
        Media Holdings Pty Limited ("SMH"), Australis Media Limited ("Australis") and CTV Pty Ltd
        ("CTV").(1)
 10.6   Memorandum of Variation dated December 21, 1995, to the Subscription and Securityholders
        Agreement dated October 12, 1994, among UIHI, UIH Australia II, Inc. ("UIHA II"), Salstel Media
        Investment Pty Limited ("SMI"), Australis and STV Pty Ltd ("STV").(1)
 10.7   Memorandum of Variation dated April 4, 1996, to the CTV Securityholders Agreement, among UIHI,
        UIHA, Australis, SMH an CTV.(1)
 10.8   Memorandum of Variation dated April 4, 1996, to the STV Securityholders Agreement, among UIHI,
        UIHA II, Australis, SMI and STV.(1)
 10.9   Security Purchase Agreement dated December 21, 1995, between Media International Holdings Limited
        ("MHL") and UIHA.(1)
 10.10  Security Purchase Agreement dated December 21, 1995, between MIHL and UIHA II.(1)
 10.11  Agreement dated December 21, 1995, among UIHI, UIHA and SMH.(1)
 10.12  Amending Agreement dated April 4, 1996, to CTV Securityholders Agreement, among UIHI, UIHA and
        SMH.(1)
 10.13  Agreement dated December 21, 1995, among UIHI, UIHA II and SML.(1)
 10.14  Amending Agreement dated April 4, 1996, to the STV Securityholders Agreement, among UIHI, UIHI II and SMI.(1)
 10.15  Subscription and Investment Agreement dated July 21, 1997, among SaskTel, Saskatchewan
        Telecommunications Holding Corporation, UIH New Zealand Holdings, Inc. ("UIHNZ"), UIH
        Asia/Pacific Communications, Inc. ("UAP") and Saturn, as amended.*
 10.16  Shareholders Agreement dated July 23,1997, among SaskTel, UIHNZ and Saturn.*
 10.17  XYZ Shareholders Agreement dated September 6, 1995, among Century United Programming Venturers
        Pty Limited ("CUPV"), Foxtel Management Pty Limited ("Foxtel"), XYZ Entertainment Pty Limited
        ("XYZ"), Century United Programming Ventures ("CPVC") and the Issuer.(1)
 10.18  Shareholders Deed dated June 30, 1995, among Century Communications Corp., CPVC, UIHI, the
        Issuer and CUPV.(1)
 10.19  UIH-SFCC L.P. Amended and Restated Agreement of Limited Partnership dated January 6, 1995, among UIH-SFCC Inc. and the limited partners named therein.(1)
 10.20  Master Agreement dated January 11, 1995, between UIH-SFCC, L.P. and Societe Francaise des
        Communications et du Cable S.A. ("Societe").(1)
 10.21  Shareholders' Agreement dated January 11, 1995, among UIH-SFCC, L.P. and the shareholders named therein.(1)
 10.22  Franchise Agreement dated October 12, 1994, between Australis and CTV.(1)
 10.23  Agreement dated June 19, 1996, between Australis, the Issuer and Galaxy Communications Pty Limited
        ("Galaxy") re: CTV Franchise Agreement.(1)

 10.24  Franchise Agreement dated October 12, 1994, between Australis and STV.(1)
 10.25  Agreement dated June 19, 1996, between Australis, the Issuer and Galaxy re: STV Franchise
        Agreement.(1)
 10.26  A$200,000,000 Syndicated Senior Secured Debt Facility Agreement, dated July 31, 1997, among Austar
        Entertainment Pty Limited, Chase Securities Australia Limited, Chase Securities Australia Limited, the
        Guarantors named herein, and the financial institutions named herein.*
 10.27  Channel Supply Agreement dated June 30, 1995, among XYZ, CUPV and East Coast Pay Television Pty
        Limited ("ECT").(1)
 10.28  Technical Assistance Agreement dated October 12, 1994, between CTV and United International
        Management, Inc. ("UIMI").(1)
 10.29  Technical Assistance Agreement dated October 12, 1994, between STV and UIMI.(1)
 10.30  Technical Assistance Agreement dated July 8,1994, between Saturn and UIHI.(1)
 10.31  Amendment No. 1 to Technical Assistance Agreement dated July 23, 1997, between Saturn and UAP.*
 10.32  Technical Assistance Agreement dated July 23,1997, between SaskTel and Saturn.*
 10.33  Technical Assistance Agreement dated January 11, 1995, between Telefenua S.A. and Societe.(1)
 10.34  Assignment of Rights and Delegation of Duties under Technical Assistance Agreement dated January 11,
        1995, between Societe and UIMI.(1)
 10.35  Management Agreement dated May 1, 1996, between UIH Management, Inc. and the Issuer, as assigned to UAP.(1)
 10.36  Tax Allocation Agreement dated May 8, 1996, among UIHI, UAP and the Issuer.(1)
 10.37  Warrant Agreement dated as of November 15, 1997, between the Issuer and
        Firstar Bank of Minnesota, N.A.*
 10.38  Registration Rights Agreement dated May 14, 1996, between the Issuer,
        DLJ and Merrill Lynch, Pierce, Fenner & Smith.(1)
 12.1   Statement re: Ratio of Earnings to Fixed Charges.*
 23.1   Consent of Independent Public Accountants--Arthur Andersen LLP (UIH Australia/Pacific, Inc.).
 23.2   Consent of Independent Public Accountants--Arthur Andersen (CTV Pty Ltd.).
 23.3   Consent of Independent Public Accountants--Arthur Andersen (STV Pty Ltd.).
 23.4   Consent of Independent Public Accountants--Arthur Andersen (Saturn Communications Ltd.).
 23.5   Consent of Independent Public Accountants--Deloitte Touche Tohmatsu (XYZ Entertainment Pty Ltd.)
 23.6   Consent of Independent Public Accountants--Coopers & Lybrand (Telefenua S.A.).
 23.7   The consent of Holme Roberts & Owen LLP is included in Exhibit 5.1.
 24.1   Powers of Attorney.*

--------------

*    Previously filed

(1) Incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-05017) filed with the Commission on May 31, 1996.

(2) Incorporated by reference to Amendment No.1 to the Company's Registration Statement on Form S-3 (File No. 333-37651) filed with the Commission on November 13, 1997.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THIS 5TH DAY OF DECEMBER 1997.

                             UIH Australia/Pacific, Inc.,
                                 A Colorado corporation



                             By:/s/ Michael T. Fries
                                -----------------------------------
                                 Michael T. Fries, Attorney-in-Fact

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                                        TITLE/POSITION HELD
          SIGNATURE                     WITH THE REGISTRANT                  DATE
          _________                      __________________                 _____
             *                  Chairman of the Board                  December 5, 1997
-----------------------------
Gene W. Schneider

/s/ Michael T. Fries            Chief Executive Officer and Director   December 5, 1997
-----------------------------
Michael T. Fries

             *                  Chief Financial Officer and Director   December 5, 1997
-----------------------------
J. Timothy Bryan

             *                  Director                               December 5, 1997
-----------------------------
Mark L. Schneider

             *                  Controller (Principal  Accounting      December 5, 1997
-----------------------------   Officer)
Valerie L. Cover

/s/ Michael T. Fries                                                   December 5, 1997
-----------------------------
By:    Michael T. Fries,
       Attorney-in-fact

                                      II-5